PACIFIC STATE BANK 1975
                                 Winchester Ave.
                             Reedsport, Oregon 97467



Dear Shareholder:

         The banking industry in Oregon, as in the entire United States, is undergoing significant changes, among which is the continuing consolidation through mergers and acquisitions involving both community banks and large, regional banks. After a review of the business and economic outlook for our community and our bank, and after careful consideration of strategic alternatives available to the Bank, the Board of Directors has decided that it would be appropriate and timely to align itself with one of the stronger community banking organizations in southern Oregon. The Bank has entered into a definitive agreement to be acquired by Security Bank Holding Company, whose principal subsidiary is Security Bank, with head offices in Coos Bay, Oregon. The Board of Directors believe that by becoming part of the Security Bank Holding Company organization, Pacific State Bank would have available the considerable resources of a larger organization to better serve our customers, while continuing to operate as a local, community Bank.

         As more fully discussed in the accompanying proxy materials, the transaction will be accomplished by an exchange of Pacific State Bank common stock for newly issued shares of Security Bank Holding Company common stock. Following the transaction, Pacific State Bank will operate as a separate subsidiary of Security Bank Holding Company with its own directors and management. Under the Oregon Bank Act, the transaction is subject to the approval of the shareholders of Pacific State Bank. The Bank's Board of Directors has unanimously approved and is recommending a vote in favor of the transaction.

         You are cordially invited to attend a special meeting of shareholders of Pacific State Bank to consider and vote on the proposed acquisition by Security Bank Holding Company. The meeting will be held at [the office of the bank] on Tuesday, October 21, 1997 at 7:00 p.m.

         The Notice of Special Meeting of Shareholders, Prospectus/Proxy Statement and form of Proxy are enclosed. Even if you plan to attend the Special Meeting in person, it is important that you return the enclosed Proxy to ensure that your shares are voted at the meeting. Please mark, date, sign, and return your Proxy promptly in the enclosed postage-paid return envelope.

         The directors, officers, and employees of Pacific State Bank look forward to seeing you at the Special Meeting.



                                        Sincerely,


                                        Thomas S. Tymchuk
                                        Chairman of the Board of Directors



                                         R.T. Green
                                         President and Chief Executive Officer

                             PACIFIC STATE BANK 1975
                                 Winchester Ave.
                             Reedsport, Oregon 97467

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON TUESDAY, OCTOBER 12, 1997


     NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the "Meeting") of Pacific State Bank will be held at the office of the Bank at 1975 Winchester Ave., Reedsport, Oregon, at 7:00 p.m., Pacific Time, October 21, 1997, for the following purposes, all of which are more completely set forth in the accompanying Prospectus/Proxy Statement:

         1. To consider and vote on an Agreement and Plan of Reorganization and accompanying Plan of Merger pursuant to which Security Bank Holding Company would acquire Pacific State Bank by means of a statutory merger in which approximately 1,244,607 shares of Security Bank Holding Company common stock would be issued in exchange for all of the outstanding common stock of Pacific State Bank.

         2. To transact such other business as may properly come before the Meeting.

     Only holders of record of common stock of Pacific State Bank at the close of business on September 12, 1997, are entitled to notice of, and to vote at, the Meeting or any adjournment or adjournments thereof.

         Shareholders who dissent from the transaction are entitled to receive the fair value of their shares in cash if certain procedures are followed. To be entitled to exercise dissenters' rights, a dissenting shareholder must give written notice, prior to the vote on the transaction, of the shareholder's intent to demand payment for his or her shares if the transaction is consummated, or vote against the transaction at the special shareholders meeting. Within 30 days after the shareholder vote on the matter, a dissenting shareholder must give written demand for payment to Pacific State Bank together with the certificate or certificates representing all of the shareholders shares, properly endorsed. A shareholder may not dissent as to fewer than all of his or her shares. For a complete explanation of dissenters' rights and the procedures required to obtain cash payment for dissenting shares, shareholders are urged to carefully read the applicable sections of the Prospectus/Proxy Statement.

         All shareholders are cordially invited to attend the Meeting personally. Whether or not you are able to attend, it is important that you complete, sign, date and promptly return the accompanying Proxy in the enclosed pre-paid envelope so that your shares can be voted at the Meeting. Any shareholder may revoke a proxy previously submitted by submitting a later-dated proxy, by written revocation delivered to the president of the Bank at or prior to the Meeting, or by appearing and voting in person at the Meeting. Attendance at the meeting will not, of itself, revoke a previously submitted proxy.

                                       By order of the Board of Directors


                                       R.T. Green
                                       President and Chief Executive Officer

                  , 1997
Reedsport, Oregon

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ATTACHED PROXY USING THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                          SECURITY BANK HOLDING COMPANY
                                170 S. Second St.
                             Coos Bay, Oregon 97420



Dear Shareholder:

     As you may have heard, Security Bank Holding Company has entered into a definitive agreement to acquire Pacific State Bank, an Oregon state bank headquartered in Reedsport, Oregon. After careful consideration of the proposed transaction, the Board of Directors determined that this addition to the Security Bank Holding Company organization would constitute a major step in implementing our growth strategy and would improve the company's competitive position in southern Oregon. As more fully discussed in the accompanying proxy materials, the transaction will be accomplished by an exchange of newly issued shares of Security Bank Holding Company common stock for all of the outstanding shares of Pacific State Bank common stock. As the transaction will entail the issuance of a significant number of new shares of company stock, we are asking for the approval of Security Bank Holding Company shareholders as a condition to completing the transaction. The Board of Directors has unanimously approved the agreement and urges you to vote in favor of the transaction.

     A special meeting of shareholders of Security Bank Holding Company to consider and vote on the proposed acquisition of Pacific State Bank will be held at our head offices on Tuesday, October 21, 1997 at 7:00 p.m.

     The Notice of Special Meeting of Shareholders, Prospectus/Proxy Statement and form of Proxy are enclosed. Even if you plan to attend the Special Meeting in person, it is important that you return the enclosed Proxy to ensure that your shares are voted at the meeting. Please mark, date, sign, and return your Proxy promptly in the enclosed postage-paid return envelope.

     The directors, officers, and employees of Security Bank Holding Company look forward to seeing you at the Special Meeting.



                                         Sincerely,



                                         Chuck Brummel
                                         Chairman of the Board of Directors
                                         President and Chief Executive Officer

                          SECURITY BANK HOLDING COMPANY
                                170 S. Second St.
                             Coos Bay, Oregon 97420

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON TUESDAY, OCTOBER 21, 1997



     NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders (the "Meeting") of Security Bank Holding Company will be held at Security Bank's head office at 170 S. Second St., Coos Bay, Oregon, at 1:00 p.m., Pacific Time, October 21, 1997, for the following purposes, all of which are more completely set forth in the accompanying Prospectus/Proxy Statement:


         1. To consider and vote on an Agreement and Plan of Reorganization and related Plan of Merger pursuant to which Security Bank Holding Company would acquire all of the outstanding stock of Pacific State Bank in exchange for approximately 1,244,607 newly issued shares of Security Bank Holding Company common stock.

         2. To transact such other business as may properly come before the Meeting.

     Only holders of record of common stock of Security Bank Holding Company at the close of business on September 12, 1997, are entitled to notice of, and to vote at, the Meeting or any adjournment or adjournments thereof.

     All shareholders are cordially invited to attend the Meeting personally. Whether or not you are able to attend, it is important that you complete, sign, date and promptly return the accompanying Proxy in the enclosed pre-paid envelope so that your shares can be voted at the Meeting. Any shareholder may revoke a proxy previously submitted by submitting a later-dated proxy, by written revocation delivered to the corporate secretary of Security Bank Holding Company at or prior to the Meeting, or by appearing and voting in person at the Meeting. Attendance at the Meeting will not, of itself, revoke a previously submitted proxy.


                                By order of the Board of Directors



                               Chuck Brummel, Chairman
                               President and Chief Executive Officer


                  , 1997
Coos Bay, Oregon




     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ATTACHED PROXY USING THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                           PROSPECTUS/PROXY STATEMENT

                          SECURITY BANK HOLDING COMPANY
                                170 S. Second St.
                             Coos Bay, Oregon 97420
                             Telephone: 541-267-5356

                               PACIFIC STATE BANK
                             1975 Winchester Avenue
                             Reedsport, Oregon 97467
                             Telephone: 541-271-2176

     This Prospectus/Proxy Statement is being furnished to the shareholders of Pacific State Bank ("PSB"), an Oregon state-chartered bank, in connection with the solicitation of proxies by the Board of Directors of PSB for use at a special meeting of PSB shareholders to be held on October 21, 1997, at [7:00 p.m.], local time, at the office of the Bank located at 1975 Winchester Avenue, Reedsport, Oregon, and at any adjournments or postponements thereof (the "PSB Meeting").

     This Prospectus/Proxy Statement is also being furnished to the shareholders of Security Bank Holding Company ("SBHC"), an Oregon corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended, in connection with the solicitation of proxies by the Board of Directors of SBHC for use at a special meeting of SBHC shareholders to be held on October 21, 1997, at 1:00 p.m., local time, at the main office of Security Bank located at 170 S. Second Street, Coos Bay, Oregon, and at any adjournments or postponements thereof (the "SBHC Meeting").

     At the PSB Meeting and the SBHC Meeting, holders of PSB and SBHC common stock, respectively, will consider and vote on a proposal to approve the acquisition of PSB by SBHC pursuant to an Agreement and Plan of Reorganization, (the "Agreement"), dated July 9, 1997, and related Plan of Merger. Under the terms of the Agreement and the Plan of Merger, copies of which are attached to this Prospectus/Proxy Statement as Appendix A, PSB Interim, a wholly-owned subsidiary of SBHC, will merge with and into PSB (the "Merger"), resulting in the acquisition of PSB by SBHC. All of the outstanding shares of common stock of PSB will be exchanged for newly-issued shares of SBHC common stock, the exact number of which will be determined at the time of closing by calculating the sum of (i) $13,866,312 (representing two times PSB's stockholders' equity, after certain adjustments, at March 31, 1997) plus (ii) the increase in PSB's shareholder equity, after adjustments to the date of closing, and dividing the resulting figure by $11.375. Accordingly, the number of shares of SBHC common stock each PSB shareholder would receive in the Merger will not be known until after the PSB and SBHC meetings to vote on the proposal. See "The Merger."

     This Prospectus/Proxy Statement also serves as a prospectus in connection with the offer and sale of the shares of SBHC Common Stock, $5.00 par value, ("SBHC Common Stock" or the "Common Stock") to be issued to PSB shareholders in the Merger pursuant to a registration statement on Form S-4 filed with the Securities and Exchange Commission. Since September, 1996, the Common Stock has been listed on the National Market System of the Nasdaq Stock Market under the symbol "SBHC," and has traded in the range of $8.00 to $14.50. The last reported sale price was $14.125 as of September 18, 1997, the most recent trading day prior to the date of this Prospectus/Proxy Statement.

     See "Risk Factors" on page 8 for certain information that should be considered by shareholders.

                              AVAILABLE INFORMATION

     SBHC is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, SBHC files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). Under the rules and regulations promulgated by the SEC, the solicitation of proxies from PSB shareholders in connection with a shareholder vote on the proposed Merger constitutes an offering by SBHC of securities to be issued in the Merger. SBHC has filed a registration statement on Form S-4 (the "Registration Statement") with the SEC under the Exchange Act with respect to the Common Stock to be issued to PSB shareholders in the Merger. This Prospectus/Proxy Statement is part of the Registration Statement. As permitted by the rules and regulations of the SEC, this Prospectus/Proxy

Statement does not contain all of the information set forth in the Registration Statement. For further information with respect to SBHC and the Common Stock offered hereby, reference is made to the Registration Statement, which may be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20459, or from the internet website maintained by the Commission at www.sec.gov. Statements contained in this Prospectus/Proxy Statement as to the contents of any contract or other document are not necessarily complete and, in such instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         All information contained in this Prospectus/Proxy Statement relating to SBHC has been furnished by SBHC, and PSB is relying on the accuracy of that information. All information contained in this Prospectus/Proxy Statement relating to PSB has been furnished by PSB, and SBHC is relying on the accuracy of that information.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY EITHER SBHC OR PSB. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER, OR PROXY SOLICITATION.

NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES OFFERED PURSUANT HERETO SHALL, UNDER ANY CIRCUMSTANCES, CREATE THE IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF SBHC OR PSB SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

THE SHARES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       The date of this Prospectus/Proxy Statement is September 19, 1997.

                                                 TABLE OF CONTENTS

                                                 TABLE OF CONTENTS
PROSPECTUS/PROXY STATEMENT SUMMARY..............................................................................-1-

STOCK PRICE AND DIVIDEND INFORMATION............................................................................-7-

EQUIVALENT PER SHARE DATA.......................................................................................-8-

RISK FACTORS....................................................................................................-9-

SPECIAL MEETING OF PSB SHAREHOLDERS............................................................................-15-

SPECIAL MEETING OF SBHC SHAREHOLDERS...........................................................................-16-

THE MERGER.....................................................................................................-17-

SELECTED HISTORICAL AND PRO FORMA CONDENSED
         FINANCIAL STATEMENTS..................................................................................-29-

INFORMATION ABOUT PACIFIC STATE BANK...........................................................................-34-

INFORMATION ABOUT SECURITY BANK HOLDING COMPANY................................................................-37-

MANAGEMENT.....................................................................................................-44-

PRINCIPAL SHAREHOLDERS.........................................................................................-49-

SBHC MANAGEMENT'S DISCUSSION AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................................................-50-

SUPERVISION AND REGULATION.....................................................................................-64-

CERTAIN LEGAL MATTERS..........................................................................................-68-

EXPERTS  ......................................................................................................-68-

OTHER MATTERS..................................................................................................-68-

FINANCIAL STATEMENTS FOR SECURITY BANK HOLDING COMPANY........................................................F - 1

FINANCIAL STATEMENTS OF PACIFIC STATE BANK...................................................................F - 27

APPENDIX  A..........................................................................................Appendix A - 1

APPENDIX  B..........................................................................................Appendix B - 1

APPENDIX  C..........................................................................................Appendix C - 1

                       PROSPECTUS/PROXY STATEMENT SUMMARY


     The following summary is qualified in its entirety by the more detailed information, including pro forma financial information and consolidated financial statements, and the notes thereto, appearing elsewhere in this Prospectus/Proxy Statement. Except as otherwise indicated all pro forma information in this Prospectus/Proxy Statement assumes the Merger occurred on June 30, 1997.

Overview

     Security Bank Holding Company ("SBHC") has agreed to acquire Pacific State Bank ("PSB") pursuant to an Agreement and Plan of Reorganization (the "Agreement"), dated July 9, 1997, by and between SBHC and PSB, pursuant to which PSB and PSB Interim Bank ("PSB Interim"), a wholly-owned subsidiary bank of SBHC, will enter into a Plan of Merger (the "Plan of Merger"), joined into by SBHC. In accordance with the terms of the Agreement and the Plan of Merger, PSB Interim will be merged with and into PSB (the "Merger"), and the outstanding shares of common stock of PSB will be exchanged for newly-issued shares of common stock of SBHC, with the result that PSB will become a wholly-owned subsidiary bank of SBHC, and PSB shareholders will become shareholders of SBHC.

     This  Prospectus/Proxy  Statement is being sent to shareholders of SBHC and of PSB in  connection  with  the  solicitation  of  proxies  to be  used  at the respective special meetings of shareholders. At the PSB Meeting, PSB shareholders will be asked to approve, in accordance with the requirements of the Oregon Bank Act, the Agreement and the Plan of Merger pursuant to which PSB Interim would merge with and into PSB. At the SBHC Meeting, SBHC shareholders will be asked to approve, in accordance with the rules of the Nasdaq Stock Market, the Agreement and the Plan of Merger which would result in the issuance of additional shares of SBHC common stock under the terms of the Plan of Merger. In addition to shareholder approvals, the transaction is subject to the approval of the Director of the Oregon Department of Consumer and Business Services through the Division of Finance and Corporate Securities (the "Oregon Director"), the Federal Deposit Insurance Corporation ("FDIC") and the Board of Governors of the Federal Reserve System (the "Federal Reserve"). This Prospectus/Proxy Statement is part of a registration statement filed by SBHC with the Securities and Exchange Commission to register the shares of SBHC common stock to be issued to PSB shareholders in the Merger.

Parties to the Merger

         Security Bank Holding Company

     Security Bank Holding Company ("SBHC") is an Oregon corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. SBHC maintains its principal offices in Coos Bay, Oregon, at the main office of SBHC's principal subsidiary, Security Bank ("Security Bank"). Security Bank is a state-chartered, FDIC-insured commercial bank organized in 1919, which serves Coos and Curry Counties, Oregon, from seven offices. SBHC's only other subsidiary bank is Lincoln Security Bank ("Lincoln Security"), a state-chartered bank located in Newport, Oregon, in which SBHC holds a majority interest. SBHC is currently planning the formation of a new banking subsidiary consisting of the current Brookings-Harbor branch of Security Bank, which, although not yet formally organized, is referred to herein as "Brookings Bank." SBHC, through its banking subsidiaries, offers a broad range of commercial and personal banking services to its customers, who are primarily individuals, small and medium-sized businesses, and professionals. SBHC's lending activities include commercial, real estate construction and consumer loans, as well as residential mortgage loans most of which are fixed rate loans sold into the secondary market primarily to the Federal National Mortgage Association and Federal Home Loan Mortgage Corporation. Through a subsidiary of Security Bank, SBHC acts as an insurance agent selling annuities, whole life and health care insurance and, through an unaffiliated securities broker dealer, makes available mutual funds for its customers.


     At June 30, 1997, SBHC had consolidated total assets of $215.5 million, net loans of $105.7 million and total deposits of $156.1 million.

         Pacific State Bank

     Pacific State Bank ("PSB") is an Oregon state-chartered commercial bank, organized in November, 1962, under the name of Pacific Security Bank, and adopted its present name in February, 1989. PSB conducts its business from its office in Reedsport, Oregon. As of June 30, 1997, the Bank had assets of $52.7 million, net loans of $30.6 million and deposits of $45.0 million.

         PSB Interim Bank

     PSB Interim Bank ("PSB Interim") is an Oregon bank organized by SBHC as a wholly-owned subsidiary of SBHC in July, 1997, solely for the purpose of effecting the Merger. PSB Interim has minimal capital, no operations and will not be authorized to conduct a banking business. Following consummation of the Merger, the separate existence of PSB Interim will cease.

Special Meeting of PSB Shareholders

     A special meeting of PSB shareholders will be held at 7:00 p.m. on October 21, 1997, at the [main office located at 1975 Winchester Avenue], Reedsport, Oregon, for the purpose of considering and voting on the proposed Merger. Only PSB shareholders of record as of September 12, 1997 (the "Record Date") will be entitled to notice of and to vote at the meeting. As of the Record Date, there were of 406,875 shares of PSB common stock outstanding held by 247 shareholders of record. Directors, executive officers, and principal shareholders of PSB together with their affiliates, had beneficial ownership of 52,481 shares, of which all are entitled to vote. The shares held by officers, directors and principal shareholders constitute approximately 13.0 percent of the total shares outstanding and entitled to be voted at the PSB Meeting. Each of the directors of PSB is contractually committed to vote his or her shares in favor of the Merer.

     Shareholders may vote in person or by proxy. A proxy may be revoked prior to its exercise at the PSB Meeting by presentation of a proxy bearing a later date, by filing an instrument of revocation (personally or by mail) with the President of the Bank prior to the meeting, or by oral request if the shareholder is present at the meeting. Attendance at the meeting will not, of itself, revoke a proxy. The Merger must be approved by the holders of not less than two-thirds of the outstanding shares of PSB common stock. See "Special Meeting of PSB Shareholders."

Special Meeting of SBHC Shareholders

     A special meeting of SBHC shareholders will be held at 1:00 p.m. on October 21, 1997, at the main office of Security Bank, located at 170 S. Second Street, Coos Bay, Oregon, for the purpose of considering and voting on the issuance of shares of Common Stock pursuant to the Agreement and the Plan of Merger which would result in the issuance of approximately 1,244,607 additional shares of SBHC Common Stock. Only SBHC shareholders of record as of September 12, 1997 (the "Record Date") will be entitled to notice of and to vote at the meeting. As of the Record Date, there were 3,180,785 shares of SBHC common stock outstanding held by 447 shareholders of record. Directors, executive officers, and principal shareholders of SBHC together with their affiliates, had beneficial ownership of 740,840 shares, of which all are entitled to vote. The shares held by officers, directors and principal shareholders, constitute 23.3 percent of the total shares outstanding and entitled to be voted at the SBHC Meeting all of which are expected to be voted in favor of the Merger, although there are no contractual commitments or obligations in that regard.

     Shareholders may vote in person or by proxy. A proxy may be revoked prior to its exercise at the SBHC Meeting by presentation of a proxy bearing a later date, by filing an instrument of revocation (personally or by mail) with the Secretary of SBHC prior to the meeting, or by oral request if the shareholder is present at the meeting. Attendance at the meeting will not, of itself, revoke a proxy. The proposal to authorized the issuance of shares will be approved if the number of shares voted in favor exceeds the number of shares voted against, provided that a majority of the outstanding shares of SBHC common stock is represented at the meeting. See "Special Meeting of SBHC Shareholders."

Background and Reasons for the Merger; Recommendation of the Boards of Directors

     In 1995, SBHC embarked upon a strategic plan calling for diversification through expansion of its markets by forming or acquiring subsidiary banks serving identified communities and market areas. The investment in Lincoln Security in Newport was part of the implementation of that plan, as is the planned formation of the Brookings Bank and the Springfield Banking Company. SBHC believes that retaining a community bank identity is crucial to the success of its banking subsidiaries, and that branching beyond existing markets would pose some risk to the image each has created of being a local bank. Accordingly, SBHC believes that acquiring a community bank in a market not yet served by its current subsidiaries provides an opportunity for expansion while retaining the benefits of being identified as a local community bank.

     PSB appeared to be an attractive opportunity to continue the expansion contemplated in SBHC's business strategy. The acquisition of PSB would allow SBHC to expand into Douglas County and increase its market presence along the Oregon coast, while preserving the benefits of local community banking. PSB is one of only two banks in Reedsport, and has a well-established customer base, with approximately 64% of the deposits in the Reedsport community. Although PSB has been a strong, profitable bank, with approximately 1.80% return on assets, and has consistently received excellent ratings by regulatory examiners, PSB has experienced slow growth of its assets and profits. Both PSB and SBHC believe that as a subsidiary of SBHC, PSB could realize significant operational cost savings while continuing to operate as a local community bank, which could lead to higher profit margins. In addition, as part of a larger financial institution, PSB would have access to more capital and more advanced technology than would otherwise be available as an independent bank. PSB would thus be afforded an opportunity to enhance its local business and to extend its market area beyond the community through electronic banking and the increased variety of available products and services.

     In January, 1996, the executive officers of SBHC and PSB began discussions relating to the possible merger or acquisition of PSB by SBHC. The initial merger proposal provided for an exchange of stock based on the then-current market value of SBHC common stock. Although both parties believed that a merger made strategic sense, they could not agree on the appropriate valuation and exchange ratio. Discussions were terminated in early 1996 without any agreement having been reached. In September, 1996, SBHC completed a public offering of 402,500 shares of its common stock, the proceeds of which were intended for working capital and to replenish the capital invested in Lincoln Security. In March, 1997, SBHC approached PSB about commencing negotiations of the terms under which an acquisition could take place, and, following a series of meetings between senior representatives of both companies, the principal economic terms were agreed upon. Thereafter, due diligence materials were exchanged and reviewed, and a definitive agreement was negotiated between the parties with assistance of counsel. The Agreement received final approval by the Boards of Directors of both companies and was executed on July 9, 1997.

     The Boards of Directors of both SBHC and PSB, having determined the proposed Merger to be in the best interests of their respective shareholders, have unanimously approved the proposed transaction, and recommend a vote in favor of the Merger. In addition, the directors of PSB have agreed to support the proposal and to vote their shares in favor of the Merger.

Opinion of Investment Advisor

     PSB retained Columbia Financial Advisors ("CFA") as its exclusive financial advisor pursuant to an engagement letter dated May 22, 1997 in connection with the Merger. CFA is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The PSB Board selected CFA to act as PSB's exclusive financial advisor based on CFA's experience in mergers and acquisitions and in securities valuation generally.

     CFA has delivered a written opinion ("CFA Opinion") to the PSB Board of Directors to the effect that, as of the date of this Prospectus/Proxy Statement, the consideration to be received by PSB shareholders in the Merger is fair to the shareholders from a financial point of view. The CFA Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any PSB stockholder as to how such shareholder should vote at the PSB Meeting. For a more complete discussion of CFA's analysis and opinion, see "The Merger -- Opinion of PSB Financial Advisor."

     The SBHC Board of Directors made its determination as to the fairness of the transaction to its shareholders based on its own internal analysis, and did not seek or receive an opinion of any independent appraiser or financial advisor in connection with evaluating the proposal. After careful consideration of various economic and strategic factors, the SBHC Board determined the transaction to be in the best interests of SBHC and its shareholders. The economic factors considered by the Board included an analysis of the ratio of the proposed purchase price to the earnings and book value of PSB; capital adequacy ratios of PSB relative to those of SBHC; anticipated impact of the transaction on the future performance of SBHC relating to earnings per share, return on equity and return on assets; and the potential for dilution of SBHC's stockholders equity. In addition, the Board considered the strategic benefits to be gained by acquiring an institution serving an adjacent market area that had a significant share of the market, and would fit within the strategic plan SBHC has been working to implement. The Board assigned equal importance to each of the factors considered, and did not rely on any one factor in making its determination.

Conditions to the Merger; Regulatory Approvals

     The Merger is subject to certain conditions, including (a) approval by the shareholders of PSB and SBHC, with not more than 7% of PSB shares voting against the Merger or otherwise perfecting dissenters' appraisal rights, (b) receipt of all necessary regulatory approvals, including the FDIC, Federal Reserve and the Oregon Director, (c) receipt by each party of favorable tax opinion of Foster Pepper & Shefelman PLLC, (d) receipt by SBHC of a letter from KPMG Peat Marwick LLP that, based on certain material facts and certain representations and warranties described in such letter, the Merger will qualify for treatment as a pooling of interests, (e) the performance of certain obligations of each party, and (f) the continued accuracy of the representations and warranties of each party. See "The Merger -- Conditions to the Merger."

Terms of the Merger

         General

     The Plan of Merger provides that on the effective date of the Merger (the "Effective Date"), PSB Interim will merge with and into PSB, with PSB being the resultant bank surviving as a wholly-owned subsidiary of SBHC. SBHC will acquire all of the outstanding shares of PSB common stock in exchange for newly issued shares of SBHC, the number of which will be determined according to a formula. Generally it is anticipated that approximately three shares of SBHC stock will be issued for each PSB share, although the exact amount will not be determined until the Merger is completed. It is estimated that following consummation of the Merger, PSB shareholders will hold approximately 28% of the outstanding shares of SBHC common stock. The Merger is expected to close on or about October 31, 1997, at which time PSB shareholders will receive, in the form of shares of SBHC Common Stock, total consideration consisting of (i) $13,866,312, representing two times PSB's shareholder's equity, after certain adjustments, at March 31, 1997, plus (ii) the increase, after certain adjustments, of shareholders' equity of PSB from April 1, 1997, through the date immediately preceding the closing of the Merger. As of August 31, 1997, that increase was approximately $339,013, implying a total purchase price of $14,205,325 if the Merger had been consummated on September 1, 1997. On the Effective Date, each outstanding share of PSB Common Stock will be exchanged for that number of newly issued shares of SBHC common stock calculated by dividing the total purchase price by 406,875 (the number of PSB shares outstanding) and further dividing the result by $11.375, the closing price of SBHC common stock on March 31, 1997. Cash will be paid in lieu of fractional shares. See "The Merger -- Exchange of Shares."

     If the Merger had been closed on September 1, 1997, each PSB shareholder would receive approximately 3.07 shares of SBHC common stock for each share of PSB common stock. Based on the September 1, 1997 market price of $14.50 per share of SBHC common stock, PSB shareholder would have received consideration of $44.50 per share of PSB common stock, if the Merger had been closed on September 1, 1997. However, as the market will fluctuate, no assurances can be made as to the exact value of the consideration PSB shareholders will receive.

Accordingly, it is not expected that proxies will be resolicited if the market value of SBHC, and thus the current value of the consideration, should decline from current levels.

         Operation of PSB Following the Merger

     Following the Merger, PSB will operate as a wholly-owned subsidiary bank of SBHC, with its own board of directors and executive officers, although SBHC is expected to appoint Chuck Brummel, President of SBHC and one other director of SBHC or Security Bank, to serve on the PSB board. PSB will continue to operate under the name Pacific State Bank, and substantially all of the current directors, executive officers and employees are expected to be retained. SBHC does, however, anticipate that certain administrative and data processing services will be provided by SBHC or Security Bank.

         Tax treatment

     As a condition of the Merger, each party will receive an opinion of Foster Pepper & Shefelman PLLC, special counsel to SBHC, to the effect that the Merger will be treated as a tax-free reorganization under section 368(a) of the Internal Revenue Code. Accordingly, PSB will recognize no income for tax purposes as a result of the transaction. Further, shareholders of PSB will recognize no income as a result of receiving shares of SBHC common stock in exchange for their shares of PSB common stock. Each PSB shareholder will have the same cost basis for tax purposes in the shares of SBHC common stock as he or she had in the shares of PSB common stock exchanged in the Merger. Shareholders are urged to consult their own tax advisor concerning the tax treatment of the Merger under federal and state laws. See "The Merger -- Tax Treatment of the Merger."

         Accounting treatment

     The Merger is intended to be accounted for as a pooling of interests, and as a condition to the Merger, SBHC will receive a letter from KPMG Peat Marwick LLP, independent public accountants, that, based on certain material facts and certain representations and warranties described in such letter, the Merger will qualify for such accounting treatment. Accordingly, the financial statements of SBHC will be restated to reflect the combined results of SBHC and PSB as if PSB had been acquired by SBHC prior to the periods for which such financial statements are presented. See "The Merger -- Accounting Treatment of the Merger" and "Pro Forma Financial Information."

         Waiver of Conditions; Amendment and Termination

     Either SBHC or PSB may waive conditions required of the other party, except those conditions required by law. The parties may also grant extensions of time to satisfy an obligation or condition. The Agreement may be amended or supplemented at any time by written agreement of the parties before the special shareholders meetings, and may be amended or modified after the special shareholder meetings if the amendment or modification does not change the amount or type of consideration to be given in exchange for the outstanding shares of PSB stock. The Agreement may be terminated by mutual agreement of the parties, by either party upon a material breach by the other party of any of its representations, warranties or covenants, if such breach is not cured within 30 days notice of such breach, by either party if shareholder approval is not obtained by the other party prior to December 31, 1997, by either of the parties if the conditions to closing have not been satisfied prior to March 31, 1998, by PSB upon advice of counsel in fulfilling the director's fiduciary duties, and by SBHC for any reason upon written notice. See "The Merger -- Waiver of Conditions; Amendment and Termination."

     Interests of Certain Persons in the Merger

     Certain directors and executive officers of PSB and SBHC may be deemed to have an interest in the Merger. The Agreement provides that two current directors of SBHC or Security Bank will be appointed to the Board of Directors of PSB and two current PSB directors will be appointed to serve on the Board of Directors of SBHC; one current director of PSB will be appointed to the board of directors of Security Bank. The PSB directors appointed to the SBHC Board will be entitled to participate in SBHC's 1997 Directors Compensation Plan which provides for compensation of $400 per Board meeting attended and $100 for each committee meeting attended, as well as participation in incentive bonuses based on earnings of SBHC. See "Management - Director Compensation." SBHC has no plans to alter the management of PSB following the Merger. Accordingly, the current directors of PSB, David G. Morgan, Thomas S. Tymchuk, Gretchen A. McNeff, Robert L. Fullhart, Albert E. Lewis, Gary L. Waggoner and Louis Lorenz, and R. T. Green, will continue to serve as directors of PSB. In addition, R.T. Green, the current President and Chief Executive Officer of PSB, will continue to serve in those offices following the Merger at his current annual salary of $90,352. PSB does not have an employment agreement with Mr. Green, but does have a deferred compensation agreement that provides for incentive compensation of up to $25,000 per year based on the performance of the bank, and permits Mr. Green to defer up to 20% of his regular salary and bonuses. Mr. Green's compensation is not expected to change following the Merger. See "The Merger -- Interests of Certain Persons in the Merger."

Commitments of PSB Directors

     As a condition to the execution of the Agreement, each member of PSB's Board of Directors has entered into a non-competition agreement with SBHC which prohibits these directors from competing with SBHC or any of its subsidiaries for a period of two years following the date of the Agreement by associating in any capacity with any financial institution, other than PSB or another SBHC affiliate bank, that has branches in Coos, Curry, Lincoln or Douglas Counties, Oregon, except for ownership of less than one percent of the stock of a publicly held corporation. In addition, each PSB director has agreed not to solicit or entertain any offer to PSB to enter into any transaction that would compete with or be inconsistent with the Agreement, and to vote their shares, and to recommend to shareholders a vote, in favor of the Merger. These non-competition and non-solicitation agreements are intended to ensure the support of PSB Board of Directors in completing the Merger, and to prevent or discourage directors from entertaining competing bids for PSB or offers of employment from competitors of SBHC in the event the Merger is not consummated or the director subsequently resigns from the PSB Board. Accordingly, these agreement are likely to increase the probability that other bids for PSB will not materialize, and that Merger will be consummated as planned.

Rights of Dissenting Shareholders

     The Agreement provides that shareholders of PSB who dissent from the proposed merger are entitled to receive the value of their shares in cash, provided that they follow the procedures set forth in Sections 711.042 through
711.047 of the Oregon Bank Act, a copy of which sections is attached as Appendix C to this Prospectus/Proxy Statement. Although not entitled to statutory dissenters' rights under the Oregon Bank Act, PSB shareholders may nonetheless dissent from the Merger and receive cash payment of the fair value of their shares if they (i) either give notice, prior to or at the special meeting of PSB shareholders, of their intent to demand payment for their shares, or vote against the proposed Merger, and (ii) deliver a written demand for payment to PSB or SBHC within 30 days following the PSB shareholder vote on the Merger. If the holders of more than 7% of PSB's shares vote against the Merger or otherwise perfect their dissenter appraisal rights under the Agreement, SBHC may terminate the Agreement. See "Special Meeting of PSB Shareholders" and "The Merger -- Rights of Dissenting Shareholders."

Comparison of Shareholder Rights

     Shareholders of PSB who receive shares of SBHC in the Merger will be governed, with respect to their rights as shareholders, by SBHC's articles of incorporation and bylaws, as well as by the Oregon Business Corporations Act. Prior to the Merger, the rights of PSB shareholders are determined by PSB's articles of incorporation and bylaws and the Oregon Bank Act. For a discussion of the material differences in the rights of shareholders of PSB and SBHC, and an explanation of certain anti-takeover effects of SBHC's articles of incorporation and bylaws, see "The Merger -- Comparison of Relative Rights of Shareholders of PSB and SBHC."

                      STOCK PRICE AND DIVIDEND INFORMATION

         SBHC

     The Common Stock of SBHC is traded on the National Market System of the Nasdaq Stock Market under the symbol "SBHC." Prior to the third quarter of 1996, SBHC Common Stock was traded in the over-the-counter market through the Bulletin Board Service of the Nasdaq Stock Market. The Common Stock is registered under the Securities Exchange Act of 1934 and is eligible to be held in margin accounts. The following lists the closing bid prices, prior to the third quarter of 1996, as reported by Black & Company, Inc., the principal market maker in SBHC stock, and last reported sales prices beginning with the third quarter of 1996, at the end of each period, as reported by the Nasdaq Stock Market, and as adjusted for prior stock dividends. Prices do not include retail mark-ups, mark-downs or commissions. On September 12, 1997, the Common Stock was held of record by approximately 447 shareholders, a number which does not include beneficial owners who hold shares in "street name." As of September 18, 1997, the most recent date prior to the date of this Prospectus/Proxy Statement, the last sale price of the Common Stock was $14.125 per share.



                            1997                              1996                              1995
                 ---------------------------       --------------------------       ---------------------------
                                      Cash                               Cash                              Cash
                  Market Price      Dividends      Market Price       Dividends       Market Price      Dividends
                 High      Low      Declared      High       Low       Declared      High       Low      Declared

1st Quarter    $ 11.75    $ 8.50     $ 0.11      $ 8.75    $ 7.75       $ 0.10      $ 6.00    $ 5.33      $ 0.07
2nd Quarter    $ 12.50    $11.00       --        $ 9.50    $ 8.00         --        $ 6.34    $ 5.50        --
3rd Quarter    $ 14.50    $11.25     $ 0.11      $ 8.75    $ 8.00       $ 0.10      $ 7.34    $ 6.17      $ 0.07
 (Through
  September
  1997)
4th Quarter        --        --         --       $ 9.00    $ 8.25         --        $ 8.17    $ 7.34         --



     In addition to cash dividends, SBHC issued a 100% stock dividend in August, 1994, and a 50% stock dividend in January, 1996.


 PSB

     No registered broker/dealers make a market in PSB common stock and the stock is not listed on any stock exchange. Trading is infrequent and those transactions that have taken place in PSB common stock cannot be characterized as an established public market. Generally PSB common stock is traded by individuals on a personal basis, and prices reported reflect only the transactions known to management. Due to the limited information available, the following data may not accurately reflect the actual market value of PSB common stock.

                                 Number of Shares            PSB Common Stock Prices                Cash Dividends
                      Period     Reported as Traded            High               Low                    Declared

Year to Date           1997            2,050                 19.00               17.00                     $  0.56
Year Ended             1996            56,610                17.00               15.50                        1.12
Year Ended             1995            30,845                16.00               14.00                         .91


                            EQUIVALENT PER SHARE DATA
                                   (unaudited)

     The following table sets forth the historical earnings, book value and cash dividends per share as of June 30, 1997 and for the six months then ended, and December 31, 1996 and for the year then ended, for SBHC and PSB and the pro forma amounts for SBHC, and the pro forma equivalent amounts for PSB after giving effect to the Merger on a pooling-of-interests basis; the closing price per share for SBHC common stock as reported by the Nasdaq Stock Market on July 9, 1997, the last full trading day prior to the public announcement of the Agreement, and as of September 18, 1997, the most recent date prior to the date of this Prospectus Proxy Statement; the price for PSB common stock as of both dates; and the pro forma equivalent market value of PSB for such dates after giving effect to the Merger. The pro forma data assume the issuance of 1,244,607 shares of SBHC common stock as a result of the merger, but are not necessarily indicative of actual or future operating results or the financial position that would have occurred or will occur upon the consummation of the Merger. The pro forma equivalent per share data is calculated by multiplying the pro forma per share data for SBHC by 3.06, the estimated number of SBHC shares to be issued for each outstanding PSB share. As the exact number of SBHC shares to be issued will not be determined until the Merger is completed, the actual per share equivalent amounts may vary from the figures below. See "The Merger -- Exchange of Shares." This data should be read in conjunction with the financial statements and other financial and pro forma financial information included elsewhere in this Prospectus/Proxy Statement.

                                                       SBHC                                   PSB
                                             -----------------------------           ------------------------------
                                                                                                          Pro Forma
                                             Historical          Pro Forma           Historical          Equivalent

Market Value per share at July 9, 1997           $11.50                  -               $19.00(1)           $35.19

Market Value per share at September 18, 1997     $14.125                 -                19.00(1)           $43.22

Earnings per share for the periods ended:
   June 30, 1997                                 $ 0.31             $ 0.34               $ 1.17              $ 1.04
   December 31, 1996                               0.85               0.84                 2.50                2.57
   December 31, 1995                               0.83               0.80                 2.31                2.45
Book Value per share at:
   June 30, 1997                                 $ 7.17              $6.68               $17.20             $ 20.44
   December 31, 1996                               6.85               6.40                16.66               19.58
   December 31, 1995                               6.42               5.94                15.50               18.18
Cash Dividends per share declared
   for the periods ended:
   June 30, 1997                                 $ 0.11             $ 0.11               $ 0.56              $ 0.34
   December 31, 1996                               0.20               0.20                 1.12                0.61
   December 31, 1995                               0.14               0.14                 0.91                0.43

     (1) The historical market value of PSB common stock is based on the price per share for the most recently reported transaction prior to announcement of the Agreement.


                                  RISK FACTORS

     Shareholders should carefully consider the following risk factors as well as the other information contained in this Prospectus.

Exposure to Adverse Change in Local Economy

     SBHC's performance is substantially dependent on the banking operations of its subsidiary banks, whose operations, as well as those of PSB, are materially dependent upon and sensitive to the economy of their respective market areas along the central and southern Oregon coast. Adverse economic developments can impact the collectibility of loans and have a negative effect on earnings and financial condition. The economies of Coos, Curry and Douglas Counties depend primarily on forest products manufacturing, retail trade, tourism, government, services and agriculture. Particularly in the 1980's, Security Bank's and PSB's market areas experienced high unemployment as a result of the shift away from forest products manufacturing, including a 48% reduction in Coos County forest products manufacturing jobs from 1983 to 1993. The job losses and mill closures of the early 1980's led to significant loan losses by Security Bank. Subsequent developments have reduced the dependence of the local economy on forest products manufacturing and have increased the number of non-manufacturing jobs. Nonetheless, forest products job losses are expected to continue and there can be no assurance that new jobs will replace those lost, or that future economic changes will not have a significant adverse impact on PSB and SBHC.

     Lincoln Security Bank is similarly exposed to and dependent on the economy of its market area in Lincoln County, which, although not as dependent on the forest products industry as Coos, Curry or Douglas Counties, is nonetheless subject to changes in its primary industries of tourism and fishing. Accordingly, no assurances can be made that future economic changes will not have a significant adverse impact on Lincoln Security.

     See "Information about Security Bank Holding Company - Business," and "Information about Pacific State Bank -- Business."

Credit Risk

     SBHC and PSB, like other lenders, are subject to credit risk, which is the risk of losing principal and interest due to a customer's failure to repay according to the terms of loan agreements. On a consolidated basis, SBHC's net charge-offs and past-due and non-performing loans, for the six months ended June 30, 1997, represented 0.018% and 0.27%, respectively, of total assets at June 30, 1997. PSB's net charge-offs, past due loans and non-performing assets for the same period represented less than one percent of assets at June 30, 1997.

     SBHC, through its subsidiary banks, and PSB lend on a short-term basis to commercial and individual borrowers for construction purposes and provide variable rate pricing on real estate loans. As of June 30, 1997, SBHC had approximately 42% of its loan portfolio in real estate related loans which included a mix of commercial, residential and construction real estate loans. Similarly, approximately 60% of PSB's loan portfolio consisted of real estate loans. A downturn in the economy or the real estate market along the central or southern Oregon coast or a rapid increase in interest rates could have a negative impact on collateral values and the borrowers' ability to repay. See "SBHC -- Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Information about Pacific State Bank -- Business."

Interest Rate Risk

     Earnings of SBHC and PSB are largely derived from net interest income, which is interest income and fees earned on loans and investment income less interest expense paid on deposits and other borrowings. Interest rates are highly sensitive to many factors which are beyond the control of the banks' management, including general economic conditions and the policies of various governmental and regulatory authorities. As interest rates change, net interest income is affected. With fixed rate assets (such as fixed rate loans) and liabilities (such as certificates of deposit), the rate at which this change occurs depends on the maturity of the asset or liability. The differences between the amounts of interest-sensitive assets and interest-sensitive liabilities, measured over various time periods, are referred to as sensitivity gaps. Although each bank strives to minimize risk through asset/liability management policies, from time to time maturities are not balanced. During such periods, a rapid decrease or increase in interest rates could have an adverse effect on the spreads between the interest rates earned on assets and the rates of interest paid on liabilities, and therefore on the results of operations. See "SBHC Management's Discussion and Analysis of Financial Condition and Results of Operations."

Lincoln Security Bank; Lack of Profits, Dividends

     As part of SBHC's strategic plan for growth through geographical diversification, SBHC assisted with the organization of Lincoln Security Bank, a commercial bank in Newport, Oregon, which received its charter and commenced operations on May 30, 1996. SBHC invested approximately $2.3 million of Lincoln Security's $3.0 million initial capital through the purchase of all of the shares of Lincoln Security's Class B Common Stock, and provides administrative and operational support to the bank. SBHC owns a majority of Lincoln Security's voting stock and can elect a majority of its Board of Directors. The current Board of Directors, however, consists of local Lincoln County representatives in addition to Chuck Brummel and Kenneth Messerle from the SBHC Board of Directors. Although SBHC, through its ownership of a controlling interest, retains the prerogative of replacing Lincoln Security's directors and otherwise influencing management decisions, SBHC permits the bank to operate as an independent community bank provided that the bank's performance is deemed satisfactory by SBHC's board of directors, giving consideration to the operating history of the bank, the local economic and demographic conditions, and factors affecting the banking industry in general.

     Local investors, who purchased shares of Lincoln Security's Class A Common Stock in a community offering to raise the balance of the initial capital of the bank, have an option to purchase the Class B Common Stock from SBHC, in accordance with a shareholders agreement, during a five year period beginning on May 30, 2001, and ending May 30, 2006. Accordingly, SBHC's return on its investment in Lincoln Security could be limited to a pre-determined price for the Class B Common Stock in accordance with the terms of the shareholders agreement. See "Information about Security Bank Holding Company -- Business."

     As a commercial bank, Lincoln Security faces not only the same risks faced by most community banks, but also has only recently commenced its operations and is currently working to develop depositors, loan customers and other business relationships. Although Lincoln Security to date has been successful in implementing its business plan, it has incurred losses and will likely generate no more than minimal profits during the first years of operation. As of June 30, 1997, Lincoln Security had realized $171,617 in accumulated losses since commencement of operations and for the first six months of 1997 incurred a net loss of $54,142. As SBHC owns 68.33% of Lincoln Security, approximately $171,000 of these accumulated losses is includable in SBHC's financial statements. Moreover, as the ability of Lincoln Security to pay dividends to its shareholders is limited by regulatory restrictions, SBHC is unlikely to receive dividends from the bank in the foreseeable future. See "Information about Security Bank Holding Company -- Business," and "Supervision and Regulation -- Dividends."

Future Acquisitions; Need for Capital and Initial Operating Losses

     In furtherance of SBHC's strategic plan, SBHC is conducting research and preliminary discussions regarding the organization of new banks in other communities which it believes present attractive opportunities and local support. It is expected that the majority of the capital for any such new banks would come from SBHC with the balance from other investors resident in or with ties to each local community. Organizing and capitalizing new banks will likely require an investment greater than opening a branch in such locations and, as noted above with respect to Lincoln Security Bank, would be expected to result in losses during the bank's initial months of operation. Furthermore, eventual profitability could not be assured.

Brookings Bank and Springfield Banking Company Formations; Exposure to Changes in Local Economy

     As part of SBHC's drive to strengthen its identity as the parent of local community banks, the company is in the process of forming a new bank in Brookings, Oregon, consisting of what is currently the Brookings-Harbor branch of Security Bank. The new bank, not yet incorporated but referred to herein as "Brookings Bank", is to be capitalized with the assets currently allocated to that branch office, and it is anticipated that it will assume the deposits and other liabilities associated with that office. The formation of Brookings Bank is not expected to have a material effect on the financial condition or results of operations of SBHC on a consolidated basis, although the earnings of that bank will not contribute to the net income of Security Bank; accordingly, Security Bank's ability to upstream dividends to SBHC could be adversely affected by the absence of the Brookings Bank contribution to income. However, SBHC expects that, as Brookings Bank will not be a typical start-up bank, it will be able to upstream dividends to SBHC, although no assurances can be made in that regard. Moreover, as a separate banking subsidiary, Brookings Bank will be more susceptible to changes in the economy of the local community, as well as local competitive factors. If Brookings Bank is unable to successfully compete on its own in its local market, SBHC may be required to invest additional capital to maintain regulatory minimum capital levels. The Company is also in the process of forming a new bank in Springfield, Oregon, modeled, in part, upon the Lincoln Security Bank structure. Although a president has been selected and an option for a head office signed, the bank is not yet organized. The Company is prepared to contribute 51% of the projected capital of $4,000,000; however, no assurance can be given that the balance of the funds can be raised from local investors or that regulatory approvals will be forthcoming. The bank, if organized and funded, will face the same challenges confronted by Lincoln Security Bank and its success can not be assured.

     See "Risk Factors -- Competition; -- Exposure to Local Economy; and -- Growth Strategy and Dependence on Subsidiary Operations." See also "Information about Security Bank Holding Company -- Business" and "Supervision and Regulation."

Mortgage Lending Operation's Contribution to Income

     SBHC, through Security Bank, derives a significant amount of its income from originating mortgage loans and selling them into the secondary market. The contribution to SBHC's consolidated net income from this activity represented approximately 35% for the year ended December 31, 1996, and approximately 25% of consolidated net income for the six months ended June 30, 1997. The bank has benefitted from mortgage refinancing transactions that have been motivated by favorable interest rates. Although Security Bank will continue to originate and sell loans into the secondary market, there is no assurance that the current favorable interest rate environment will continue or that mortgage lending operations will continue to contribute as favorably to the net income of the Bank. See "SBHC Management's Discussion and Analysis of Financial Condition and Results of Operations -- Non-Interest Income."

Concentration of Ownership of SBHC Common Stock

     As of June 30, 1997, 30.88% of SBHC's outstanding shares were held by SBHC's Employee Stock Ownership Plan ("ESOP"). Approximately 46.57% of those shares are pledged by the ESOP to secure borrowings from SBHC and are not allocated to employees. Unallocated shares are therefore excluded from earnings and book value per share calculations. Although the percentage of total outstanding shares held by the ESOP is expected to decrease to 22.17% after the Merger, the ESOP will remain SBHC's largest shareholder. The ESOP is under the supervision of a three-member Board of Trustees appointed by the Board of Directors of SBHC. Currently, one of these Trustees is an employee of Security Bank. Under the Employee Retirement Income Security Act ("ERISA"), the Trustees are obligated to act in the best interests of the employee-beneficiaries of the ESOP, as investors in SBHC. See "Information about Security Bank Holding Company -- Management", and "-- Security Ownership of Certain Beneficial Owners and Management."

     In addition, the directors of SBHC currently beneficially own an additional 690,235 shares, or 21.7% of SBHC's outstanding shares (in addition to certain shares in the ESOP), which will decrease to 15.6% after the Merger. Each of the directors of SBHC are expected to vote in favor of the Merger.

ESOP Indebtedness

     Approximately 455,824 shares held by the ESOP are pledged to secure indebtedness to SBHC incurred in the acquisition of such shares. As the debt is repaid, and shares are released and allocated to employee participants, SBHC recognizes a charge against earnings relating to compensation expense. This charge is calculated based on the average fair market value of the shares so allocated for the year in which the shares are released. As SBHC shares increase in market value, the charge for compensation expense increases accordingly. This increase, together with the additional shares used in calculating per share book value and earnings, can have an adverse effect on reported earnings and, consequently, the stock price. SBHC has requested a private letter ruling from the Internal Revenue Service to extend the repayment schedule, thereby reducing the compensation expense associated with the release of unallocated shares. No assurance can be made that SBHC will be successful in obtaining a favorable ruling from the Internal Revenue Service, and failure to do so may have an adverse effect on the reported earnings of SBHC and on the market value of SBHC shares.

Competition

     The banking industry in Oregon is highly competitive with respect to both loans and deposits, and is dominated by a small number of large banks with offices with many offices operating over a wide geographic area. As of June 30, 1997, there were four other commercial banks in SBHC's primary service areas, one of which banks has an office in PSB's market area, and all of which are financial institutions with significantly greater assets and with operations in other parts of Oregon. Additionally, there are several credit unions, a savings association, finance companies and mortgage companies in those service areas. A similar competitive environment exists in Lincoln County where Lincoln Security operates. Among the advantages possessed by the SBHC's and PSB's commercial bank competitors is the ability to conduct wide-ranging advertising campaigns and to allocate assets to geographic regions of higher yields and demand. By virtue of their greater total capitalization, such banks also have substantially higher lending limits than either SBHC or PSB, a situation that would likely continue to exist after the Merger, although the Merger would increase the amount of total capital available to support higher lending limits to SBHC and PSB borrowers through loan participations among the subsidiary banks. Additionally, such banks offer certain services, such as international banking services, which are not offered directly by either SBHC or PSB, although SBHC offers such services to its customers through arrangements with correspondent institutions. In 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act was adopted by Congress which permits banks to cross state boundaries. The competitors are reducing costs by combining what were commonly-owned separate banks in different states. Although Security Bank has been able to compete effectively in its market area, there can be no assurance that it will be able to continue to do so, or that Lincoln Security, Brookings Bank or Springfield Banking Company will effectively compete in their respective market areas. Further, the ability of PSB to compete effectively in its market area may not materially improve as a result of the Merger. See "Information about Pacific State Bank -- Business" and "Information about Security Bank Holding Company - Business."

Dependence on Key Personnel

     SBHC's success is dependent on the services of Charles D. Brummel, President and Chief Executive Officer, and Michael J. Delvin, Executive Vice President and Chief Financial Officer. R.T. Green currently serves as President and CEO of PSB, but neither he nor Messrs. Brummel or Delvin have employment contracts. The loss of services of any of these executives, or of certain other key officers, could adversely affect SBHC, Security Bank and PSB. No assurance can be given that replacement officers of comparable abilities could be found. Neither SBHC nor PSB maintains key person life insurance on these individuals. See "Information about Security Bank Holding Company -- Management."

Fluctuation in Market Price for the Shares

     SBHC's common stock trades on the National Market System of the Nasdaq Stock Market under the symbol "SBHC", but is not generally actively traded. The market price could be subject to significant fluctuations in response to variations in quarterly operating results of SBHC, general conditions of the banking industry and other factors. In addition, the price of the shares may fluctuate substantially due to the effect of supply and demand in a limited market. See "Information about Security Bank Holding Company -- Market Price and Dividends on Common Stock."

Dependence on Subsidiary Operations

     Unlike many multi-bank holding companies that are currently seeking to consolidate their commonly-owned subsidiary banks, SBHC believes it can prosper by supporting independent affiliated community banks. Consequently, operational costs involved with maintaining separate banking units may be higher than could otherwise be realized if SBHC were to combine its banking operations into a single subsidiary bank. Such costs could adversely affect SBHC's consolidated earnings, and although the company believes that each banking subsidiary can be more profitable and garner a larger share of its local market by maintaining an identity as a local community bank, no assurances can be made in that regard. As a bank holding company, SBHC is substantially dependent upon dividends from its subsidiary banks for revenues to pay its expenses, and to pay dividends to shareholders. The subsidiary banks, including PSB if the Merger is consummated, are subject to regulatory limitations upon the payment of dividends, and the receipt of dividends from the subsidiary banks cannot be assumed. Further, no cash dividends are anticipated from Lincoln Security Bank during that bank's initial years of operation and dividends, if any, from Brookings Bank are likely to be limited during its initial phase of independent operations. Although SBHC expects to continue to receive dividends from Security Bank, and would expect to receive dividends from PSB if the Merger is consummated, no assurances as to the timing or amount of future dividends can be made. See "Information about Security Bank Holding Company -- Business" and "Supervision and Regulation -- Dividends."

Regulatory Risk

     Banks are subject to extensive regulation. These regulations are intended to protect depositors not shareholders. As state-chartered banks, PSB and SBHC's subsidiary banks are subject to regulation and supervision by the FDIC, which insures the deposits of each bank, and the Oregon Director. As a bank holding company, SBHC is subject to regulation and supervision by the Federal Reserve and the Oregon Director. Federal and state regulation puts banks at a competitive disadvantage compared to less regulated competitors such as finance companies, credit unions, mortgage banking companies, and leasing companies.

     While the banking industry continues to lose market share to less regulated competitors, legislative reactions to the problems of the thrift industry have added to the regulatory burden on banks. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") amended numerous federal banking statutes and has required the bank regulatory agencies to adopt regulations for implementing many of its provisions. The FDICIA and the regulations thereunder have increased regulatory and supervisory requirements for financial institutions which has resulted, and will continue to result, in increased operating expenses. See "Supervision and Regulation."

Anti-takeover Provisions

     Oregon law includes limitations upon the acquisition of an Oregon corporation, such as SBHC. As a bank holding company, the acquisition of SBHC or its subsidiaries would be subject to approval of banking regulators. These limitations and requirements may serve to delay or prevent an acquisition of SBHC by another financial institution without the consent and cooperation of the Board of Directors of SBHC. Moreover, certain provisions of Oregon law limit the ability of persons or entities to acquire control of SBHC or to effect certain corporate transactions without the consent of the Board of Directors or the shareholders. These provisions are intended to discourage hostile corporate acquisitions. In addition, SBHC's articles of incorporation authorize the Board of Directors to issue additional shares of authorized but unissued shares of SBHC's stock, including the Common Stock, voting preferred stock, and warrants, options or other rights to acquire shares of stock. While this authority is intended to give the Board the ability to raise capital and to provide flexibility in financing corporate transactions, the issuance of additional securities of SBHC could have the effect of diluting the ownership interest of a substantial shareholder or increasing the consideration necessary to acquire control of SBHC, and could thus be deemed to be an anti-takeover provision. Further, SBHC's bylaws provide for a staggered Board of Directors whereby approximately one-third of the director positions are filled each year. This provision makes it more difficult for a dissident shareholder to remove the entire board of directors at one time. Such a provision may have the effect of discouraging potential acquirors, and may be considered an anti-takeover defense. Oregon law and SBHC's bylaws may therefore have the effect of making SBHC less attractive for takeover, and the shareholders may not benefit from a rise in the price of the Common Stock that a takeover could cause. See "The Merger -- Description of SBHC Capital Stock" and "Stock Price and Dividend Information."

                       SPECIAL MEETING OF PSB SHAREHOLDERS

     Each copy of this Prospectus/Proxy Statement sent to PSB's shareholders is accompanied by a proxy solicited by the Board of Directors of PSB for use at the Special Meeting of Shareholders of PSB (the "PSB Meeting") to be held at the office of the bank at 7:00 p.m. on Tuesday, October 21, 1997, and any adjournments thereof. Only holders of record of PSB common stock at the close of business on September 12, 1997 (the "Record Date"), are entitled to notice of, and to vote at, the PSB Meeting. At the meeting, the shareholders will vote on the proposed Merger, and such other matters as may properly come before the meeting. Shares represented by properly executed proxies will be voted at the PSB Meeting in accordance with the instructions on the proxy. If no instructions are given, the shares represented thereby will be voted in favor of the proposed Merger and in the discretion of the proxy holders on such other matters that may be considered at the meeting.

     A proxy may be revoked prior to its exercise at the PSB Meeting by presentation of a proxy bearing a later date, by filing an instrument of revocation (personally or by mail) with the President of the Bank prior to the meeting, or by oral request if the shareholder is present at the meeting. Attendance at the meeting will not, of itself, revoke a proxy.

     PSB SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO PSB IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE MEETING.

     The authorized capital stock of PSB consists of 406,875 shares of common stock. As of September 12, 1997, the Record Date, all 406,875 authorized shares of common stock were issued and outstanding and entitled to vote at the PSB Meeting.

Method of Counting Votes

     A majority of the outstanding shares of PSB common stock must be represented at the PSB Meeting, in person or by proxy, to constitute a quorum for the transaction of business. For purposes of determining a quorum, shares represented in person or by properly executed proxy will be counted. An abstention from a given matter or a broker non-vote (a proxy submitted by a broker or other nominee indicating that such nominee has not received instructions from the beneficial owners or other persons entitled to vote the shares as to a matter with respect to which the nominee does not have discretionary voting power) with respect to a such matter will not affect the presence of that shareholder or the shares represented by such proxy as to determination of a quorum. Shares represented by properly executed proxy will be voted in accordance with the instructions on the proxy.

     Each share is entitled to one vote. If a quorum is present, the proposed merger will be approved if at least two-thirds of the outstanding shares are voted in favor of the Merger. An abstention or a broker non-vote with respect to a matter submitted to a vote of shareholders will not be counted as a vote in favor of the matter. An abstention or a broker non-vote from the proposed Merger will therefore have the effect of a vote against the Merger.

     If a proxy is submitted in which no instructions are given, the shares represented thereby will be voted in the discretion of the named proxy holders. It is the intention of the named proxy holders to vote shares represented by the proxy in favor of the proposed Merger.

     As of the Record Date, there were 247 shareholders of record. Directors, executive officers, and principal shareholders of PSB together with their affiliates, had beneficial ownership of 52,481 shares, of which all are entitled to vote. The shares held by officers, directors and principal shareholders constitute approximately 13.0 percent of the total shares outstanding and entitled to be voted at the PSB Meeting. Each of the directors of PSB is contractually committed to vote his or her shares in favor of the Merger.

                      SPECIAL MEETING OF SBHC SHAREHOLDERS

     Each copy of this Prospectus/Proxy Statement sent to SBHC shareholders is accompanied by a proxy solicited by the Board of Directors of SBHC for use at the Special Meeting of Shareholders of SBHC (the "SBHC Meeting") to be held at the principal office of Security Bank at 170 S. Second St., Coos Bay, Oregon at 1:00 p.m. on Tuesday, October 21, 1997, and any adjournments thereof. Only holders of record of Company common stock at the close of business on September 12, 1997 (the "Record Date"), are entitled to notice of, and to vote at, the SBHC Meeting. At the SBHC Meeting, the shareholders of SBHC will vote on the proposed Merger and related issuance of shares of SBHC common stock pursuant to the terms of the Plan of Merger, as required by the rules of the Nasdaq Stock Market, and such other matters as may properly come before the SBHC Meeting. Shares represented by properly executed proxies will be voted at the SBHC Meeting in accordance with the instructions on the proxy. If no instructions are given, the shares represented thereby will be voted in favor of the proposal, and in the discretion of the proxy holders on such other matters that may be considered at the SBHC Meeting.

     A proxy may be revoked prior to its exercise at the SBHC Meeting by presentation of a proxy bearing a later date, by filing an instrument of revocation (personally or by mail) with the Secretary of SBHC prior to the meeting, or by oral request if the shareholder is present at the meeting. Attendance at the meeting will not, of itself, revoke a proxy.

     SBHC   SHAREHOLDERS   ARE  REQUESTED  TO  COMPLETE,   DATE,  AND  SIGN  THE
ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO SBHC IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, EVEN IF THEY ARE PLANNING TO ATTEND THE MEETING.

     The authorized capital stock of SBHC consists of ten million (10,000,000) shares of Common Stock, five million (5,000,000) shares of Voting Preferred Stock, and five million (5,000,000) shares of Non-voting Preferred Stock. As of September 12 1997, the Record Date, there were 3,180,785 shares of Common Stock issued and outstanding and entitled to vote at the SBHC Meeting. As of the Record Date, there were no shares of preferred stock outstanding.

Method of Counting Votes

     A majority of the outstanding shares of Common Stock must be represented at the SBHC Meeting, in person or by proxy, to constitute a quorum for the transaction of business. For purposes of determining a quorum, shares represented in person or by properly executed proxy will be counted. An abstention from, or a broker non- vote (a proxy submitted by a broker or other nominee indicating that such nominee has not received instructions from the beneficial owners or other persons entitled to vote the shares as to a matter with respect to which the nominee does not have discretionary voting power) with respect to a given matter, will not affect the presence of that shareholder or the shares represented by such proxy as to determination of a quorum. Shares represented by properly executed proxy will be voted in accordance with the instructions on the proxy.

     An abstention or a broker non-vote with respect to a matter submitted to a vote of shareholders will not be counted for or against the matter. Each share is entitled to one vote. If a quorum is present, the proposal will be approved if more votes are cast in favor than those cast against. An abstention or a broker non-vote from the proposal will therefore be counted as neither a vote in favor thereof nor a vote against.

     If a proxy is submitted in which no instructions are given, the shares represented thereby will be voted in the discretion of the named proxy holders. It is the intention of the named proxy holders to vote shares represented by the proxy in favor of the proposed issuance of SBHC shares.

     As of the Record Date, there were 447 shareholders of record. Directors, executive officers, and principal shareholders of SBHC together with their affiliates, had beneficial ownership of 740,840 shares, of which all are entitled to vote. The shares held by officers, directors and principal shareholders, constitute 23.3 percent of the total shares outstanding and entitled to be voted at the SBHC Meeting all of which are expected to be vote in favor of the Merger, although there are no contractual commitments or obligations in that regard. The ESOP holds an additional 978,728 shares representing 30.8% of the total outstanding.

                                   THE MERGER

General Terms of the Merger

     The following description of the material terms of the Merger is qualified in its entirety by reference to the Agreement and the Plan of Merger, attached to this Prospectus/Proxy Statement as Appendix A and incorporated herein by this reference. All SBHC and PSB shareholders are urged to read the Agreement and the Plan of Merger carefully, as shareholders are being asked to approve the Merger in accordance with the terms. For a discussion of the background of and reasons for the Merger, see "Summary -- Background and Reasons for the Merger."

     Under the terms of the Agreement and the Plan of Merger, SBHC would acquire PSB by means of a reverse triangular merger, in which PSB Interim would be merged with and into PSB, with PSB being the resultant bank, surviving as a wholly-owned subsidiary of SBHC and operating under the name "Pacific State Bank", and shareholders of PSB, other than those who exercise their dissenters' rights, becoming shareholders of SBHC.

     The Merger will close on the Effective Date (as defined in the Agreement) within 7 days after satisfaction or waiver (except where required by law) of all of the conditions set forth in the Agreement, unless extended by the parties. Closing is expected in the autumn of 1997. If closing does not take place prior to March 31, 1998, either party may terminate the Agreement. See "The Merger -- Conditions to the Merger."

Background and Reasons for the Merger; Recommendation of the Boards of Directors

     In 1995, SBHC embarked upon a strategic plan calling for diversification through expansion of its markets by forming or acquiring subsidiary banks serving identified communities and market areas. The investment in Lincoln Security in Newport was part of the implementation of that plan, as is the planned formation of Brookings Bank. SBHC believes that retaining a community bank identity is crucial to the success of its banking subsidiaries, and that branching beyond existing markets would pose some risk to the image each has created of being a local bank. Accordingly, SBHC believes that acquiring a community bank in a market not yet served by its current subsidiaries provides an opportunity for expansion while retaining the benefits of being identified as a local community bank. PSB was the only bank identified by SBHC as an acquisition candidate and no other bank was contacted concerning possible merger or acquisition.

     PSB appeared to be an attractive opportunity to continue the expansion contemplated in SBHC's business strategy. The acquisition of PSB would allow SBHC to expand into Douglas County and increase its market presence along the Oregon coast, while preserving the benefits of local community banking. PSB is one of only two banks in Reedsport, and has a well-established customer base, with approximately 64% of the deposits in the Reedsport community. Although PSB has been a strong, profitable bank, with approximately 1.80% return on assets, and has consistently received excellent ratings by regulatory examiners, PSB has experienced slow growth of its assets and profits. Both PSB and SBHC believe that as a subsidiary of SBHC, PSB could realize significant operational cost savings while continuing to operate as a local community bank, which could lead to higher profit margins. In addition, as part of a larger financial institution, PSB would have access to more capital and more advanced technology than would otherwise be available as an independent bank. PSB would thus be afforded an opportunity to enhance its local business and to extend its market area beyond the community through electronic banking and the increased variety of available products and services.

     In January, 1996, the executive officers of SBHC and PSB began discussions relating to the possible merger or acquisition of PSB by SBHC. The initial merger proposal provided for an exchange of stock based on the then-current market value of SBHC common stock. Although both parties believed that a merger made strategic sense, they could not agree on the appropriate valuation and exchange ratio. Discussions were terminated in early 1996 without any agreement having been reached. In September, 1996, SBHC completed a public offering of 402,500 shares of its common stock, the proceeds of which were intended for working capital and to replenish the capital invested in Lincoln Security. In March, 1997, SBHC approached PSB about commencing negotiations of the terms under which an acquisition could take place, and, following a series of meetings between senior representatives of both companies, the principal economic terms were agreed upon. Thereafter, due diligence materials were exchanged and reviewed, and a definitive agreement was negotiated between the parties with assistance of counsel.

The Agreement received final approval by the Boards of Directors of both companies and was executed on July 9, 1997.

Opinion of PSB Financial Advisor

     PSB retained Columbia Financial Advisors ("CFA") as its exclusive financial advisor pursuant to an engagement letter dated May 22, 1997 in connection with the Merger. CFA is a regionally recognized investment banking firm that is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions. The PSB Board selected CFA to act as PSB's exclusive financial advisor based on CFA's experience in mergers and acquisitions and in securities valuation generally.

     CFA has delivered a written opinion ("CFA Opinion") dated July 9, 1997 (the date the Agreement was executed by both parties), to the PSB Board of Directors to the effect that,as of that date the consideration to be received by PSB shareholders in the Merger, estimated to be $13,847,524, is fair to the shareholders from a financial point of view. The CFA Opinion is directed only to the fairness, from a financial point of view, of the consideration to be received and does not constitute a recommendation to any PSB stockholder as to how such shareholder should vote at the Special Meeting nor is it a recommendation to purchase or hold SBHC common stock. The opinion assesses the fairness of the merger consideration, including the formula and price for exchanging shares, as determined through negotiations by PSB and SBHC, and not based on any recommendation by CFA. Based on the total c onsideration estimated at July 9, 1997, each outstanding share of PSB common stock would be exchanged for 2.9919 shares of SBHC common stock. The actual exchange ratio will be different from that amount as it will be determined at the time of closing. Accordingly, CFA has issued a revised opinion dated September 17, 1997 to reflect the market price of SBHC stock as of that date, and the consideration based on such market price. The revised CFA Opinion estimated that as of September 17, 1997, each share of PSB common stock would be exchanged for 3.05 shares of SBHC common stock, and states that as of that date, the consideration to be received by PSB shareholders in the Merger is fair to the shareholders from a financial point of view. The full text of the CFA Opinion, dated September 17, 1997, sets forth the assumptions made, matters considered, and limits on its review, and is at tached hereto as Appendix B. The Opinion does not cover any further changes in SBHC stock price or consideration after that date. The summary of the CFA Opinion in this Prospectus/Proxy Statement is qualified in its entirety by reference to the full text of such opinion. PSB SHAREHOLDERS ARE URG ED TO READ THE ENTIRE CFA OPINION.

     In rendering its opinion to PSB, CFA reviewed, among other things, historical financial data of PSB, certain internal financial data and assumptions of PSB prepared for financial planning and budgeting purposes furnished by the management of PSB and, to the extent publicly available, the financial terms of certain change of control transactions involving Northwest community banks. CFA discussed with PSB's management the financial condition, current operating results, and business outlook for PSB. CFA also reviewed certain publicly available information concerning SBHC and certain financial and securities data of SBHC and companies deemed similar to SBHC. CFA discussed with SBHC's management the financial condition, current operating results and business outlook for SBHC and SBHC's plans relating to PSB. In rendering its opinion, CFA relied, without independent verification, on the accuracy and completeness of all financial and other information reviewed by it and did not attempt to verify or to make any independent evaluation or appraisal of the assets of PSB or SBHC nor was it furnished any such appraisals. PSB did not impose any limitations on the scope of the CFA investigation in arriving at its opinion.

     CFA analyzed the total Purchase Price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples, net present value analysis, and net asset value based on certain assumption of projected growth, earnings and dividends and a range of discount rates from 16% to 18%. All material studies and analyses performed by CFA are summarized below.

     Net Asset Value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of the investment securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes to the net value of other assets. As such, it is not the best evaluation approach when valuing a going concern because it is based on historical cost and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing market prices and yields (which is often of limited accuracy due to the lack of readily available data), it still results in a liquidation value. In addition, since this approach fails to account for the values attributable to the going concern such as the interrelationship among PSB's assets and liabilities, customer relations, market presence, image and reputation, staff expertise and depth, little weight is given by CFA to the net assets value approach to valuation.

     Market Value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The "hypothetical" market value for a small bank with a market for its common stock is normally determined by comparison to the average price to stockholders equity, price to earnings, and price to total assets, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity of the buyer. The market value in connection with the evaluation of control of a bank is determined by the previous sales of small banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data are available, the market value approach deserves greater weighing than the net asset value approach and similar weight as the investment value approach as discussed below.

     CFA maintains a comprehensive data base of prices paid for banking institutions in the Northwest, particularly Oregon and Washington banking institutions, from 1988 through 1997. This data base provides comparable pricing and financial performance data for banking institutions sold or acquired. Organized by different peer groups, these data present medians of financial performance and purchase price analysis. In analyzing the transaction value of PSB, CFA has considered the market approach and has evaluated price to stockholders equity and price to earnings multiples and the price to total assets percentage for transactions involving Oregon and Washington banking organizations with total assets less than $100 million that sold for 100% common stock from January, 1988 to June, 1997.

     Comparable Sales Multiples. CFA calculated a "Merger Consideration-Adjusted Book Value" for PSB's May 31, 1997 stockholders equity and the estimated September 30, 1997 stockholders equity, adjusted for the price to stockholders equity ratios for a sample of Northwest banking institutions with total assets below $100 million which sold between January 1988 and June 1997 and a sample of Northwest banking institutions with total assets below $100 million which sold between January 1994 and June 1997. The calculations are $30.85 and $34.86 per share, respectively, for the May 31, 1997 stockholders equity for the two samples. For the estimated September 30, 1997 stockholders equity, the calculations are $32.28 and $36.47, respectively. For PSB's 1996 net income and twelve months prior to March 31, 1997, the calculations are $33.87 and $33.14, respectively.

     Transaction Value as a Percentage of Total Assets. CFA calculated the percentage of total assets which the transaction represents as a price level indicator. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of stockholders equity and earnings. In this instance, a transaction value of $34.08 per share results in a transaction value as a percentage of total assets of 26.53%. The median price as a percentage of total assets for a sample of Northwest banking institutions with assets below $100 million which sold between January 1988 through June 1997 and a sample of Northwest banking institutions with total assets below $100 million which sold between 1994 and 1997 of 16% and 18%, respectively.

     Investment Value is sometimes referred to as the income or earnings value. One investment value method frequently used estimates the present value of an institution's future earnings or cash flow which is discussed below.

     Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of future benefits, usually earnings, dividends, or cash flow, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than five years and the residual or terminal value of the earnings stream after five years, using PSB's estimates of future growth and an appropriate capitalization or discount rate. CFA's calculations were based on an analysis of the banking industry, PSB's earnings estimates for 1997-2001, historical levels of growth and earnings, and the competitive situation in PSB's market area. Using discount rates of 16% and 18%, acceptable discount rates considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" provided a range of $27.09 to $32.50 per share.

     When the net asset value, market value and investment value approaches are subjectively weighed, using the appraiser's experience and judgment, it is CFA's opinion that the proposed transaction is fair, from a financial point of view.

     Pursuant to the terms of the engagement letter, PSB has agreed to pay CFA a fee of $25,000. In addition, PSB has agreed to reimburse CFA for its reasonable out-of-pocket expenses, including the fees and disbursements of its counsel, and to indemnify CFA against certain liabilities.

Recommendation of Boards of Directors

     The Boards of Directors of SBHC and PSB have reviewed and approved the Agreement, and PSB directors have signed commitments to vote their shares in favor of the Merger. The Boards of Directors of PSB and SBHC believe that the Merger, and the consideration to be received by PSB shareholders, are fair to unaffiliated shareholders of PSB and SBHC. In reaching a decision to approve the Merger, the PSB Board of Directors considered the financial condition of PSB, its earnings history and growth prospectus. In addition, the Board considered the general state of the financial services industry and the current trend of consolidation along with trends in the local economy that would impact the future performance of the bank. Further, the Board considered the terms and conditions of the Merger proposal, including the consideration, the effect of the Merger on the management and operation of the bank and its customers, and the suitability of SBHC as a strategic partner, based on SBHC's financial condition, earnings, growth potential and management. Finally, the PSB considered the effect of the Merger on the bank's shareholders, including the amount and form of consideration, and the fairness from a financial point of view, as to which the Board considered the opinion of CFA, the bank's financial advisor.

     The SBHC Board of Directors made its determination as to the fairness of the transaction to its shareholders based on its own internal analysis, and did not seek or receive an opinion of any independent appraiser or financial advisor in connection with evaluating the proposal. After careful consideration of various economic and strategic factors, the SBHC Board determined the transaction to be in the best interests of SBHC and its shareholders. The economic factors considered by the Board included an analysis of the ratio of the proposed purchase price to the earnings and book value of PSB; capital adequacy ratios of PSB relative to those of SBHC; anticipated impact of the transaction on the future performance of SBHC relating to return on equity and return on assets; and the potential for dilution of SBHC's stockholders equity. In addition, the Board considered the strategic benefits to be gained by acquiring an institution serving an adjacent market area that had a significant share of the market, and would fit within the strategic plan SBHC has been working to implement. The Board assigned equal importance to each of the factors considered, and did not rely on any one factor in making its determination.

     THE BOARDS OF DIRECTORS OF PSB AND SBHC UNANIMOUSLY RECOMMEND TO THEIR RESPECTIVE SHAREHOLDERS A VOTE IN FAVOR OF THE MERGER.

Exchange of Shares

     SBHC has agreed to acquire all of the outstanding shares of PSB common stock for an amount, payable in shares of SBHC Common Stock, equal to two times the total shareholders' equity of PSB as of March 31, 1997, determined in accordance with generally accepted accounting principles, but not including unrealized gains or losses in its investment portfolio, plus an amount equal to the increase in shareholders' equity, not including unrealized gains or losses in its investment portfolio, from April 1, 1997, through the date immediately preceding the Effective Date. Upon consummation of the Merger, each share of PSB common stock outstanding as of the Record Date will automatically be converted into and exchanged for that number of shares of SBHC Common Stock calculated by dividing the total purchase price by the number of shares of PSB common stock outstanding as of the Record Date, then further dividing the resulting figure by $11.375, the closing price per share of SBHC common stock as reported by the Nasdaq Stock Market on March 31, 1997. Cash will be paid in lieu of fractional shares. Following consummation of the Merger, PSB shareholders will hold approximately 28% of the outstanding shares of SBHC Common Stock.

     The Merger is expected to close on or about October 31, 1997, at which time PSB shareholders will receive in the form of shares of SBHC Common Stock, total consideration consisting of (i) $13,866,312, representing two times PSB's shareholder's equity at March 31, 1997, plus (ii) the increase, after certain adjustments, of shareholders' equity of PSB from April 1, 1997 through the date immediately preceding the closing of the Merger. As of August 31, 1997, that increase was approximately $339,013, implying a total purchase price of $14,205,325 if the Merger had been consummated on September 1, 1997.

     If the Merger had been closed on September 1, 1997, each PSB shareholder would receive approximately 3.07 shares of SBHC common stock for each share of PSB common stock. Based on the September 1, 1997 market price of $14.50 per share of SBHC common stock, PSB shareholder would have received consideration of $44.50 per share of PSB common stock, if the Merger had been closed on September 1, 1997. However, as the market will fluctuate, no assurances can be made as to the exact value of the consideration PSB shareholders will receive. Accordingly, it is not expected that proxies will be resolicited if the market value of SBHC, and thus the current value of the consideration, should decline from current levels.


     Following consummation of the Merger, certificates representing shares of PSB stock will, for all corporate purposes other than dividends, represent shares of SBHC Common Stock. Shareholders of PSB will be notified by SBHC of the effectiveness of the Merger and SBHC will send to each such shareholder a form of letter of transmittal and instructions as to surrendering their PSB certificates in exchange for certificates representing SBHC shares. DO NOT SEND IN YOUR CERTIFICATES AT THIS TIME. PSB SHAREHOLDERS WILL RECEIVE TRANSMITTAL INSTRUCTIONS FOLLOWING CONSUMMATION OF THE MERGER. THERE WILL BE NO CHANGE IN THE SHARES HELD BY SBHC SHAREHOLDERS. Unless and until the certificates representing shares of PSB common stock are surrendered in exchange for certificates representing SBHC Common Stock, no dividends or other distributions payable on shares of SBHC Common Stock will be paid in respect of such shares. Upon surrender of certificates representing shares of PSB common stock for exchange, all accrued and unpaid dividends and other distributions, payable on such shares after the effective date of the Merger, will be paid, without interest thereon.

Cash for Fractional Shares

     SBHC will not  issue  certificates  for  fractional  shares of SBHC  Common
Stock. Each PSB shareholder otherwise entitled to receive fractional shares shall be entitled to receive cash in lieu thereof in an amount equal to the fraction multiplied by $11.375, and will have no other rights with respect to such fractional shares.

Conduct Pending the Merger

     The Agreement provides that, until the Merger is effective, PSB and SBHC will continue to conduct their respective businesses only in the ordinary course, and use all reasonable efforts to preserve their present business organizations, retain the current management, and preserve the goodwill of all persons with whom they have business dealings. The Agreement also provides that, without the consent of the other party, neither party to the Agreement will engage in transactions affecting the capitalization, assets or obligations of such party, including declaring extraordinary dividends, stock splits or other recapitalizations, disposing of assets, making material commitments, or acquiring real property without proper environmental evaluation, or any other transaction or activity not in the ordinary course of business.

Operations of PSB following the Merger

     Following the Merger, PSB will operate in its current office as a subsidiary bank of SBHC separate from Security Bank, Lincoln Security or Brookings Bank, with its own board of directors and executive officers, although Mr. Brummel and an additional director of SBHC or Security Bank are to be appointed to serve as additional directors on the PSB's board. PSB will continue to operate under the name "Pacific State Bank", and substantially all of the current directors, executive officers and employees will be retained. SBHC does, however, anticipate that certain administrative and data processing services may be provided by SBHC or Security Bank.

Directors and Officers

     The Agreement provides that PSB will appoint two SBHC or Security Bank directors to serve on the board of PSB until the next annual meeting of PSB shareholders. In addition, SBHC has agreed to appoint two current PSB directors acceptable to SBHC to serve on the Board of Directors of SBHC, and to nominate such directors for election at the next annual meeting of SBHC shareholders. SBHC has also agreed to appoint one of the directors of PSB to the board of Security Bank.

     Directors and executive officers of PSB will continue to serve in the same capacities following the Merger and until the 1998 annual meeting of PSB shareholders or until their successors have been duly elected and qualified. At the 1998 annual meeting of PSB shareholders, PSB's board may nominate a slate of directors for election until the 1999 annual shareholders meeting. SBHC, as PSB's sole shareholder, expects to re-elect the current directors of PSB, although SBHC is under no obligation to do so.

     As a condition to the execution of the Agreement, each member of PSB's Board of Directors has entered into a non-competition agreement with SBHC which prohibits these directors from competing with SBHC or any of its subsidiaries for a period of two years following the date of the Agreement by associating in any capacity with any financial institution, other than PSB or another SBHC affiliate bank, that has branches in Coos, Curry, Lincoln or Douglas Counties, Oregon, except for ownership of less than one percent of the stock of a publicly held corporation. In addition, each PSB director has agreed not to solicit or entertain any offer to PSB to enter into any transaction that would compete with or be inconsistent with the Agreement, and to vote their shares, and to recommend to shareholders a vote, in favor of the Merger. These non-competition and non-solicitation agreements are intended to ensure the support of the PSB Board of Directors in completing the transaction, and to prevent or discourage directors from entertaining competing bids for PSB or offers of employment from competitors of SBHC in the event the Merger is not consummated or the director subsequently resigns from the PSB Board. Accordingly, these agreements are likely to increase the probability that other bids for PSB will not materialize, and that Merger will be consummated as planned. Resales of shares of SBHC Common Stock by PSB directors and executive officers following the Merger will be subject to certain restrictions. See "The Merger -Resales of Stock by PSB Affiliates."

Employee Benefit Plans

     The Agreement confirms SBHC's intention to permit PSB employees who continue as PSB employees following the Merger to participate in all employee benefit plans generally available to all SBHC employees. In addition, PSB employees are entitled to have health insurance premiums paid by PSB for eligible dependents of PSB employees so long as they remain eligible and such payments do not violate any provisions of state or federal laws.

Conditions to the Merger

     The Merger is subject to certain conditions set forth in the Agreement. No assurance can be made that these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the Merger will be completed. In the event that conditions to the Merger remain unsatisfied and the Merger has not been completed by March 31, 1998, the Agreement may be terminated by either party to the Agreement.

     The Merger can only occur if the holders of at least two-thirds of the outstanding shares of PSB common stock vote in favor of the Merger at the PSB Meeting, and if the number of SBHC shares voted to approve the Agreement and related issuance of shares, as provided by the Plan of Merger exceeds the number voted against the proposal at the SBHC Meeting, provided at least a majority of the outstanding shares are represented at the SBHC Meeting. In addition, the Merger requires the approval of the FDIC, the Federal Reserve and the Oregon Director, as discussed below.

     Certain other conditions must be satisfied or waived, and other events must occur before the parties will be obligated to complete the Merger. Each party's obligations are conditioned on satisfaction by the other parties of their conditions. Specifically, these conditions include: (i) the representations and warranties given by each party to the Agreement are true in all material respects as of the effective date of the Merger, and each party has complied with its covenants in the Agreement; (ii) there has been no material adverse change in the business or financial condition of each party; (iii) each party's board of directors and shareholders have approved the transaction; (iv) the parties have provided one another with opinions of experts with respect to certain tax treatment and legal matters, accounting and fairness, as called for by the Agreement; (v) the SEC has declared the registration statement effective with respect to the issuance of SBHC common stock in the Merger; (vi) there are no actions or proceedings commenced or threatened against any party to restrain, prohibit or invalidate the Merger; (vii) the holders of no more than 7% of the shares of PSB have voted against the Merger or otherwise taken steps to perfect their dissenter's rights as provided by the Agreement; and (viii) all appropriate regulatory authorities have approved the Merger.

Regulatory Approvals

     The Merger is subject to the approval of the FDIC and the Oregon Director. In addition, the acquisition by SBHC of control of PSB is subject to the approval of the Federal Reserve and the Oregon Director. SBHC has filed applications with these regulatory agencies and expects to receive the necessary approvals in due course, although no assurances can be made in that regard. The FDIC will not approve the Merger unless and until the PSB shareholders have approved the Merger. See "Supervision and Regulation."

Waiver of Conditions, Amendment or Termination

     Either SBHC or PSB may waive conditions required of the other party, except those conditions required by law. The parties may also grant extensions of time to satisfy an obligation or condition. The Agreement may be amended or supplemented at any time by written agreement of the parties before the special shareholders meetings.

     The Agreement contains several provisions entitling either SBHC or PSB to terminate the Agreement under certain circumstances. The following briefly describes those provisions:

     Mutual Agreement. The Agreement may be terminated by mutual agreement of the parties at any time prior to closing, whether before or after approval by the shareholders.

     Breach of Representations or Warranties. The Agreement may be terminated by either party upon a material breach by the other party of any of its representations, warranties or covenants, if such breach is not cured within 30 days notice of such breach.

     Lapse of Time. The Agreement may be terminated by either party if shareholder approval is not obtained by the other party prior to December 31, 1997, and by either of the parties if the conditions to closing have not been satisfied prior to March 31, 1998.

     Fiduciary Obligations of PSB. The Agreement may be terminated by PSB, if, upon the advice of counsel, the fiduciary duties of its directors so require.

     Notice by SBHC. The Agreement may be terminated by SBHC upon written notice without any specific reason, but under such circumstances SBHC would be required to pay PSB's reasonable costs and a break-up fee.

     If the Agreement is terminated by reason of any of the representations or warranties of either party being materially incorrect, the other party is entitled to damages of actual reasonable expenses incurred in connection with the negotiation and preparation of the Agreement. If SBHC terminates the Agreement by reason of PSB shareholders failing to approve the merger or PSB terminating the Agreement upon advice of counsel, and PSB enters into a similar transaction with another party within one year thereafter, SBHC will be entitled to be reimbursed for its reasonable expenses incurred by SBHC in connection with the negotiation and preparation of the Agreement and carrying out the transaction, plus an additional $350,000. If SBHC terminates the Agreement or fails to close the Merger for any reason other than a failure of conditions not within SBHC's control, or a material breach of representations, warranties or covenants by PSB, then SBHC will be obligated to pay PSB's reasonable expenses incurred in negotiating the Agreement, plus an additional $175,000.

Interests of Certain Persons in the Merger

     Certain directors of SBHC and PSB may be deemed to have an interest in the Merger, in addition to their interests as shareholders. PSB has agreed to appoint Mr. Brummel and another director of SBHC or Security Bank to serve on the board of PSB until the next annual meeting of PSB shareholders. I n addition, SBHC has agreed to appoint two of the current PSB directors to the Board of Directors of SBHC, and to nominate such directors for election at the next annual meeting of Security Bank shareholders to serve terms of at least two years. SBHC has also agreed to appoint one of the director s of PSB to the Board of Directors of Security Bank. The PSB directors appointed to the SBHC Board will then be entitled to participate in the 1997 Directors Compensation Plan which provides for compensation of $400 per Board meeting attended and $100 for each committee meeting attended, as well a s participation in incentive bonuses based on earnings of SBHC. See "Management - Director Compensation." SBHC has no plans to alter the management of PSB following the Merger. Accordingly, the current directors of PSB, David G. Morgan, Thomas S. Tymchuk, Gretchen A. McNeff, Robert L. Fullhart, A lbert E. Lewis, Gary L. Waggoner and Louis Lorenz, and R. T. Green, will continue to serve as directors of PSB. In addition, R. T. Green, the current President and Chief Executive Officer of PSB, will continue to serve in those offices following the Merger at his current annual salary of $90,352. PSB does not have an employment agreement with Mr. Green, but does have a deferred compensation agreement that provides for incentive compensation of up to $25,000 per year, based on the performance of the bank, and permits Mr. Green to defer up to 20% of his regular salary and bonuses. Accumulat ed deferred compensation is payable in ten annual installments beginning with normal retirement at age 65, death or disability, or when Mr. Green reaches age 65 if his employment terminates for any other reason. Mr. Green has no other formal compensation or employment agreements with the bank, and no changes in the current compensation and employment arrangements are expected as a result of or following the Merger.


Comparison of Relative Rights of Shareholders of PSB and SBHC

     The Articles of Incorporation of SBHC authorize the issuance of up to 20,000,000 shares of stock, divided into three classes consisting of 10,000,000 shares of Common Stock having a par value of $5.00 per share, of which there were 3,180,785 shares of Common Stock issued and outstanding as of the Record Date; 5,000,000 shares of Voting Preferred Stock having a par value of $5.00 per share, none of which is issued; and 5,000,000 shares of Non-voting Preferred Stock having a par value of $5.00 per share, none of which is issued. Non-voting stock has no voting rights except as provided by Oregon law. The Board of Directors of SBHC has the authority to designate one or more series of preferred stock and to determine the relative rights and preferences of such series, including the dividends payable thereon, redemption, liquidation and conversion provisions, and voting rights.

     The Articles of Incorporation of PSB authorize 406,875 shares of common stock, all of which was issued and outstanding as of the Record Date. PSB Articles of Incorporation do not authorize any preferred stock.

     The following discussion compares the relative rights of PSB and SBHC shareholders.

 General

     Each outstanding share of SBHC Common Stock has the same relative rights and preferences as each other share, including the rights to the net assets of the corporation upon liquidation. All issued and outstanding shares of SBHC are, and all shares to be issued in the Merger will be, fully paid and non-assessable. The Board of Directors is authorized to issue or sell additional capital stock of SBHC, at its discretion and for fair value, and to issue future cash or stock dividends, without subsequent shareholder approval except as may be required by the rules of the Nasdaq Stock Market. Holders of SBHC common stock do not have preemptive rights to subscribe for any additional securities that may be issued, and are not entitled to conversion or redemption rights.

     The Board of Directors of SBHC is expressly authorized to designate by resolution one or more series of preferred stock, voting or non-voting, and to fix and determine the relative rights and preferences of the designated series, subject, however, to the limitation that, unless required by law, the non-voting preferred stock has no voting rights. The Board has not designated any series of preferred stock at this time, and has no present intention of doing so or of issuing any preferred stock.

     Each outstanding share of PSB common stock has the same relative rights and preferences as each other share, including the rights to the net assets of the corporation upon liquidation. All issued and outstanding shares of PSB are fully paid and non-assessable, except as provided by the Oregon Bank Act, which provides that in the event the capital of the bank is impaired, or insufficient to pay the bank's liabilities, the Oregon Director may require the bank to assess the capital stock in an amount to restore the capital to a sufficient level. Shareholders are not personally liable for any assessment, except that failure to pay any assessment could result in forfeiture and sale of shares by the bank to pay any such assessment. Holders of PSB common stock do not have preemptive rights to subscribe for any additional securities that may be issued, and are not entitled to conversion or redemption rights.

 Voting Rights

     Each share of SBHC common stock is entitled to one vote on matters submitted to a vote of shareholders, and holders may not cumulate votes in the election of directors. The Board of Directors of SBHC is authorized to designate one or more series of preferred stock and to fix the voting rights of such series, which may be superior to the voting rights of the common stock.

     Each share of PSB common stock is entitled to one vote on matters submitted to a vote of shareholders. Holders of common stock are not entitled to cumulate votes in the election of directors.

 Dividends

     The Board of Directors of SBHC is authorized to designate one or more series of preferred stock and to fix the dividend rights of such series, which may be superior to the dividend rights of the common stock.

     Subject to the rights of holders of any preferred stock which may be outstanding, the holders of SBHC Common Stock are entitled to receive dividends if and when declared by the Board of Directors from any funds legally available therefor. The ability of SBHC to pay dividends is substantially dependent on dividends it receives from its subsidiary banks. Accordingly, dividend restrictions imposed on the subsidiary banks under their respective articles of incorporation and the Oregon Bank Act may limit the dividends SBHC can pay to its shareholders. See "Supervision and Regulation - Dividends."

     Shareholders of PSB are entitled to dividends if and when declared by the Board of Directors from funds legally available therefor. The ability of PSB to pay dividends is subject to the limitations of the Oregon Bank Act which imposes restrictions on dividends in excess of retained earnings, and requires prior approval of the Oregon Director to pay dividends.

 Anti-takeover Provisions

 SBHC

     SBHC is subject to the Oregon Control Share Act (Oregon Revised Statutes Sections 60.801-60.816)(the "Control Share Act"). The Control Share Act generally provides that a person (the "Acquiring Person") who acquires voting stock of an Oregon corporation in a transaction which results in such Acquiring Person holding more than 20%, 33-1/3% or 50% of the total voting power of such corporation (a "Control Share Acquisition") cannot vote the shares it acquires in the Control Share Acquisition ("control shares") unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the control shares held by the Acquiring Person and shares held by SBHC's officers and inside directors ("interested shares"), and by the holders of a majority of the outstanding voting shares, including interested shares. The foregoing vote would be required at the time an Acquiring Person's holdings exceed 20% of the total voting power of a company, and again at the time the Acquiring Person's holdings exceed 33-1/3% and 50%, respectively. The term "Acquiring Person" is broadly defined to include persons acting as a group. A transaction in which voting power is acquired solely by receipt of an immediately revocable proxy does not constitute a "Control Share Acquisition."

     The Acquiring Person may, but is not required to, submit to SBHC an "Acquiring Person Statement" setting forth certain information about the Acquiring Person and its plans with respect to SBHC. The Acquiring Person Statement may also request that SBHC call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the Acquiring Person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the Control Share Acquisition. If the Acquiring Person's control shares are accorded voting rights and represent a majority or more of all voting power, shareholders who do not vote in favor of the restoration of such voting rights will have the right to receive the appraised "fair value" of their shares, which may not be less than the highest price paid per share by the Acquiring Person for the control shares.

     SBHC is also subject to the Oregon Business Combination Act (Oregon Revised Statutes Sections 60.825- 60.845)(the "Business Combination Act"). The Business Combination Act generally provides that in the event a person or entity acquires 15% or more of the voting stock of an Oregon corporation (an "Interested Shareholder"), the corporation and the Interested Shareholder, or any affiliated entity, may not engage in certain business combination transactions for a period of three years following the date the person became an Interested Shareholder. Business combination transactions for this purpose include (a) a merger or plan of share exchange, (b) any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of the corporation's assets or outstanding capital stock, and (c) certain transactions that result in the issuance of capital stock of the corporation to the Interested Shareholder. These restrictions do not apply if (i) the Interested Shareholder, as a result of the transaction in which such person became an Interested Shareholder, owns at least 85% of the outstanding voting stock of the corporation (disregarding shares owned by directors who are also officers, and certain employee benefit plans), (ii) the Board of Directors approves the share acquisition or business combination before the Interested Shareholder acquired 15% or more of the corporation's voting stock, or (iii) the Board of Directors and the holders of at least two-thirds of the outstanding voting stock of the corporation (disregarding shares owned by the Interested Shareholder) approve the transaction after the Interested Shareholder acquires 15% or more of the corporation's voting stock.

     The Control Share Act and the Business Combination Act will have the effect of encouraging any potential acquiror to negotiate with SBHC's Board of Directors and will also discourage certain potential acquirors unwilling to comply with its provisions. A corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. SBHC has not adopted such a provision and does not currently intend to do so. The law may make SBHC less attractive for takeover, and thus shareholders may not benefit from a rise in the price of the Common Stock that a takeover could cause. The limitations of the Acts are in addition to regulatory restrictions on acquisitions of stock of banks and bank holding companies under the federal Bank Holding Company Act.

     In addition to the statutory provisions discussed above, SBHC's articles of incorporation and bylaws contain certain provisions that could make more difficult the acquisition of SBHC by means of a tender offer, proxy contest, merger or otherwise. The articles of incorporation authorize the issuance of up to 5,000,000 shares of voting preferred stock, which, although intended primarily as a financing tool and not as a defense against takeovers, could potentially be used by management to make more difficult uninvited attempts to acquire control of SBHC by, for example, diluting the ownership interest of a substantial shareholder, increasing the consideration necessary to effect an acquisition, or selling authorized but unissued shares to a friendly third party. In addition, the articles of incorporation authorize the issuance of warrants, rights, options or other obligations convertible into, or entitling the holder thereof, to purchase shares of any class of stock, the issuance of which may also have the effect of diluting the ownership interest of a shareholder or increasing the consideration necessary to effect an acquisition of a controlling interest in SBHC.

     SBHC's bylaws provide for a staggered board of directors whereby approximately one-third of the director positions are filled each year. This provision makes it more difficult for a dissident shareholder to remove the entire board of directors at one time. Such a provision may have the effect of discouraging potential acquirors, and may be considered an anti-takeover defense.

     Finally, SBHC is subject to the reporting requirements of, and its common stock is registered under, the Securities Exchange Act of 1934. Any person who acquires SBHC common stock, and after giving effect to such acquisition, holds more than 5% of the outstanding shares, is required to report such acquisition to the Securities and Exchange Commission under section 13 of the Securities Exchange Act. Thus, a person contemplating acquiring control will be obligated to make public such person's intentions, even prior to being required to report such transactions to the Federal Reserve under the Bank Holding Company Act. See "Supervision and Regulation."

 PSB

     PSB is subject to the Oregon Bank Act which requires prior approval of the Oregon Director before any person may acquire control of a bank. In addition, under the Bank Holding Company Act of 1956, no person may acquire 25% or more of the shares of any class of voting stock of a bank without prior approval of the Federal Reserve. Further, under the Bank Change of Control Act, prior approval from the FDIC is required before a person may acquire control of a bank. See "Supervision and Regulation."

Resales of Stock by Affiliates of PSB

     The SBHC common stock to be issued in the Merger will be freely transferable by shareholders of PSB, with the exception of those persons deemed to be affiliates (controlling persons) of PSB, such as all directors, executive officers and holders of more than 10% of the outstanding stock of PSB immediately prior to the Merger. Affiliates of PSB may not sell their shares of SBHC common stock received in exchange for their PSB common stock in the Merger, except pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to the provisions of Rule 144 under the Securities Act of 1933, unless in the opinion of counsel reasonably satisfactory to SBHC such shares may be sold pursuant to an applicable exemption from the registration requirements of the Securities Act.

     In addition, to account for the Merger as a pooling of interests, affiliates of PSB may not sell any shares of SBHC they may hold or control for a period beginning 30 days prior to the effective date of the Merger and ending at the time SBHC publishes financial results covering at least 30 days of combined operations. Certificates issued in the Merger to affiliates of PSB will bear legends reflecting such restrictions.

Tax Treatment of the Transaction

     The Merger is intended to qualify as a tax-free reorganization for federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended. In such a reorganization, neither PSB nor SBHC will recognize any gain or loss as a result of the Merger. In addition, no gain or loss is recognized for federal income tax purposes by shareholders of PSB upon the exchange of shares of PSB stock for shares of SBHC stock, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. Cash received by a shareholder of PSB in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder's basis in PSB stock allocable to such fractional share. The tax basis of the shares of SBHC stock received will be equal to the tax basis, reduced by the amount of basis allocable to any fractional share for which cash is received, of PSB shares surrendered in the exchange. The holding period for the shares of SBHC stock received will include the holding period for the shares of PSB stock exchanged in the Merger, provided that the shares were held as capital assets on the date of the exchange.

     Cash received by any holder of PSB common stock who exercises dissenter's rights will be treated as having been received as a distribution in redemption of his or her shares. Such a distribution will be treated for federal income tax purposes in accordance with the provisions and limitations of Section 302 of the Internal Revenue Code. In general, such a distribution and redemption will be treated as a sale of a capital asset, with gain or loss recognized on the difference between the shareholder's basis and the amount of cash received.

     Income tax treatment of the proposed Merger in Oregon and other states where shareholders reside is expected to parallel federal law.

     While the transaction is intended to constitute a tax-free reorganization for PSB, SBHC, or PSB's shareholders, no assurances are made in that regard. No ruling has been or will be requested from the Internal Revenue Service as to any of the tax effects to PSB's shareholders of the transactions discussed in this Prospectus/Proxy Statement. However, PSB and SBHC expect to receive an opinion of Foster Pepper & Shefelman, PLLC, special counsel to SBHC, to the effect that under federal income tax law, the Merger will qualify as a tax-free reorganization, the tax consequences of which will be as discussed above. Such an opinion will not bind the Internal Revenue Service or preclude it from adopting a contrary position. The opinion is based on facts and assumptions, and on representations and assurances made by PSB and SBHC. SHAREHOLDERS ARE ADVISED AND URGED TO CONSULT WITH THEIR OWN TAX ADVISOR WITH RESPECT TO TAX CONSEQUENCES OF THE PROPOSED TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

Accounting Treatment of the Transaction

     The Merger is expected to be accounted for as a pooling of interests for accounting purposes. Under this method of accounting, the assets and liabilities of PSB are carried forward on the books of SBHC on a historical basis, and the financial statements will represent the combined condition and operating results for periods before and after the Merger. No goodwill will be recognized or reflected in the consolidated financial statements of SBHC. As a condition of the Merger, SBHC will receive a letter from KPMG Peat Marwick LLP to the effect that, based on certain material facts and certain representations and warranties described in such letter, the Merger will qualify for treatment for accounting purposes as a pooling of interests. See "Unaudited Pro Forma Condensed Financial Statements."

Rights of Dissenting Shareholders of PSB

     The Agreement provides that shareholders of PSB have the right to dissent from the Merger and receive the fair value of their shares in cash in lieu of the consideration otherwise issuable to them pursuant to the Plan of Merger, which value may be more or less than or equal to that received by non-dissenting shareholders. Although not entitled to statutory dissenters' rights under the Oregon Bank Act, PSB shareholders may nonetheless dissent from the Merger and be entitled to cash payment of the fair value of their shares by following the procedures set forth in Sections 711.042 through 711.047 of the Oregon Bank Act. A copy of the applicable sections of the statute is attached as Appendix C to this Prospectus/Proxy Statement. Any PSB shareholder intending to exercise dissenters' rights is urged to review these provisions carefully so as to be in strict compliance with the requirements of state law. EACH OF THE PRESCRIBED STEPS MUST BE TAKEN AS SPECIFIED OR DISSENTERS' RIGHTS MAY BE LOST. FAILURE TO CONFORM EXPRESSLY TO ALL CONDITIONS MAY RESULT IN LOSS OF RIGHTS.

 The following is only a summary of dissenting shareholders' rights:

     Any of PSB's stockholders desiring to dissent and receive payment for shares must (a) either: (i) deliver to PSB, prior to or at the PSB Meeting before the vote is taken, written notice of intent to demand payment for shares if the transaction is consummated; or (ii) vote against the resolution approving the Merger; and (b) make proper written demand to PSB or SBHC for payment within 30 days following the shareholder vote on the Merger. The demand must be accompanied by the surrender of share certificates properly endorsed. A shareholder may not dissent as to fewer than all of his or her PSB shares.

     A shareholder who returns an executed but unmarked proxy, or abstains either by not returning a proxy or by marking "Abstain" on the proxy, will be deemed to have not voted against the Merger and will therefore not be entitled to exercise Dissenters' Rights unless proper written notice is given prior to the shareholder vote on the Merger.

     Within 30 days after the effective date of the Merger, PSB will give notice thereof to dissenting shareholders who have properly delivered demand for payment and make a written offer to pay an amount equal to PSB's estimate of the fair value of each such dissenting shareholder's shares, plus any applicable accrued interest from the effective date of the Merger. That amount may be more than, equal to, or less than the amount of consideration received by other shareholders in accordance with the Plan of Merger. If a dissenting shareholder accepts the offer within 30 days of that payment offer, PSB will pay that amount and the dissenting shareholder will have no further rights with respect to those shares. If, however, a dissenting shareholder does not accept the offer within 30 days, or if no offer is made, the fair value of the shares held by such dissenting shareholder will be determined by an appraisal process wherein three appraisers will be selected, one by owners of two-thirds of the shares involved, one by the Board of Directors of PSB and the third by the other two appraisers. The valuation agreed upon by two of the three appraisers will be the amount which PSB will pay each dissenting shareholder who had not previously accepted a payment offer. The costs of the appraisal process will be apportioned by the appraisers as they deem equitable against either the dissenting shareholders or PSB.

     A shareholder may not dissent as to less than all of the shares registered in the shareholder's name; except a shareholder holding as a fiduciary shares registered in his or her name for the benefit of more than one beneficiary may dissent as to less than all of the shares registered in his or her name, provided that any dissent made as to a particular beneficiary is as to all of the shares held for that beneficiary by the fiduciary.

     Receipt of cash by dissenting shareholders for their shares will be treated, for federal income tax purposes as a redemption of shares under Section 302 of the Internal Revenue Code, and may be a taxable transaction. Any shareholder contemplating a demand for payment pursuant to statutory dissenters' rights is urged to consult with a competent tax advisor.

Expenses

     Each of the parties to the Agreement will pay their own expenses in connection with the Agreement and the transactions contemplated thereby, except that printing expenses for this Prospectus/Proxy Statement will be shared by both parties.

                   SELECTED HISTORICAL AND PRO FORMA CONDENSED
                              FINANCIAL STATEMENTS

     The tables on the following pages present unaudited selected historical and pro forma financial information for SBHC and PSB for the year ended December 31, 1996, and for the six months ended June 30, 1997. The pro forma amounts assume the Merger is accounted for on a pooling-of-interests basis and, with respect to per share amounts, number of outstanding shares and capital ratios, that 1,244,607 shares of SBHC common stock are issued in the Merger. As the exact number of SBHC shares to be issued will not be determined until the Merger is completed, such amounts may vary from the figures presented. These unaudited financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus/Proxy Statement.

                                             SELECTED HISTORICAL AND
                                     PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                                    (Unaudited)

                                                                    As of and for the year ended, December 31, 1996:
                                                          --------------------------------------------------------------
                                                                SBHC                    PSB                 Combined
                                                          -----------------      -----------------      -----------------
BALANCE SHEET:
Net loans                                                      $93,940,220            $28,961,541           $122,901,761

Investments, net                                                79,855,100             20,195,797            100,050,897

                                                          -----------------      -----------------      -----------------
    Total earning assets                                       173,795,320             49,157,338            222,952,658


Other assets                                                    17,628,517              3,695,588             21,324,105

                                                          -----------------      -----------------      -----------------
    Total assets                                              $191,423,837            $52,852,926           $244,276,763

                                                          =================      =================      =================
Deposits                                                      $148,594,404            $45,438,144           $194,032,548

Borrowings                                                      22,167,685                      -             22,167,685

                                                          -----------------      -----------------      -----------------
    Total costing liabilities                                  170,762,089             45,438,144            216,200,233

Other liabilities                                                1,178,403                637,062              1,815,465

                                                          -----------------      -----------------      -----------------
    Total liabilities                                          171,940,492             46,075,206            218,015,698


Minority interest in subsidiary                                    937,895                      -                937,895


Shareholders' equity:

    Common stock                                                15,824,596                406,875             22,047,633

    Surplus                                                      1,040,537              5,093,125                317,500

    Retained earnings                                            3,295,461              1,198,440              4,493,901

    Unearned ESOP                                              (1,728,225)                      -            (1,728,225)

    Unrealized gain on investments, net of tax                     113,081                 79,280                192,361

                                                          -----------------      -----------------      -----------------
        Total shareholders' equity                              18,545,450              6,777,720             25,323,170

    Total liabilities, minority interest and equity           $191,423,837            $52,852,926           $244,276,763

                                                          =================      =================      =================
INCOME STATEMENT:

Interest income                                                $13,707,377             $4,207,017            $17,914,394

Interest expense                                                 5,602,636              1,434,208              7,036,844

                                                          -----------------      -----------------      -----------------
    Net interest income before provision for loan loss           8,104,741              2,772,809             10,877,550


Provision for loan loss                                            208,000                 24,000                232,000

                                                          -----------------      -----------------      -----------------
    Net interest income                                          7,896,741              2,748,809             10,645,550


Non-interest income                                              3,278,034                236,592              3,514,626

Non-interest expense                                             8,360,043              1,377,843              9,737,886

                                                          -----------------      -----------------      -----------------
    Income before provision for income taxes                     2,814,732              1,607,558              4,422,290


Provision for income taxes                                         759,500                593,700              1,353,200

                                                          -----------------      -----------------      -----------------
    Net income                                                  $2,055,232             $1,013,858             $3,069,090

                                                          =================      =================      =================
OTHER DATA:

Weighted average shares outstanding                              2,408,278                406,875              3,652,885

Earnings per share, basic                                            $0.85                  $2.50                  $0.84


Total shares outstanding                                         3,164,920                406,875              4,409,527

less: ESOP unallocated shares                                    (455,824)                      -                (455,824)

                                                          -----------------      -----------------      -----------------
    Adjusted shares outstanding                                  2,709,096                 406,875             3,953,703

    Book value per share                                             $6.85                 $16.66                  $6.40


Efficiency ratio                                                       73%                    46%                    67%

Total shareholders' equity to total assets                           9.69%                 12.82%                 10.37%

Return on average assets                                             1.18%                  1.93%                  1.35%

Return on average equity                                            13.42%                 15.50%                 14.04%


                                             SELECTED HISTORICAL AND
                                     PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                                    (Unaudited)

                                                                    As of and for the year ended, December 31, 1995:

                                                                SBHC                    PSB                 Combined
                                                          -----------------      -----------------      -----------------
BALANCE SHEET:

Net loans                                                      $83,069,234            $27,379,382           $110,448,616

Investments, net                                                63,355,630             22,681,465             86,037,095

                                                          -----------------      -----------------      -----------------
    Total earning assets                                       146,424,864             50,060,847            196,485,711


Other assets                                                    12,163,469              2,534,101             14,697,570

                                                          -----------------      -----------------      -----------------
    Total assets                                              $158,588,333            $52,594,948           $211,183,281

                                                          =================      =================      =================
Deposits                                                      $127,290,415            $45,631,174           $172,921,589

Borrowings                                                      15,519,556                      -             15,519,556

                                                          -----------------      -----------------      -----------------
    Total costing liabilities                                  142,809,971             45,631,174            188,441,145

Other liabilities                                                1,406,508                655,751              2,062,259

                                                          -----------------      -----------------      -----------------
    Total liabilities                                          144,216,479             46,286,925            190,503,404


Minority interest in subsidiary                                        n/a                    n/a                    n/a


Shareholders' equity:

    Common stock                                                13,810,975                406,875             20,034,012

    Surplus                                                            965              5,093,125                      0

    Retained earnings                                            1,688,954                640,282              1,607,164

    Unearned ESOP                                              (1,980,914)                    n/a            (1,980,914)

    Unrealized gain on investments, net of tax                     851,874                167,741              1,019,615

                                                          -----------------      -----------------      -----------------
        Total shareholders' equity                              14,371,854              6,308,023             20,679,877

    Total liabilities, minority interest and equity           $158,588,333            $52,594,948           $211,183,281

                                                          =================      =================      =================
INCOME STATEMENT:

Interest income                                                $11,875,991             $4,057,385            $15,933,376

Interest expense                                                 4,421,195              1,372,289              5,793,484

                                                          -----------------      -----------------      -----------------
    Net interest income before provision for loan loss           7,454,796              2,685,096             10,139,892


Provision for loan loss                                            160,000                 66,275                226,275

                                                          -----------------      -----------------      -----------------
    Net interest income                                          7,294,796              2,618,821              9,913,617


Non-interest income                                              2,187,442                235,458              2,422,900

Non-interest expense                                             6,985,129              1,382,087              8,367,216

                                                          -----------------      -----------------      -----------------
    Income before provision for income taxes                     2,497,109              1,472,192              3,969,301


Provision for income taxes                                         633,000                533,500              1,166,500

                                                          -----------------      -----------------      -----------------
    Net income                                                  $1,864,109              $ 938,692             $2,802,801

                                                          =================      =================      =================
OTHER DATA:

Weighted average shares outstanding                              2,239,670                406,875              3,484,277

Earnings per share, basic                                            $0.83                  $2.31                  $0.80


Total shares outstanding                                         2,762,195                406,875              4,006,802

less: ESOP unallocated shares                                    (522,471)                      -                (522,471)

                                                          -----------------      -----------------      -----------------
    Adjusted shares outstanding                                  2,239,724                 406,875             3,484,331

    Book value per share                                             $6.42                 $15.50                  $5.94


Efficiency ratio                                                       72%                    47%                    67%

Total shareholders' equity to total assets                           9.06%                 11.99%                  9.79%

Return on average assets                                             1.26%                  1.84%                  1.41%

Return on average equity                                            15.38%                 16.05%                 15.60%


                             SELECTED HISTORICAL AND
                    PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                   (unaudited)

                                                                    As of and for the six months ended June 30, 1997:

                                                                SBHC                    PSB                 Combined
                                                          -----------------      -----------------      -----------------
BALANCE SHEET:

Net loans                                                     $105,727,710            $30,624,081           $136,351,791

Investments, net                                                92,860,114             18,407,429            111,267,543

                                                          -----------------      -----------------      -----------------
    Total earning assets                                       198,587,824             49,031,510            247,619,334


Other assets                                                    16,891,877              3,668,786             20,560,663

                                                          -----------------      -----------------      -----------------
    Total assets                                              $215,479,701            $52,700,296           $268,179,997

                                                          =================      =================      =================
Deposits                                                      $156,134,693            $44,996,076           $201,130,769

Borrowings                                                      37,724,236                      0             37,724,236

                                                          -----------------      -----------------      -----------------
    Total costing liabilities                                  193,858,929             44,996,076            238,855,005

Other liabilities                                                1,254,828                704,674              1,959,502

                                                          -----------------      -----------------      -----------------
    Total liabilities                                          195,113,757             45,700,750            240,814,507


Minority interest in subsidiary                                    920,748                    n/a                920,748


Shareholders' equity:

    Common stock                                                15,848,501                406,875             22,071,538

    Surplus                                                      1,108,028              5,093,125                384,991

    Retained earnings                                            3,850,978              1,445,459              5,296,437

    Unearned ESOP                                              (1,616,192)                    n/a            (1,616,192)

    Unrealized gain on investments, net of tax                     253,881                 54,087                307,968

                                                          -----------------      -----------------      -----------------
        Total shareholders' equity                              19,445,196              6,999,546             26,444,742

    Total liabilities, minority interest and equity           $215,479,701            $52,700,296           $268,179,997

                                                          =================      =================      =================
INCOME STATEMENT:

Interest income                                                 $7,600,756             $2,065,670            $ 9,666,426

Interest expense                                                 3,276,500                717,967              3,994,467

                                                          -----------------      -----------------      -----------------
    Net interest income before provision for loan loss           4,324,256              1,347,703              5,671,959


Provision for loan loss                                            166,500                 14,000                180,500

                                                          -----------------      -----------------      -----------------
    Net interest income                                          4,157,756              1,333,703              5,491,459


Non-interest income                                              1,576,290                108,767              1,685,057

Non-interest expense                                             4,493,310                711,666              5,204,976

                                                          -----------------      -----------------      -----------------
    Income before provision for income taxes                     1,240,736                730,804              1,971,540


Provision for income taxes                                         386,700                255,936                642,636

                                                          -----------------      -----------------      -----------------
    Net income                                                    $854,036              $ 474,868             $1,328,904

                                                          =================      =================      =================
OTHER DATA:

Weighted average shares outstanding                              2,713,805                406,875              3,958,412

Earnings per share, basic                                            $0.31                  $1.17                  $0.34


Total shares outstanding                                         3,169,700                406,875              4,414,307

less: ESOP unallocated shares                                    (455,824)                    n/a                (455,824)

                                                          -----------------      -----------------      -----------------
    Adjusted shares outstanding                                  2,713,876                 406,875             3,958,483

    Book value per share                                             $7.17                 $17.20                  $6.68


Efficiency ratio                                                       76%                    49%                    71%

Total shareholders' equity to total assets                           9.02%                 13.28%                  9.86%

Return on average assets                                             0.86%                  1.80%                  1.04%

Return on average equity                                             9.17%                 13.79%                 10.27%



                                             SELECTED HISTORICAL AND
                                     PRO FORMA CONDENSED FINANCIAL STATEMENTS
                                                    (Unaudited)

                                                                        As of and for the six months ended June 30, 1996:

                                                                SBHC                    PSB                 Combined
                                                          -----------------      -----------------      -----------------
BALANCE SHEET:

Net loans                                                      $85,622,046            $28,601,799           $114,223,302

Investments, net                                                72,893,038             20,746,925             93,639,963

                                                          -----------------      -----------------      -----------------
    Total earning assets                                       158,515,084             49,348,181            207,863,265


Other assets                                                    10,954,332              2,311,209             13,265,541

                                                          -----------------      -----------------      -----------------
    Total assets                                              $169,469,416            $51,659,390           $221,128,806

                                                          =================      =================      =================
Deposits                                                      $133,699,631            $44,478,310           $178,177,941

Borrowings                                                      20,000,299                      0             20,000,299

                                                          -----------------      -----------------      -----------------
    Total costing liabilities                                  153,699,930             44,478,310            198,178,240

Other liabilities                                                  991,534                455,017              1,446,552

                                                          -----------------      -----------------      -----------------
    Total liabilities                                          154,691,464             44,933,327            199,624,792

Minority interest in subsidiary                                    889,373                    n/a                889,373


Shareholders' equity:

    Common stock                                                13,811,625                406,875             20,034,662

    Surplus                                                        164,862              5,093,125                      0

    Retained earnings                                            2,288,682              1,174,804              2,905,310

    Unearned ESOP                                              (1,853,314)                    n/a            (1,853,314)

    Unrealized gain on investments, net of tax                   (532,276)                 51,259              (472,017)

                                                          -----------------      -----------------      -----------------
        Total shareholders' equity                              13,888,579              6,726,063             20,614,641

    Total liabilities, minority interest and equity           $169,469,416            $51,659,390           $221,128,806

                                                          =================      =================      =================
INCOME STATEMENT:

Interest income                                                 $6,416,298             $2,091,272             $8,507,570

Interest expense                                                 2,625,037                716,608              3,341,645

                                                          -----------------      -----------------      -----------------
    Net interest income before provision for loan loss           3,791,261              1,374,664              5,165,925


Provision for loan loss                                             90,000                      0                 90,000

                                                          -----------------      -----------------      -----------------
    Net interest income                                          3,701,261              1,374,664              5,075,925


Non-interest income                                              1,365,477                120,610              1,486,087

Non-interest expense                                             3,962,274                683,144              4,645,418

                                                          -----------------      -----------------      -----------------
    Income before taxes                                          1,104,464                812,130              1,916,594


Provision for income taxes                                         280,000                277,610                557,610

                                                          -----------------      -----------------      -----------------
    Net income                                                    $824,464               $534,520             $1,358,984

                                                          =================      =================      =================
OTHER DATA:

Weighted average shares outstanding                              2,214,486                406,875              3,459,093

Earnings per share, basic                                            $0.37                  $1.31                  $0.39


Total shares outstanding                                         2,762,325                406,875              4,006,932

less: ESOP unallocated shares                                    (522,471)                    n/a                (522,471)

                                                          -----------------      -----------------      -----------------
    Adjusted shares outstanding                                  2,239,854                 406,875             3,484,461

    Book value per share                                             $6.20                 $16.53                  $5.92


Efficiency ratio                                                       77%                    46%                    70%

Equity to total assets (GAAP capital)                                8.20%                 13.02%                  9.32%

Annualized return on average assets                                  1.01%                  2.05%                  1.26%

Annualized return on average equity                                 11.67%                 16.40%                 13.16%


                      INFORMATION ABOUT PACIFIC STATE BANK

General

     Pacific State Bank is an Oregon commercial bank incorporated in November, 1962, as Pacific Security Bank. The bank adopted its current name in 1989, and conducts business from a single office in Reedsport, Oregon. The bank's deposits are insured by the FDIC. As of June 30, 1997, the bank had total assets of $52.7 million, net loans of $30.6 million, and total deposits of $45.0 million.


         PSB offers commercial and personal banking services to residents and businesses in western Douglas County and northern Coos County. The bank, with a staff consisting primarily of long-time residents of the area, has successfully created the image of a high quality, local institution that responds to the banking needs of its customers. Consequently, the bank has approximately 64% of the deposits in its market area, compared to 34% for the only other bank in Reedsport, and approximately 2% held by credit unions.

         The bank's primary service area around Reedsport has, like other communities on the central and southern Oregon coast, experienced relatively slow population growth. The primary industries on which the economy has been dependent have changed over the past ten years from commercial fishing, timber and wood products to tourism and services supporting the growing population of retired persons. Retirement income currently constitutes approximately 46% of the region's personal income.

Results of Recent Operations

         The bank's business consists primarily of attracting deposits from the public and originating commercial, consumer and real estate loans. The bank derives its income primarily from the difference between the interest it earns on loans and other investments and the interest it pays to obtain deposits. In addition, the bank generates non-interest income from fees charged in connection with the origination of loans and other services it provides to its customers.

     For the year ended December 31, 1996, the bank earned $1,013,858 in net income, an increase of 8.0% from the prior year. For the six months ended June 30, 1997, the bank earned approximately $475,000 in net income, a decrease of approximately $60,000 from June 30, 1996. This decrease was primarily a result of the bank beginning to accrue for loan loss allowance on a monthly basis beginning on January 1, 1997, whereas prior to that date, the loan loss allowance was accrued annually in the fourth quarter. Consequently, in the six months ended June 30, 1997, no allowance for loan losses was reflected in the financial statements for that period. If a loan loss allowance had been made in the 1996 period, net income in the 1997 period would have been down less than 1.0% from 1996. Generally, the growth in net income is a result of careful management of operating costs in a low-growth economic environment, and from a conservative lending policy to limit loan losses. The bank experienced no loan losses in 1996, and its loan losses have averaged approximately 0.03% of total assets over the past five years.

         Deposits

         The following table sets forth the average deposit liabilities of and the rates paid by the Bank for the year ended December 31, 1996:

                                            Average Balance   Average Rate Paid

         Non interest-bearing demand          $ 6,230,407      n/a
         Interest-bearing demand                5,783,682      1.29%
         Savings                               15,450,501      2.95%
         Time                                  17,621,541      5.1 %
         Total deposits                       $45,086,131
                                              ===========

Of the time deposits listed above, the deposits of $100,000 or more had the following times remaining to maturity:

                                                   Balance at
                                                December 31, 1996
         Remaining maturity:
                  less than 3 months               $  528,901
                  3-6 months                        1,106,999
                  6-12 months                         233,536
                  over 12 months                      353,656
                                                    ---------
         Total deposits $100,000 or more           $2,223,092
                                                    =========

         Loan Portfolio


     The bank's lending policies focus on an assessment of each borrower's ability to repay the loan, and the availability and quality of the collateral used to secure the loan. The bulk of the bank's loan portfolio consists of loans secured by real estate for the purchase and/or development of commercial and residential properties. The following table sets forth the composition of the bank's loan portfolio by type of loan as of June 30, 1997:

                                                                                   Percent of
         (dollars in thousands)                        Amount                      Total Loans

         Commercial                                 $  8,511,935                          28.0%
         Consumer                                      3,544,925                          11.0%
         Real Estate                                  18,470,561                          61.0%
                                                      ----------                          -----

         Total Loans                                $ 30,527,421                        100.00%
                                                      ==========                        ======


     With the bank's primary lending focus on commercial, real estate and consumer loans, risk is generally correlated with the health of the business community. Risk is mitigated by monitoring the financial condition of the bank's loan customers and by maintaining adequate collateral. Accrual of interest on loans is discontinued when reasonable doubt exists as to the collectibility of a loan or the unpaid interest, or when payment of principal or interest is contractually 90 days past due, unless the loan is well secured or in the process of collection. Upon such discontinuance of accruals, the loan is placed on non-accrual status, and any accrued but unpaid interest is charged against income in that period. At June 30, 1997, non-accrual loans totaled $-0- and loans past due were $173,864.

         Investment Securities

         The bank, as required, classifies its investment securities as trading securities, held-to-maturity, or available-for-sale, based on management's intent as to the ultimate disposition of each security. All securities held in the bank's investment portfolio are considered available-for-sale securities. Unrealized gains and losses on available-for-sale securities are excluded from earnings, and are reported as a separate component of stockholders' equity. The following table sets forth certain information concerning the bank's investment portfolio:

     The following table shows the amortized costs, estimated market values, unrealized gains and unrealized losses of the bank's portfolio of investments as of June 30, 1997:

                                                                     Estimated
June 30, 1997:                                    Amortized            Market        Unrealized         Unrealized
(dollars in thousands)                             Cost               Value            Gains               Losses
                                              --------------      ------------      ------------       ----------

U.S. Government & federal agencies                $  500,000        $  498,125         $     -0-          $  (1,875)
Mortgage-backed securities                               -0-               -0-               -0-                -0-
United States Treasury                            16,469,727        16,530,156            60,429                -0-
Corporate obligations                                    -0-               -0-               -0-                -0-
Obligations of state and political subdivisions    1,202,477         1,195,273               -0-             (7,204)
U.S. federal securities mutual bond funds              -0-            -0-                    -0-                -0-
                                                 -----------     -------------           ----------          -------
         Total                                   $18,172,204       $18,223,554           $60,429            $ (9,079)
                                                 ===========     =============           ==========         =========

                                                                     Estimated
December 31, 1996:                                 Amortized            Market        Unrealized         Unrealized
(dollars in thousands)                             Cost               Value            Gains               Losses

U.S. Government & federal agencies               $   500,000         $ 503,906          $  3,906         $      -0-
Mortgage-backed securities                               -0-               -0-               -0-                -0-
United States Treasury                            16,947,952        17,066,563           118,611                -0-
Corporate obligations                                    -0-               -0-               -0-                -0-
Obligations of state and political subdivisions      843,782           849,875             6,093                -0-
                                                  ----------        ----------           -------            --------
         Total                                   $18,291,790        18,420,397           128,610                -0-
                                                  ==========        ==========           =======            ========


     Return on average equity for the year ended December 31, 1996, was 15.50%, and return on average assets for the same period was 1.93%. Management believes that the success of the bank, despite a lack of overall growth in the population and economy of its market area, is largely a consequence of a conservative banking practices and the experience of management.

         Until 1995, the bank had the same president since 1963. The current president, R.T. Green, joined the bank in 1993 and assumed the position of Chief Executive Officer in 1995. Prior to that time, Mr. Green served as Executive Vice President and Loan Administrator for SBHC, positions he held for six of the 18 years he was employed at SBHC.

Securities Ownership by Management and Certain Beneficial Owners

     The following table sets forth information as of June 30, 1997, with respect to (i) each director and executive officer of the bank, and (ii) the shares owned by all directors and executive officers as a group:

                                                          Number of Shares                                  Percent of Total
Name                                                    Beneficially Owned(1)                              Outstanding Shares
----                                                      ------------------                               ------------------

R.T. Green                                                         23,195 2,3                                 5.70%
Christy L. Schafer                                                    670 3                                       *
Terry A. King                                                         726 3                                       *
Robert Fullhart                                                     2,585 3                                       *
Albert E. Lewis                                                     2,385 3                                       *
Louis Lorenz                                                        8,260 3                                   2.03%
David Morgan                                                        3,575 3                                       *
Gretchen McNeff                                                       160 3                                       *
Thomas S. Tymchuk                                                   8,840 3                                   2.17%
Gary L. Waggoner                                                    1,865 3                                       *
                                                                   ------
All Directors and Executive Officers                               52,261
  as a Group (10 persons)                                          ======                                    12.84%
*  Less than 1.0%

     1 Beneficial ownership includes sole voting and investment power as to the shares, unless otherwise indicated.

     2 Includes 22,840 shares held by the bank's Profit Sharing Plan, of which Mr. Green is a trustee.

     3 Includes shares held by or jointly with spouse.



Legal Proceedings

     The bank is from time to time involved in routine litigation incident to the operation of its business. Currently, no legal proceedings are pending or threatened involving the bank.

                 INFORMATION ABOUT SECURITY BANK HOLDING COMPANY

Business

         General

         SBHC, incorporated in 1981, is a multi-bank holding company registered under the Bank Holding Company Act of 1956. The administrative office of SBHC is located in Coos Bay, Oregon. SBHC was organized as a holding company for its principal banking subsidiary, Security Bank, a state chartered, FDIC insured commercial bank, through a reorganization completed in April, 1983. SBHC conducts its business primarily through Security Bank, but has recently embarked on a strategy to diversify through investment in banking operations outside of Security Bank's primary market area through wholly- and majority-owned subsidiaries. As part of that strategy, in 1996, SBHC completed the acquisition of a controlling interest in Lincoln Security Bank, a newly-organized state-chartered commercial bank located in Newport, Oregon.


     As a result of the successful operations of Security Bank, SBHC's return on average equity has exceeded 13% for the past five years and return on average assets was 1.18% in 1996 and 1.26% in 1995. At June 30, consolidated total assets were $215.5 million, net loans were $105.7 million and deposits were $156.1 million.

         SBHC has enjoyed this growth and performance from its primary markets of Coos and Curry Counties. The population of and employment in these counties are now growing, rebounding from significant declines during the late 1970's and early 1980's when forest products production dropped precipitously. Security Bank has grown faster than the markets it serves by gaining market share from competitors. SBHC believes that its success is attributable to its emphasis on personalized customer service, its mix of innovative products tailored to the needs of its local customers, and its identity as a local community bank. To enhance this success, SBHC is pursuing strategic opportunities in markets beyond those which it currently serves. For example, to diversify credit risks and generate more loan demand, Security Bank has opened mortgage banking offices in Eugene and Bend, Oregon and is currently preparing to open an office in Portland. In addition, SBHC continued to expand its market by replicating the successful strategy used by Security Bank through its investment in Lincoln Security. The proposed Merger will further enhance SBHC's market presence on the Oregon coast, while retaining the image as a local provider of financial services.

         SBHC competes directly with much larger commercial banks, each of which is a subsidiary of a multi-state financial services company, operates in a number of other markets, and has more resources than SBHC. In order to compete effectively, SBHC's subsidiary banks attempt to provide more personal customer service than their competitors, and distinguish themselves as the local community bank in their respective markets. This marketing strategy has permitted Security Bank to enjoy strong net interest margins, among the highest of community banks of any size. Through its subsidiary community banks, SBHC is able to offer loan and deposit products specifically designed for the markets served by each subsidiary. For example, Security Bank offers products intended to meet the needs of the increasing number of retirees which constitute a high percentage of the new residents in Coos and Curry Counties. As a result of its business strategy, Security Bank has been the fastest growing bank in its market since 1990, as measured by the rate of increase in total deposits. It is anticipated that SBHC would extend such products and services in the Reedsport area following the acquisition of PSB.

         Security Bank

         Security Bank operated as a single office in Myrtle Point, Oregon, from its founding in 1919 until 1971, when the Coquille branch was opened. The bank's Bandon Branch was opened in 1974. In 1977, Security Bank's fourth branch was opened in the Bunker Hill area of Coos Bay, and in 1983, the bank merged with Citizens Bank of North Bend, acquiring its fifth branch in North Bend. In 1985, the sixth branch was opened as result of the purchase of the office and assumption of the deposits of a failed institution in the Brookings-Harbor community in Curry County. Also in 1985, Security Bank moved its headquarters to downtown Coos Bay and opened its Coos Bay Mall branch. Security Financial Insurance Agency, a subsidiary of Security Bank organized in 1987, acts as an insurance agent selling annuities, whole life insurance, and health care insurance. The insurance agency operates from a single office near the head office of Security Bank. Its services are available to customers at all of Security Bank's branches. Security Bank also operates a separate mortgage loan business with an office in Coos Bay, and an office in Eugene, Oregon, opened in 1995.

         Security Bank operates in a competitive market which has undergone significant economic and demographic changes in the past two decades. During the period 1979 to 1987, Coos and Curry Counties suffered the loss of large numbers of jobs in the forest products industry. The employment losses led to a 10% population decline in Coos County from 1980 to 1987. This loss of manufacturing workers and their families, together with an influx of retirees as a result of the attractiveness of the southern Oregon coast as a retirement location, has led to a rebound of the population generally and a significant increase in the portion of the population age 65 and older. The population over age 65 increased by one-third from 1980 to 1997 to 17% of Coos County's total population, and increased by almost two-thirds to 25% of Curry County's total population. Curry County has the highest percentage of residents over age 65 of any Oregon county. At the same time the economy has shifted to a more diverse base of activity, including a greater role for small businesses.

         The most direct competition faced by Security Bank comes from four large commercial banks. With the recent acquisition of Western Bank by Washington Mutual Bank, Security Bank has no community bank competitors, but continues to compete with multi-state, multi-billion dollar asset institutions. To meet this competition, Security Bank targets its marketing efforts on individuals and small businesses who prefer personalized banking services, and is developing products and services intended to meet the banking needs of people who are age 55 or over.

         Security Bank has competed effectively in its current market areas. In Coos County, Security Bank's principal market area, Security Bank held approximately $121.0 million in individual, partnership and corporate deposits as of December 31, 1996, representing 16.4% of such deposits held by commercial bank, savings and loan association and credit union offices located in the county, up from 10.5% in 1990. In Curry County, Security Bank held approximately $16.4 million in individual, partnership and corporate deposits as of December 31, 1996, representing 5.20% of such deposits held by commercial banking and savings association offices located in the county, up from 3.88% in 1990.

         Lincoln Security Bank

         Lincoln Security is a newly-organized Oregon state-chartered bank, the deposits of which are insured by the FDIC. Lincoln Security was organized by a group of business and professional individuals in the Lincoln County area as a locally owned commercial bank serving the needs of the city of Newport and Lincoln County, Oregon. Lincoln Security's principal office is located at 1250 North Coast Highway in Newport, Oregon. The bank commenced operations on May 30, 1996. Lincoln Security engages in a general commercial banking business in Lincoln County and offers commercial banking services to small and medium size businesses, professionals and retail customers in the bank's market area.

         SBHC facilitated the organization of Lincoln Security by purchasing 210,390 shares of Lincoln Security's Class B common stock, representing approximately 68% of all outstanding common shares of Lincoln Security Bank common stock, with the remainder of the outstanding common stock held by local investors in the bank's Class A common stock. The shares of Class A and Class B common stock are identical in all respects, except that the Class A and Class B common stock vote as separate classes in the election of directors with the Class B shares being entitled to vote for a number of directors constituting a mere majority of the directors, and the Class A shares being entitled to vote for the balance of the directors. Pursuant to a shareholders agreement, the Class A common shareholders, under certain circumstances, have the right to purchase all of the Class B common stock of Lincoln Security owned by Security Bank Holding Company, after five years but before 10 years following the date of Lincoln Security's charter. Conversely, SBHC has the right under certain circumstances to acquire all of the then outstanding shares of Lincoln Security Class A common stock. If SBHC were to acquire the Class A common stock in an exchange for newly issued securities of SBHC, such a transaction would likely cause little or no dilution to existing shareholders of SBHC. SBHC does not expect to receive dividends on its shares of Class B common stock for the foreseeable future, as any earnings of the bank are expected to be retained to fund further growth of the bank.

     As a result of the ownership of a majority of Lincoln Security's outstanding common stock, SBHC is able to control any corporate decisions requiring approval of Lincoln Security shareholders. At this time, Mr. Brummel, President and Chief Executive Officer of SBHC, and Kenneth Messerle, a director of SBHC, are serving on the Board of Directors of Lincoln Security, with balance of the Board of Directors being Lincoln County residents. SBHC believes that, like Security Bank, the success of the bank depends on being identified as a local bank that knows and understands the needs of the community it serves. Accordingly, SBHC believes it is important that Lincoln Security have a majority of its board members from the local community who are familiar with Lincoln County and are known by the potential customers which the bank seeks to attract. The presence of local shareholders, and the appointment of predominantly local, Lincoln County directors, are expected to help ensure that Lincoln Security will have the same community commitment and ties that distinguish Security Bank from its larger statewide competitors. Although currently SBHC has only two representatives on Lincoln Security's Board of Directors, SBHC expects to continue to influence major decisions made by the Board. Further, it is anticipated that the Lincoln Security's management will continue to look to SBHC and Security Bank for guidance in managing the administrative affairs of the bank. Nonetheless, Lincoln Security officers oversee day-to-day operations of the bank without significant involvement of SBHC. As of June 30, 1997, Lincoln Security had total assets of $20.6 million, total loans of $9.1 million and total deposits of $17.5 million.

         Business Strategy

         SBHC seeks to achieve growth in its earning assets, while maintaining a strong return on equity. The strategy for accomplishing those goals is based upon:

         o        Personalized Customer Service

         o        Development of Innovative Products

         o        Expanding into new Geographic Markets

         Personalized Customer Service. SBHC's banking subsidiaries pride themselves on being community banks serving the central and southern Oregon coast. The banks' personnel are primarily long-time residents, with many years of banking experience in their communities. In an era when larger competitors are minimizing personnel expenses through the use of part-time tellers, centralized loan centers, and electronic technology, the banks remain committed to serving customers through personal service: loan officers and other employees who know and are known by their customers. From the Boards of Directors, who are all residents and active members of their respective communities, to branch tellers, service and accessibility are emphasized. To enhance customer service, Security Bank provides "platform banking," which gives employees computer access to customer records and allows them to respond to inquiries efficiently.

         To promote employee  commitment to customer service,  SBHC maintains an
Employee Stock Ownership Plan in which all employees are eligible to participate. The Plan enables employees to become shareholders of SBHC and share a common interest with other shareholders. Thus, employees' efforts to improve SBHC's performance provide an economic benefit to them through potential increases in the value of their share ownership. SBHC also has established a stock option plan for senior management personnel. See "Management - Other Benefit Plans."

         Innovative Products. SBHC seeks to increase market share through innovative products oriented to the needs of potential customers. As Lincoln Security is still in the initial stages of business development, and therefore is concentrating on basic services, these innovative products are currently being marketed by Security Bank. Security Bank provides, for example, specially designed deposit and insurance products for the population over age fifty-five, such as tax-deferred annuities and a certificate of deposit which features a waiver of early withdrawal penalties in the event the funds are needed for health care expenses. To provide services which Security Bank does not provide directly, the bank partners with other organizations, exemplified by its arrangement with the Bank of California to provide trust services. Security Bank provides electronic banking services for those who desire it, and offers a telephone banking system which allows customers to access their account information and obtain information about bank services by telephone, 24-hours a day. During banking hours, however, employees answer customer telephone calls to maintain personal contact rather than relying upon computerized answering services. Security Bank also offers bank cards, allowing customers worldwide bank ATM network access.

          Geographic Market Expansion. SBHC is acting to diversify and expand its asset base by moving outside of its traditional market areas without losing the personal service and community focus which differentiate it from its competitors. For example, Security Bank has opened mortgage loan offices in Eugene and Bend, Oregon, and expects to open an office in Portland by the end of 1997.

         Prior to the organization of Lincoln Security, SBHC had considered expanding its market geographically through acquisitions or the opening of branch offices of Security Bank in coastal communities north of its existing market area. SBHC believed, and continues to believe, however, that retaining a community bank identity is crucial to Security Bank's and SBHC's success, and that branching beyond the existing market would pose some risk to Security Bank's image as a local bank. SBHC believes that organizing new community banks in cooperation with local business people provides opportunities for expansion while retaining the benefits of being identified as a local community bank. The same principle applies to the proposed Merger.

         SBHC's investment in Lincoln Security is a unique approach to partner with investors in a new market area, and reflects SBHC's commitment to geographic market expansion. Management believes that the Lincoln Security Bank investment, if successful, can be a model for investments in other community banks. SBHC is currently investigating other communities that might present attractive opportunities to organize new community banks on a basis similar to that of Lincoln Security.

         In particular, SBHC has identified Springfield, Oregon as a community which the Company believes would support a new bank offering services and products similar to those provided by Security Bank and Lincoln Security Bank. John A Moretti, an experienced banker most recently serving as a Commercial Loan Officer in the Springfield Branch of another community bank, has joined SBHC to organize the new bank, help raise the needed capital and serve as its president upon completion. SBHC has committed to fund at least 51% of the anticipated $4,000,000 in initial capital of Springfield Banking Company. Although an option has been secured on a parcel which would serve as the bank's head office and an application to organize the bank is expected to be filed soon, identification of the bank's initial organizers or directors has not be finalized.

     SBHC's growth strategy can be further seen in a proposed spin-off of the Brookings-Harbor branch of Security Bank as a separate wholly-owned subsidiary bank of SBHC. This spin-off is intended to permit that branch to expand its local market share by being the local community bank, rather than simply a branch of another out-of-town financial institution. The spin-off has not yet been approved by federal and state regulators, and is not expected to be completed until 1998. At that time, it will operate as a separate bank with its own directors and executive officers, with some representation by SBHC directors, similar to the anticipated agreement with PSB.

         Economic Conditions and Demographics

         SBHC and its subsidiary banks primarily receive deposits and make loans in Coos, Curry and Lincoln Counties of Oregon. As community banks, they have certain competitive advantages in their local focus, but are also more closely tied to their respective local economies than competitors who serve a number of geographic markets.

         Coos and Curry Counties

         Coos County had a population of approximately 62,100 in 1995, while the population of Curry County was approximately 22,200. About half of the population of each county is in an urbanized area, the Coos Bay - North Bend area in Coos County and the Brookings-Harbor area in Curry County.

         The economies of Coos and Curry Counties depend particularly on forest products, fishing, agriculture and tourism. One of the major features of economic developments in both counties over the past 15 years has been the reduction in employment in the forest products industry and the effects on the local economy. Approximately three-quarters of the land in the two counties is commercial timberland, with 65% being privately owned in Coos County and 40% in Curry County. The balance is federal and state forests.

         During the period 1979 to 1982, Coos County experienced a 17% decline in the number of wage and salary jobs, with half of that decline occurring in the forest products industry. The decline in forest products employment produced high levels of unemployment and a decline in population. In the late 1980's and into the 1990's, the population began growing again, and was up 3% from 1990 to 1995. Curry County, while also suffering high unemployment, has recovered, and is growing at faster rate. The population of Curry County grew 12.9% between 1990 and 1995. Although much improved from the highest levels of the early 1980's, unemployment remains above Oregon and U.S. averages in both counties.

         A significant change in the makeup of the population in the two counties has occurred with the emigration of working families and the influx of retirees, particularly into Curry County. With these population shifts, a high percentage of personal income comes from sources other than net earnings, 56% in Curry County and 45% in Coos County in 1993, the latest year for which such data is available.

         The result of these employment and population changes is a shift to an economic base which is more stable and less dependent on the forest products industry. The industry remains an important employment source, but no longer dominates the economy. Retail trade, government and services are the largest employment segments in both counties. Tourism has become increasingly important to both counties. Agriculture, although a small industry in terms of employment, remains a significant economic factor. Cranberries and nursery stock are major crops in Coos County, while southern Curry County is part of the largest lily bulb growing area of the U.S. The fishing industry in Coos County, although still important, has contracted significantly since 1980, particularly due to reductions in salmon fishing.

         Lincoln County

         Lincoln County, the market served by Lincoln Security, is located on the central Oregon coast and its economy is dependent primarily on the forest products and fishing industries, tourism and service businesses. Over the past several years, forest products activity has significantly decreased and some segments of the fisheries industry have experienced significant declines. However, Lincoln County is less dependent than Coos or Curry Counties upon forest products manufacturing. Unemployment rates in Lincoln County have closely paralleled those of Oregon as a whole, in contrast with Coos and Curry Counties where they have been significantly higher. Offsetting the decrease in forest products and fisheries, tourism has emerged as a major industry for the county. Lincoln County's relative proximity to the population centers of Portland and the Willamette Valley of Oregon has continued to make it a popular weekend vacation spot and retirement area. Lincoln County has also embarked on a program to promote diversification of its economic base through a state-sponsored "Key Industry Initiative" whereby each county selects three key industries to target for expansion of employment prospects in return for financial and other forms of state assistance. Lincoln County has selected software and high technology, government contract work in research and development, and professional services as its target industries. Total population of Lincoln County has increased from 35,350 in 1980 to 41,000 in 1994, approximately a 16% increase. This modest increase belies the changing composition of the job market and economic base in the county which has shifted markedly during this period. The State of Oregon Employment Division forecasts population for Lincoln County of approximately 47,500 by the year 2000, assuming the absence of major economic recessions which might have a negative impact on employment and population growth. As with Coos and Curry Counties, a significant portion of the Lincoln County population is over age 65.

Competition

     The geographic areas of Oregon served by SBHC and its subsidiaries are highly competitive with respect to both deposits and loans. SBHC competes principally with commercial banks, savings and loan associations, credit unions, mortgage companies, and other financial institutions. The major commercial bank competitors are state-wide institutions which are among the largest Oregon-headquartered commercial and savings banks, and their deposits represent approximately 79.5% of statewide commercial and savings bank deposits as of June 30, 1997. Each of these competitors is owned by multi-state, multi-billion dollar holding companies. These banks have the advantages of offering their customers services and state-wide banking facilities that SBHC does not offer.


         SBHC's primary competition for deposits comes from commercial banks, a savings and loan association, credit unions, and money market funds, some of which may offer higher rates than SBHC can offer. Secondary competition for funds comes from issuers of corporate and government securities, insurance companies, mutual funds, and other financial intermediaries. Other than with respect to large certificates of deposit, SBHC competes for deposits by offering a variety of deposit accounts at rates generally competitive with similar financial institutions in the area.

         SBHC's competition for loans comes principally from commercial banks, savings and loan associations, mortgage companies, finance companies, insurance companies, and other institutional lenders. Many of its competitors have substantially higher lending limits than those of SBHC's subsidiaries, individually or in the aggregate. SBHC competes for loan origination through the level of interest rates and loan fees charged, the variety of commercial and mortgage loan products, and the efficiency and quality of services provided to borrowers. Lending activity can also be affected by the availability of lendable funds, local and national economic conditions, current interest rate levels, and loan demand. As described above, SBHC and its subsidiaries compete with their larger commercial bank competitors by emphasizing their community bank orientation and efficient personal service to local customers, particularly local lending. See "Business - Business Strategy."

         Lincoln County presents a particularly competitive market. Although Lincoln County is currently served by seven commercial banks, two thrifts and one credit union, many of which offer more services and products than offered by Lincoln Security, only one of the commercial banks has its head office in Lincoln County and it is owned by a holding company headquartered in the Portland metropolitan area. Further, in 1994, a second community bank with its head office in Newport was acquired by a large multi-state bank holding company. A third community bank previously headquartered in Newport was acquired by a multi-state holding company in 1990. It is believed that the loss of these local community banks presents increased opportunities for a new community bank to compete effectively for business in this market area.

Properties

     Coos Bay Mall Facility. Security Bank's Mall Facility is located at 170 S. Second Street, Coos Bay, Oregon, and is registered on the national register of historic places. The building and land are owned by the bank. The Mall branch, consumer lending center, Security Financial Insurance Agency and the Data Processing center occupy the first floor. SBHC's administrative offices occupy the second floor.

     Myrtle Point Branch. Security Bank's original Main Office was located at 503 Spruce, Myrtle Point, Oregon. The building now serves as a branch of the bank, which owns the building and land.

     Coquille Branch. The Coquille Branch of Security Bank is located at 479 N. Central, Coquille, Oregon. The building and land are owned by the bank.

     Bandon Branch. The Bandon Branch of Security Bank is located at 1125 Hwy 101, Bandon, Oregon. The building and land are owned by the bank.

     Bunker Hill Branch. The Bunker Hill Branch of Security Bank is located at 900 Hwy 101 South, Coos Bay, Oregon. The building and land are owned by the bank. The bank's mortgage lending operation also has an office in this facility.

     North Bend Branch. The North Bend Branch of Security Bank is located at 3451 Broadway in North Bend, Oregon. The building and land are leased. The lease term expires in 1998 and has options for two additional periods of five years each.

     Brookings-Harbor Branch. The Brookings-Harbor Branch of Security Bank is located at 16271 Hwy 101 South, Brookings, Oregon. The building and land are leased. The lease expires in 2004. SBHC is currently taking steps to create a separate, wholly-owned subsidiary bank from this branch.

     Mortgage Lending Offices. Security Bank has mortgage lending offices located at 200 East 11th Avenue, Suite 14A, Eugene, Oregon and at 2106 N.E. 4th St., Bend, Oregon. The offices are leased under a lease agreements which expire October 14, and October 31, 1998, respectively.

         Lincoln Security Bank. Lincoln Security's principal office is located at 1250 North Coast Highway in Newport, Oregon, in a facility owned by the bank and situated on land which is leased from an unaffiliated third party through January, 2011. The lease may be renewed by Lincoln Security for two additional 10-year periods.

         In addition to the above properties, SBHC owns two vacant parcels of land for future development as branch offices. One parcel, in North Bend, will be a new branch office to replace the current North Bend branch. The other parcel, in Coos Bay, will eventually be a branch office to replace the Bunker Hill mall branch.

Employees

     As of June 30, 1997, SBHC and its subsidiaries had a total of 125 full-time equivalent employees. None of the employees of SBHC or its subsidiaries are subject to a collective bargaining agreement. SBHC and its subsidiaries consider their relationships with their employees to be good.

Legal Proceedings

         SBHC's subsidiary banks are from time to time a party to various legal actions arising in the normal course of business. Management believes that there is no threatened or pending proceedings against SBHC or the banks, which, if determined adversely, would have a material effect on the business or financial position of SBHC or the banks.

                                   MANAGEMENT

Directors and Executive Officers

     The following sets forth information regarding the directors and executive officers of SBHC, and those persons currently serving as directors or executive officers of PSB who would become directors or executive officers of SBHC following the Merger.

     Charles D. Brummel, age 58, serves as Chairman of the Board of Directors, President and Chief Executive Officer of SBHC, and is a director and the Chief Executive Officer of its principal subsidiary, Security Bank, where he has been employed since 1971, and is a directors of Lincoln Security. He was a director of the Board of the Oregon Bankers Association from 1977 to 1989 and served as its president in 1986/1987. He is Chairman of the Board of Directors of the OBA Insurance Agency. He also served as a director of the American Bankers Association from 1986 to 1989 and serves as a member of the Board of Directors of Lincoln Security Bank. He serves as ex-officio member of all bank committees. Mr. Brummel is also a director of BancInsure and Chairman of OBA Insurance Agency.

     Michael J. Delvin, age 49, joined SBHC and Security Bank in 1992 as VP/Loan Administrator. He was promoted to Executive Vice President in 1994 and Chief Financial Officer. Delvin was previously employed by First Interstate Bank since 1972. He serves as Chairman of OBA Services, Inc., a for-profit subsidiary of the Oregon Bankers Association.

     R.T. Green, age 59, serves as Director, President and Chief Executive Officer of PSB, a position he has held since 1995. Prior to that time he was in retirement from the position of Vice President and Loan Administrator at Security Bank, positions he held from 1986 to 1992. Mr. Green has over 35 years of banking experience.

     Ronald C. LaFranchi, age 44, serves as Director of SBHC. Mr. LaFranchi is the owner of Ron's Oil, a chain of independently owned, name brand retail gasoline stations he started in 1976. He presently operates 17 stations located throughout Oregon as well as a propane gas division which serves in excess of 700 predominately retail customers. He serves on SBHC's Audit and Nominating Committees.

     William A. Lansing, age 50, serves as a Director of SBHC. Mr. Lansing is President of Menasha Corporation, in North Bend, Oregon, where he has been employed since 1970. Lansing serves on SBHC's Growth and Nominating Committees and is Chairman of the Compensation and Benefits Committee.

     Kenneth C. Messerle, age 57, a Director, is a State Representative in the Oregon Legislature. He serves on Security Bank's Loan and Growth Committees and is Chairman of the Audit Committee. Mr. Messerle also serves on the board of directors of Lincoln Security Bank.

     Glenn A. Thomas, age 55, a Director, is the owner of Thomas & Son Beverage, Inc., and its subsidiaries, Thomas & Son Trucking and Thomas & Son Transportation Systems, in Coos Bay, Oregon. He has been the Oregon Director for the Rocky Mountain Wholesalers Association, a director and officer of Oregon Beer & Wine Distributors Association, and a director of National Beer Wholesalers. He serves on Security Bank's Loan, Compensation & Benefits, Growth Committees.

     In addition to the above, one director of PSB will be appointed to the SBHC Board as of the Effective Date but, of this Prospectus/Proxy statement, no determination has been made as to who this director will be.

     Directors serve for a three-year terms. As part of a re-alignment of the management of SBHC and its subsidiary banks, and to reduce the size of the SBHC Board from ten to seven directors, Thomas Graham, Ralph Gazeley, Kathleen Kerins, Donald Goddard, Harry Slack and Samuel Dement recently resigned from the SBHC Board, although they continue to serve on Security Bank's Board of Directors. With the exception of Mr. Brummel, who continues to serve on the Boards of Directors of Security Bank, Lincoln Security and SBHC, directors of SBHC who had served on Security Bank's Board of Directors have resigned from their bank board positions to concentrate on their duties to the SBHC Board of Directors. Ronald LaFranchi has been appointed to fill one of the vacancies on the SBHC Board created by the resignations, and R. T. Green, director, President and Chief Executive Officer of PSB, and one other PSB director, will be appointed to fill the remaining two positions currently vacant.

Director Compensation

     Pursuant to the 1997 Directors Compensation Plan, directors of SBHC who are not employees each receive $400 in compensation for each meeting of the Board of Directors attended, and $100 for each committee meeting attended. Directors may also receive shares of Company stock as additional compensation if the return on average equity for SBHC exceeds 10%, with the fair market value of the stock to be issued to each director calculated according to a formula that takes into account the number of meetings attended and the overall profitability of SBHC as measured by total earnings above a threshold amount established by the return on average equity.

Executive Compensation

     The following table sets forth compensation earned for the fiscal year ended December 31, 1996 by each executive officer of SBHC receiving over $100,000 of total compensation during such year:

                                                                                            Other (1)                    Total
Name and Principal Position                      Salary            Bonus                 Compensation             Compensation

Charles D. Brummel                                  $125,573         $62,700                  $ 4,787                 $193,060
President/Chief Executive Officer

Michael J. Delvin                                    $83,183         $36,263                       __                 $119,446
Executive Vice President

--------------------
(1) Consisting of company-provided auto.

     Incentive Cash Bonus Plan. The Board of Directors of SBHC believes that an incentive bonus based on earnings motivates management to perform at the highest levels. Management performance has a direct impact on the short-range and long-range profitability and viability of the institution and an incentive bonus promotes the retention of qualified management. Directors also believe that compensation programs with incentive pay as a significant portion of compensation allow base salaries to remain relatively constant, even during highly profitable periods, thereby containing salary costs during any less profitable periods. The management incentive bonus program is at the discretion of the Board. Specific performance levels and awards are developed by the Compensation Committee of the Board and approved annually by the Board of Directors. The size of the total incentive is determined by a formula based upon the earnings of the Company with a threshold level of return on equity of 10%. The two named officers received 50% and 30%, respectively, of this total during 1996.

     Phantom Stock Deferred Compensation Plan. As of January 1, 1996, SBHC established a deferred compensation plan for a select group of key employees to provide for unfunded, non-qualified deferred compensation to assist in attracting and retaining such key employees and to encourage such employees to devote their best efforts to the business of the bank. An eligible employee is permitted to defer up to 20% of that employee's base salary and 100% of any cash bonus, and is required to defer not less than 2% of base salary and 20% of any cash bonus. Deferred compensation is credited to the participant's account in the form of Phantom Stock Units, the number of units being determined by dividing the amount of the compensation deferred by the base price established annually by the Board of Directors for that Plan Year's deferrals. Upon distribution, the deferred compensation amount is valued by multiplying the cumulative number of Phantom Stock Units by the average of the bid and ask prices of Company common stock on the date of distribution. Currently, Mr. Brummel is the only participant in the plan.

     Severance Agreement. In addition to Mr. Brummel's regular compensation, SBHC has agreed to pay him additional compensation should his employment be terminated under certain conditions. The severance agreement is effective only if Mr. Brummel's employment is involuntarily terminated in connection with the merger or sale of Security Bank and/or SBHC, or if he elects to terminate his employment within one year of a merger or sale. In the event of such a termination, SBHC has agreed to pay Mr. Brummel a sum equal to twelve times his monthly base salary in effect at the time of the merger or sale. The deferred portion of any annual bonus, and the pro rata portion of any unpaid bonus. If the severance agreement had been triggered as of June 30, 1997, Mr. Brummel would have been entitled to a payment of $140,423.

Other Benefit Plans

     General. SBHC believes that loyalty and productivity of employees are significantly enhanced by the existence of benefit plans. Accordingly, a number of benefit programs are available to all eligible employees, including group medical plans, paid sick leave, paid vacation and group life insurance.

     Employees' Savings and Profit Sharing Plan. SBHC maintains an Employees' Savings and Profit Sharing Plan, dated effective January 1, 1978, and amended and restated most recently in 1991, which serves as an incentive savings plan for employees ("Savings Plan"). To participate, the employee must have been employed by SBHC or a subsidiary for at least six months and elect to contribute 2% to 10% of the employee's total compensation. SBHC has in the past matched a portion of each participant's contributions, but does not do so currently. Interests in SBHC's contributions become fully vested after six years or in the event of retirement, disability or death. The Savings Plan is structured to meet the qualification standards of Internal Revenue Code Section 401(k).

     Stock Option Plan. SBHC adopted a combined incentive and non-qualified stock option plan (the "Plan") effective May 1, 1995, and approved by the shareholders at the annual shareholders meeting on March 20, 1996. Pursuant to the Plan, options may be granted at the discretion of the Board of Directors or such committee as it may designate, to key employees, including employees who are directors of SBHC.

     The purpose of the plan is to advance the interests of SBHC and its shareholders by enabling SBHC to attract and retain the services of people with training, experience and ability and to provide additional incentive to key employees and directors of SBHC by giving them an opportunity to participate in the ownership of SBHC.

     The Plan reserves 276,000 shares of SBHC's unissued common stock for possible grants to employees. The purchase price of shares issuable upon exercise of options is not less than 100% of the fair market value per optioned share at the time of the grant. Each option granted under the plan is exercisable for up to ten years following the date of grant.

     As of June 30, 1997, options to purchase 96,600 shares, adjusted for stock dividends and splits, have been granted pursuant to the Plan. The following table sets forth information regarding outstanding options granted to the named executive officers pursuant to the Plan, each of which became exercisable as to 20% of the shares on May 1, 1996, and an additional 20% becoming exercisable each year thereafter.

                                         Number of         Percentage of              Exercise
                  Name                     Shares          Total Options               Price           Expiration Date

Charles D. Brummel                         69,000               71.4%                    $5.67         April 30, 2005

Michael J. Delvin                          27,600               28.6%                    $5.67         April 30, 2005

     Stock Award Plan. Although not embodied in a formal plan, SBHC has made a practice of issuing shares of Common Stock as a bonus to employees upon their fifth anniversary as an employee and each subsequent five years thereafter. At that time each employee receives one share for each year of service then completed. The program is intended to increase the employee's awareness of SBHC's performance and instill an "ownership" commitment to SBHC.

     Directors Compensation Plan. In March, 1997, SBHC adopted a compensation plan for non-employee directors under which each director is entitled to received $400 for each regular and special meeting of the Board of Directors and $100 for each committee meeting. In addition, each directors is entitled to receive incentive compensation, payable in shares of SBHC common stock, based on the profitability of SBHC as measured by net income in excess of an established threshold of return on average equity, up to a maximum of $10,000 per directors.

     Employee Stock Ownership Plan. SBHC and the Bank have maintained a retirement plan known as the Security Bank Holding Company Employee Stock Ownership Plan (the "ESOP") that is primarily invested in the common stock of SBHC. The ESOP was established in 1986 and has been amended from time to time to comply with the changes in the legal requirements for retirement plans. Employees who are age 21 or older and have worked at least 1,000 hours during a year will become ESOP participants. Common stock is allocated to participant accounts in the ESOP each year, based on the amount of Company contributions made and cash dividends paid on stock held by the ESOP. Participants do not contribute to the ESOP. After two years of service, 20% of the amounts allocated to a participant's account become "vested." An additional 20% becomes vested for each additional year of service so that the participant is 100% vested in their account after 6 years of service.

     Stock is acquired by the ESOP using contributions made by the Bank and revenues from investment income (primarily dividends). In addition, the ESOP has acquired common stock from SBHC in a number of separate transactions with borrowed funds. In those transactions, the shares were purchased at their fair market value at the time of the transactions and were pledged to secure repayment of the loans. The pledged shares are held in an ESOP collateral account until payments on the loans are made. Shares are released from the collateral account and allocated to participant accounts at the end of each plan year (December 31) according to formulas prescribed by the Department of Labor.

     As of June 30, 1997, the total ESOP indebtedness, all of which is owed to SBHC, equalled $2,028,289, and the ESOP trust held a total of 978,728 shares of SBHC's common stock, or 30.88% of the total number of shares outstanding. Of those shares, 522,904 (16.5% of total outstanding) have been allocated to participant accounts. The remaining 455,824 shares (14.4% of total outstanding) are held in the collateral account. Both allocated and unallocated shares are considered legally outstanding, may be voted by the ESOP trustees and are entitled to receive dividends. The ESOP trustees are generally required to vote the shares in a manner that is calculated to result in the best financial return to the ESOP participants. However, ESOP participants, under the circumstances, are entitled to direct the trustees on how to vote the shares allocated to their respective accounts.

     SBHC accounts for its ESOP loan in accordance with SOP 93-6 issued by the American Institute of Certified Public Accountants. The ESOP indebtedness to SBHC is not recorded on the balance sheet of SBHC as assets. In order to account for the unallocated shares acquired at the time of these loans (shares held in the collateral account), SBHC's balance sheet reflects a contra equity account titled "Unallocated ESOP Shares" in an amount equal to the cost of the shares. Until released, the shares are not treated as outstanding for purposes of net income and book value per share calculations. Cash dividends paid by SBHC on ESOP shares may be used by the ESOP to pay debt services on loans due to SBHC. Dividends paid on unallocated shares do not directly affect SBHC's shareholders' equity, while dividends on allocated shares result in a reduction of retained earnings.

     As shares are released from the collateral account and allocated to participants, SBHC reports compensation expense in an amount equal to the then current market value of the shares less dividends on allocated shares used to pay debt service. However, SBHC's tax deduction only equals the amount of ESOP contributions it makes and dividends used to pay ESOP debt or allocated to participants, subject to an overall limitation. If SBHC's stock price increases, this accounting treatment would have the effect of increasing the charge to income for compensation expense, thus reducing reported earnings without a corresponding increase in the amount deductible from taxable income. Offsetting for balance sheet purposes the charge against income, is a corresponding increase to the shareholder equity account by the reduction in the unearned ESOP shares account with the balance accounted for as an increase in surplus. The neutral effect on shareholders' equity is one of the results sought in adopting the ESOP as a benefit plan; the expense which provides a retirement benefit to employees remains in SBHC's equity since the contributions are invested in Company stock.

     Although there is a dilutive effect on the book value and earnings of existing shares when shares are released from the collateral account, accounting treatment computes earnings per share by treating as outstanding only the allocated ESOP shares, and therefore has the effect of delaying any dilutive effect until such shares are ultimately paid for and allocated. To alleviate the adverse effect of the ESOP indebtedness caused by the recent increase in market value of SBHC common stock, SBHC has requested a private letter ruling from the Internal Revenue Service to amend the repayment schedule, thereby reducing the compensation expense associated with the release of unallocated shares. No assurance can be made that SBHC will be successful in obtaining a favorable ruling from the Internal Revenue Service, and failure to do so may have an adverse effect on the market value of SBHC shares.

Related Transactions With Directors and Officers

     Some of the directors and officers of SBHC and its subsidiaries, and members of their immediate families and firms and corporations with which they are associated, have had transactions with Security Bank, including borrowings and investments in time deposits. All such loans and investments in time deposits have been made in the ordinary course of business, have been made on substantially the same terms, including interest rates paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. As of June 30, 1997, the aggregate outstanding amount of all loans to officers and directors was approximately $1,815,000, which represented approximately 9.9% of SBHC's consolidated shareholders' equity at that date. All such loans are currently in good standing and are being paid in accordance with their terms.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth as of the Record Date the shares of common stock beneficially owned by all of the directors and officers of SBHC. As of that date there were 3,180,785 shares of SBHC's Common Stock issued and outstanding. All shares are held directly unless otherwise indicated.

                          Name(1)                              Number of Shares                      Percent of Class

Charles D. Brummel (Director/Officer)(2)                           73,337(2)                                   2.3%
Michael J. Delvin (Officer)(3)                                      7,893(3)                                      *
William A. Lansing (Director)(4)                                   17,784(4)                                      *
Ronald C. LaFranchi (Director) (5)                                633,646(5)                                  19.9%
Kenneth C. Messerle (Director)(6)                                   4,143(6)                                      *
Glenn A. Thomas (Director)(8)                                       4,037(7)                                      *
All Directors and Executive Officers as a Group (6                740,840(2-7)                                23.3%
persons)
--------------------
*     Less than 1.0%

     (1) The  business  address of all  directors  and officers is 170 S. Second
Street, Coos Bay, Oregon 97420.

     (2) Charles D. Brummel's holdings include 3,025 shares held jointly with spouse and 42,712 shares held in the ESOP (364 of which shares are held by Mr.
Brummel's spouse who is also an employee of Security Bank). Also includes 27,600 shares covered by stock options exercisable within 60 days.

     (3) Michael J. Delvin holds 7,893 shares in the ESOP, 4,735 of which have been vested as of this date.

     (4) William A. Lansing's shares are held jointly with his spouse.

     (5) Includes 12,000 shares held in a custodial capacity for the benefit of minor children.

     (6) Kenneth C. Messerle's holdings include 4,065 shares held jointly with his spouse and 78 shares held jointly with his grandchildren.

     (7) Glenn A. Thomas' shares are held jointly with his spouse.




     As of the Record Date the only person other than those named above known to own more than 5% of SBHC's Common Stock is the ESOP, which owned 978,728 shares or 30.77% of the total shares outstanding. That number includes 455,824 shares held of record by the ESOP which are not allocated to employees and are pledged to secure repayment of indebtedness to SBHC. Trustees of the Trust are appointed by the Board of Directors of SBHC and currently consists of Martin Stone, attorney, Coquille, Oregon, Tim Salisbury, Chief Financial Officer of Bay Area Hospital, and Antoinette M. Poole, Senior Vice President/Loan Administrator of Security Bank.

                    SBHC MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following summary financial data and the discussion and analysis should be read in conjunction with the SBHC's unaudited consolidated financial statements and the notes thereto for the six months ended June 30, 1997, and SBHC's audited consolidated financial statements and the notes thereto for the years ended December 31, 1996 and 1995. The consolidated entity includes SBHC, Security Bank, Lincoln Security Bank, and Security Bank's wholly-owned subsidiaries, Alland, Inc. and Security Financial Insurance Agency. The results of operations for SBHC in future periods may be affected by many factors, including the results of operations of Lincoln Security, which is not expected to contribute significantly to the earnings of SBHC during the next twelve months, and economic and demographic changes in SBHC's market areas.

For the six months ended June 30, 1997 and 1996

Results of Operations

     The operating results of SBHC depend primarily on its net interest income. SBHC's net interest income is determined by its interest rate spread, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Interest rate spread is the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities. SBHC's net income is also affected by the establishment of provisions for loan losses and the level of its other income, including service charges on deposit accounts and sold real estate loan fees, as well as its other expenses and income tax provisions.

     General. Net income increased to $854,000 for the six months ended June 30, 1997 from $824,000 for the same period of 1996, a 3.6% increase. The increase in both interest expense and other expense were offset by increases in interest income and other income. The increase in net income is mostly attributable to an increase in net earning assets over the same period in 1996.

     Net Interest Income. Net interest income before the provision for loan losses increased $533,000 or 14.1% for the six months June 30, 1997 over the same period in 1996. The increase in interest income was primarily due to $31.7 million or 20.7% increase in average interest-earning assets for the six months ended June 30, 1997 over the same period in 1996. The increase in average interest-earning assets was mostly attributable to an increase in investment securities of $17.6 million, which accounted for $563,000 of the total increase in interest income, and an increase in loans of $16.0 million, which accounted for $793,000 of the total increase in interest income. Average interest-bearing liabilities increased $27.0 million or 20.7% for the six months ended June 30, 1997, compared to the same period in 1996. The volume increase accounted for $637,000 of the total increase in interest expense.

     Provision for Loan Losses. The loan loss provision during the six month period ended June 30, 1997, was $166,000 and $90,000 for the same period in 1996. Net charge-offs during the six month periods were $114,000 and $94,000 for 1997 and 1996, respectively. The increase in loan loss provision includes $51,500 for Lincoln Security Bank, which commenced operations in May, 1996.

     Management believes the loan loss provision maintains the reserve for loan losses at an appropriate level. The reserve for loan losses was $1,171,000 at June 30, 1997, as compared to $1,059,000 at June 30, 1996. SBHC's ratio of reserve for loan losses to total loans was 1.10% at June 30, 1997, compared to 1.22% at June 30, 1996.

     Non-performing assets (defined as loans on non-accrual status, 90 days or more past due, and other real estate owned) were $784,000 and $483,000 at June 30, 1997 and 1996, respectively. Management believes the loans are adequately secured and that no significant losses will be incurred. The foregoing is a forward-looking statement and accordingly, no assurances can be made that the stated outcome will actually occur. A downturn in the economy or an increase in interest rates could adversely impact the value of the collateral securing the loans.

     Other Income. Other income increased 14.8% to $1,559,000 for the six months ended June 30, 1997 as compared to $1,358,000 for the same period in 1996. The increase in other income is due primarily to an increase in sold real estate loan fees, resulting from an increase in the volume of sold real estate loans. Loan servicing fees have decreased approximately $35,000 from the first six months of 1996, resulting from a sale of the servicing portfolio in November 1996. Given SBHC's acquisition of servicing through normal production, it is estimated that loan servicing income will increase to fourth quarter 1996 levels within one year. The foregoing is a forward-looking statement and accordingly, no assurances can be made that the stated outcome will actually occur. A downturn in the economy, or an increase in interest rates could adversely effect the level of borrowing activity and decrease the amount of loan production.

     Other Expense. Other expense increased 13.4% to $4,493,000 for the six months ended June 30, 1997 compared to $3,962,000 for the same period in 1996. The primary other expenses are salaries and the related employee benefits, and expenses relating to occupancy and equipment. Salaries and employee benefits were up due to increased staff levels and approximately $389,000 in additional operating expenses associated with Lincoln Security Bank, which, as discussed above, commenced operations in May 1996.

     Compensation  expense  associated  with the Employee  Stock  Ownership Plan
(ESOP), a leveraged employee- retirement benefit plan which owns approximately 30.9% of the common stock of SBHC, has been adjusted in anticipation of a restructuring of the related ESOP debt in fiscal 1997. The net result of this adjustment is approximately $105,000 in lower compensation expense for the three months ended June 30, 1997 as compared to the same period in 1996. ESOP compensation expense is based upon the number of shares of stock released during the year at the average share price during the year. Given the recent increase in share price of SBHC's stock, and given the planned retirement benefit levels provided to the employees of SBHC, SBHC is in the process of restructuring the related ESOP debt, which determines the total number of shares released during the year. It is anticipated the ESOP debt will be extended past its present maturity, thereby reducing ESOP related compensation expense recorded by SBHC. The process of restructuring the ESOP debt will involve obtaining a Private Letter Ruling (PLR) from the Internal Revenue Service. Recently issued PLR's suggest the Company will be able to restructure the ESOP debt. However, there can be no assurance the restructuring will be successful at this time. Based on the original debt structure, and given the recent increase in the price of SBHC's common stock, compensation expense for the first six months of 1997 would have been approximately $158,000 higher, for a total of $320,000, compared to $246,000 for the first six months of 1996.

Financial Condition

     Total assets have continued to grow in 1997 as compared to the prior periods. Total assets have grown 13% to $215.5 million at June 30, 1997, compared to $191.4 million at December 31, 1996. The growth in assets in 1997 was primarily the result of loan demand, as the southern Oregon coast's growth and economic factors continue to be favorable. The ratio of gross loans and leases to deposits increased to 68% at June 30, 1997, compared to 64% at December 31, 1996. Lincoln Security Bank, opened in May 1996 in Newport, Oregon, had total assets of $20.6 million and total deposits of $17.5 million as of June 30, 1997.

     The growth in interest-earning assets has been predominantly in loans and investment securities. Net loans, mortgage loans held for sale and leases increased $11.8 million from December 31, 1996, to June 30, 1997. Investment securities increased $10.9 million as of June 30, 1997, due to the continued growth in deposit funds and Federal Home Loan Bank borrowings available for investment. Federal funds sold, reflecting short term (overnight) investments, increased at the comparable period-end time frames. The level of federal funds sold fluctuates daily relative to loan demand, deposit fluctuations and investment activity, and provides a source of liquidity for the Company.

     Deposit growth continued for the six months ended June 30, 1997. Total deposits increased $7.5 million to $156.1 million at June 30, 1997, compared to $148.6 million at December 31, 1996. The growth in 1997 has been predominantly in interest-bearing deposits. The ratio of interest-bearing deposits to total deposits decreased slightly from 85.9% at December 31, 1996, to 85.3% at June 30, 1997.

     Security Bank is a member of the Federal Home Loan Bank of Seattle. This membership allows Security Bank access to low cost, long-term funding otherwise unavailable. Security Bank has utilized this funding, and in 1996 borrowed $5.5 million to support loan and investment growth. In the six months ended June 30, 1997, Security Bank has borrowed an additional $14.3 million, leaving the balance at $31.3 million as of June 30, 1997.

Liquidity

     Liquidity enables SBHC to meet the withdrawals of its depositors and the borrowing needs of its loan customers. SBHC maintains its liquidity position through maintenance of cash resources and a stable core deposit base. A further source of liquidity is SBHC's ability to borrow funds. SBHC maintains three unsecured lines of credit totaling $10.5 million for the purchase of funds on an overnight basis. As discussed above, Security Bank is also a member of the Federal Home loan Bank which provides a secured line of credit in the amount of $48.7 million (25% of total assets), and other funding opportunities for liquidity and asset/liability matching. Over the past four years these lines have been used periodically. As of June 30, 1997 no funds were borrowed under SBHC's unsecured lines of credit and $31.3 million were borrowed from the Federal Home Loan Bank. Interest rates charged on the lines are determined by market factors. In addition, SBHC has approximately $47 million in repurchase agreement availability. SBHC's liquidity has been stable and adequate over the past four years. Short-term deposits have continued to grow and excess investable cash is loaned on a short term basis (federal funds sold). SBHC's primary source of funds is consumer deposits and commercial accounts. These funds are not subject to significant movements as a result of changing interest rates and other economic factors, and therefore enhance SBHC's long term liquidity.

Capital Resources

     Beginning in 1990, federal regulators required the calculation of Risk-based Capital. This is an analysis that weights balance sheet and off-balance sheet items for their inherent risk. It requires minimum standards for Risk-based Capital by Capital Tier. Full implementation of this analysis was required in 1992, requiring a minimum total Risk- based Capital ratio of 8.00%, a minimum Tier 1 Capital Ratio of 4.00% and a minimum Leverage Capital Ratio of 3%. At June 30, 1997, SBHC had a Total Risk-based Capital Ratio of 15.58%, a Tier 1 Capital Ratio of 14.70% and a Leverage Capital Ratio of 9.41%. This was compared to 17.02%, 16.07% and 10.87% for total Risk-based Capital Ratio, Tier 1 Capital Ratio and Leverage Capital Ratio, respectively, at December 31, 1996. If SBHC were fully leveraged, further growth would be restricted to the level attainable through generation and retention of net income unless SBHC were to seek additional capital from outside sources.


For the years ended December 31, 1996 and 1995

Results of Operations

     General. Net income increased to $2.1 million for the year ended December 31, 1996 from $1.9 million for the same period in 1995, a 10.25% increase. The combined increases in interest income and non-interest income exceeded increases in interest expense and non-interest expense.

     Net Interest Income. Net interest income before the provision for loan losses increased $.6 million or 7.55% for the year ended December 31, 1996 over the same period in 1995. The increase resulted from a $1.8 million increase in interest income offset by a $1.2 million increase in interest expense. The increase in interest income is due primarily to an increase in average earning assets of $24.9 million or 18.23% for the year ended December 31, 1996, over the same period in 1995. Although loans and investments continued to increase during the year of 1996, new deposits at prevailing interest rates limited the increase in the net interest income. Interest expense increased due to both volume and rate for the comparable periods in 1996 over 1995. Average interest-bearing liabilities increased $20.1 million or 17.29% for the year ended December 31, 1996, compared to the same period in 1995. The weighted average yields earned were 8.48% and 8.75% for the years ended December 31, 1996 and 1995, respectively. Average yields earned decreased 27 basis points or 3.09% for the year ended December 31, 1996 compared to the same period in 1995. Average rates paid were 4.09% and 3.79% for the years ended December 31, 1996 and 1995, respectively. This represents an increase of 30 basis points or 7.92% for the year ended December 31, 1996, compared to 1995.

     Provision for Loan Losses. The loan loss provision increased during the year ended December 31, 1996 to $208,000 as compared to $160,000 for the same period in 1995. Net charge-offs during the years were $152,000 and $114,000 for 1996 and 1995, respectively.

     Management believes the loan loss provision maintains the reserve for loan losses at an appropriate level. The reserve for loan losses was $1,119,000 at December 31, 1996, as compared to $1,063,000 at December 31, 1995. SBHC's ratio of reserve for loan losses to total loans was 1.21% at December 31, 1996, compared to 1.32% at December 31, 1995.

     Non-performing assets (defined as loans 90 days or more past due, and other real estate owned) were $490,000 and $467,000 at December 31, 1996 and 1995, respectively. The increase in non-performing assets is attributable to a small number of non-performing loans secured by single family residential real estate. Management believes the loans are adequately secured and that no significant losses will be incurred. Management does not believe that the increase represents a deterioration of the credit quality of the loan portfolio or an indication of future credit problems.

     Non-Interest Income. Non-interest income increased 49.89% for the year ended December 31, 1996 as compared to the same period in 1995. SBHC had a nonrecurring sale of $683,000 of mortgage servicing rights in 1996, recognizing a gain of $380,000. Service charges on deposit accounts were $931,000 in 1996, compared to $853,000 in 1995, a 9.14% increase. Mortgage loan originations were $62.6 million in the year ended December 31, 1996, up from $32.1 million for the same period in 1995. Loans sold were $63.1 million and $30.9 million for the years ended December 31, 1996 and 1995, respectively, generating $1,033,000 and $611,000 of sold loan fee income during each respective period, an increase of 69.1% from 1995 to 1996. A strong refinance market supported mortgage origination activity.

     Non-Interest Expense. Non-interest expense increased 18.31% for the year ended December 31, 1996, as compared to the year ended December 31, 1995, resulting primarily from the addition of Lincoln Security. The primary non-interest expenses are salaries and employee benefits, and expenses relating to occupancy and equipment.

     Provision for Income Taxes. The provision for income taxes increased 19.98% for the year ended December 31, 1996 as compared to the same period in 1995. This was primarily the result of an over-accrual of taxes in 1994, leading to a lower tax provision in 1995.

     Loan Losses and Recoveries. The provision for loan losses charged to operating expense is based on SBHC's loan loss experience and such factors which, in management's judgment, deserve recognition in estimating possible loan losses. Management monitors the loan portfolio to ensure that the reserve for loan losses is adequate to cover outstanding loans on non-accrual status and any current loans deemed to be in serious doubt of repayment according to each loan's repayment plan. The following table summarizes SBHC's reserve for loan losses, and charge-off and recovery activity:

                                                                          Year ended December 31,
                                                                   -------------------------------
                                                                   1996                       1995

Loans outstanding at
  end of period                                                    $92,226,100              $80,743,626
                                                                   ===========              ===========
Average loans
  outstanding during the period                                    $84,232,894              $77,922,578
                                                                   ===========              ===========

Reserve balance,
  beginning of period                                               $1,062,993               $1,016,770

Recoveries:
  Commercial                                                            28,015                       --
  Real estate                                                            2,250                       --
  Installment                                                           30,473                   64,715
  Credit card                                                            2,571                    6,666
                                                                   -----------              -----------
                                                                        63,309                   71,381
Loans Charged off:
  Commercial                                                           (24,305)                      --
  Real estate                                                               --                       --
  Installment                                                         (150,025)                (156,017)
  Credit card                                                          (41,108)                 (29,141)
                                                                       --------                 --------
                                                                      (215,438)                (185,158)
                                                                      ---------                ---------

Net loans charged off                                                 (152,129)                (113,777)
Provision charged to operations                                        208,000                  160,000
                                                                       -------                  -------

Reserve balance, end of period                                      $1,118,864               $1,062,993
                                                                    ==========               ==========

Ratio of net loans charged off
  to average loans outstanding                                           (0.18)%                 (0.15)%
                                                                        =======                 =======

         Lending and Credit Management

     Although a risk of nonpayment exists with respect to all loans, certain specific types of risks are associated with different types of loans. Due to the nature of SBHC's customer base and the growth experienced in Coos, Curry and Lincoln Counties, real estate is frequently a material component of collateral for SBHC's loans. The expected source of repayment of these loans is generally the operations of the borrower's business or personal income, but real estate provides an additional measure of security. Risks associated with real estate loans include fluctuating land values, local economic conditions, changes in tax policies, and a concentration of loans within a limited geographic market area.

     SBHC mitigates risk on construction loans by generally lending funds to customers that have been pre-qualified for long term financing and who are using contractors acceptable to SBHC. The commercial real estate risk is further mitigated by making the majority of commercial real estate loans on owner-occupied properties.

     SBHC manages the general risks inherent in the loan portfolio by following loan policies and underwriting practices designed to result in prudent lending activities. For example, SBHC limits commercial loans to 70% of the value of the collateral, and residential mortgages, which may be first or second liens, to 80% of the value of the collateral.

     The following table presents information with respect to non-performing assets:

                                                                                     December 31,
                                                                                 --------------------
                                                                                 1996             1995

Loans on non-accrual status                                                     $490,000         $432,000
Loans past due greater than 90 days
  but not on non-accrual status                                                       --          --
Other real estate owned, net                                                          --           35,000
                                                                                      --           ------
  Total non-performing assets                                                   $490,000         $467,000
                                                                                ========         ========

Percentage of non-performing
  assets to total assets                                                           0.26%            0.29%


     Interest income which would have been realized on non-accrual or past-due loans if they had remained current was insignificant.

Allocation of Reserve for Loan Losses

     SBHC does not normally allocate the reserve for loan losses to specific loan categories with the exception of credit cards. An allocation by credit quality is made below for presentation purposes. This allocation process does not necessarily measure anticipated future credit losses; rather, it seeks to measure SBHC's assessment at a point in time of perceived credit loss exposure and the impact of current and anticipated economic conditions.

                                                December 31,
                              ----------------------------------------------------
                                        Percent of                    Percent of
                              1996     Total loans            1995     Total loans
                              ----     -----------            ----     -----------

Unclassified loans          $664,543        94.40%          $668,847       94.80%
Letters of credit              2,525         0.46%             2,542        0.53%
Credit cards                  42,376         2.30%            38,511        2.39%
Watchlist                    103,400         1.10%            85,900        0.81%
Substandard                  292,300         1.71%           225,400        1.42%
Doubtful                      13,720         0.03%            41,793        0.05%
Specific-reserve                --             --              --             --
                         ----------       ---------       ---------      ---------
                         $1,118,864        100.00%        $1,062,993      100.00%
                         ==========       =========       ==========     =========

         Analysis of Net Interest Income.

     The following table presents information regarding yields on interest-earning assets, expense on interest-bearing liabilities, and net yields on interest-earning assets for the periods indicated (amounts in thousands, except percentages):


Analysis for the years ended
December 31, 1996 and 1995                                          1996           1995       Increase (Decrease)     Change
--------------------------                                          ----           ----       -------------------     ------

Average interest-earning assets                                 $161,607        $136,688           $24,191              8.23%
Average interest-bearing liabilities                            $136,997        $116,803           $20,194             17.29%
Average yields earned                                              8.48%           8.75%           (0.27)%             (3.09)%
Average rates paid                                                 4.09%           3.79%             0.30%              7.92%
                                                                   -----           -----             -----
Net interest spread                                                4.39%           4.96%            (0.57)%           (11.49)%
                                                                   =====           =====           =======
Net interest income to average
  interest-earning assets                                          5.01%           5.51%           (0.50)%             (9.07)%
                                                                   ====            ====            ======

Analysis of Changes in Interest Differential

     The following table sets forth the dollar amount of the increase (decrease) in SBHC's consolidated interest income and expense and attributes such dollar amounts to changes in volume as well as changes in rates. Rate/volume variances which were immaterial have been allocated equally between rate and volume changes.

                                                                Year Ended December 31, 1996 over 1995
                                                     -----------------------------------------------------
                                                     Total                     Amount of Change
                                                     Increase                   Attributed to
                                                     (Decrease)        Volume         Rate            Days

Interest income:
 Federal funds sold                                    $12,795         $30,363        ($17,865)       $297
 Time deposits-domestic financial institutions         (39,187)        (45,696)          6,343         166
 Investment securities - taxable                     1,136,257       1,092,115          37,745       6,396
 Investment securities - exempt from
   federal income taxes(1)                             (18,289)          7,788         (28,732)      2,655
 Loans, net and mortgage loans held for sale           516,231         636,398        (142,373)     22,206
 Net investment in direct financing leases              92,177          60,573          30,928         677
 Dividend income on Federal Home Loan Bank stock        50,721          27,156          23,294         271
                                                    ----------      ----------        ---------    -------
   Total interest income                            $1,750,705      $1,808,697        ($90,660)    $32,668
                                                    ----------      ----------        ---------    -------

Interest expense:
 Interest on deposits:
  Interest-bearing demand                               34,839          29,401           5,250         188
  NOW accounts                                         (32,145)         (4,522)        (28,356)        732
  Money market accounts                                149,593         104,676          43,620       1,297
  Savings accounts                                     (28,824)        (30,442)            494       1,124
  Time deposits                                        752,332         582,274         163,533       6,525
Securities sold under agreement to repurchase           38,024          37,524              85         415
ESOP debt                                              (21,358)        (19,430)         (2,099)        171
Short term borrowings                                   (1,553)            854          (2,471)         63
Federal Home Loan Bank borrowings                      290,553         346,559         (57,591)      1,565
                                                       -------         -------         --------      -----
   Total interest expense                           $1,181,461      $1,046,894        $122,465     $12,080
                                                    ----------      ----------        --------     -------

Net interest income                                   $569,244        $761,803       ($213,125)    $20,588
                                                      ========        ========       ==========    =======

(1) Interest income from investment securities exempt from federal income tax is not reported on a tax equivalent basis.


         Financial Condition

     Total assets continued to grow in 1996 as compared to the prior year. Assets have grown 20.71% at December 31, 1996, compared to December 31, 1995. The growth in 1996 is the result of increased deposits which were invested in investment securities and loans. The growth in both 1996 and 1995 was primarily the result of loan demand, as the southern Oregon coast's growth and economic factors continue to be favorable. The ratio of gross loans and leases to deposits decreased to 63.97% at December 31, 1996, compared to 66.09% at December 31, 1995.

     The growth in interest-earning assets has been predominantly in loans and investment securities. Net loans increased $10.9 million at December 31, 1996, over the same period in 1995. The lower, more stable interest rate environment of the last two years and a stronger, more stable local economy have been major contributors to the increased activity for the year ended December 31, 1996. Investment securities increased $19.2 million as of December 31, 1996, as compared to the same period in 1995, due to the continued growth in deposit funds available for investment. Federal funds sold, reflecting short term (over-night) investments, decreased to $0 at December 31,

1996. The level of federal funds sold fluctuates daily relative to loan demand, deposit fluctuations and investment activity, and provides a source of liquidity for SBHC.

     Deposit growth continued for the years ended December 31, 1996 and 1995. Total deposits increased $21.3 million at December 31, 1996, compared to December 31, 1995. The growth in 1996 and 1995 has been predominantly in interest-bearing deposits. The ratio of interest-bearing deposits to total deposits increased slightly from 84.7% at December 31, 1995, to 85.9% at December 31, 1996.

     Security Bank is a member of the Federal Home Loan Bank of Seattle. This membership allows Security Bank access to low cost, long-term funding otherwise unavailable. Security Bank has utilized this funding, and in 1996 borrowed $5.5 million to support loan and investment growth, leaving the balance at $17.0 million as of December 31, 1996.

         Interest Sensitivity

     Interest sensitivity relates to the effect of changing interest rates on net interest income. Interest-earning assets which have interest rates tied to an index, such as prime rate, or which mature in relatively short periods of time are considered interest-rate sensitive. Interest-bearing liabilities with interest rates that can be re-priced in a discretionary manner, or which mature in short periods of time, are also considered interest-rate sensitive. The differences between the amounts of interest-sensitive assets and interest-sensitive liabilities, measured at various time periods, are referred to as sensitivity gaps. As rates change, these gaps will cause either a beneficial or adverse effect on net interest income. A negative gap represents a beneficial effect on net interest income if rates were to fall and an adverse effect if rates were to rise. Conversely, a positive gap would have a beneficial effect on net interest income in a rising rate environment and a negative effect if rates fell.

     At December 31, 1996, rate sensitive liabilities maturing or available for repricing within a one year period of time approximated rate sensitive assets.

     Due to the uncertainty of changing interest rates, SBHC's strategy is to manage a majority of its interest-earning assets and interest-bearing deposits to mature or reprice within one year and strive for as close to a balanced gap as is feasible. Management considers a fluctuation between a 10.0% positive gap and a 10.0% negative gap within one year to be a controlled gap position. In the event interest rates rise, SBHC's strategy is to increase its asset sensitivity predominantly through variable asset pricing.

                         Estimated Maturity or Repricing
                                December 31, 1996

                                                       Three months
                                        Less than     to less than       One to            Over
                                     three months        one year        five years       five years    Total

Interest earning assets:
 Securities and investments (1)       $22,693,421       $11,069,644     $26,602,676      $19,310,630    $79,676,371
 Federal funds sold                            --                --              --               --             --
 Loans                                 28,226,321        35,994,604      22,084,917        5,750,762     92,056,604
 Leases                                   143,218           429,054       1,954,915          475,293      3,002,480
                                      -----------        ----------      ----------       ----------    -----------
  Total interest earning assets        51,062,960        47,493,302      50,642,508       25,536,685    174,735,455
                                       ==========        ==========      ==========       ==========    ===========

Unrealized gains on securities
 available for sale                                                                                         178,729
Reserve for loan losses                                                                                  (1,118,864)
Cash and due from banks                                                                                   8,436,612
Other assets                                                                                              9,191,905
                                                                                                        -----------
  Total assets                                                                                          191,423,837

Interest bearing liabilities:
Interest bearing demand accounts     $  3,854,395            --               --             --          $3,854,395
Savings/time deposits (2)              45,513,761        31,919,024      22,494,085       23,858,668    123,785,538
Borrowed funds                         16,167,685           500,000       5,500,000               --     22,167,685
                                       ----------        ----------      ----------       ----------     ----------
  Total interest bearing liabilities  $65,535,841       $32,419,024     $27,994,085     $23,858,668        149,807,618
                                      ===========       ===========      ===========    ===========        ===========

Non-interest bearing demand accounts                                                                     20,954,471
Other liabilities                                                                                         1,178,403
Minority interest in subsidiary                                                                             937,895
Shareholders' equity                                                                                     18,545,450
                                                                                                         ----------
  Total liabilities, minority
  interest & shareholders' equity                                                                       $191,423,837


Interest sensitivity gap              (14,472,881)       15,074,278      22,648,423        1,678,017     24,927,837

Cumulative interest sensitivity gap   (14,472,881)          601,398      23,249,820       24,927,837

Cumulative interest sensitivity gap
 as a percentage of total assets          (7.56)%             0.31%          12.15%           13.02%
--------------------

     (1) The portion of this section relating to mortgage-backed securities is presented based upon estimated cash flows, maturities and/or repricings, and includes Collateralized Mortgage Obligations.

     (2) The portion of this section relating to savings and NOW accounts are presented as repricings within the earliest period presented and adjusted for decay rates as provided by the Federal Home Loan Bank of Seattle and are based upon industry experience of institutions located within the FHLB's 12th district.

         Inflation

     The primary impact of inflation on SBHC's operations is increased asset yields, deposit costs and operating overhead. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates. The effects of inflation can magnify the growth of assets, and if significant, would require that equity capital increase at a faster rate than would otherwise be necessary.

         Investment Portfolio

     The following table shows the amortized costs, estimated market values, unrealized gains and unrealized losses of SBHC's portfolio of investments as of December 31, 1996, and 1995:

                                                                          Estimated
                                                          Amortized         Market        Unrealized     Unrealized
                                                            Cost             Value          Gains         Losses
1996 Available for sale
U.S. Government & federal agencies                      $24,248,728     $24,148,296          $29,458       $129,890
Mortgage-backed securities                               34,339,376      34,224,187          116,347        231,536
United States Treasury                                    1,994,988       2,038,120           43,132             --
Corporate                                                 2,745,530       2,745,122            7,099          7,507
Obligations of state and political
 subdivisions                                            13,908,989      14,260,615          377,635         26,009
                                                         ----------      ----------          -------         ------

Total available for sale                                $77,237,611     $77,416,340         $573,671       $394,942
                                                        ===========     ===========         ========       ========
1995 Available for sale

U.S. Government and federal agencies                    $ 4,050,026     $ 4,124,050        $  74,024        $    --
Mortgage-backed securities                               19,832,982      20,120,370          305,801         18,413
United States Treasury                                    6,008,416       6,110,595          111,216          9,037
Corporate obligations                                     9,605,693       9,566,990           63,764        102,467
Obligations of state and political
 subdivisions                                            16,461,146      17,368,220          914,907          7,833
U.S. federal securities mutual
 bond funds                                                 984,550         937,350               --         47,200
                                                       ------------      ----------       ----------      ---------
Total available for sale                                $56,942,813     $58,227,575       $1,469,712       $184,950
                                                        ===========      ===========      ==========       ========

     The following is a summary of the contractual maturities and weighted average yields of investment securities classified as available for sale at December 31, 1996:

                                                                          AVAILABLE FOR SALE
                                                       -------------------------------------------------------
                                                                                Estimated       Weighted
                                                          Amortized              Market           Average
                                                            Cost                  Value           Yield    (1)

U.S. Government federal agencies
 One year or less                                        $1,249,776           $1,250,830           5.75%
 After one year through five years                       21,448,952           21,352,781           6.51%
 After five years through ten years                       1,550,000            1,544,685           6.89%
                                                          ---------            ---------
   Total                                                 24,248,728           24,148,296           6.49%
                                                         ==========           ==========

Mortgage-backed securities
 After one year through five years                        2,816,088            2,840,088           6.62%
 After five years through ten years                       5,370,625            5,349,254           6.49%
 After ten years                                         26,152,663           26,034,845           6.61%
                                                         ----------           ----------
   Total                                                 34,339,376           34,224,187           6.59%
                                                         ==========           ==========

United States Treasury
 One year or less                                                --                   --             --
 After one year through five years                        1,994,988            2,038,120           6.93%
                                                          ---------            ---------
   Total                                                  1,994,988            2,038,120           6.93%
                                                          =========             =========

Corporate obligations
 One year or less                                           886,624              885,776           6.62%
 After one year through five years                        1,858,906            1,859,346           6.23%
                                                          ---------             ---------
   Total                                                  2,745,530            2,745,122           6.36%
                                                          =========             =========

Obligations of state and political
subdivisions
 One year or less                                           648,170              653,810           5.34%
 After one year through five years                        1,856,272            1,877,844           5.43%
 After five years through ten years                       6,102,444            6,331,385           5.88%
 After ten years                                          5,302,103            5,397,576           5.41%
                                                          ---------            ---------
   Total                                                 13,908,989           14,260,615           5.62%
                                                         ==========           ==========

Total securities available for sale                     $77,237,611          $77,416,340           6.39%
                                                         ==========           ==========
--------------------

     (1)  Yields  on   tax-exempt   securities   have  not  been   stated  on  a
tax-equivalent basis.

     As of December 31, 1996, SBHC had no securities classified as "held to maturity".

         Loan Portfolio

     Interest earned on the loan portfolio is the primary source of income for SBHC. Net loans represented 49% of total assets as of December 31, 1996. Although SBHC strives to serve the credit needs of its service area, its primary focus is on real estate and commercial loans. SBHC makes substantially all of its loans to customers located within SBHC's service area. SBHC has no loans defined as highly leveraged transactions by the Federal Reserve Bank. SBHC has no significant agricultural loans. Commercial real estate loans primarily include owner-occupied commercial properties occupied by the proprietor of the business conducted on the premises, and income-producing or farm properties. The primary risks of such loans include loss of income of the owner or occupier of the property and the inability of the market to sustain rent levels. SBHC's underwriting standards attempt to mitigate these risks by requiring a minimum of three consecutive years of sufficient income generation from the owner or occupier or rental incomes of 1.2 times the combined debt service, insurance and taxes. In addition, a 70% loan-to-value ratio limitation is expected to provide sufficient protection against unforeseen circumstances. Other commercial loans include renewable operating lines of credit, short-term notes, and equipment financing. These types of loans are principally at risk due to insufficient business income. Accordingly, SBHC does not lend to start-up businesses or others lacking operating history, and requires personal guarantees and secondary sources of repayment. Residential real estate loans include 1-4 family owner- or non-owner occupied residences, multi-family units, construction and secondary market loans pending sale. Generally, the risk associated with such loans is the loss of the borrower's income. SBHC attempts to mitigate the risk by thorough review of the borrower's credit and employment history, and limits the loan-to-value ratio to 80% to provide protection in the event of foreclosure. Installment loans consist of personal, automobile or home equity loans. Security Bank also offers credit cards to its customers. These unsecured loans carry significantly higher interest rates than secured loans, which allows Security Bank to maintain a higher loss reserve in conjunction with maintaining strict credit guidelines when considering loan applications. The following table presents the composition of SBHC's loan portfolio, at the dates indicated:

                                                            December 31,
                                             -----------------------------------------
                                               1996                          1995
Commercial - real estate                     $17,258,779                   $16,627,336
Commercial - lines of credit                  25,519,673                    23,164,048
Residential - real estate                     21,954,916                    19,231,938
Installment                                   24,310,783                    18,662,005
Credit cards & other                           3,181,949                     3,058,299
                                               ---------                     ---------
  Total loans                                 92,226,100                    80,743,626
Deferred loan fees, net                         (169,496)                     (153,203)
Reserve for loan losses                       (1,118,864)                   (1,062,993)
                                             -----------                   -----------
  Net loans                                  $90,937,740                   $79,527,430
                                             ===========                   ===========

     At December 31, 1996, the maturities of all loans by category were as follows:

                                                        Within          One to             After
                                                       One Year        Five Years        Five Years       Total
Commercial - real estate                            $8,268,126        $4,965,691       $4,024,962        $17,258,779
Commercial - lines of credit                        18,750,841         5,969,949          798,883         25,519,673
Residential - real estate                           10,083,115        1,836,594        10,035,207         21,954,916
Installment                                          1,636,356        12,880,071        9,794,356         24,310,783
Credit cards & other                                 3,111,944            70,005               --          3,181,949
                                                     ---------            ------               --          ---------
                                                   $41,850,382       $25,722,310       $24,653,408       $92,226,100
                                                    ==========        ==========       ===========       ===========

     Of loans with maturities of one year or more, $40,902,805 were fixed-rate loans, and $9,472,913 were variable rate loans.

Deposit Liabilities

     The following table sets forth the average deposit liabilities of and rates paid by SBHC for the periods indicated:

                                                        Years ended December 31,
                                        ------------------------------------------------------------
                                                   1996                                     1995
                                        -----------------------                 --------------------
Deposit Liabilities                       Amount           Rate                   Amount        Rate
 Demand                                $19,966,618          n/a                 $18,180,478       n/a
 Interest-bearing demand                 2,426,214         4.27%                  1,711,356      4.01%
 NOW accounts                           22,297,007         1.04%                 22,634,967      1.18%
 Money market accounts                  17,866,588         3.50%                 14,712,696      3.23%
 Savings accounts                       15,181,616         2.52%                 16,345,241      2.52%
 Time deposits                          59,101,601         5.31%                 47,691,652      5.01%
                                        ----------                              -----------
   Total deposits                     $136,839,644         3.28%               $121,276,390      2.98%
                                       ===========                             ============

     As of December 31, 1996, SBHC's time deposit and IRA liability maturities were as follows:

                                       Time Deposits and IRA Liabilities                  All Other
                                             of $100,000                                     Time
                                             or more (1)                                  Deposits(2)
                                       -----------------------------              ----------------------------
Remaining Time to
Maturity:
3 months or less                       $14,118,743            62.96%               $10,671,773          24.96%
6 months                                 3,344,332            14.91%                 7,421,613          17.36%
12 months                                3,993,069            17.81%                14,768,598          34.54%
Over 1 year                                969,161             4.32%                 9,900,743          23.14%
                                       -----------            ------                 ---------          ------
Total                                  $22,425,305            100.00%              $42,762,727         100.00%
                                       ===========            ======               ===========         =======
-----------------

     (1) Time deposits of $100,000 or more represent 15.09% of total deposits as of December 31, 1996.

     (2) All other time deposits represent 28.78% of total deposits as of December 31, 1996.

         Average Balances and Average Rates Earned and Paid

     The following table presents, for the periods indicated, information regarding average balances of assets and liabilities of SBHC, the total dollar amounts of interest income from average interest-earning assets and interest expense on interest-bearing liabilities, the average interest yields earned or rates paid, net interest income, net interest spread (the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities), and the ratio of net interest income to average earning assets. The table does not reflect any effect of income taxes. All average balances are based on daily balances.

                                           Year ended December 31, 1996             Year ended December 31, 1995
                                       -----------------------------------         ------------------------------
                                                                  Average                                  Average
                                         Average                 Yield             Average                 Yield
                                         Balance       Interest  or Rates          Balance   Interest       or Rates

Assets
 Federal funds sold                    $2,242,277       $121,652    5.43%       $1,720,511     $108,857     6.33%
 Time deposits - domestic financial
  institutions                            378,233         21,598    5.71%        1,234,541       60,785     4.92%
 Investment securities - taxable       54,164,369      3,477,721    6.42%       36,397,912    2,340,964     6.43%
 Investment securities - exempt
  from federal income taxes            16,384,141        953,583    5.82%       16,207,389      971,872     6.00%
 Loans, net and mortgage loans
  held for sale, at cost which
  approximates market(1)(2)           83,114,030       8,643,643   10.40%       76,834,887    8,127,412    10.58%
 Net investment in direct
  financing leases                      3,410,641        339,803    9.96%        2,763,330      247,626     8.96%
 Federal Home Loan Bank stock,
  at cost                               1,912,859        149,877    7.84%        1,529,722       99,156     6.48%
                                        ---------        -------    -----        ---------       ------     -----
   Total interest-earning assets/
    interest income                   161,606,550     13,707,877    8.48%      136,688,292   11,956,672     8.75%

Cash and due from banks                 5,172,156                                4,648,940
Premises and equipment, net             3,259,340                                3,311,064
Other assets                            4,172,695                                3,411,986
                                        ---------                                ---------
   Total assets                      $174,210,741                             $148,060,282
                                     ============                             ============

Liabilities, Minority Interest
and Shareholders' Equity
 Interest-bearing demand               $2,426,214       $103,503    4.27%       $1,711,356      $68,664     4.01%
 NOW accounts                          22,297,007        235,938    1.06%       22,634,967      268,083     1.18%
 Money market accounts                 17,866,588        624,251    3.49%       14,712,696      474,658     3.23%
 Savings accounts                      15,181,616        382,547    2.52%       16,345,841      411,371     2.52%
 Time deposits                         59,101,601      3,140,382    5.31%       47,691,652    2,388,050     5.01%
 Securities sold under
  agreements to repurchase              4,271,650        189,796    4.44%        3,417,569      151,772     4.44%
 ESOP debt                                503,795         41,373    8.21%          728,367       62,731     8.61%
 Short-term borrowings                    434,979         21,644    4.98%          422,741       23,197     5.49%
 Federal Home Loan Bank
  borrowings                           14,913,613        863,202    5.79%        9,137,987      572,669     6.27%
                                       ----------        -------    -----        ---------      -------     -----
   Total interest- bearing
    liabilities/interest expense      136,997,063      5,602,636    4.09%      116,803,176    4,421,195     3.79%

 Demand deposits                       19,966,618                               18,168,140
 Other liabilities                      1,371,586                                  977,111
                                        ---------                                  -------
   Total liabilities                  158,335,267                              135,948,427
 Minority Interest                        557,799                                       --
 Shareholders' equity                  15,317,675                               12,111,855
                                       ----------                               ----------
   Total liabilities, minority
   interest and shareholders' equity $174,210,741                             $148,060,282
                                     ============                             ============


Net interest income                                   $8,105,241                             $7,535,477
                                                      ==========                             ==========
Net interest spread                                                 4.39%                                   4.96%
                                                                    -----                                   -----
Net interest income to earning assets                               5.01%                                   5.51%
                                                                    =====                                   =====
--------------------

     (1) Average non-accrual loans included in the computation of average loans were $447,000 for 1996 and $243,000 for 1995.

     (2) Loan related fees recognized during the period and included in the yield calculation totaled approximately $483,000 in 1996 and $393,000 in 1995.


                           SUPERVISION AND REGULATION

General

     SBHC and PSB are extensively regulated under federal and state law. These laws and regulations are intended to protect depositors, not shareholders. To the extent that the following information describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory or regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of SBHC and the Banks. The operations of SBHC and PSB may be affected by legislative changes and by the policies of various regulatory authorities. No accurate predictions can be made as to the nature or the extent of the effects on its business and earnings that fiscal or monetary policies, economic control or new federal or state legislation may have in the future.

Federal Bank Holding Company Regulation

     SBHC is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended ("BHCA"), and as such, it is subject to regulation, supervision and examination by the Federal Reserve. SBHC is required to file annual reports with the Federal Reserve and to provide the Federal Reserve such additional information as the Federal Reserve may require.

     The BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company it, after such acquisition, would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or
(iii) merging or consolidating with another bank holding company. The Federal Reserve will not approve any acquisition, merger or consolidation that would have a substantial anti-competitive result, unless the anti-competitive effects of the proposed transaction are clearly outweighed by a greater public interest in meeting the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial factors in reviewing acquisitions or mergers.

     With certain exceptions, the BHCA also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to these prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks. In making this determination, the Federal Reserve considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency in resources, which can be expected to outweigh the risks of possible adverse effects such as decreased or unfair competition, conflicts of interest or unsound banking practices. The Bank's data processing and insurance subsidiaries are non-bank companies engaged in activities deemed permissible by the Federal Reserve.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to the bank holding company or its subsidiaries, on investments in their securities and on the use of their securities as collateral for loans to any borrower. These regulations and restrictions may limit SBHC's ability to obtain funds from its subsidiary banks for its cash needs, including funds for payment of dividends, interest and operating expenses. Further, under the Federal Reserve Act and certain regulations of the Federal Reserve, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. For example, Security Bank may not generally require a customer to obtain other services from it or SBHC, and may not require that the customer promise not to obtain other services from a competitor, as a condition to an extension of credit to the customer.

Federal and State Bank Regulation

     PSB and the subsidiary banks of SBHC, as state-chartered banks with deposits insured by the FDIC that are not members of the Federal Reserve System, are subject to the supervision and regulation of the Oregon Director and of the FDIC. These agencies may prohibit the banks from engaging in what they believe constitute unsafe or unsound banking practices.

     Since July 1, 1989, Oregon has permitted out-of-state banking institutions to acquire banks or holding companies that have been in existence for a period of no fewer than three years. Generally, such acquisitions are subject to the approval of the Federal Reserve and the Oregon Director. As a result of 1993 Oregon legislation and 1995 federal law changes, Oregon banks may merge with out-of-state national or state banks, and out-of-state national and state banks may acquire Oregon branches or may merge with or acquire branches of Oregon or federal savings associations. Initial acquisitions must involve institutions which have been engaged in banking in Oregon for at least three years, but once such an acquisition is made, the resulting bank may add additional branches.

     The Community Reinvestment Act ("CRA") requires that, in connection with examinations of financial institutions within their jurisdiction, the Federal Reserve or the FDIC evaluates the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those banks. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. Security Bank's current CRA rating is "Outstanding," the highest rating awarded. Lincoln Security has not yet been subjected to a CRA examination.

     Banks are also subject to certain restrictions imposed by the Federal Reserve Act on extensions of credit to executive officers, directors, principal shareholders or any related interest of such persons. Extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions with persons not covered above and who are not employees, and (ii) must not involve more than the normal risk of repayment or present other unfavorable features. Banks are also subject to certain lending limits and restrictions on overdrafts to such persons. A violation of these restrictions may result in the assessment of substantial civil monetary penalties on the affected bank or any officer, director, employee, agent or other person participating in the conduct of the affairs of that bank, the imposition of a cease and desist order, and other regulatory sanctions.

     Under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), each federal banking agency has prescribed, by regulation, non-capital safety and soundness standards for institutions under its authority. These standards cover internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, such other operational and managerial standards as the agency determines to be appropriate, and standards for asset quality, earnings and stock valuation. An institution which fails to meet these standards must develop a plan acceptable to the agency, specifying the steps that the institution will take to meet the standards. Failure to submit or implement such a plan may subject the institution to regulatory sanctions. SBHC believes that its subsidiary banks meet all the standards, and therefore does not believe that these regulatory standards materially affect SBHC's business operations.

Deposit Insurance

     As FDIC member institutions, the deposits of PSB and SBHC's subsidiary banks are currently insured to a maximum of $100,000 per depositor through the Bank Insurance Fund ("BIF"), administered by the FDIC. The banks are required to pay semiannual deposit insurance premium assessments to the FDIC.

     The FDICIA included provisions to reform the Federal deposit insurance system, including the implementation of risk-based deposit insurance premiums. The FDICIA also permits the FDIC to make special assessments on insured depository institutions in amounts determined by the FDIC to be necessary to give it adequate assessment income to repay amounts borrowed from the U.S. Treasury and other sources or for any other purpose the FDIC deems necessary. Pursuant to the FDICIA, the FDIC implemented a transitional risk based insurance premium system on January 1, 1993. Generally, under this system, banks are assessed insurance premiums according to how much risk they are deemed to present to BIF. Banks with higher levels of capital and a low degree of supervisory concern are assessed lower premiums than banks with lower levels of capital or involving a higher degree of supervisory concern. The premium range is from $.00, for the highest-rated institutions (subject to a statutory minimum assessment of $2,000) to $.27 per $100 of domestic deposits. SBHC's subsidiary banks each have a current FDIC premium rate of $.00 per $100 of domestic deposits. The premium range is from $.00 per $100 of domestic deposits.

Dividends

     The principal source of SBHC's cash revenues is dividends received from Security Bank. Lincoln Security does not currently pay dividends and is not expected to in the near future, as earnings will be retained to fund future growth. Under the Oregon Bank Act, PSB and SBHC's subsidiary banks are subject to restrictions on the payment of cash dividends to their shareholders. A bank may not pay cash dividends if that payment would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. In addition, the amount of the dividend may not be greater than its net undivided profits then on hand, after first deducting (i) all losses;
(ii) all bad debts, unless the debts are well-secured, (a) on which interest for a period of one year is past due and unpaid, and (b) upon which final judgment has been obtained, but for more than one year the judgment has been unsatisfied and interest has not been paid; (iii) all assets or depreciation charged off as required by the Oregon Director; and (iv) all accrued expenses, interest and taxes of the bank. PSB and Security Bank have been paying regular dividends to shareholders, although as no assurances can be given that dividends will continue to be paid. Lincoln Security is not able to pay dividends as a result of the lack of retained earnings. It is not known if or when Lincoln Security would be able to pay such dividends.

     In addition, the appropriate regulatory authorities are authorized to prohibit banks and bank holding companies from paying dividends which would constitute an unsafe or unsound banking practice. SBHC and its banks are not currently subject to any regulatory restrictions on their dividends other than those noted above.

Capital Adequacy

     The federal bank regulatory agencies use capital adequacy guidelines in their examination and regulation of bank holding companies and banks. If the capital falls below the minimum levels established by these guidelines, the bank holding company or bank may be denied approval to acquire or establish additional banks or non-bank businesses or to open facilities.

     The FDIC and Federal Reserve have adopted risk-based capital guidelines for banks and bank holding companies. The risk-based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. Assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the Federal Reserve has noted that bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimum. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital.

     Tier 1 capital for bank holding companies includes common shareholders' equity, qualifying perpetual preferred stock (up to 25% of total Tier 1 capital, if cumulative; under a Federal Reserve rule, redeemable perpetual preferred stock may not be counted as Tier 1 capital unless the redemption is subject to the prior approval of the Federal Reserve) and minority interests in equity accounts of consolidated subsidiaries, less intangibles except as described above. Tier 2 capital includes: (i) the allowance for loan losses of up to 1.25% of risk-weighted assets; (ii) any qualifying perpetual preferred stock which exceeds the amount which may be included in Tier 1 capital; (iii) hybrid capital instrument; (iv) perpetual debt; (v) mandatory convertible securities and (vi) subordinated debt and intermediate term preferred stock of up to 50% of Tier 1 capital. Total capital is the sum of Tier 1 and Tier 2 capital less reciprocal holdings of other banking organizations, capital instruments and investments in unconsolidated subsidiaries.

     Banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, and 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets.

     Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property, which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% risk-weight, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have 0% risk-weight. In converting off-balance sheet items, direct credit substitutes, including general guarantees and standby letters of credit backing financial obligations, are given 100% conversion factor. The transaction related contingencies such as bid bonds, other standby letters of credit and undrawn commitments, including commercial credit lines with an initial maturity of more than one year, have a 50% conversion factor. Short-term, self-liquidating trade contingencies are converted at 20%, and short-term commitments have a 0% factor.

     The Federal Reserve also has implemented a leverage ratio, which is Tier 1 capital as a percentage of total assets less intangibles, to be used as a supplement to risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The Federal Reserve requires a minimum leverage ratio of 3%. However, for all but the most highly rated bank holding companies and for bank holding companies seeking to expand, the Federal Reserve expects an additional cushion of at least 1% to 2%.

     The FDICIA also created a statutory framework of supervisory actions indexed to the capital level of the individual institution. Under regulations adopted by the FDIC, an institution is assigned to one of five capital categories depending on its total risk-based capital ratio, Tier 1 risk-based capital ratio, and leverage ratio, together with certain subjective factors. Institutions which are deemed to be "undercapitalized" depending on the category to which they are assigned are subject to certain mandatory supervisory corrective actions. SBHC does not anticipate that these regulations have any material effect on its banks.

Effects of Government Monetary Policy

     The earnings and growth of PSB and of SBHC and its subsidiary banks, including their existing and future activities, are affected not only by general economic conditions, but also by the fiscal and monetary policies of the federal government, particularly the Federal Reserve. The Federal Reserve can and does implement national monetary policy for such purposes as curbing inflation and combating recession, but its open market operations in U.S. government securities, control of the discount rate applicable to borrowings from the Federal Reserve, and establishment of reserve requirements against certain deposits, influence growth of bank loans, investments and deposits, and also affect interest rates charged on loans or paid on deposits. The nature and impact of future changes in monetary policies and their impact on PSB, SBHC or its subsidiary banks cannot be predicted with certainty.

Changing Regulatory Structure of the Banking Industry

     The laws and regulations affecting banks and bank holding companies are currently undergoing significant changes. Bills are now pending or expected to be introduced in the United States Congress that contain proposals for altering the structure, regulation, and competitive relationships of the nation's financial institutions. If enacted into law, these bills could have the effect of increasing or decreasing the cost of doing business, limiting or expanding permissible activities (including activities in the insurance and securities fields), or affecting the competitive balance among banks, savings associations, and other financial institutions. Some of these bills would reduce the extent of federal deposit insurance, broaden the powers or the geographical range of operations of bank holding companies, modify interstate branching restrictions applicable to national banks, regulate bank involvement in derivative securities activities, and realign the structure and jurisdiction of various financial institution regulatory agencies. Whether or in what form any such legislation may be adopted or the extent to which the business of SBHC might be affected thereby cannot be predicted with certainty.

     Of particular note is legislation which has been recently been enacted by Congress, as referred to above, permitting interstate banking and branching, which would allow banks to expand nationwide through acquisition, consolidation or merger. Under this law, an adequately capitalized bank holding company may acquire banks in any state if permitted by state law. In addition, banks may acquire branches of out-of-state banks through merger followed by conversion of the acquired bank branches into branches of the resulting bank. Further, banks may establish and operate branches in any state subject to the restrictions of applicable state law. Under Oregon law, an out-of-state bank or bank holding company may merge with or acquire an Oregon state-chartered bank or bank holding company if the Oregon bank, or in the case of a bank holding company, the subsidiary bank, has been in existence for a minimum of three years, and the law of the state in which the acquiring bank in located permits such merger.

                              CERTAIN LEGAL MATTERS

     The validity of SBHC Common Stock to be issued in the Merger will be passed upon for SBHC by Foster Pepper & Shefelman PLLC, Portland, Oregon. Foster Pepper & Shefelman PLLC will also give an opinion concerning certain tax matters relating to the Merger.

                                     EXPERTS


     The consolidated financial statements of SBHC as of December 31, 1996 and 1995, and for each of the years then ended, and the financial statements of PSB as of December 31, 1996 and 1995, and for each of the years inthe three-year period ended December 31, 1996, included in this Prospectus/Proxy Statement and in the Registration Statement have been included in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                  OTHER MATTERS

     Neither the Board of Directors of SBHC nor of PSB is aware of any other business to come before the PSB Meeting or SBHC Meeting other than those matters described above in this Prospectus/Proxy Statement. However, if other matters should properly come before either meeting, it is intended that proxies in the accompanying form will be voted in the discretion of the named proxy holders.

                          INDEX TO FINANCIAL STATEMENTS

SECURITY BANK HOLDING COMPANY
                                                                                                 Page
Consolidated Condensed Balance Sheets at
    June 30, 1997 and December 31, 1996 (unaudited)                                              F-2

For the Three and Six Month Periods Ended June 30, 1997 and 1996 (unaudited):

    Consolidated Condensed Statements of Income                                                  F-3
    Consolidated Condensed Statements of Cash Flows                                              F-4

Notes to Consolidated Financial Statements                                                       F-5

Independent Auditors' Report                                                                     F-6

Consolidated Balance Sheets at December 31, 1996 and 1995                                        F-7

For the Years Ended December 31, 1996 and 1995:

    Consolidated Statements of Income                                                            F-9
    Consolidated Statements of Shareholders Equity                                               F-10
    Consolidated Statements of Cash Flows                                                        F-11

Notes to Consolidated Financial Statements                                                       F-13


PACIFIC STATE BANK

Condensed Balance Sheet at June 30, 1997 and December 31, 1996 (unaudited condensed)             F-29

For the Six Months Ended June 30, 1997 and 1996  (unaudited condensed):

    Condensed Statements of Income                                                               F-30
    Condensed Statements of Cash Flows                                                           F-31

Independent Auditors' Report                                                                     F-32

Balance Sheets at December 31, 1996 and 1995                                                     F-33

For the years ended December 31, 1996, 1995 and 1994:

    Statements of Income                                                                         F-34
    Statements of Stockholders' Equity                                                           F-33
    Statements of Cash Flows                                                                     F-36

Notes to Financial Statements                                                                    F-37


                  SECURITY BANK HOLDING COMPANY & SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                           (unaudited - in thousands)

ASSETS                                                                      June 30, 1997     Dec. 31, 1996
------                                                                      -------------     -------------
Cash and cash equivalents:
     Cash and due from banks                                                      $6,981            $8,437
     Federal funds sold                                                            1,398                --
                                                                                  ------        ----------
         Total cash and cash equivalents                                           8,379             8,437
Time deposits - domestic financial institutions                                      ---               270
Investment securities available for sale                                          88,285            77,416
Loans, net                                                                       100,996            88,754
Mortgage loans held for sale, at cost which approximates market                    1,589             2,184
Net investment in direct financing leases                                          3,143             3,002
Premises and equipment, net                                                        5,576             5,122
Federal Home Loan Bank stock, at cost                                              3,177             2,169
Other assets                                                                       4,335             4,070
                                                                                   -----             -----
         Total assets                                                           $215,480          $191,424
                                                                                ========          ========

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS' EQUITY
Liabilities:
   Deposits:
      Demand                                                                     $22,924           $20,954
      Interest bearing demand                                                      5,994             3,854
      NOW accounts                                                                24,544            23,986
      Money market accounts                                                       23,241            19,903
      Savings accounts                                                            14,349            14,709
      Time deposit                                                                65,083            65,188
                                                                                  ------            ------
         Total deposits                                                          156,135           148,594

Securities sold under agreements to repurchase                                     5,794             4,562
Short term borrowings                                                                650               578
Federal Home Loan Bank borrowings                                                 31,280            17,028
Other liabilities                                                                  1,255             1,178
                                                                                   -----             -----
         Total liabilities                                                       195,114           171,940
                                                                                 -------           -------

Minority interest in subsidiary                                                      921               938
Shareholders' equity:
     Nonvoting preferred stock, $5 par value.
         Authorized 5,000,000 shares; none issued                                     --                --
     Voting preferred stock, $5 par value.
         Authorized 5,000,000 shares; none issued                                     --                --
     Common stock, $5 par value.
         Authorized 10,000,000 shares - issued and outstanding
         3,169,700 shares in 1997 (3,164,920 shares in 1996)                     15,848             15,825
Surplus                                                                           1,108              1,041
Retained earnings                                                                 3,851              3,295
Unearned ESOP shares at cost                                                     (1,616)           (1,728)
Unrealized gain on investment securities available for sale                         254                113
                                                                                    ----               ---
         Total shareholders' equity                                              19,445             18,546
                                                                                 ------             ------

Total liabilities, minority interest and shareholders' equity                  $215,480           $191,424
                                                                               ========           ========


           See accompanying notes to consolidated financial statements

                  SECURITY BANK HOLDING COMPANY & SUBSIDIARIES
                   CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                (unaudited - in thousands, except per share data)

                                                                         Three Months Ended                  Six Months Ended
                                                                              June 30,                         June 30,
                                                                              --------                        ---------
                                                                      1997              1996              1997              1996
                                                                      ----              ----              ----              ----
Interest income:
     Interest on loans                                               $2,480            $2,030           $4,726            $4,091
     Interest and dividends on securities:
         Taxable                                                      1,117               823            2,130             1,488
         Exempt from Federal income tax                                 275               258              481               510
         Interest on time deposits-domestic financial institutions        1                 4                5                12
         Dividend income on Federal Home Loan Bank stock                 53                39               89                67
         Interest on Federal funds sold                                   9                19               26                79
     Income on direct financing leases                                   71                78              144               169
                                                                         --                --              ---               ---
              Total interest income                                   4,006             3,251            7,601             6,416
                                                                      -----             -----            -----             -----
Interest expense:
     Deposits
         Interest bearing demand                                         30                26               59                47
         NOW                                                             67                49              130               109
         Money market                                                   200               151              386               288
         Savings                                                         91                96              178               193
         Time                                                           858               749            1,705             1,479
     Securities sold under agreements to repurchase                      72                50              128                80
     ESOP debt                                                           --                13               --                27
     Short term borrowings                                                6                 5               12                11
     Federal Home Loan Bank borrowings                                  429               220              679               391
                                                                        ---               ---              ---               ---
              Total interest expense                                  1,753             1,359            3,277             2,625
                                                                      -----             -----            -----             -----
         Net interest income                                          2,253             1,892            4,324             3,791
Provision for loan losses                                                98                45              166                90
                                                                         --                --              ---                --
         Net interest income after provision for loan losses          2,155             1,847            4,158             3,701
                                                                      -----             -----            -----             -----

Other income:
     Service charges on deposit accounts                                236               224              486               441
     Gain (loss) on sale/call of investments available for sale, net    (1)                 5                2                19
     Loan servicing fees                                                 58                81              127               161
     Sold real estate loan fees                                         332               227              587               484
     Other                                                              209               154              357               253
                                                                        ---               ---              ---               ---
         Total other income                                             834               691            1,559             1,358
                                                                        ---               ---            -----             -----
Other expense:
     Salaries and employee benefits                                   1,377               974            2,667             2,335
     Occupancy of bank premises                                         121               102              243               208
     Furniture and equipment                                            211               158              431               342
     Professional fees                                                  128               126              244               246
     FDIC assessment                                                      5                 1                8                 2
     Supplies76                                                          71               160              117
     Other                                                              369               526              740               712
                                                                        ---               ---              ---               ---
         Total other expense                                          2,287             1,958            4,493             3,962
                                                                      -----             -----            -----             -----
              Income before provision for income taxes                  702               580            1,224             1,097
Provision for income taxes                                              228               125              387               280
                                                                        ---               ---              ---               ---
              Net income before minority interest                       474               455              837               817
Net income (loss) attributable to minority interest                       9                 7               17                 7
                                                                          -                 -               --                 -
              Net income                                               $483              $462             $854              $824
                                                                       ====              ====             ====              ====
              Net income per share                                     $.18              $.21             $.31              $.37
                                                                       ====              ====             ====              ====

           See accompanying notes to consolidated financial statements

                  SECURITY BANK HOLDING COMPANY & SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                           (unaudited - in thousands)


                                                                                                   Six months ended June 30,
                                                                                             1997                      1996
Cash flows provided by operating activities:
Net income                                                                                   $854                      $824
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization                                                                 297                       301
Provision for loan losses                                                                     166                        90
Origination of mortgage loans held for sale                                              (24,320)                  (28,388)
Proceeds from mortgage loans sold                                                          24,915                    29,585
Net loss on sale of fixed assets                                                               --                        13
Net gain on call of investment securities available for sale                                  (2)                        --
Net gain on sale of investment securities available for sale                                   --                      (19)
Federal Home Loan Bank stock dividend                                                        (89)                      (67)
ESOP related compensation expense                                                             203                       291
     (Increase) decrease in other assets                                                    (265)                        92
     (Decrease) increase in other liabilities                                                (11)                       661
                                                                                             ----                       ---
           Net cash provided by operating activities                                        1,748                     3,383
                                                                                            -----                     -----
Cash flows from investing activities:
     Net decrease in time deposits-domestic financial institutions                            270                       180
     Purchase of investment securities available for sale                                (17,229)                  (25,130)
     Proceeds from sale of investment securities available for sale                            --                     7,016
     Proceeds from maturities and call of investment securities available for sale          6,596                     4,139
     Net loan originations                                                               (11,912)                   (3,731)
     Purchase of participations                                                             (496)                      (20)
     Additions to premises and equipment                                                    (756)                     (312)
     Purchase of Federal Home Loan Bank stock                                             (2,194)                   (1,128)
     Redemption of Federal Home Loan Bank stock                                             1,275                       935
     Proceeds from sale of premises and equipment                                              --                        18
     Originations of direct financing leases                                              (1,253)                     (597)
     Gross payments on direct financing leases                                              1,112                       508
     Minority interest in subsidiary                                                         (17)                       963
                                                                                             ----                       ---
         Net cash used in investing activities                                           (24,604)                  (17,159)
                                                                                         --------                  --------
Cash flows from financing activities:
     Net increase in deposits                                                               7,541                     6,511
     Increase in securities sold with agreements to repurchase                              1,232                     2,209
     Increase of Federal Home Loan Bank borrowings                                         14,252                     2,221
     Payment of dividends                                                                   (299)                     (225)
     Other                                                                                     72                       159
                                                                                               --                       ---
         Net cash provided by financing activities                                         22,798                    10,875
                                                                                           ------                    ------
         Net decrease in cash and cash equivalents                                           (58)                   (2,901)
Cash and cash equivalents at beginning of period                                            8,437                     8,097
                                                                                            -----                     -----
Cash and cash equivalents at end of period                                                 $8,379                    $5,196
                                                                                            =====                    ======
Supplemental  disclosures  of cash flow  information:  Cash paid during the year for:
          Interest                                                                         $1,866                    $2,544
          Income taxes                                                                       $391                      $175
Supplemental disclosures of investing activities:
     Unrealized gain (loss) on investment
          securities available for sale, net of tax                                          $141                  $(1,375)
     Loans transferred to other real estate owned                                             $22                       $--


          See accompanying notes to consolidated financial statements

                                   SECURITY BANK HOLDING COMPANY & SUBSIDIARIES
                                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                    (UNAUDITED)



(1)  Summary of Significant Accounting Policies

(a)  Basis of Financial Statement Preparation
The accompanying consolidated financial statements have been prepared by the Company without audit and in conformity with generally accepted accounting principles for interim financial information. Accordingly, certain financial information and footnotes have been omitted or condensed. In the opinion of management, the consolidated financial statements include all necessary adjustments (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1996. The results of operations for the interim period shown in this report are not necessarily indicative of results for any future interim period or the entire fiscal year.


(b)   Net Income Per Share
Net income per share is based on the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares issuable upon the exercise of stock options (using the treasury stock method). For the periods ended June 30, 1997 and 1996, the weighted average number of common shares outstanding did not include 455,824 and 522,471 shares respectively, held by the Company's Employee Stock Ownership Plan as these shares have not been allocated to participant accounts nor have they been committed to be released. The weighted average number of common shares outstanding were 2,713,805 and 2,269,517 at June 30, 1997 and 1996, respectively.

In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share, which is required to be adopted on December 31, 1997. At that time the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 on the calculation of primary and fully diluted earnings per share for the six months ended June 30, 1997 and June 30, 1996 is not material.

INDEPENDENT AUDITORS REPORT




The Board of Directors and Shareholders

Security Bank Holding Company:



     We have audited the accompanying consolidated balance sheets of Security Bank Holding Company and Subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Security Bank Holding Company and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP
Portland, Oregon

January 24, 1997

                  SECURITY BANK HOLDING COMPANY & SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        As of December 31, 1996 and 1995

Assets                                                                            1996             1995
------                                                                            ----             ----
Cash and cash equivalents:
Cash and due from banks (notes 2 and 15)                                      $8,436,612        $5,012,995
Federal funds sold                                                                    --         3,083,714
                                                                         ---------------         ---------
Total cash and cash equivalents                                                8,436,612         8,096,709

Time deposits domestic financial institutions                                    270,060           549,741

Investment securities available for sale (note 3)                             77,416,340        58,227,575

Loans, net (notes 4, 5 and 15)                                                88,754,119        76,911,398

Mortgage loans held for sale,
   at cost which approximates market (note 4)                                  2,183,621         2,616,032
Net investment in direct financing leases (note 6)                             3,002,480         3,541,804

Premises and equipment, net (note 7)                                           5,122,273         3,241,153

Federal Home Loan Bank stock, at cost (note 15)                                2,168,700         1,494,600

Other assets                                                                   4,069,632         3,909,321
                                                                               ---------         ---------

     Total assets                                                            191,423,837       158,588,333
                                                                             ===========       ===========

                  SECURITY BANK HOLDING COMPANY & SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Continued)
                        As of December 31, 1996 and 1995

Liabilities, Minority Interest & Shareholders Equity
                                                                                  1996             1995
                                                                                  ----             ----
Liabilities:
         Deposits:
            Demand                                                           $20,954,471       $19,492,203
            Interest bearing demand                                            3,854,395         2,415,886
            NOW accounts                                                      23,985,974        21,485,781
            Money market accounts                                             19,902,920        15,368,474
            Savings accounts                                                  14,708,612        15,363,678
            Time deposit (note 9)                                             65,188,032        53,164,393
                                                                              ----------        ----------
                  Total deposits                                             148,594,404       127,290,415

         Securities sold under agreements
            to repurchase (notes 3 and 8)                                      4,562,364         2,874,619
         ESOP debt (note 10)                                                          --           644,000
         Short term borrowings                                                   577,821           500,937
         Federal Home Loan Bank borrowings (note 15)                          17,027,500        11,500,000
         Other liabilities                                                     1,178,403         1,406,508
                                                                               ---------         ---------
                  Total liabilities                                          171,940,492       144,216,479
                                                                             -----------       -----------

Minority interest in subsidiary                                                  937,895                --

Shareholders equity:
         Nonvoting preferred stock, $5 par value.
              Authorized 5,000,000 shares; none issued                                 --               --
         Voting preferred stock, $5 par value.
              Authorized 5,000,000 shares; none issued                                 --               --
         Common stock, $5 par value.
              Authorized 10,000,000 shares - issued and
              outstanding 3,164,920 shares in 1996
              (2,762,195 shares in 1995) (note 1)                             15,824,596        13,810,975
         Surplus                                                               1,040,537               965
         Retained earnings (note 11)                                           3,295,461         1,688,954
         Unearned ESOP shares at cost (note 1)                               (1,728,225)       (1,980,914)
         Unrealized gain on investment securities available
              for sale (note 1)                                                  113,081           851,874
                                                                                 -------           -------
                  Total shareholders equity                                   18,545,450        14,371,854
                                                                            ------------      ------------
Commitments and contingent liabilities (note 12)
                  Total liabilities, minority interest and
                       shareholders equity                                  $191,423,837      $158,588,333
                                                                            ============      ============



          See accompanying notes to consolidated financial statements

                  SECURITY BANK HOLDING COMPANY & SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                     Years ended December 31, 1996 and 1995

                                                                                  1996             1995
                                                                                  ----             ----
Interest income:
         Interest on loans                                                    $8,643,643        $8,127,412
         Interest and dividends on securities:
           Taxable                                                             3,477,221         2,340,964
           Exempt from Federal income tax                                        953,583           971,872
         Interest on time deposits-domestic financial institutions                21,598            60,785
         Dividend income on Federal Home Loan Bank stock                         149,877            99,156
         Interest on Federal funds sold                                          121,652           108,857
         Income on direct financing leases                                       339,803           247,626
                                                                                 -------           -------
                  Total interest income                                       13,707,377        11,956,672
                                                                              ----------        ----------
Interest expense:
         Deposits
           Interest bearing demand                                               103,503            68,664
           NOW                                                                   235,938           268,083
           Money market                                                          624,251           474,658
           Savings                                                               382,547           411,371
           Time (note 9)                                                       3,140,382         2,388,050
         Securities sold under agreements to repurchase (note 8)                 189,796           151,772
         ESOP debt                                                                41,373            62,731
         Short term borrowings                                                    21,644            23,197
         Federal Home Loan Bank borrowings                                       863,202           572,669
                                                                                 -------           -------
                  Total interest expense                                       5,602,636         4,421,195
                                                                               ---------         ---------

           Net interest income                                                 8,104,741         7,535,477
         Provision for loan losses (note 5)                                      208,000           160,000
                                                                               ---------         ---------
           Net interest income after provision for loan losses                 7,896,741         7,375,477

Other income:
         Service charges on deposit accounts                                     930,798           853,204
         Gain on sale of investments available for sale, net                       1,305            12,517
         Loan servicing fees                                                     325,572           305,671
         Sold real estate loan fees                                            1,032,989           610,757
         Gain on sale of servicing rights                                        380,335                --
         Other                                                                   607,035           405,293
                                                                                -------           --------
                  Total other income                                           3,278,034         2,187,442
                                                                               ---------         ---------
Other expense:
         Salaries and employee benefits                                        4,875,282         3,933,862
         Occupancy of bank premises                                              448,769           404,785
         Furniture and equipment                                                 682,778           604,558
         Professional fees                                                       466,450           408,231
         FDIC assessment                                                           3,000           136,728
         Supplies                                                                260,129           288,093
         Other                                                                 1,623,635         1,289,553
                                                                              ----------         ---------
                  Total other expense                                          8,360,043         7,065,810
                                                                              ----------         ---------
                  Income before provision for income taxes                     2,814,732         2,497,109
                  Provision for income taxes (note 13)                           759,500           633,000
                                                                              ----------        ----------
                  Net income                                                  $2,055,232        $1,864,109
                                                                              ==========        ==========
                  Net income per share                                              $.85              $.83
                                                                                    ====              ====

           See accompanying notes to consolidated financial statements

                                   SECURITY BANK HOLDING COMPANY & SUBSIDIARIES
                                  CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY
                                      Years ended December 31, 1996 and 1995

                                                                            Unearned    Unrealized      Total
                                Common Stock                  Retained     ESOP Shares  Gain (Loss) Shareholders
                            Shares       Amount     Surplus   Earnings       At Cost   On Securities   Equity
                           ---------  -----------  ---------  ----------   -----------  ----------- -----------
Balance, Dec. 31, 1994     2,761,967  $13,809,835  $(145,042)    $144,730  $(2,203,078)  $(977,649)  $10,628,796

Net income                        --           --         --    1,864,109           --           --    1,864,109
Dividends                         --           --         --   ( 319,885)           --           --    (319,885)
Sale of common stock             273        1,365        291           --           --           --        1,656
Redemption of common stock      (45)        (225)         62           --           --           --        (163)
Release of ESOP shares            --           --    145,654           --      222,164           --      367,818
Unrealized gain on securities
     available for sale             --         --       --             --           --   1,829,523      1,829,523
                       ---------------   ----------- --------   -----------    -------   -----------    ---------


Balance, Dec. 31, 1995     2,762,195  $13,810,975       $965   $1,688,954 $(1,980,914)     $851,874  $14,371,854

Net income                        --           --         --    2,055,232           --           --    2,055,232
Dividends                         --           --         --    (448,725)           --           --    (448,725)
Sale of common stock         402,725    2,013,621    739,562           --           --           --    2,753,183
Release of ESOP shares            --           --    300,010           --      252,689           --      552,699
Unrealized loss on securities
     available for sale           --           --        --            --          --      (738,793)    (738,793)
                           ---------   ----------- ---------    ----------  -----------   ----------   ----------

Balance, Dec. 31, 1996     3,164,920   $15,824,596 $1,040,537   $3,295,461 $(1,728,225)   $113,081     $18,545,450
                           =========   =========== ==========   ==========  ===========   ========     ============


          See accompanying notes to consolidated financial statements.

                  SECURITY BANK HOLDING COMPANY & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     Years ended December 31, 1996 and 1995

                                                                                  1996             1995
                                                                                  ----             ----
Cash flows provided by operating activities:
Net income                                                                    $2,055,232        $1,864,109
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation and amortization                                               560,393           643,626
     Provision for loan losses                                                   208,000           160,000
     Origination of mortgage loans held for sale                             (62,634,059)      (32,076,359)
     Proceeds from mortgage loans sold                                        63,066,470        30,924,361
     Net (gain) loss on sale of fixed assets                                       9,823              (573)
     Net gain on call of investment securities held to maturity                      --             (2,783)
     Net gain on sale of investment securities available for sale                (1,305)           (12,517)
     Federal Home Loan Bank stock dividend                                     (149,600)           (98,900)
     ESOP related compensation expense                                           552,699           367,818
     (Increase) decrease in other assets                                       (160,311)            78,601
     Increase (decrease) in other liabilities                                    139,136          (298,365)
                                                                                 -------         ---------
                  Net cash provided by operating activities                    3,646,478         1,549,018

Cash flows from investing activities:
     Net decrease in time deposits-domestic financial institutions              $279,681        $1,099,940
     Purchase of investment securities held to maturity                               --        (4,595,144)
     Purchase from investment securities available for sale                  (48,699,964)      (10,079,490)
     Proceeds from sale of investment securities available for sale           14,802,432         5,612,195
     Proceeds from maturities of investment securities held to maturity              --          1,916,467
     Proceeds from maturities of investment securities available for sale     13,538,000         5,144,345
                  Net loan originations                                      (11,550,097)       (4,561,868)
     Purchase of participations                                                 (500,624)          (51,561)
     Additions to premises and equipment                                      (2,407,179)         (427,156)
     Purchase of Federal Home Loan Bank stock                                 (2,065,200)       (1,997,700)
     Redemption of Federal Home Loan Bank stock                                1,540,700         2,165,700
     Proceeds from sales of premises and equipment                                21,881             6,134
     Originations of direct financing leases                                    (678,160)      (1,734,943)
     Gross payments on direct financing leases                                 1,217,484          244,291
     Minority interest in subsidiary                                             937,895              --
                                                                                 -------       -----------
                  Net cash used in investing activities                       (33,563,151)     (7,258,790)
                                                                               ==========      ==========












                                   (Continued)

                  SECURITY BANK HOLDING COMPANY & SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                     Years ended December 31, 1996 and 1995

                                                                                  1996             1995
                                                                                  ----             ----
Cash flows from financing activities:
     Net increase in deposits                                                $21,303,989        $6,172,260
     Increase in securities sold with agreements to repurchase                 1,687,745            61,819
     Repayment of ESOP debt                                                    (644,000)          (89,000)
     Increase of Federal Home Loan Bank borrowings                            5,527,500         2,714,300
     Proceeds from issuance of common stock                                   2,753,183             1,656
     Payment of dividends                                                      (448,725)         (319,885)
     Other                                                                       76,884            (9,426)
                                                                                  ------           -------
                  Net cash provided by financing activities                  30,256,576         8,531,724

                  Net increase in cash and cash equivalents                     339,903         2,821,952

Cash and cash equivalents at beginning of year                                8,096,709         5,274,757

Cash and cash equivalents at end of year                                     $8,436,612        $8,096,709
                                                                             ==========        ==========


Supplemental  disclosures  of cash flow  information:
Cash paid during the year for:
          Interest                                                            $5,416,199       $4,329,506
          Income taxes                                                          $635,000         $662,000
Supplemental disclosures of investing activities:
     Unrealized gain (loss) on investment
          securities available for sale, net of tax                           $(738,793)       $1,829,523
     Loans transferred to other real estate owned                             $      --        $       --


          See accompanying notes to consolidated financial statements

1.   SUMMARY OF SIGNIFICANT ACCOUNTING  POLICIES

(a) Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Security Bank Holding Company (SBHC), a bank holding company, its wholly-owned subsidiary, Security Bank (Security Bank), its majority-owned subsidiary, Lincoln Security Bank (Lincoln Security), and Security Bank's wholly-owned subsidiaries, Alland, Inc. and Security Financial Insurance Agency. Security Bank and Lincoln Security are referred to collectively herein as the Banks. Significant intercompany accounts and transactions have been eliminated in consolidation.

(b) Description of Business
Security Bank conducts a general banking business. Its activities include the usual deposit functions of a commercial bank: commercial, real estate and installment loans; equipment leasing; checking and savings accounts; collection and escrow services and safe deposit facilities. Security Banks primary market area consists of cities and communities along the Southern Oregon Coast.

Security Financial Insurance Agency is in the business of selling annuities, mutual funds, single premium whole life policies, and long-term health care insurance.

Alland, Inc. holds title to certain assets of Security Bank.

Lincoln Security is a newly organized state chartered bank located in Newport, Oregon in which SBHC holds a majority interest. SBHC facilitated the organization of Lincoln Security by purchasing 68.44% of all outstanding common shares of Lincoln Security common stock, with the remainder of the outstanding common stock held by local investors. Lincoln Security commenced operations in May of 1996, and engages in general commercial banking business. Lincoln Security offers commercial banking services to small and medium size businesses, professionals and retail customers in the their market area.

The Banks are subject to the regulations of certain federal agencies and undergo periodic examinations by these regulatory authorities.

(c)  Basis of Financial Statement Preparation
The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Estimates that are particularly susceptible to significant change in the near-term relate to the determination of the reserve for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the reserve for loan losses and real estate owned, management obtains independent appraisals for significant properties.

The Banks are located in Coos, Curry and Lincoln Counties of Oregon. A large portion of the Banks assets are loans, which are collateralized by real estate in this geographic area and, accordingly, the ultimate collectibility of this portion of the Banks loan portfolio is susceptible to changes in the local market conditions. However, the loan portfolio is diversified and management believes there is no concentration of loans exceeding 10% for any particular industry. It is managements opinion that the reserve for losses on loans and real estate owned is adequate to absorb known and inherent risks in the loan portfolio. While management uses available information to recognize losses on loans and real estate owned, future additions to the reserve may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination processes, periodically review the Banks reserve for losses on loans and real estate owned. Such agencies may require the Banks to recognize additions to the reserve based on their judgements about information available to them at the time of their examinations.

(d) Investment Securities
Investment securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities available for sale and trading account securities are stated at market value. Gains and losses on sales of securities, recognized on a specific identification basis, and valuation adjustments of trading account securities are included in noninterest income. Net unrealized gain or loss on securities available for sale are included, net of tax, as a component of shareholders equity.

In November 1995 the Financial Accounting Standards Board issued Special Report No.155-B, A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities. Special Report No. 155-B allowed for a one-time reclassification among investment categories. In light of the Special Report, Security Bank reclassified all held to maturity securities to available for sale. Total amortized cost of securities transferred and the related unrealized gains at the date of transfer totaled $32,016,917 and $276,531 respectively.

(e) Income Recognition
Interest is accrued on a simple interest basis. The accrual of interest on loans is discontinued when, in managements judgement, the future collectibility of interest or principal is in serious doubt. Loans are generally placed on non accrual status when they are 90 days past due.

Loan origination and commitment fees, net of certain direct loan origination costs, are generally recognized over the life of the related loan as an adjustment of the yield.

(f) Reserve for Loan Losses
The reserve for loan losses represents managements recognition of the assumed risks of extending credit and its evaluation of the quality of the loan portfolio. The reserve is maintained at a level considered adequate to provide for potential loan losses based on managements assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions, loss experience and an overall evaluation of the quality of the portfolio. The reserve is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. Regulatory examiners may require the Banks to recognize additions to the allowances based upon their judgements about information available to them at the time of their examination. Uncollectible interest on loans is charged off or an allowance established by a charge to income equal to all interest previously accrued and interest is subsequently recognized only to the extent cash payments are received until delinquent interest is paid in full and, in managements judgement, the borrowers ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

The  Banks  adopted  Statement  of  Financial   Accounting  Standards  No.  114,
Accounting by Creditors for Impairment of a Loan as amended by SFAS No. 118 (collectively referred to as SFAS No. 114) on January 1, 1995. SFAS No. 114 requires entities to measure certain impaired loans based on the present value of future cash flows discounted at the loans effective interest rate, or at the loans market value or the fair value of collateral if the loan is secured. A loan is considered impaired when, based on current information and events, it is probable that the Banks will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. If the measurement of the impaired loans is less than the recorded investment in the loan, impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. Prior periods have not been restated. All loans have been evaluated for collectibility under the provisions of these statements.

(g) Direct Financing Leases
The aggregate lease payments to be received over the term of these leases plus the estimated residual values are capitalized as Security Banks net investment in the leases. The excess of the investment in the leases over the cost of the equipment (unearned income) is recognized as income over the term of the lease.

(h) Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to expense over the estimated useful lives of the assets (building- thirty-one and one half to forty years; furniture and equipment-five to seven years) and are computed using accelerated methods for assets acquired in 1991 and after and the straight-line method for assets acquired prior to 1991.

(i)  Other Real Estate
Other real estate, acquired through foreclosure or deed in lieu of foreclosure, is carried at the lower of cost or estimated fair value, not to exceed estimated net realizable value. When the property is acquired, any excess of the loan balance over the estimated net realizable value is charged to the reserve for loan losses. Subsequent write-downs, if any, are charged to the reserve for other real estate losses.

(j) Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k) Stock Option Plan
Prior to January 1, 1996, SBHC accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, SBHC adopted Statement of Financial Accounting Standards No. 123, (SFAS No. 123) Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. SBHC has elected to continue to apply the provisions of APB Opinion No. 25.

(l) Capitalized Mortgage Loan Servicing Rights
The Banks adopted Statement of Financial Accounting Standards No. 122, (SFAS No.
122) Accounting for Mortgage Servicing Rights, an amendment of SFAS 65, on January 1, 1996. SFAS No. 122 requires that corporations that acquire mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securities those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and loans (without the mortgage servicing rights) based on their relative fair values. The statement also requires that corporations assess their capitalized mortgage servicing rights for impairment based on the fair value of those rights. Adoption of this SFAS had no material impact on the Banks financial position or results of operations.

(m)  Net Income Per Share
Net income per share is based on the weighted average number of common shares outstanding during each year. For the year ended December 31, 1996 and 1995, the weighted average number of common shares outstanding did not include 455,824 and 522,471 shares, respectively, held by SBHC's ESOP, as these shares have not been allocated to participant accounts nor have they been committed to be released. The weighted average number of common shares outstanding were 2,408,278 and 2,239,670 at December 31, 1996 and 1995, respectively.

(n)  Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and Federal funds sold. Generally, Federal funds are sold for one-day periods.

(o)  Reclassifications
Certain amounts previously recorded on the December 31, 1995 consolidated financial statements have been reclassified to conform to classifications on the December 31, 1996, consolidated financial statements.

(p) Stock Split
On September 20, 1995, SBHC's Board of Directors approved a three-for-two common stock split in the form of a 50% stock dividend paid during January 1996. The par value of the new shares issued totaled $4,603,445, the majority of which was transferred from retained earnings after transferring substantially all of surplus. Accordingly, all share and per share data have been restated to reflect the stock split.

2.   CASH AND DUE FROM BANKS

The Banks are required to maintain an average reserve balance with the Federal Reserve Bank, or maintain such reserve balance in the form of cash. The amount of this required reserve balance on December 31, 1996 and 1995 was approximately $1,046,000 and $1,020,000, respectively, and was met by holding cash and maintaining an average reserve balance with the Federal Reserve Bank.

3.   INVESTMENT SECURITIES

The amortized costs, estimated market values, unrealized gains and unrealized losses of investment securities at December 31, 1996 and 1995 are summarized as follows:

                                                                         Estimated
                                                        Amortized         Market          Unrealized   Unrealized
                                                          Cost             Value             Gains       Losses
1996:
Available for sale:
     U.S. Government and Federal Agencies              $24,248,728       $ 24,148,29       $ 29,458     $129,890
     Mortgage-backed securities                         34,339,376        34,224,187        116,347      231,536
     United States Treasury                              1,994,988         2,038,120         43,132           --
     Corporate obligations                               2,745,530         2,745,122          7,099        7,507
     Obligations of state and political subdivisions    13,908,989        14,260,615        377,635       26,009
                                                       ------------       ----------       --------     --------

              Total available for sale                 $77,237,611       $77,416,340       $573,671     $394,942
                                                       ============       ===========      ========     ========

1995:
Available for sale:
     U.S. Government and Federal Agencies              $ 4,050,026       $ 4,124,050      $  74,024      $   --
     Mortgage-backed securities                         19,832,982        20,120,370        305,801       18,413
     United States Treasury                              6,008,416         6,110,595        111,216        9,037
     Corporate obligations                               9,605,693         9,566,990         63,764      102,467
     U.S. Federal Securities mutual bond funds             984,550           937,350             --       47,200
     Obligations of state and political subdivisions    16,461,146        17,368,220         914,907       7,833
                                                       -----------        ----------        --------      ------

              Total available for sale                 $56,942,813       $58,227,575      $1,469,712    $184,950
                                                       ============      ===========      ==========    =========

Gross realized gains and gross realized losses on sales of securities available for sale for the years ended December 31, 1996 and 1995 were:

                                                                1996                           1995
                                                          ----------------------       ---------------------
                                                          Realized     Realized       Realized      Realized
                                                            Gains       Losses          Gains        Losses
U.S. Government and Federal Agencies                       $25,573          $--         $21,829       $--
United States Treasury                                       1,557         9,573          5,086        --
Corporate obligations                                       13,298        24,281         24,966       12,888
U.S. Federal Securities mutual bond funds                       --       219,549             --       80,008
Obligations of state and political subdivisions            214,280           --          53,532        --
                                                          --------       -------         -------     -------

                  Total                                   $254,708      $253,403       $105,413      $92,896
                                                          ========      ========       ========      =======

     Approximate investment portfolio maturities at December 31, 1996 are as follows:

                                                       Securities Available for Sale
                                                       ----------------------------
                                                                         Estimated
                                                        Amortized         Market
                                                          Cost             Value
One year or less                                     $ 2,784,569        $ 2,790,416
After one year through five years                     29,975,207         29,968,179
After five years through ten years                    13,023,069         13,225,323
After ten years                                       31,454,766         31,432,422
                                                      ----------         ----------

                  Total                                $77,237,611       $77,416,340
                                                       ===========       ===========

The following table represents the carrying value of securities pledged to secure public deposits as required or permitted by law and securities sold under agreements to repurchase at December 31, 1996 and 1995:

                                                          1996             1995
                                                          ----             ----
U.S. Government and Federal Agencies                    $9,277,788        $5,215,999
United States Treasury                                   2,038,120         6,110,595
Obligations of state and political subdivisions          2,364,305         2,397,856

                  Total                                $13,680,213       $13,724,450
                                                       ===========       ===========

4.   LOANS

     Major categories of loans at December 31, 1996 and 1995 included in the portfolio are as follows:

                                               1996             1995
                                               ----             ----
Commercial real estate                      $17,258,779       $16,627,336
Commercial lines of credit                   25,519,673        23,164,048
Residential real estate                      21,954,916        19,231,938
Installment                                  24,310,783        18,662,005
Credit cards and other                        3,181,949         3,058,299
                                              ---------         ---------
                  Total loans                92,226,100        80,743,626

Deferred loan fees, net                        (169,496)         (153,203)
Reserve for loan losses                      (1,118,864)       (1,062,993)
                                            ------------        ----------
                  Net loans                 $90,937,740       $79,527,430
                                            ===========       ===========

     Approximate loan portfolio maturities on fixed rate loans and repricing on variable rate loans at December 31, 1996 are as follows:

                                              Within           One to             After
                                             One Year        Five Years        Five Years          Total
Commercial-real estate                      $ 8,268,126      $  4,965,691      $ 4,024,962       $17,258,779
Commercial-lines of credit                   18,750,841         5,969,949          798,883        25,519,673
Residential-real estate                      10,083,115         1,836,594       10,035,207        21,954,916
Installment                                   1,636,356        12,880,071        9,794,356        24,310,783
Credit cards and other                        3,111,944            70,005                --        3,181,949
                                            -----------     -------------------------------      -----------
                                            $41,850,382       $25,722,310      $24,653,408       $92,226,100
                                            ===========       ===========      ===========       ===========

Mortgage loans held for sale are included above as residential real estate mortgage loans maturing within one year.

Loans on nonaccrual status were approximately $490,000 and $432,000 at December 31, 1996 and 1995, respectively. Interest income which would have been realized on non-accrual loans if they had remained current was insignificant.

Renegotiated loans were approximately $556,556 and $463,000 at December 31, 1996 and 1995, respectively. At December 31, 1996, $447,000 of these loans, under their renegotiated terms, are not considered impaired under SFAS No. 114.

The Banks have no commitments to extend additional credit on loans which are renegotiated, non-accrual or impaired at December 31, 1996.

At December 31, 1996 and 1995, Security Bank serviced approximately $179,074,000 and $141,649,000 respectively, of loans owned by others.

The Banks lending activities are concentrated along the central to southern Oregon coast.

5.   RESERVE FOR LOAN LOSSES

Transactions in the reserves for loan losses for the years ended December 31, 1996 and 1995 were as follows:

                                                              1996              1995
                                                              ----              ----
Balance, beginning of year                                 $1,062,993       $1,016,770
Provision for loan losses                                     208,000          160,000
Loans charged off                                            (215,438)        (185,158)
Recoveries of loans previously charged off                     63,309           71,381
                                                           -----------       ---------

                  Balance, end of year                     $1,118,864       $1,062,993
                                                           ==========       ==========

The recorded investment in loans for which an impairment has been recognized at December 31, 1996 and 1995 was $39,030 and $36,400, respectively. The average recorded investment in impaired loans during 1996 and 1995 was $174,630 and $159,482, respectively. Interest income recognized on impaired loans receivable during 1996 and 1995 was insignificant.

6.   DIRECT FINANCING LEASES

Following are the components of the net investment in direct financing leases at December 31, 1996 and 1995:

                                                              1996              1995
                                                              ----              ----
Total minimum lease payments receivable                   $3,181,333        $2,998,730
Add:
     Estimated unguaranteed residual values
        of leased equipment                                  426,182           274,609
     Equipment acquired for lease,
        under interim rent                                    24,800           865,357
Less:
     Unearned income                                         629,835           596,892
                                                             -------           -------

         Net investment in direct financing leases        $3,002,480        $3,541,804
                                                          ==========        ==========

Future minimum lease payments to be received on direct financing leases are as follows:

     Year ending December 31:
                      1997                                 $1,025,179
                      1998                                    885,654
                      1999                                    699,721
                      2000                                    397,687
                      2001                                    123,647
                      Thereafter                               49,445
                                                               ------

                               Total                      $ 3,181,333
                                                          ===========

7.   PREMISES AND EQUIPMENT

The composition of premises and equipment at December 31, 1996 and 1995 is as follows:

                                                              1996              1995
                                                              ----              ----
Land                                                       $  471,618       $  100,000
Buildings                                                   4,852,960        3,807,449
Furniture and equipment                                     3,694,897        2,826,730
                                                            ---------        ---------
                                                            9,019,475        6,734,179

Less accumulated depreciation and amortization              3,897,202        3,493,026
                                                           $5,122,273       $3,241,153
                                                            =========        =========


8.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

                                                              Weighted          Carrying          Market
                                                               Average          Value of         Value of
                                            Repurchase        Interest         Underlying       Underlying
                                              Amount            Rate             Assets           Assets
December 31, 1996: Overnight                 $4,562,364           4.33%         $3,388,229        $3,388,229
December 31, 1995: Overnight                 $2,874,619           4.10%         $3,620,660        $3,620,660

The securities underlying agreements to repurchase entered into by the Banks are for the same securities originally sold. In all cases, the creditor maintains control over the securities. Securities sold under agreements to repurchase averaged approximately $3,708,000 for the year ended December 31, 1996 and the maximum amount outstanding at any month end for the year ended December 31, 1996 was approximately $4,562,000.

9.   TIME DEPOSITS

Time  certificates  of deposit in excess of  $100,000  aggregated  approximately
$21,883,222  and  $18,305,000  at  December  31,  1996 and  1995,  respectively.
Interest expense on these certificates amounted to approximately $1,360,720 and $855,000 for the years ended December 31, 1996 and 1995, respectively.

10.   EMPLOYEE BENEFIT PLANS

Employee Savings Plan - Security Bank has a qualified profit sharing (401k) plan covering all half-time or greater personnel with at least twelve months of service. Actual contributions to the plan are determined by the Board of Directors and are not to exceed the amount deductible for Federal income tax purposes. Actual contributions amounted to 0% of voluntary employee contributions in both 1996 and 1995.

Employee Stock Ownership Plan (ESOP) - SBHC sponsors a leveraged employee stock ownership plan (ESOP) that covers all employees who meet the eligibility requirements. To be eligible, an employee must be age twenty-one or older and have completed one year of service during which the employee has at least 1,000 hours of service. The ESOP is noncontributory. Employees are 20% vested after two years of service and vesting increases at the rate of 20% each year thereafter such that employees are 100% vested after six years of service. SBHC makes annual contributions to the ESOP at a minimum, sufficient to pay interest due on outstanding loans, required principal repayments, operating expenses and administrative fees. In certain years, SBHC has also deposited additional funds to enable the ESOP to repurchase shares from participants. All dividends received by the ESOP are used to pay debt service. The ESOP shares initially were pledged as collateral for its debt. As the debt is repaid, shares are released from the collateral based on the proportion of debt service paid in the year and allocated to active employees.

The debt related to the ESOP is recorded as debt and the shares pledged as collateral are reported as Unearned ESOP Shares on the consolidated balance sheets. As shares are committed to be released from collateral, SBHC reports compensation expense equal to the current market price of the shares, and the shares become outstanding for per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings. Dividends on unallocated ESOP shares are recorded as reduction of debt and accrued interest.

SBHC has ESOP related debt of $0 and $644,000 to Bank of America at December 31, 1996 and 1995, respectively. In addition, during 1993, SBHC loaned the ESOP $1,583,205 to purchase 365,000 shares of its common stock. SBHC paid the note to Bank of America in 1996. However, the ESOP still owes SBHC for this debt. These loans are not reflected on SBHC's consolidated balance sheets at December 31, 1996 and 1995. The ESOP shares as of December 31, 1996 and 1995 were as follows:

                                               1996             1995
                                               ----             ----
Allocated                                     456,256           397,675
Shares released for allocation                 66,647            58,581
Unreleased shares                             455,824           522,471
                                              -------           -------
         Total ESOP shares                    978,727           978,727
                                              =======           =======

Fair value of unreleased shares            $3,988,460        $4,134,487
                                           ==========         ==========

Stock Option Plan - SBHC  maintains an Employee  Stock Option Plan (the Employee
Plan), adopted in 1995, under which 276,000 shares of common stock are reserved for issuance to key employees. The Employee Plan provides for the grant of options to purchase shares to selected employees. The purchase price of shares for which stock options are granted shall not be less than 100% of the fair market value of such shares on the date of the grant. Options granted under the Employee Plan are exercisable in installments and expire on such date as the Compensation Committee of the Board of Directors may determine, but not later than 10 years from the date of grant.

The following table summarizes stock option activity for the years ended December 31, 1996 and 1995:

                                                                          Average
                                                       Shares         Exercise Price
Granted in 1995                                         96,600            $5.67
                                                        ------            -----
Outstanding options at December 31, 1995                96,600            $5.67
                                                        ======            =====
Exercisable at December 31, 1995                            --           $    --
                                                       =======           =======
Shares available for future
   grant at December 31, 1995                          179,400
                                                       =======

Granted in 1996                                             --                --
                                                       ------             ------
Outstanding options at December 31, 1996                96,600            $5.67
                                                       =======            ======
Exercisable at December 31, 1996                        19,320             $5.67
                                                       =======            ======
Shares available for future
   grant at December 31, 1996                          179,400
                                                       =======

     Prior to January 1, 1996, SBHC accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, SBHC adopted Statement of Financial Accounting Standards No. 123, (SFAS No. 123) Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. SBHC has elected to continue to apply the provisions of APB Opinion No. 25.

     SBHC applies APB Opinion No. 25 and related interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost been determined in accordance with FASB Statement No. 123, SBHC net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                        1995              1996
Net Income            As Reported       $1,864,109        $2,055,232
                      Pro Forma          1,827,577         2,019,674

Earnings per share    As Reported       $ 0.83            $ 0.85
                      Pro Forma           0.83              0.84


The fair value of each option grant is estimated for pro forma disclosure purposes on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

              dividend yield            3.53%
              expected volatility       60%
              risk-free interest rate   6.07%
              expected life             5 years

11.   REGULATORY MATTERS

SBHC is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on SBHC's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, SBHC must meet specific capital guidelines that involve quantitative measures of SBHC's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. SBHC's capital amounts and classifications are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require SBHC to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and Tier 1 Capital to average assets (as defined). Management believes, as of December 31, 1996, that SBHC meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the Federal Reserve Board categorized SBHC as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, SBHC must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institutions category.

SBHC's actual capital amounts and ratios are presented in the following table:

                                                                                        To be Well
                                                                                     Capitalized Under
                                                                  For Capital        Prompt Corrective
                                             Actual            Adequacy Purposes     Action Provisions
                                      Amount      Ratio        Amount      Ratio       Amount   Ratio
                                     --------     -------     ----------   -----   ----------   --------
As of December 31, 1996:
     Total Capital
        (to Risk Weighted Assets)   $20,069,025     17.02%    >$9,432,334    >8%   >$11,790,417     >10%
                                                              -              -     -                -

     Tier 1 Capital
        (to Risk Weighted Assets)   $18,950,161     16.07%    >$4,716,167    >4%    >$7,074,250      >6%
                                                              -              -      -                -

     Tier 1 Capital
        (to Average Assets)         $18,950,161     10.87%    >$5,229,434    >3%    >$8,715,724      >5%
                                                              -              -      -                -

As of December 31, 1995:
     Total Capital
        (to Risk Weighted Assets)   $14,122,971     13.12%    >$8,609,992    >8%   >$10,762,490     >10%
                                                              -              -     -                -

     Tier 1 Capital
        (to Risk Weighted Assets)   $13,059,978     12.13%    >$4,304,996    >4%    >$6,457,494      >6%
                                                              -              -      -                -

     Tier 1 Capital
        (to Average Assets)         $13,059,978      8.85%    >$4,428,781    >3%    >$7,381,301      >5%
                                                              -              -      -                -

The Banks, as state-chartered banks with deposits insured by the Federal Deposit Insurance Corporation (FDIC) that are not members of the Federal Reserve System, are subject to the supervision and regulation of the Director of the Oregon Department of Consumer and Business Services, administrated through the Division of Finance and Corporate Securities (Oregon Director), and to the supervision and regulation of the FDIC. As of December 31, 1996, the most recent notification from the FDIC categorized the Banks as well capitalized under the regulatory framework for prompt corrective action.

The Banks, as state-chartered banks, are prohibited from declaring or paying any dividends in an amount greater than undivided profits. At December 31, 1996 and 1995, undivided profits of approximately $3,512,175 and $3,708,787, respectively, were available for the payment of dividends to SBHC with prior regulatory approval.

12.   COMMITMENTS AND CONTINGENCIES

The banks are leasing four of their branches under operating leases which include various renewal and purchase options. The approximate future minimum rental payments under these leases are as follows:

Year ending December 31:

                      1997                                   $134,000
                      1998                                    116,300
                      1999                                     82,800
                      2000                                     82,800
                      2001                                     82,800
                      Thereafter                              315,700
                                                              -------

                               Total                         $814,400

Rental expense for all operating leases was approximately $117,000 and $94,000 for the years ended December 31, 1996 and 1995, respectively.

At December 31, 1996, the Banks have $19,644,287 of unused lines of credit.

In the normal course of business, there are various commitments outstanding, including commitments to extend credit and commercial letters of credit to ensure performance of certain commercial customer obligations.

At December 31, 1996 and 1995, these commitments and obligations were as follows:

                                                        1996             1995
                                                        ----             ----
Loans at fixed rates                                $6,413,000        $5,633,000
Loans at variable rates                              2,297,000         1,065,000
                                                     ---------         ---------
                                                    $8,710,000        $6,698,000

SBHC is a defendant in legal proceedings arising in the normal course of business. In the opinion of management the disposition of pending litigation will not have a material effect on SBHC's financial position.


13.   PROVISION FOR INCOME TAXES

The provision for income taxes for the years ended December 31, 1996 and 1995 consists of the following:

                                                        1996             1995
                                                        ----             ----
Current                                               $803,000          $633,000
Deferred                                              (43,500)                --
                                                      --------          --------
                                                      $759,500          $633,000
                                                      ========          ========

The provision for income taxes results in effective tax rates which are different from the Federal income tax statutory rate. The nature of the differences for the years ended December 31, 1996 and 1995 are as follows:

                                                        1996             1995
                                                        ----             ----
Computed expected Federal tax at statutory
   rate of 34%                                      $ 945,183         $ 849,017
State taxes, net of Federal effect                    118,990            57,878
Tax exempt interest                                  (311,298)         (315,202)
Change in valuation allowance                         (34,828)            7,273
ESOP fair value adjustment and dividends               70,136            29,545
Other, net                                            (28,683)            4,489
                                                      --------        ---------
                                                    $ 759,500          $633,000
                                                      ========        =========

The tax effects of temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:

                                                            1996              1995
                                                            ----              ----
Deferred tax assets:
     Loans receivable,
        due to allowance for possible loan losses         $289,558          $273,059
     Other liabilities,
        due to deferred compensation reserve               202,178           199,323
     Deferred loan fees                                     50,846            58,984
     Net operating loss carryforward                        28,564                --
     Other                                                 230,025           112,423
                                                           -------           -------

                  Total gross deferred tax assets          801,171           643,789

Less valuation allowance                                  (184,000)         (237,000)
                                                          ---------         ---------

                  Net deferred tax assets                 $617,171          $406,789
                                                          ---------         ---------

Deferred tax liabilities:
     Investment securities,
        due to reserve for unrealized gains                $65,810          $414,716
     Investment securities,
        due to accretion of discount                        92,918            75,899
     Premises and equipment,
        due to difference in depreciation                  488,709           278,351
     Other                                                  68,419            57,590
                                                            ------            ------

Total gross deferred tax liabilities                       715,856           826,556

                  Net deferred tax liability              $(98,685)        $(419,767)
                                                          =========        ==========

The valuation allowance for deferred tax assets as of January 1, 1995 was $356,000. The net change in the total valuation allowance for the years ended December 31, 1996 and 1995 were a decrease of $53,000 and $119,000, respectively. Of the net change in the valuation allowance for 1996, $18,172 was credited to equity in 1996.

SBHC has determined that the valuation allowance of $184,000 is reasonable as it is more likely than not that the net deferred tax asset of $617,171 will be principally realized through carryback to taxable income in prior years, and future reversals of existing taxable temporary differences, and to a minor extent, future taxable income. Management believes that future taxable income will be sufficient to realize the benefits of temporary differences that cannot be realized through carryback to prior years or through the reversal of future temporary taxable differences.

14.   TRANSACTIONS WITH RELATED PARTIES

Some of the directors, executive officers and principal shareholders of SBHC, and the companies with which they are associated, are customers of and have had banking transactions with the Banks in the ordinary course of business, and the Banks expect to have such transactions in the future. All loans and commitments to loan included in such transactions were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of the Banks, do not involve more than the normal risk of collectibility or present any other unfavorable features.

An analysis of activity with respect to loans to directors, executive officers and principal shareholders of SBHC for the year ended December 31, 1996 and 1995 is as follows:


                                                            1996              1995
                                                            ----              ----
Balance, beginning of year                              $2,541,949        $1,427,207
Additions                                                1,024,438         2,499,964
Repayments                                              (1,676,943)       (1,385,222)
                                                        -----------       -----------

         Balance, end of year                           $1,889,444        $2,541,949
                                                        ==========        ==========

15.   FEDERAL HOME LOAN BANK BORROWINGS

At December 31, 1996, Security Bank had outstanding advances from the Federal Home Loan Bank (FHLB) of $17,027,500 with a weighted average rate of 5.70% and a weighted average maturity of 240 days. These advances were collaterized by certain investment securities, certain residential first mortgage loans, deposits with the FHLB, and FHLB stock totaling approximately $17,027,500 at December 31, 1996. The FHLB requires Security Bank to maintain a level of investment of FHLB stock.

16.   FAIR VALUE OF FINANCIAL INSTRUMENTS

Pursuant to SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the following information is presented.

Financial instruments have been construed to generally mean cash or a contract that implies an obligation to deliver cash or another financial instrument to another entity. The estimated fair values of SBHC's financial instruments are as follows:

                                                                 December 31, 1996
                                                       Carrying Amount         Fair Value
Financial assets:
     Cash equivalents and time deposits                     $ 8,706,672      $ 8,706,672
     Investment securities                                   77,416,340       77,416,340
     Loans, net                                              88,754,119       88,234,279
     Mortgage loans held for sale                             2,183,621        2,183,621
     Federal Home Loan Bank stock                             2,168,700        2,168,700

Financial liabilities:
     Deposits                                               148,594,404      144,585,587
     Securities sold under agreements to repurchase           4,562,364        4,562,364
     Short term borrowings                                      577,821          577,821
     Federal Home Loan Bank borrowings                       17,027,500       17,045,970

Off balance sheet financial instruments:
     Loan commitments                                         8,320,000        8,320,000
     Letters of credit                                          390,000          390,000


Financial assets and financial liabilities other than securities are not traded in active markets. The above estimates of fair value require subjective judgements and are approximate. Changes in the following methodologies and assumptions could significantly affect the estimates. These estimates may also vary significantly from the amounts that could be realized in actual transactions.

     Financial Assets - The estimated fair value approximates the book value of cash equivalents and time deposits. For investment securities, the fair value is based on quoted market prices. The fair value of loans is estimated by discounting future cash flows using current rates at which similar loans would be made. The fair value of mortgage loans held for sale and Federal Home Loan Bank stock approximates their carrying amounts.

     Financial Liabilities - The estimated fair value of deposits is estimated by discounting the future cash flows using current rates at which similar deposits would be made. The estimated fair value approximates the carrying amounts of short term borrowings and securities sold under agreements to repurchase. The estimated fair value of Federal Home Loan Bank borrowings is estimated by discounting the future cash flows using current rates at which similar borrowings would be made.

     Off-Balance  Sheet  Financial   Instruments  -  Fair  value  considers  the
difference  between  current levels of interest rates and committed  rates.  See note 12 to the consolidated financial statements.

     SBHC did not hold any derivative financial instruments in its investment portfolio at or during the year ended December 31, 1996, with the exception of collaterized mortgage obligations.

                   FINANCIAL STATEMENTS OF PACIFIC STATE BANK

INDEPENDENT AUDITORS' REPORT



The Board of Directors and Shareholders

Pacific State Bank:


We have audited the accompanying balance sheets of Pacific State Bank (the Bank) as of December 31, 1996 and 1995, and the related statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific State Bank as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles.



KPMG Peat Marwick LLP
Portland, Oregon
June 27, 1997

                                             Condensed Balance Sheets
                                      at June 30, 1997 and December 31, 1996
                                                   (unaudited)

                                                                            June 30, 1997     December 31, 1996
                                                                             -------------    -----------------

Cash and due from banks                                                         $2,750,228       $2,637,005
Loans, net                                                                      30,624,081       28,961,541
Investments, net                                                                18,407,429       20,195,797
Other assets                                                                       918,558        1,058,583
                                                                                -----------      -----------

         Total assets                                                           $52,700,296      $52,852,926
                                                                                 ==========       ==========



Deposits                                                                        $44,996,076      $45,438,144
Other liabilities                                                                   704,674          637,062
                                                                                -----------      -----------

         Total liabilities                                                      $45,700,750      $46,075,206

Shareholders' equity                                                              6,999,546        6,777,720
                                                                                -----------      -----------

         Total liabilities and shareholders' equity                             $52,700,296      $52,852,926
                                                                                 ==========       ==========

                                                PACIFIC STATE BANK
                                          Condensed Statements of Income
                                           as of June 30, 1997 and 1996
                                                    (unaudited)

                                                                           Six Months Ended June 30,
                                                                       1997                       1996
                                                                       ----                       ----
Interest income                                                        $2,065,670               $2,091,272
Interest expense                                                          717,967                  716,608
         Net interest income before

                  provision for loan losses                            1,347,703                 1,374,664

Provision for loan losses                                                 14,000                      --
                                                                     -----------                ----------
         Net interest income                                          $1,333,703                $1,374,664

Other income                                                             108,767                   120,610
Other expense                                                            711,666                   683,144
                                                                       ---------                   -------
         Income before provision for
                  income taxes                                           730,804                   812,130

Provision for income taxes                                               255,936                   277,610
                                                                       ---------                   -------

         Net income                                                    $474,868                   $534,520
                                                                        =======                    =======

         Net income per share                                            $1.17                       $1.31

         Weighted average shares outstanding                           406,875                     406,875



                                                PACIFIC STATE BANK
                                        Condensed Statements of Cash Flows
                                           as of June 30, 1997 and 1996
                                                    (unaudited)

                                                                                     as of June 30,
                                                                       1997                           1996
Cash flows from operating activities:
     Net Income                                                         $474,868                     $543,520
     Adjustments to reconcile net income to
       net cash provided by operating activities:
         Provision for loan losses                                        14,000                           -
         (Increase) decrease in other assets                             140,025                     (145,323)
         Increase (decrease) in other liabilities                         67,612                     (200,734)
         Other                                                         (233,516)                      (73,178)
                                                                       ---------                     ---------
              Net cash provided by (used in)
                   operating activities                                 $462,989                     ($68,579)

         Cash flows from investing activities:
              Net (purchase of) proceeds from sale/maturity
                  of investments                                        $688,368                   $2,234,540
              Net (increase) decrease in loans                       ($1,662,540)                  (1,221,874)
              Capital expenditures                                      ($33,526)                    ($68,352)
                                                                     ------------                   ---------
                  Net cash provided by investing activities          ($1,007,698)                    $944,314

         Cash flows from financing activities:
              Net increase (decrease) in deposits                      ($442,068)                 ($1,152,864)
              Dividends paid                                           $       -                            -
                                                                       ----------                 -----------
                  Net cash provided by (used in) financing activities  ($442,068)

                  Net increase (decrease) in cash & cash equivalents   ($986,777)                    ($68,215)

         Cash and cash equivalents, beginning of period                $4,237,005                  $3,197,214
                                                                       ----------                 -----------

         Cash and cash equivalents, end of period                      $3,250,228                  $3,128,999
                                                                       ==========                 ===========
                                                                       $       -                           -

         Supplemental disclosure of cash flow information:  Cash paid during the period for:
                  Interest paid to depositors                           $717,967                     $716,608
                  Income taxes                                          $255,936                     $277,610


                               PACIFIC STATE BANK

                                 Balance Sheets

                           December 31, 1996 and 1995



       Assets                                                                               1996              1995
       ------                                                                               ----              ----
Cash and due from banks                                                                 $ 2,637,005       $ 1,497,214
Federal funds sold                                                                        1,600,000         1,700,000
Investment securities (note 2)                                                           18,420,397        20,818,565
Loans, less allowance for loan losses (note 3)                                           28,961,541        27,379,382
Land, building and equipment, net of accumulated
     depreciation (note 4)                                                                  537,014           438,275
FHLB stock, at cost                                                                         175,400           162,900
Interest receivable and other assets                                                        521,569           598,612
                                                                                            -------           -------

                  Total assets                                                           $52,852,926       $52,594,948
                                                                                         ===========       ===========

                      Liabilities and Stockholders' Equity

Deposits:
     Demand                                                                                6,110,531        5,773,722
     NOW accounts                                                                          5,584,650        6,594,101
     Savings accounts                                                                     15,597,962       16,048,677
     Certificates of deposit (note 5)                                                     18,145,001       17,214,674
                                                                                          ----------       ----------

                  Total deposits                                                          45,438,144       45,631,174

Other liabilities                                                                            637,062          655,751
                                                                                         -----------       ----------

                  Total liabilities                                                      $46,075,206      $46,286,925
                                                                                          ----------       ----------

Stockholders' equity:
     Common stock, par value of $1.00, 406,875 shares
        authorized, issued and outstanding (note 9)                                          406,875          406,875
     Surplus                                                                               5,093,125        5,093,125
     Retained earnings                                                                     1,198,440          640,282
     Net unrealized gain on investment securities,
        net of deferred taxes of $49,327 in 1996 and
        $104,372 in 1995 (note 2)                                                             79,280          167,741
                                                                                              ------          -------

                  Total stockholders' equity                                               6,777,720        6,308,023
                                                                                           ---------        ---------

                  Total liabilities and stockholders' equity                             $52,852,926      $52,594,948
                                                                                          ==========       ==========



See accompanying notes to financial statements.

                               PACIFIC STATE BANK

                              Statements of Income

                  Years ended December 31, 1996, 1995 and 1994

                                                                            1996             1995             1994
                                                                            ----             ----             ----
Interest income:
     Interest and fees on loans                                           $2,868,368     $2,792,755       $2,461,152
     Interest on investment securities:
        Taxable                                                            1,263,745      1,173,362          918,931
        Exempt from federal income tax                                         8,446          7,559           21,561
        Federal funds sold                                                    66,458         83,709           98,406
                                                                              ------         ------           ------

                  Total interest income                                     4,207,017     4,057,385        3,500,050
                                                                            ---------     ---------        ---------

Interest expense:
     Interest on interest bearing checking
        accounts                                                               74,448       134,401           139,731
     Interest on savings accounts                                             455,767       460,223           367,344
     Interest on certificates of deposit                                      903,993       777,665           559,190
                                                                              -------       -------           -------

                  Total interest expense                                    1,434,208     1,372,289         1,066,265
                                                                            ---------     ---------         ---------

                  Net interest income                                       2,772,809     2,685,096         2,433,785

Provision for loan losses (note 3)                                             24,000        66,275                 -
                                                                            ---------     ---------         ---------

                  Net interest income after provision
                      for loan losses                                       2,748,809     2,618,821         2,433,785
                                                                            ---------     ---------         ---------

Other income:
     Service fees and other income                                           224,984        235,458          212,907
     Gain (loss) on sale of investment securities (note 2)                    11,608           -             (54,081)
                                                                             -------        -------          -------

                  Total other income                                         236,592        235,458          158,826
                                                                             -------        -------          -------

Operating expenses:
     Salaries, employee benefits and employment
        taxes                                                                893,062        865,394          866,829
     Occupancy expense                                                        55,871         59,373           61,366
     Depreciation expense                                                     67,757         74,972           71,199
     Other operating expenses                                                361,153        382,348          400,919
                                                                             -------        -------          -------

                  Total operating expenses                                  1,377,843     1,382,087        1,400,313
                                                                            ---------     ---------        ---------

                  Income before income taxes                                1,607,558     1,472,192        1,192,298

Provision for income taxes (note 6)                                           593,700       533,500          445,969
                                                                            ---------     ---------        ---------

                  Net income                                               $1,013,858      $938,692         $746,329
                                                                           ==========     =========        =========

Net income per share                                                 $         $2.50          $2.31            $1.84
                                                                           ==========     =========        =========


See accompanying notes to financial statements.

                               PACIFIC STATE BANK

                       Statements of Stockholders' Equity

                  Years ended December 31, 1996, 1995 and 1994

                                                                                         Net unrealized
                                                                                         gain (loss) on
                                           Common stock                         Retained investment
                                      Shares          Amount       Surplus      earnings securities       Total
Balance, January 1, 1994              406,875          $406,875    $4,093,125   $610,328     -            5,110,328
Net income                              -                -          -            746,329     -              746,329
Transfer to surplus                     -                -            400,000   (400,000)    -                   -
Cash dividend declared, $.70
     per share                          -                -          -           (284,811)    -              (284,811)
Net unrealized loss on investment
     securities (net of deferred taxes) -                -          -             -       (182,294)         (182,294)
                                       -------         --------    ----------   --------- ---------         ---------

Balance December 31, 1994             406,875          406,875      4,493,125    671,846  (182,294)        5,389,552

Net income                               -                 -          -          938,692     -               938,692
Transfer to surplus                      -                 -          600,000   (600,000)    -                    -
Cash dividends declared, $.91
     per share                           -                 -          -         (370,256)    -              (370,256)
Net unrealized gain on investment
     securities (net of deferred taxes)  -                 -          -            -       350,035           350,035
                                       -------         --------    ----------   ---------  --------         ---------

Balance December 31, 1995             406,875          406,875      5,093,125    640,282   167,741          6,308,023

Net income                               -                 -          -        1,013,858      -             1,013,858
Cash dividends declared, $1.12
     per share                           -                 -          -         (455,700)     -              (455,700)
Net unrealized loss on investment
     securities (net of deferred taxes)  -                 -          -             -      (88,461)           (88,461)
                                      --------         --------     ---------   --------   --------         ---------

Balance December 31, 1996             406,875         $406,875     $5,093,12  $1,198,440   $79,280          $6,777,720
                                      =======          =======      =========  ==========  =======           =========

See accompanying notes to financial statements.

                               PACIFIC STATE BANK

                            Statements of Cash Flows

                  Years ended December 31, 1996, 1995 and 1994

                                                                 1996               1995                   1994
                                                                 ----               ----                   ----
Cash flows from operating activities:
     Net income                                                $1,013,858           $938,692            $746,329
     Adjustments to reconcile net income to net cash
        provided by operating activities:
           Depreciation                                            67,757             74,792              71,199
           Provision for loan losses                               24,000             66,275                 -
           Amortization of bond premium                             4,487             -                    4,221
           Accretion of bond discount                             (58,693)          (115,327)            (53,557)
           (Increase) decrease in interest receivable and
               other assets                                        77,043           (198,439)             10,857
           Increase (decrease) in accrued interest and
               other liabilities                                   36,356              3,664              43,408
           (Gain) loss on sales of investment securities, net     (11,608)            -                   54,081
           FHLB stock dividend                                    (12,500)           (12,000)             (3,100)
                                                                  -------             -------            --------

                  Net cash provided by operating activities     1,140,700            757,657             873,438
                                                                ---------            -------            --------

Cash flows from investing activities:
     Proceeds from maturities of investment securities
        held to maturity                                          100,000             -                     -
     Proceeds from sales and maturities of investment
        securities available for sale                          14,010,417          5,500,000           15,616,509
     Purchase of investment securities available for sale     (11,789,941)        (9,883,646)         (11,066,981)
     Net increase in loans                                     (1,607,673)          (266,870)          (3,068,725)
     Capital expenditures                                        (164,982)          (148,568)             (22,302)
                                                               -----------        -----------          ----------

                      Net cash provided by (used in) investing
                           activities                             547,821         (4,799,084)            1,458,501
                                                                 --------          ---------             ---------

Cash flows from financing activities:
     Net increase (decrease) in demand deposits, NOW
        accounts and savings account                           (1,123,357)         1,290,383              (633,849)
     Net increase in certificates of deposits                     930,327            961,582               345,940
     Dividends paid                                              (455,700)          (305,156)             (284,811)
                                                               ----------          ----------              --------

                      Net cash provided by (used in) financing
                           activities                            (648,730)         1,946,809              (572,720)
                                                               -----------         ---------               --------

                      Net increase (decrease) in cash and cash
                           equivalents                           1,039,791        (2,094,618)            1,759,219

Cash and cash equivalents, beginning of year                     3,197,214         5,291,832             3,532,613
                                                               -----------        ----------             ---------

Cash and cash equivalents, end of year                          $4,237,005        $3,197,214            $5,291,832
                                                               ===========        ==========            ==========

Supplemental disclosure of cash flow information:
 Cash paid during the year for:
        Interest paid to depositors                             $1,434,208         1,376,258             1,066,265
                                                                ===========        ==========            =========

        Income taxes                                              $585,610          $593,145              $445,969
                                                                ==========         ==========            =========

See accompanying notes to financial statements.

                               PACIFIC STATE BANK

                          Notes to Financial Statements

                           December 31, 1996 and 1995



(1) Summary of Significant Accounting Policies

   (a) Nature of Operations

       Pacific State Bank (the Bank) provides a variety of financial services to individual and corporate customers in the Reedsport, Winchester Bay and Gardiner areas in the State of Oregon. The Bank's primary deposit products are interest bearing checking accounts, savings accounts and certificates of deposit. Its primary lending products are single family residential and commercial real estate loans, short-term commercial loans and consumer loans.

   (b) Basis of Financial Statement Preparation

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

       The majority of Pacific State Bank's loan portfolio consists of single family residential and commercial real estate loans and short-term commercial loans in the Reedsport, Winchester Bay and Gardiner areas. The regional economy depends heavily on the wood products industry, which is currently in economic decline. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in local market conditions.


       While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in local economic conditions.

   (c) Investment Securities

       Investment securities are classified as 1) held to maturity, 2) available for sale, or 3) trading. Investment securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Securities available for sale and trading account securities are stated at approximate market value. Gains and losses on sales of securities, recognized on a specific identification basis, and valuation adjustments of trading account securities are included in non-interest income. Net unrealized gains or losses on securities available for sale are included, net of tax, as a component of stockholders' equity.

       Historically, Pacific State Bank has held investment securities to maturity. All investment securities classified as held to maturity in 1995 matured during 1996. All new securities purchased in 1996 and 1995 were classified as available for sale.

   (d) Allowance for Loan Losses

       The allowance for loan losses represents management's recognition of the assumed risks of extending credit and its evaluation of the quality of the loan portfolio. The allowance is maintained at a level considered adequate to provide for potential loan losses based on management's assessment of various factors affecting the loan portfolio, including a review of problem loans, business conditions, loss experience and an overall evaluation of the quality of the portfolio. The allowance is increased by provisions charged to operations and reduced by loans charged off, net of recoveries. Regulatory examiners may require the Bank to recognize additions to the allowances based upon their judgments about information available to them at the time of their examination. Uncollectible interest on loans is charged off or an allowance established by a charge to income equal to all interest previously accrued, and interest is subsequently recognized only to the extent cash payments are received until delinquent interest is paid in full and, in management's judgment, the borrower's ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

       In accordance with Statement of Financial Accounting Standards No. 114 "Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 (collectively referred to as SFAS No. 114) impaired loans are measured based on the present value of future cash flows discounted at the loans effective interest rate, or at the loans market value or the fair value of collateral if the loan is secured. A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement, including scheduled interest payments. If the measurement of the impaired loans is less than the recorded investment in the loan, impairment is recognized by creating or adjusting an existing allocation of the allowance for loan losses. Prior periods have not been restated. All loans have been evaluated for collectibility under the provisions of these statements.

   (e) Premises and Equipment

       Buildings and equipment are stated at cost, less accumulated depreciation computed principally on the straight-line method over the estimated useful lives of the assets. Useful lives were five to seven years for equipment and twenty to forty years for buildings.

    (f) Income Taxes

       Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   (g) Cash and Cash Equivalents

       For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods.

(2) Investment Securities

     Carrying amounts and approximate market values of investment securities as of December 31, 1996 and 1995 are summarized as follows:

                                                                                                                    Approximate
                                                                       Amortized      Unrealized     Unrealized        market
                                                                         cost            gains        losses            value
         December 31, 1996:
            Available for sale securities:
                U.S. Government and
                   agency securities and
                   municipal bonds                                   $18,291,790      $140,654       $(12,047)      $18,420,397
                                                                      ==========       =======         ======        ==========

         December 31, 1995:
            Held to maturity securities:
                   State and municipal                                    99,950         3,800       -                 103,750
                                                                          ------         -----     ----------       ----------

                Available for sale securities:
                   U.S. Government and
                      agency securities                               20,446,502       272,113       -              20,718,615
                                                                      ----------       -------     ----------       ----------

                                                                     $20,546,452      $275,913       -             $20,822,365
                                                                      ==========       =======     ========         ===========


     The following is a summary of maturities of investment securities available for sale as of December 31, 1996:

<Caption<
                                                                                    Investment securities
                                                                                        available for sale
                                                                                 -------------------------------
                                                                                                   Approximate
                                                                                 Amortized           market
                                                                                   cost               value
         Amounts maturing in:
              One year or less                                                    $8,414,222        $8,473,383
              After one to five years                                              8,962,976         9,025,995
              After five to ten years                                              -                 -
              After ten years                                                        914,592           921,019
                                                                                     -------           -------

                                                                                 $18,291,790       $18,420,397


     Proceeds from the sale of available for sale securities were $2,039,912, $-0- and $2,944,609 during 1996, 1995 and 1994, respectively. Realized gains on the sales of securities were $11,921, $-0- and $-0- during 1996, 1995 and 1994, respectively. Realized losses were $313, $-0- and $54,081 during 1996, 1995 and 1994, respectively.

     Investment securities with cost amounts of $4,840,856 and $3,096,631 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits as permitted by law. Respective market values at December 31, 1996 and 1995 were approximately $4,888,000 and $3,200,000.


                                                                  (Continued)

                               PACIFIC STATE BANK

                          Notes to Financial Statements

(3) Loans

Major classifications of loans as of December 31, 1996 and 1995 are as follows:

                                                                                    1996              1995
                                                                                    ----              ----
Commercial                                                                         $9,862,804        $9,379,196
Consumer                                                                            4,088,346         4,085,990
Real estate                                                                        17,184,336        16,126,147
Non-accruing loans                                                                     26,139            67,975
                                                                                   ----------        ----------

                                                                                   31,161,625        29,659,308

Undisbursed loans                                                                  (1,983,428)       (2,085,704)
                                                                                   ----------         ----------

                                                                                   29,178,197        27,573,604

Allowance for loan losses                                                            (216,656)         (194,222)
                                                                                    ---------          --------

Loans, net                                                                        $28,961,541       $27,379,382
                                                                                   ==========        ==========

         (Continued)

                               PACIFIC STATE BANK

                          Notes to Financial Statements


     The approximate maturities and repricing intervals of loans at December 31, 1996 and 1995 were as follows:

                                                                                   1996
                                                                Fixed           Adjustable
                                                                rate               rate               Total
                                                                loans              loans              loans
         Maturing or repricing in:
              Three months                                     $1,612,299         $7,572,568        $9,184,867
              From three months to one year                     2,658,173           4,168,466        6,826,639
              From one year to five years                       5,616,949           2,103,249        7,720,198
              After five years                                  5,446,493                            5,446,493
                                                                ---------         -----------        ---------

                                                              $15,333,914        $13,844,283       $29,178,197
                                                               ==========         ==========        ==========

                                                                                   1995
                                                                Fixed           Adjustable
                                                                rate               rate               Total
                                                                loans              loans              loans
         Maturing or repricing in:
              Three months                                     $1,159,075       $6,320,390          $7,479,465
              From three months to one year                     3,481,715        1,720,414           5,202,129
              From one year to five years                       6,093,062           57,967           6,151,029
              After five years                                  8,740,981                -           8,740,981
                                                                ---------     ------------           ---------

                                                              $19,474,833       $8,098,771         $27,573,604
                                                               ==========        =========          ==========

     As of December 31, 1996 and 1995, past due loans in the amount of $26,139 and $67,975, respectively, were classified as non-accrual for purposes of accruing interest income. If interest on these loans had been recognized at the original rates, interest income would have increased by $1,801 and $2,200 for 1996 and 1995, respectively.

     As of December 31, 1996 and 1995, no loans were classified as impaired.


     Changes in the allowance for loan losses were as follows:

                                                                          1996          1995           1994
                                                                          ----          ----           ----
         Balance, beginning of year                                       $194,222      $134,750      $134,343

         Provision charged to operations                                    24,000        66,275           -
         Loans charged off                                                  (3,080)       (7,731)      (13,033)
         Recoveries                                                          1,514           928        13,440
                                                                             -----           ---        ------

         Balance, end of year                                             $216,656      $194,222      $134,750
                                                                           =======       =======       =======


(4) Land, Buildings and Equipment

     Major classifications of these assets are summarized as follows:

                                                                                     1996             1995
                                                                                     ----             ----
         Land                                                                          $97,252         $97,252
         Bank building                                                                 338,679         287,724
         Rental building                                                                98,447          98,447
         Equipment                                                                     688,372         590,799
                                                                                       -------         -------

                                                                                     1,222,750       1,074,222

         Accumulated depreciation                                                     (685,736)       (635,947)
                                                                                      --------        --------

                      Land, building and equipment, net                               $537,014         $438,275
                                                                                       =======          =======

(5) Certificates of Deposit

     Amounts of certificates of deposit equal to or in excess of $100,000 totaled $1,982,885 and $1,893,173 at December 31, 1996 and 1995,
     respectively. Interest rates and maturities of these certificates of deposit range from 4.00% to 7.00% and 0 months to 39 months, respectively, for 1996 and from 5.00% to 7.00% and 2 months to 51 months, respectively, for 1995.

(6) Income Taxes

     The provision for income tax expense for 1996, 1995 and 1994 consists of the following:

                                                                          1996          1995           1994
                                                                          ----          ----           ----
         Federal:
             Current                                                      $498,635      $504,698       $392,984
             Deferred                                                       (8,635)      (20,700)       (25,015)
                                                                           ------        -------        -------

                                                                           490,000       483,998        367,969
                                                                           -------       -------        -------

         State:
             Current                                                       105,434        55,802         83,703
             Deferred                                                       (1,734)       (6,300)        (5,703)
                                                                            ------         ------         ------

                                                                           103,700        49,502         78,000
                                                                           -------        ------         ------

                      Total                                               $593,700      $533,500       $445,969
                                                                           =======       =======        =======


     The provision for income tax expense differs from income tax expense computed by applying the federal statutory rate to income before taxes as follows:

                                                                          1996          1995           1994
                                                                          ----          ----           ----
         Computed expected federal tax at
             statutory rate                                               $546,570      $500,545      $405,382
         State tax, net of federal benefit                                  69,168        33,016        51,948
         Tax-exempt interest                                                (9,273)       (6,892)       (9,715)
         Other, net                                                        (12,765)        6,831        (1,646)
                                                                           -------         -----        ------

                                                                          $593,700      $533,500      $445,969
                                                                           =======       =======       =======

     The tax effect of temporary differences which give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1996 and 1995 are as follows:

                                                                                          1996         1995
         Deferred tax assets:
             Deferred compensation                                                       $53,783       $50,289
             Allowance for loan losses                                                    41,901        25,343
                                                                                       ---------    ----------

                                                                                          95,684        75,632

         Deferred tax liabilities:
             Investment securities, due to reserve for
                 unrealized gains                                                        (49,327)     (104,372)
             Premises and equipment, due to difference
                 in depreciation                                                         (46,315)      (36,632)
                                                                                          ------    ----------

                                                                                          95,642       141,004

                                                                                       $      42      $(65,372)
                                                                                        ========       =======

     The Bank has determined that the valuation allowance of $-0- as of December 31, 1996 and 1995 is reasonable as it is more likely than not that the gross deferred tax assets of $95,684 and $75,632, respectively, will be principally realized through future reversals of existing taxable temporary differences and future taxable income. Management believes that future taxable income will be sufficient to realize the existing benefits of deductible temporary differences that cannot be realized through the reversal of future taxable temporary differences.

(7) Profit-sharing Plan

     The Bank has adopted a profit-sharing plan that covers substantially all of its employees. Contributions are made at a percentage of eligible employees' compensation. The Bank is under no obligation to make a contribution. Total profit-sharing contribution expense was $84,945, $81,787 and $73,608 for 1996, 1995 and 1994, respectively.

(8) Commitments

     The Bank's financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest rate risk and liquidity risk. These commitments and contingent liabilities include commitments to extend credit and standby letters of credit. A summary of the Banks' commitments and contingent liabilities at December 31, 1996 is as follows:

         Commitments to extend credit                   $2,061,428
         Standby letters of credit                           6,000

     Commitments to extend credit and standby letters of credit include exposure to some credit loss in the event of nonperformance of the customer. The Bank's credit policies and procedures for financial guarantees are the same as those for extensions of credit that are recorded in the financial statements.

     The commitments to extend credit are comprised exclusively of undisbursed loans and are commonly drawn upon. Historically, standby letters of credit have not been drawn upon.

(9) Stock Split

     The stockholders of Pacific State Bank, at their February 9, 1995 annual meeting, authorized an amendment to the articles of incorporation of the Bank. The amendment changed the par value of shares outstanding from $5.00 per share to $1.00 per share. As a result of this amendment, each stockholder received five $1.00 par shares for each $5.00 par value share held. Total shares authorized and outstanding before the stock split were 81,375. After the stock split, total shares authorized and outstanding are 406,875. The number of shares issued, dividends per share, and earnings per share have been restated to reflect this five-for-one stock split.

(10) Regulatory Matters

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the
     Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk weighted assets (as defined) and Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     The Bank's actual capital amounts and ratios are presented in the following table:

                                                                                              To be well capitalized
                                                                         For capital          under prompt corrective
                                           Actual                     adequacy purposes           action provisions
                                        -------------------       -----------------------     ------------------------
                                         Amount       Ratio            Amount       Ratio          Amount        Ratio
     As of December 31, 1996:
        Total capital (to risk
           weighted assets)       $   6,915,096       29%      $     1,891,840     8%       $    2,364,800         10.0%
        Tier 1 capital (to risk
           weighted assets)           6,698,440       28               945,920      4            1,418,880          6.0
        Tier 1 capital (to average
           assets)                    6,698,440       13             1,579,413      3            2,632,354          5.0

     As of December 31, 1995:
        Total capital (to risk
           weighted assets)           6,334,504       25             2,026,732      8            2,533,415         10.0
        Tier 1 capital (to risk
           weighted assets)           6,140,282       24             1,013,366      4            1,520,049          6.0
        Tier 1 capital (to average
           assets)                    6,140,282       12             1,526,312      3            2,543,854          5.0


                                                        F - 41

     The Bank, as a state-chartered bank with deposits insured by the Federal Deposit Insurance Corporation (FDIC) that is not a member of the Federal Reserve System, is subject to the supervision and regulation of the Director of the Oregon Department of Consumer and Business Services,
     administrated through the FDIC and the Division of Finance and Corporate Securities (Oregon Director). As of April 1995, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank, as a state-chartered bank, is prohibited from declaring or paying any dividends in an amount greater than undivided profits. At December 31, 1996 and 1995, undivided profits of approximately $1,198,440 and $640,282, respectively, were available for the payment of dividends without prior regulatory approval.

     In addition, as a member of the Federal Home Loan Bank (FHLB), the Bank is required to hold a minimum amount of FHLB stock. The Bank was required to hold 157,800 and 147,500 shares at December 31, 1996 and 1995, respectively, which represented substantially all of the carrying value of FHLB stock held.

(11) Transactions with Related Parties

     Some of the directors, executive officers and principal stockholders of the Bank, and the companies with which they are associated, are customers of and have had banking transactions with the Bank in the ordinary course of business, and the Bank expects to have such transactions in the future. All loans and commitments to loan included in such transactions were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons and, in the opinion of the management of the Bank, do not involve more than the normal risk of collectibility or present any other unfavorable features.

     A summary of activity with respect to loans to directors, executive officers and principal stockholders of the Bank for the years ended December 31, 1996, 1995 and 1994 is as follows:

                                                                     1996            1995             1994
                                                                     ----            ----             ----
         Balance, beginning of year                                $1,348,734       $1,352,303      $1,466,647
         Additions                                                    699,040          826,000         511,950
         Repayments                                                  (588,163)        (829,569)       (626,294)
                                                                     --------         --------         --------

         Balance, end of year                                      $1,459,611       $1,348,734      $1,352,303
                                                                    =========        =========       ==========

                                   APPENDIX A

                      AGREEMENT AND PLAN OF REORGANIZATION


     This Agreement and Plan of Reorganization is entered into effective this 9th day of July, 1997 (the "Agreement"), by and between SECURITY BANK HOLDING COMPANY ("SBHC"), and PACIFIC STATE BANK, ("Pacific State").

                                    RECITALS:

     A. SBHC is an Oregon corporation with its head office at 170 South Second Avenue, Suite 200, Coos Bay, Oregon.

     B. Pacific State is an Oregon State Chartered bank with its head office at 1975 Winchester Avenue, Reedsport, Oregon.

     C. The parties hereto desire to enter into a Plan of Merger under which SBHC will acquire all of the stock of Pacific State and Pacific State shareholders will receive shares of common stock of SBHC pursuant to the terms of this Agreement.

                                    AGREEMENT

     In consideration of the mutual covenants herein contained, the parties hereby enter into this Agreement and agree as follows:

     For purposes of this Agreement, the following terms shall have the definitions given:

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Effective Date" is the date on which the Plan of Merger is effected by issuance of a Certificate of Merger by the Oregon Director.

     "Employee  Benefit  Plan"  means an  employee  benefit  plan as  defined by section 3 of ERISA.

     "ERISA" means the Employee Retirement Income Security Act of 1984, as amended.

     "Exchange Agent" means Security Bank or such other bank designated by SBHC to perform the duties of Exchange Agent in this Agreement.

     "FDIC" means the Federal Deposit Insurance Corporation.

     "FHA" means the Federal Housing Administration.

     "FHLMC" means the Federal Home Loan Mortgage Corporation.

     "FNMA" means the Federal National Mortgage Association.

     "FRB" means Federal Reserve Board.


                                       -1-
                                 Appendix A - 1

     "GNMA" means the Government National Mortgage Association.

     "Oregon Director" means the Director of the Oregon Department of Consumer and Business Services.

     "PSB Interim" means the bank to be charted by SBHC under the name of PSB Interim Bank pursuant to the Agreement whose sole purpose is to merge with and into Pacific State to effect the Merger.

     "Merger" means the merger of PSB Interim into Pacific State on the Effective Date in accordance with the Plan of Merger.

     "Oregon Bank Act" means Chapter 706 through 716 of the Oregon Revised Statutes.

     "Plan of Merger" means the Plan of Merger to be executed by PSB Interim and Pacific State and delivered to the Oregon Director for filing on the Effective Date in the form attached hereto and incorporated herein by reference.

     "Pacific State Stock" means shares of common stock, $1.00 par value, of Pacific State, and which will be cancelled or converted into the right to SBHC stock at the Effective Date.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "SBA" means the Small Business Administration of the Department of Commerce.

     "SEC" means the Securities and Exchange Commission.

     "Resultant Bank" means the banking institution formed by the merger of PSB Interim and Pacific State as provided by the Plan of Merger which shall be Pacific State Bank.

     "VA" means the Veterans Administration.

     " SBHC Stock" means shares of common stock, $5.00 par value, of SBHC which are to be issued to Pacific State shareholders pursuant to the Plan of Merger.

1.       MERGER

     1.1 Organization of Interim Bank. SBHC covenants to take any and all steps necessary and proper to effect the due incorporation of PSB Interim so as to permit PSB Interim to be merged into Pacific State, as contemplated by this Agreement.

     1.2 Transactions Pursuant to the Plan of Merger. Upon performance of all of the covenants of the parties hereto and fulfillment or waiver of all of the conditions contained herein, on the Effective Date:

     (a) PSB Interim shall be merged with and into Pacific State on the terms and conditions set forth in the Plan of Merger. Pursuant to the Merger, each share of common stock of Pacific State shall be converted into the right to receive such number of shares of SBHC (and cash for any fractional shares) as provided in the Plan of Merger. The then outstanding shares

                                       -2-
                                 Appendix A - 2
     of common stock of PSB Interim shall be converted into shares of common stock of Resultant Bank as provided in the Plan of Merger.

     (b) As provided in the Plan of Merger, Pacific State shall be the Resultant Bank upon effectiveness of the Merger and shall be a wholly-owned subsidiary of SBHC.

     (c) SBHC shall make available SBHC Stock (and any required cash) for issuance to the stockholders of Pacific State in accordance with the Plan of Merger.

2.       REPRESENTATIONS AND WARRANTIES OF PACIFIC STATE.

     Pacific State represents and warrants to SBHC as follows:

     2.1 Organization, Existence, and Authority of Pacific State. Pacific State is a bank duly organized, validly existing, and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner now being conducted. Its activities do not require it to be qualified to do business in any other state.

     2.2 Authorized and Outstanding Stock, Options, and Other Rights. The authorized capital stock of Pacific State consists of 406,875 shares of common stock, with a par value of $1.00 per share, of which all shares are outstanding and are validly issued, fully paid and nonassessable (except as provided by the Oregon Bank Act). No subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of Pacific State, or which enable or require Pacific State to acquire shares of its capital stock or other investment securities from any holder, are authorized, issued or outstanding.

     2.3 Articles of Incorporation, Bylaws, Minutes. The copies of the Articles of Incorporation, as amended and the Bylaws of Pacific State delivered to SBHC as Schedule 2.3, are true, correct and complete copies of existing Articles of Incorporation and Bylaws of Pacific State as amended to date. Pacific State is not in violation of any provision of its Articles of Incorporation or Bylaws. The minute books of Pacific State which have been or will be made available to SBHC for its review contain accurate and complete minutes of all meetings and all consents evidencing actions taken without a meeting by the Board of Directors (and any committees thereof) and by its shareholders.

     2.4 No Holding Company, Joint Venture, or Other Subsidiaries. No corporation or other entity is registered or, to the knowledge of Pacific State, is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of Pacific State. Pacific State does not directly or indirectly own or control, either by power to control the investment or power to vote, any shares of capital stock of any other corporation or entity, other than shares held in a fiduciary or custodial capacity in the ordinary course of business and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. Pacific State is not a part of any joint venture, or general or limited partnership, or a member of any unincorporated association.

     2.5  Shareholder  Reports.  Pacific State has delivered to SBHC as Schedule
2.5 copies of all of Pacific State's reports and other communications to stockholders since January 1, 1995, including all proxy statements and notices of shareholder meetings. Until the Effective Date, Pacific State will furnish to SBHC copies of all future communications within two days such materials are first sent to its shareholders.

                                       -3-
                                 Appendix A - 3

     2.6 Pacific  State Call  Reports.  Pacific  State has  delivered to SBHC as
Schedule 2.6 copies of Pacific State's "Call Reports of Conditions and Income" filed with the FDIC for December 31, 1994, 1995 and 1996 (which, together with all future format reports so filed, the "Pacific State Call Reports"), together with copies of all other reports, applications, statements and other filings required of a state bank by the FDIC or Oregon Director since December 31, 1994. Until the Effective Date, Pacific State will file with the FDIC or Oregon Director (and will furnish to SBHC within two days thereafter) all additional reports and other documents which Pacific State is required by law or regulation, or otherwise files, with the FDIC or Oregon Director. The Pacific State Call Reports have been and will be prepared in accordance with regulatory accounting principles, consistently applied throughout the periods presented and present fairly the financial conditions and results of operation of Pacific State and its subsidiary in accordance with such regulatory principles on the dates and for the periods covered thereby. As of the date filed, each such filing has and will be accurate and complete and has complied or will comply with all requirements applicable to such filing.

     2.7 Pacific State Financial Reports. Pacific State has delivered to SBHC as
Schedule 2.7 copies of Pacific State's Annual Report to Shareholders for the three years ended December 31, 1996 to Shareholders (which, together with all future reports, the "Pacific State Financial Reports") which future reports will be furnish to SBHC within two days after they are first sent to shareholders. Except as noted on Schedule 2.7, the Pacific State Financial Reports have been and will be prepared in accordance with generally accepted accounting principles, consistently applied and present fairly the financial position and results of operation of Pacific State on the dates and for the periods covered thereby. As of the date issued, each Pacific State Financial Report has and will be accurate and complete.

     2.8 Books and Records. The books and records of Pacific State accurately reflect in all material respects the transactions to which it is a party or by which it or its properties are bound or subject. Such books and records have been and are accurate and complete and comply in all material respects with applicable legal, regulatory and accounting requirements.

     2.9 Legal Proceedings. Except for regulatory examinations conducted in the normal course of regulation of Pacific State, and except as disclosed in
Schedule 2.9 delivered to SBHC, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the knowledge of Pacific State, threatened against or affecting Pacific State before any court, administrative officer or agency, other governmental body or arbitration which might, individually or in the aggregate, result in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Pacific State or which might hinder or delay the consummation of the transactions contemplated by this Agreement or the Plan of Merger.

     2.10 Compliance with Lending Laws and  Regulations.  Except as disclosed in
Schedule 2.10 delivered to SBHC:

     (a) The conduct by Pacific State of its business and the operation by Pacific State of the properties or other assets owned or leased by it does not violate or infringe any domestic or foreign laws, statutes, ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would materially and adversely affect Pacific State. Specifically, but without limitations, Pacific State is in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to Pacific State governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Law, and Regulation Z promulgated by the FRB,

                                       -4-
                                 Appendix A - 4
and the Real Estate Settlement Procedures Act of 1974. All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of Pacific State, as held in its portfolios, or as sold into the secondary market represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to Pacific State, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act, Regulations Z and U of the FRB, laws and regulations providing for nondiscriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in full compliance with all applicable federal, state or local laws or regulations. All Uniform Commercial Code filings, or filings of trust deeds, or of liens or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

     (b) All loan files of Pacific State are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

     (c) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by Pacific State in full formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against Pacific State has been or will be suffered or incurred by Pacific State.

     (d) Pacific State is not in violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by Pacific State or as to which Pacific State has sold to other investors, the effect of which violation would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Pacific State, and with respect to such loans Pacific State has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of Pacific State.

     (e) Pacific State has not knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.

     2.11 Commitments. Pacific State has delivered to SBHC as Schedule 2.11 a listing of all outstanding commitments, including outstanding letters of credit, repurchase agreements and unfunded agreements to lend of Pacific State.

     2.12 Hazardous Wastes. To the knowledge of the directors and officers of Pacific State, neither Pacific State, nor any other person having an interest in any property which Pacific State owns or leases, or has owned or leased, or in which either holds any security interest, mortgage, or other liens

                                       -5-
                                 Appendix A - 5
     or interest including but not limited to as beneficiary of a trust deed ("Property") has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Property. Individually or in the aggregate, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from such Property, any of which individually or collectively would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Pacific State. Pacific State has received no notice of, or has no reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against Pacific State, any such other person or such Property as a result of any of the foregoing events. "Hazardous Material" means any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes or combinations of them which are now or become listed, defined or regulated in any manner by any federal, state or local law based, directly or indirectly, upon such properties or effects.

     2.13 Contingent and Other Liabilities. Pacific State has delivered to SBHC as Schedule 2.13 a list of contingent and other liabilities not set forth in other schedules, together with copies of documents evidencing those liabilities. Except as set forth in the Pacific State Financial Reports or in Schedules delivered by Pacific State to SBHC, and except for FDIC insured deposits and federal funds purchased and securities sold under agreements to repurchase arising out of transactions subsequent to the date of such Financial Reports, Pacific State has no obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which are material or which, when combined with all other such obligations or liabilities would be material to the business, assets, earnings, operation or condition (financial or otherwise) of Pacific State.

     2.14 No Adverse Changes. Except as set forth in Schedule 2.14, since March 31, 1997, (a) there has been no material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of Pacific State; (b) no cash, stock or other dividends, or other distributions with respect to capital stock, have been declared or paid by Pacific State, nor has Pacific State purchased or redeemed any of its shares; and (c) there has not been any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any asset material to Pacific State. As of the Effective Date, Pacific State will have no obligations or liabilities of any nature, whether absolute, accrued, contingent or otherwise, in excess of $15,000 individually, or $50,000 in the aggregate, other than:

     (a) Obligations and liabilities disclosed in Financial Reports as of March 31, 1997, or Schedules provided herewith;

     (b) Obligations and liabilities incurred in, or as a result of, the normal and ordinary course of business, consistent with past practices, which do not, in the aggregate, have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Pacific State; and

     (c) Obligations and liabilities incurred otherwise than in or as a result of the normal and ordinary course of business consistent with past practices, provided SBHC shall have consented thereto pursuant to Section 4.1 hereof.


                                       -6-
                                 Appendix A - 6

     There is no basis for any claim against Pacific State or any other obligation or liability of any nature, in excess of $15,000 individually or $50,000 in the aggregate, not set forth in Pacific State's Schedules.

     2.15 Regulatory Approvals Required. The nature of the business and operations of Pacific State does not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit Pacific State to perform its obligations under this Agreement, or to prevent the termination of any material right, privilege, license or agreement of Pacific State, or any material loss or disadvantage to its business, upon consummation of the Pacific State Plan of Merger, except for:

     (a) Approval of the Merger by the Oregon Director;

     (b) Approval from the FRB of the acquisition of Pacific State by SBHC;

     (c) Approval of the Plan of Merger by the FDIC and the Oregon Director;

     (d) Issuance of an interim banking charter by the Oregon Director to PSB Interim;

     (e) Filing of the Plan of Merger with the Oregon Director; and

     (f) Registration with the SEC and state blue sky administrators of the SBHC Stock to be issued to the Pacific State shareholders.

     2.16 Corporate and Shareholder Approval of Agreement, Binding Obligations. Pacific State has all requisite corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement, and the transactions contemplated thereby, have been duly authorized by the Board of Directors of Pacific State. No other corporate action on the part of Pacific State other than shareholder approval is required to authorize this Agreement or the Plan of Merger or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Pacific State and constitutes the legal, valid and binding obligation of Pacific State enforceable in accordance with its terms. The Plan of Merger, when duly executed and delivered by Pacific State will constitute the legal, valid and binding obligation of Pacific State enforceable in accordance with its terms.

     2.17 No Defaults from Transaction. Subject to compliance with the governmental approvals described in Section 2.15, neither the execution, delivery and performance of this Agreement and the Plan of Merger by Pacific State, nor the consummation of the transactions contemplated thereby will conflict with, result in any breach or violation of, or result in any default or any acceleration of performance under, any of the terms, conditions or provisions of its Articles of Incorporation or Bylaws, or of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any contract, agreement or instrument to which it is a party or by which it is bound, or will result in the declaration or imposition of any lien, charge or encumbrance upon any of the assets of Pacific State which are material to their business. Assuming the accuracy of SBHC's representations and warranties, compliance with its covenants, and the performance of its obligations under this Agreement and the Plan of Merger, the consummation of the transaction contemplated by this Agreement will not result in any material adverse change in the business, assets, earnings, operations or conditions (financial or otherwise) of Pacific State.


                                       -7-
                                 Appendix A - 7

     2.18 Tax Returns. Pacific State has filed all federal, state and other income, franchise or other tax returns, required to be filed by it; each such return is complete and accurate in all material respects; and all taxes and related interest and liabilities to be paid in connection therewith have been paid or adequate reserve has been established for the timely payment thereof. Pacific State has timely and accurately filed all currency transaction reports required by the Bank Secrecy Act, as amended, and has timely and accurately filed all required information returns and reports, including without limitation forms 1099, and has exercised due diligence in obtaining certified taxpayer identification numbers as required by the Code and Treasury Regulations. Pacific State has not received notice of any federal, state or other income, franchise or other tax assessment or notice of a deficiency to date which has not been paid or for which adequate reserve has not been provided, and Pacific State does not know of any pending or threatened audit or investigation of Pacific State with respect to any tax liabilities. There are currently no agreements in effect with respect to either Pacific State to extend the period of limitations for assessment or collection of any tax. Pacific State has delivered to SBHC as
Schedule 2.18 copies of its federal and state tax returns for years 1994 through 1996.

     2.19 Real Property, Leased Personal Property. Pacific State has delivered to SBHC as Schedule 2.19 a list setting forth all real property owned by Pacific State as present, former or future bank premises and all real property currently held as other real estate owned. Except as set forth in that Schedule or except for disposition of other real estate owned in the ordinary course of business, Pacific State will own all of such real property presently owned, on the Effective Date. Except as may be noted on that Schedule, all real property reflected in the Pacific State Financial Report as of March 31, 1997 is included in that Schedule. The leases pursuant to which Pacific State leases real and personal property, copies of which have also been delivered to SBHC as part of
Schedule 2.19, are valid and effective in accordance with their respective terms and there is not under any such lease any default nor has there occurred any event which, with the giving of notice, lapse of time, or otherwise, would constitute an event of default. The real and personal property leased by Pacific State is free of any adverse claims. Except as noted on Schedule 2.19, all buildings and structures on the real property, the equipment located thereon, and the real and personal property leased by Pacific State, are in all material respects in good operating condition and repair and conform in all material respects to all applicable laws, ordinances and regulations. Pacific State has good and marketable title to all of its real and personal property, subject to no mortgages, pledges, encumbrances, liens or charges of any kind, except liens for taxes not delinquent and except as shown in Schedule 2.19 delivered to SBHC. Pacific State owns or leases all property on which its continued business operations are materially dependent.

     2.20 Insurance. Except as set forth in Schedule 2.20, for each of the past six years and continuing to date, Pacific State has insured its business and real and personal property against all risks of a character usually insured against by banks, including but not limited to financial institution bond, directors and officers liability, property and casualty and commercial liability insurance, with customary amounts of coverage, deductibles and exclusions by reputable insurers authorized to transact insurance in the state of Oregon and such other jurisdictions where Pacific State operates or owns property, and it will maintain all existing insurance through the Effective Date. Pacific State is in compliance with all existing insurance policies and has not failed to give timely notice or present any material claim thereunder. Pacific State has provided to SBHC as part of Schedule 2.20 copies of all insurance policies currently in force with respect to Pacific State's business and real and personal property.

     2.21 Trademarks. Pacific State owns all patents, trademarks, copyrights or trade names which it considers to be material to its business taken as a whole, and have not been charged with infringement or violation of any patent, trademark, copyright or trade name which would be likely to have a material adverse effect on its business.


                                       -8-
                                 Appendix A - 8

         2.22 Contracts and  Agreements.  Pacific State has delivered to SBHC as
Schedule 2.22, copies of all material outstanding contracts, agreements, leases or understandings to which Pacific State is a party or to which any of its properties are subject, except those referred to in Schedules furnished pursuant to other sections of this Agreement, and except for any contracts or agreements entered into with Pacific State customers in the ordinary course of business. Such documents include, without limitation, all agreements, contracts, leases or understandings with officers and directors of Pacific State or SBHC, all of which are related to, and have been entered into in the ordinary course of, Pacific State's banking business. Pacific State is not in material default or breach, nor has there occurred any event which with notice or lapse of time would constitute a material breach or default, under any contract, agreement, instrument, lease or understanding, and, excluding any loan agreements or notices with customers of Pacific State reflected in Pacific State's regular delinquent loan reports which have been and will be made available to SBHC, Pacific State does not know of any default by any other party thereto; and no contract, agreement, lease or undertaking referred to in Schedule 2.22, or in such other schedules will be modified or changed prior to the Effective Date without the prior written consent of SBHC. No consent or approval by the parties thereto is required by reason of this Agreement to maintain such contracts, agreements, leases and undertakings in effect. No waiver or indulgence has been granted by any of the landlords under any such leases.

     2.23 Employee Benefits.

     (a) Each Employee Benefit Plan sponsored or maintained by Pacific State ("Benefit Plan") is set forth in Schedule 2.23. Except as set forth in such Schedule, Pacific State neither has nor has sponsored any other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, severance, sickness, disability, medical or death benefit plans.

     Except as set forth on Schedule 2.23, there are no employment contracts entered into by Pacific State and no other deferred compensation contracts, agreements, arrangements or commitments maintained or agreed to by it. There are no other compensation, employment or collective bargaining agreements, stock options, stock purchase agreements, life, health, accident or other insurance, bonus, deferred or incentive compensation, change-in-control, severance or separation, profit sharing, retirement, or other employee fringe benefit policies or arrangements of any kind, covering employees or former employees or other persons of Pacific State.

     (b) The only "employee welfare benefit plans" (as defined in section 3(1) of ERISA) sponsored or maintained by Pacific State, or to which Pacific State contributes ("Welfare Benefit Plan") or are required to contribute, are as set forth in Schedule 2.23. Schedule 2.23 includes the amount of liability of Pacific State for payments more than thirty days past due with respect to such employee welfare benefit plans as of December 31, 1996, the amount of monthly payments due and owing for each month that such plans are continued, and the amount of liability for claims if Pacific State were to terminate such plans and the costs involved in any such termination.

     (c) Other than as set forth in Schedule 2.23, Pacific State has not maintained a pension benefit plan that is subject to title 1, subtitle B, part 3 of ERISA ("Pension Benefit Plan"). With respect to any such Pension Benefit Plan, the amount of liability for any contribution paid or owing with respect to such Pension Benefit Plan for the last or current plan year and the plan year in which the Effective Date occurs are set forth on Schedule 2.23. There are no other material liabilities of Pacific State that would be incurred in connection with a termination of the Plan, and the Plan is fully funded.

     (d) Pacific  State and, to the  knowledge  of the  executive  officers  and
directors   of  Pacific   State,   all  persons   having   fiduciary   or  other
responsibilities or duties with respect to any Benefit

                                       -9-
                                 Appendix A - 9

Plan, are, and have since inception been, in compliance in all material respects with, and each such Benefit Plan is and has been operated in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code. Each Pension Benefit Plan and any related trust agreements or annuity contracts (or any other funding instruments) comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA and the Code (including section 410(b) of the Code relating to coverage), where required in order to be tax-qualified under section 401(b) or 403(a) or other applicable provisions of the Code, and all other applicable laws, rules and regulations; all necessary governmental approvals for the Benefit Plans have been obtained; and a favorable determination as to the qualification under the Code of each Pension Benefit Plan set forth in Schedule 2.23 and each amendment thereto has been made by the Internal Revenue Service.

     (e) Each Welfare Benefit Plan and each Pension Benefit Plan has been administered to date in material compliance with the requirements of the claims procedure of the Code and ERISA. All reports required by any government agency and disclosures to participants with respect to each Welfare Benefit Plan and each Pension Benefit Plan have been timely made or filed. Each Benefit Plan has been operated since inception in material compliance with the governing instruments and applicable federal or state law. In particular, but without limitation, each Welfare Benefit Plan has been administered in material compliance with federal law, including without limitation the health care continuation requirements of federal law ("COBRA"). Other than as required by COBRA, and amounts due Participants under each Pension Benefit Plan, Pacific State has no obligation to furnish health, severance or other benefits under any Benefit Plan after retirement or other severance of an employee.

     (f) Neither Pacific State nor, to Pacific State's knowledge, any plan fiduciary of any Welfare Benefit Plan or Pension Benefit Plan, has engaged in any transaction in violation of section 406(a) or (b) of ERISA (for which no exemption exists under section 408 of ERISA) or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) for which no exemption exists under section 4975(c)(2) or (d) of the Code or in any prohibited transactions under predecessor provisions of the Code.

     (g) Pacific State has had no liability to the Pension Benefit Guaranty Corporation ("PBGC"). No material liability to the PBGC has been or will be incurred by Pacific State or other trade or business under "common control" with Pacific State (as determined under section 414(c) of the Code) ("Common Control Entity") on account of any termination of an employee pension benefit plan subject to title IV of ERISA. Except as set forth in Schedule 2.23, since September 1, 1974, no filing has been made by Pacific State (or any Common Control Entity) with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any employee pension benefit plan subject to title IV of ERISA maintained, or wholly or partially funded by Pacific State (or any Common Control Entity). Neither Pacific State nor any Common Control Entity has (i) ceased operations at a facility so as to become subject to the provisions of section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of section 4063 of ERISA, (iii) ceased making contributions on or before the Effective Date to any employee pension benefit plan subject to section 4064(a) of ERISA to which Pacific State (or any Common Control Entity) made contributions during the five years prior to the Effective Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in section 3(37) of ERISA) so as to incur withdrawal liability as defined in section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under section 4207 or 4208 or ERISA).

     (h) Complete and correct copies of the following documents have been furnished to SBHC as Schedule 2.23:


                                      -10-
                                 Appendix A - 10

     (i) Each Benefit Plan and any related trust agreements;

     (ii) The most recent summary plan descriptions of each Benefit Plan subject to ERISA;

     (iii) The most recent determination letters of the Internal Revenue Service with respect to the qualified status of a Pension Benefit Plan;

     (iv) Annual Reports (on form 5500 series) required to be filed with any governmental agency for the last two years;

     (v) Financial information which identifies (x) all asserted or unasserted claims arising under any Benefit Plan, (y) all claims presently outstanding against any Benefit Plan, and (z) a description of any future compliance action required with respect to any Benefit Plan under ERISA, or federal or state law.

     (i)Each Welfare Benefit Plan and each Pension Benefit Plan is legally valid and binding and in full force and effect.

     2.24 Employment Disputes. There is no labor strike, dispute, slowdown or stoppage pending or, to the best knowledge of Pacific State, threatened against Pacific State, and Pacific State does not have any knowledge of any attempt to organize any employees of Pacific State into a collective bargaining unit. Consummation of the Plan of Merger will not (either alone or in combination with any other act or event) result in any payment of severance pay or any other payment becoming due from Pacific State to any of its employees except as set forth in Schedule 2.23. Pacific State is not a party to any agreement involving payments to any person or entity based upon the profits, revenues or other financial performance of Pacific State except as set forth on Schedule 2.23.

     2.25 Reserve for Loan Losses. Pacific State's reserve for loan losses, as established from time to time, is adequate as determined by the standards applied to Pacific State by the applicable bank regulatory agencies and pursuant to generally accepted accounting principles. At the time of closing, the percentage of the reserve to total loans will not be less than such percentage was at March 31, 1997.

     2.26 Repurchase Agreement. Pacific State has valid and perfected first position security interests in all government securities subject to repurchase agreements and the market value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

     2.27 Shareholder List. The list of shareholders of Pacific State dated June 30, 1997, provided to SBHC as Schedule 2.27, is a true, correct and complete list of the names, addresses and holdings of all record holders of Pacific State Stock as of that date. Pacific State shall notify SBHC of any change in such stock ownership of over one percent (1%) through the Effective Date.

     2.28 Proxy Statement. The registration statement to be filed by SBHC on Form S-4 with the SEC and the proxy statement to be used by Pacific State to solicit proxies from the holders of Pacific State Stock for the meeting of shareholders held to consider and vote upon this Agreement and the Plan of Merger, and the transactions contemplated thereby (in its definitive form the "Proxy Statement"), will fairly describe the transaction and Pacific State, and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement which

                                      -11-
                                 Appendix A - 11
     may be made with respect to SBHC. Pacific State will promptly advise SBHC in writing if at any time prior to the Effective Date Pacific State shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements therein not misleading or to comply with applicable law.

     2.29 Interests of Directors and Others. Except as shown on Schedule 2.29, no officer or director of Pacific State has any material interest in any assets or property (whether real or personal, tangible or intangible), of or used in the business of Pacific State other than as an owner of outstanding securities or deposit accounts of Pacific State, or as borrowers under loans fully performing in accordance with their terms, which terms are no more favorable than those available to unaffiliated parties made at or about the same time by Pacific State.

     2.30 Pacific State Schedules. Pacific State has delivered to SBHC the following schedules, as described in the preceding Sections 2.1 through 2.29:

                  2.3      Articles of Incorporation and Bylaws.
                  2.5      Reports to Shareholders since January 1, 1995.
                  2.6 Pacific State Call Reports of Condition and Income for December 31, 1994, 1995 and 1996.
                  2.7      Pacific State Financial Reports
                  2.9      Schedule of Litigation.
                  2.10     Schedules of Law/Regulatory Violations.
                  2.11     Schedule of Commitments.
                  2.13     Schedule of Contingent and other Liabilities.
                  2.14     Schedule of Changes.
                  2.18     Federal and State Tax Returns for 1994 through 1996.
                  2.19 Schedule of Owned Real Property and Real and Personal Property; Schedule of
                           Encumbrances on Real and Personal Property.
                  2.20     Schedule of Insurance Policies.
                  2.22     Schedule of Contracts and Agreements.
                  2.23     Employee Benefit Plans
                  2.27     Shareholders List as of June 30, 1997.
                  2.29 Schedule of Interests of Management in Property or Business of Pacific State.

         The information in the schedules constitutes additional representations and warranties made by Pacific State hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true, correct and complete copies and include all amendments, supplements, and modifications thereto and all waivers applicable thereunder.

         2.31 No Misstatements or Omissions. No representation or warranty of Pacific State in this Agreement or in any statement, certificate or schedule furnished or to be furnished by Pacific State pursuant to this Agreement or in connection with the transaction contemplated by this Agreement or in the Plan of Merger, contains or will contain any untrue statements of a material fact or omits or will omit to state any material fact.

         2.32 No Solicitation. Between the date hereof and the Effective Date, Pacific State, its Board of Directors and the shareholders of Pacific State executing this Agreement, shall not directly or indirectly initiate contact with any person or entity in an effort to solicit any Alternative Acquisition Transaction (as defined below), nor will Pacific State authorize or knowingly permit any officer or any other person representing or retained by Pacific State to directly furnish or cause to be furnished any non-published

                                      -12-
                                 Appendix A - 12
information concerning its business, properties, or assets to any person or entity in connection with any possible Alternative Acquisition Transaction. Pacific State shall promptly orally notify SBHC followed by written notice, of any Alternative Acquisition Transaction, whether oral or written, by any person or persons to Pacific State, or any indication from any person that it is considering making any Alternative Acquisition Transaction. Such persons further agree to use his or her best efforts to obtain the approval of the Agreement by Pacific State shareholders and to vote his or her Pacific State Stock and any shares over which he or she have voting control in favor of the Agreement. Neither Pacific State nor any of its directors or officers shall be required by this section to violate the duties imposed by law on Pacific State's directors or officers to Pacific State's shareholders.

         For purposes of this Agreement, an "Alternative Acquisition Transaction" means any tender offer, agreement, understanding or other proposal of any nature pursuant to which any corporation, partnership, person or other entity, other than SBHC, would directly or indirectly (i) acquire or participate in a merger, share exchange, consolidation or any other business combination involving Pacific State; (ii) acquire in excess of fifteen percent (15%) of the outstanding Pacific State Stock or the right to vote fifteen percent (15%) or more of the Pacific State Stock; or (iii) acquire a significant portion of the assets or earning power of Pacific State.

3.       REPRESENTATIONS AND WARRANTIES OF SBHC

         SBHC represents and warrants to Pacific State, as of the Effective Date, as follows:

         3.1 Organization, Existence, Authority of SBHC. SBHC is a corporation, duly organized and validly existing under the laws of the State of Oregon with all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business in the manner then being conducted. Its activities do not require it to be qualified to do business in any foreign jurisdiction.

         3.2 Subsidiaries. SBHC has no direct or indirect subsidiaries other than Security Bank, Alland Inc., Security Financial Insurance Agency and Lincoln Security Bank (68.44% owned), collectively herein called "Subsidiaries". Unless the context otherwise requires, representations and warranties of SBHC shall also be deemed to include the representations and warranties of the Subsidiaries. All Subsidiaries are duly organized and validly existing under the laws of the State of Oregon and have all requisite power to own, lease and operate their properties and assets and to carry on their businesses in the manner then being conducted. Their activities do not require any of them to be qualified to do business in a foreign jurisdiction.

         3.3  SBHC  Public  Reports.  SBHC has  delivered  to  Pacific  State as
Schedule 3.3 copies of SBHC's Form 10-KSB report filed with the SEC for the years ended December 31, 1996 and any Form 10-QSB or Form 8-K or other similar reports filed since that date (which, together with such reports filed subsequent to such date, the "SBHC Public Reports"). Until the Effective Date, SBHC will file with the SEC (and will furnish to Pacific State within two days thereafter) all additional reports and other documents which SBHC is required by the Securities Exchange Act of 1934 or regulations promulgated thereunder to file or otherwise files with the SEC. The SBHC Public Reports have been and will be prepared in accordance with generally accepted accounting principles, consistently applied and present fairly the financial position and results of operation of SBHC and its Subsidiaries on the dates and for the periods covered thereby. As of the date filed, each SBHC Public Report has and will be accurate and complete, and complies or will comply with all requirements applicable to such filing.

     3.4 Authorized and Outstanding Stock, Rights. The authorized capital stock of SBHC consists of 10,000,000 shares of common stock, with a par value of $5.00 per share, of which [3,169,700] shares

                                      -13-
                                 Appendix A - 13
are outstanding and are validly issued, fully paid and nonassessable, 5,000,000 shares of voting preferred stock ($5.00 par value), and 5,000,000 shares of non-voting preferred stock ($5.00 par value), none of which preferred stock is issued or outstanding. No subscriptions, options, warrants, convertible securities or other rights or commitments which would enable the holder to acquire any shares of capital stock or other investment securities of SBHC, or which enable or require SBHC to acquire shares of its capital stock or other investment securities from any holder, are authorized, issued or outstanding except as used in the SBHC Public Reports.

         3.5 Articles of Incorporation, Bylaws, Minutes. The copies of the Articles of Incorporation and the Bylaws of SBHC delivered to Pacific State as
Schedule 3.5, are true, correct and complete copies of existing Articles of Incorporation and Bylaws of SBHC, as amended to date. SBHC is not in violation of any provision of its Articles of Incorporation or Bylaws. The minute books of SBHC contain accurate and complete minutes of all meetings and all consents evidencing actions taken without a meeting by the Board of Directors (and any committees thereof) and by the shareholders of SBHC.

         3.6 No Holding Company or Joint Venture. No corporation or other entity except the Security Bank Holding Company Employee Stock Ownership Plan Trust is registered or, to the knowledge of SBHC is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, because of ownership or control of SBHC. SBHC does not directly or indirectly own or control, either by power to control the investment or power to vote, any shares of capital stock of any other corporation or entity other than set forth in
Section 3.2, other than shares held in a fiduciary or custodial capacity in the ordinary course of business and shares representing less than five percent of the outstanding shares of such corporation acquired in partial or full satisfaction of debts previously contracted. SBHC is not a part of any joint venture, or general or limited partnership, or a member of any unincorporated association.

         3.7  Shareholder  Reports.  SBHC  has  delivered  to  Pacific  State as
Schedule 3.7 copies of all of SBHC's reports and other communications to stockholders since January 1, 1997, including all proxy statements and notices of shareholder meetings. Until the Effective Date, SBHC will furnish to Pacific State copies of all future communications within two days such materials are first sent to its shareholders.

         3.8 Books and Records. The books and records of SBHC accurately reflect in all material respects the transactions to which it is a party or by which its properties are bound or subject. Such books and records have been and are accurate and complete and comply in all material respects with applicable legal, regulatory and accounting requirements.

         3.9 Legal Proceedings. Except for regulatory examinations conducted in the normal course of regulation of SBHC, and except as disclosed in Schedule 3.9 delivered to Pacific State, there are no actions, suits, proceedings, claims or governmental investigations pending or, to the knowledge of SBHC, threatened against or affecting SBHC before any court, administrative officer or agency, other governmental body or arbitration which might, individually or in the aggregate, result in any material adverse change in the business, assets, earnings, operation or condition (financial or otherwise) of SBHC or which might hinder or delay the consummation of the transactions contemplated by this Agreement or the Plan of Merger.

     3.10 Compliance with Lending Laws and  Regulations.  Except as disclosed in
Schedule 3.10 delivered to Pacific State:

                  (a) The conduct by it of its business and the operation by SBHC of the properties or other assets owned or leased by it does not violate or infringe any domestic or foreign laws, statutes,

                                      -14-
                                 Appendix A - 14
ordinances, rules or regulations, the enforcement of which, individually or in the aggregate, would materially and adversely affect SBHC. Specifically, but without limitations, SBHC is in compliance in all material respects with every local, state or federal law or ordinance, and any regulation or order issued thereunder, now in effect and applicable to SBHC governing or pertaining to fair housing, anti-redlining, equal credit opportunity, truth-in-lending, real estate settlement procedures, fair credit reporting and every other prohibition against unlawful discrimination in residential lending, or governing consumer credit, including, but not limited to, the Community Reinvestment Act, the Consumer Credit Protection Act, Truth-in-Lending Law, and Regulation Z promulgated by the FRB, and the Real Estate Settlement Procedures Act of 1974. All loans, leases, contracts and accounts receivable (billed and unbilled), security agreements, guarantees and recourse agreements, of SBHC, as held in its portfolios, or as sold into the secondary market represent and are valid and binding obligations of their respective parties and debtors, enforceable in accordance with their respective terms; each of them is based on a valid, binding and enforceable contract or commitment, each of which has been executed and delivered in full compliance, in form and substance, with any and all federal, state or local laws applicable to SBHC, or to the other party or parties to the contract(s) or commitment(s), including without limitation the Truth-in-Lending Act,
Regulations Z and U of the FRB, laws and regulations providing for non-discriminatory practices in the granting of loans or credit, applicable usury laws, and laws imposing lending limits; and all such contracts or commitments have been administered in full compliance with all applicable federal, state or local laws or regulations. All Uniform Commercial Code filings, or filings of trust deeds, or of lien or other security interest documentation that are required by any applicable federal, state or local government laws and regulations to perfect the security interests referred to in any and all of such documents or other security agreements have been made, and all security interests under such deeds, documents or security agreements have been perfected, and all contracts have been entered into or assumed in full compliance with all applicable material legal or regulatory requirements.

                  (b) All loan files of SBHC are complete and accurate in all material respects and have been maintained in accordance with good banking practice.

                  (c) All notices of default, foreclosure proceedings or repossession proceedings against any real or personal property collateral have been issued, initiated and conducted by SBHC in full formal and substantive compliance with all applicable federal, state or local laws and regulations, and no loss or impairment of any security interest, or exposure to meritorious lawsuits or other proceedings against SBHC has been or will be suffered or incurred by SBHC.

                  (d) SBHC is not in violation of any applicable servicer or any other requirements of the FHA, VA, FNMA, GNMA, FHLMC, SBA or any private mortgage insurer which insured or guaranteed any loans owned by SBHC or as to which SBHC has sold to other investors, the effect of which violation would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of SBHC, and with respect to such loans SBHC has not done or failed to do, or caused to be done or omitted to be done, any act the effect of which act or omission impairs or invalidates (i) any FHA insurance or commitments of the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any SBA guarantees or commitments of the SBA to guarantee, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure, (v) any title insurance policy, (vi) any hazard insurance policy, or (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, which would materially and adversely affect the business, assets, earnings, operation or condition (financial or otherwise) of SBHC.

                  (e) SBHC is not knowingly engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock.


                                      -15-
                                 Appendix A - 15

     3.11 Hazardous Wastes. To the best knowledge of the directors and officers of SBHC, neither SBHC nor any other person having an interest in any property which SBHC owns or leases, or has owned or leased, or in which either holds any security interest, mortgage, or other liens or interest including but not limited to as beneficiary of a trust deed ("Property") has engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or disposal of Hazardous Material on or from such Property. Individually or in the aggregate, there has been no: (i) presence, use, generation, handling, treatment, storage, release, threatened release, migration or disposal of Hazardous Material; (ii) condition that could result in any use, ownership or transfer restriction; or (iii) condition of nuisance on or from such Property, any of which individually or collectively would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of SBHC. SBHC has not received notice of, or has reason to know of, a condition that could give rise to any private or governmental suit, claim, action, proceeding or investigation against SBHC, any such other person or such Property as a result of any of the foregoing events. "Hazardous Material" means any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes or combinations of them which are now or become listed, defined or regulated in any manner by any federal, state or local law based, directly or indirectly, upon such properties or effects.

     3.12 Contingent and Other Liabilities. Except as set forth in the SBHC Public Reports or SBHC Call Reports or in Schedules delivered by SBHC to Pacific State, and except for FDIC insured deposits and federal funds purchased and securities sold under agreements to repurchase arising out of transactions subsequent to the date of such Reports, SBHC has no obligations or liabilities of any nature (whether accrued, absolute, contingent or otherwise) which is material or which, when combined with all other such obligations or liabilities would be material to the business, assets, earnings, operation or condition (financial or otherwise) of SBHC.

     3.13 No Adverse Changes. Since March 31, 1997, there has been no material adverse change in the business, assets, earnings, operations, (financial or otherwise) of SBHC and its Subsidiaries taken as a whole.

     3.14 Regulatory Approvals Required. The nature of business and operations of SBHC do not require any approval, authorization, consent, license, clearance or order of, any declaration or notification to, or any filing or registration with, any governmental or regulatory authority in order to permit SBHC and PSB Interim to perform their obligations under this Agreement or Plan of Merger except for:

     (a) Approval of the Merger by the Oregon Director;

     (b) Approval from the FRB of the acquisition of Pacific State by SBHC;

     (c) Approval of the Plan of Merger by the FDIC and the Oregon Director;

     (d) Issuance of an interim banking charter by the Oregon Director to PSB Interim;

     (e) Filing of the Plan of Merger with the Oregon Director; and

     (f) Registration with the SEC and state blue sky administrators of the SBHC Stock to be issued to the Pacific State shareholders.


                                      -16-
                                 Appendix A - 16

         3.15 Corporate and Shareholder Approval of Agreement, Binding Obligations. SBHC has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and the Plan of Merger. The execution, delivery and performance of this Agreement and the Plan of Merger, and the transactions contemplated thereby, have been duly authorized by the Board of Directors of SBHC. No other corporate action on the part of SBHC (other than the approval of this Agreement, the Plan of Merger and the transactions contemplated thereby by SBHC's shareholders) is required to authorize this Agreement or the Plan of Merger to which it is a party or the consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by SBHC and constitutes the legal, valid and binding obligation of SBHC enforceable against SBHC in accordance with its terms. The Plan of Merger, when duly executed and delivered by SBHC, will constitute the legal, valid and binding obligation of SBHC enforceable against it in accordance with its terms.

         3.16 No Violations. The execution, delivery and performance of this Agreement and the Plan of Merger to which it is a party will not violate the Articles of Incorporation or Bylaws of SBHC. Assuming the accuracy of Pacific State's representations and warranties, its compliance with its covenants, and its performance of its obligations under this Agreement and the Plan of Merger, the consummation of the transactions contemplated by this Agreement will not result in any material adverse change in the business, assets, earnings, operations or condition (financial or otherwise) of SBHC and its Subsidiaries, taken as a whole.

         3.17     Employee Benefits.

                  Each Employee Benefit Plan sponsored or maintained by SBHC ("Benefit Plan") is set forth in Schedule 3.17. Except as set forth in such Schedule, SBHC neither has nor sponsors any other pension, profit sharing, thrift, savings, bonus, retirement, vacation, life insurance, health insurance, severance, sickness, disability, medical or death benefit plans.

                  SBHC and, to the knowledge of the executive officers and directors of SBHC, all other persons having fiduciary or other responsibilities or duties with respect to any Benefit Plan, are, and have since inception been, in compliance in all material respects with, and each such Benefit Plan is and has been operated and administered in accordance with, its provisions and in compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the Pension Benefit Guaranty Corporation and the Internal Revenue Service under ERISA or the Code.

                  Neither SBHC nor, to SBHC's knowledge, any plan fiduciary of any Benefit Plan has engaged in any transaction in violation of section 406(a) or (b) of ERISA (for which no exemption exists under section 408 of ERISA) or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code) for which no exemption exists under section 4975(c)(2) or (d) of the Code or in any prohibited transactions under predecessor provisions of the Code. SBHC has had no liabilities to the Pension Benefit Guaranty Corporation ("PBGC").

         3.18 Proxy Statement. The registration statement to be filed by SBHC on Form S-4 with the SEC and the proxy statement to be used by SBHC to solicit proxies for the meeting of SBHC shareholders held to consider and vote upon this Agreement, and the transactions contemplated thereby (in its definitive form the "Proxy Statement"), will fairly describe the transaction and the parties, and will contain no untrue statement of any material fact and will not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except those statements in or omission from the Proxy Statement which may be made in reliance upon and in conformity with information furnished by Pacific State for use in the Proxy Statement. SBHC will promptly advise Pacific

                                      -17-
                                 Appendix A - 17

State in writing if at any time prior to the Pacific State or SBHC shareholders' meetings, SBHC shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement in order to make the statements therein not misleading or to comply with applicable law.

     3.19 Organization, Existence, and Authority of the Interim Bank. As of the Effective Date, PSB Interim will be a state banking corporation, duly organized, validly existing, and in good standing under the laws of the State of Oregon, with all requisite power and authority to own, lease, and operate its properties and assets and carry on their businesses in the manner then being conducted. PSB Interim will not have any significant assets other than cash and cash equivalents and no liabilities other than organizational expenses and its obligation under the Plan of Merger. PSB Interim will not be authorized to conduct any banking business and will not have conducted any business other than that necessary to effect the transactions contemplated by the Plan of Merger.

     3.20 SBHC Schedules. SBHC has delivered to Pacific State the following schedules, as described in the preceding Sections 3.1 through 3.19:

                  3.3      SBHC Public Reports.
                  3.5      Articles of Incorporation and Bylaws.
                  3.7      Reports to Shareholders since January 1, 1997.
                  3.9      Schedule of Litigation.
                  3.10     Schedules of Law/Regulatory Violations.
                  3.17     Employee Benefit Plans

         The information in the schedules constitutes additional representations and warranties made by SBHC hereunder and is incorporated herein by reference. The copies of documents furnished as part of these schedules are true, correct and complete copies and include all amendments, supplements, and modifications thereto and all waivers applicable thereunder.

         3.21 No Misstatements or Omissions. No representation or warranty of SBHC to this Agreement or in any statement, certificate or schedule furnished or to be furnished by SBHC pursuant to this Agreement, contains or will contain any untrue statement of a material fact.

4.       COVENANTS OF PACIFIC STATE

         4.1 Certain Actions. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Pacific State shall not, without first obtaining the written approval of SBHC:

                  (a)      Amend its Articles of Incorporation or Bylaws;

                  (b) Declare or pay any dividend; redeem, repurchase or otherwise acquire or agree to acquire any of Pacific State's Stock; or make or commit to make any other distribution to Pacific State's stockholders except that it will declare and pay (or has declared and paid) a cash dividend equal to its regular semi-annual cash dividend of $0.56 per share provided such dividend does not exceed Pacific State's after tax income from April 1, 1997 through the Effective Date.

                  (c) Except under options and convertible securities identified in Schedule 2.2, issue, sell, or deliver; agree to issue, sell or deliver; or grant or agree to grant any shares of any class of the stock of Pacific State; any securities convertible into any of such shares; or any options, warrants, or other rights to purchase;

                                      -18-
                                 Appendix A - 18

     (d) Except in the ordinary course of business, borrow or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any commitment, obligation or liability (absolute or contingent); or cancel or agree to cancel any debts or claims;

     (e) Except (for the sale of the surplus rental building or in the ordinary course of business, lease, sell or transfer; agree to lease, sell or transfer; or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights; make or permit any amendment or termination of any contract, agreement, instrument or other right to which Pacific State is a party and which is material to Pacific State's business, assets, earnings, operation or condition (financial or otherwise); or mortgage, pledge or subject to a lien or any other encumbrance any of its assets, tangible or intangible;

     (f) Violate, or commit a breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business;

     (g) Increase or agree to increase the compensation payable to any officer, director, employee or agent, except for merit increases to non-management personnel in the ordinary course of business consistent with past practices; enter into any contract of employment for a period greater than 30 days or providing for payments upon termination of employment or the occurrence of any other event including but not limited to the consummation of the Plan of Merger; or enter into or make any change in any Employee Benefit Plan except as required by law;

     (h) Except in the ordinary course of business through foreclosure or transfer in lieu thereof in the collection of loans to customers, acquire control of or any other ownership interest in any other corporation, association, joint venture, partnership, business trust or other business entity; acquire control or ownership of all or a substantial portion of the assets of any of the foregoing; merge, consolidate or otherwise combine with any other corporation; or enter into any agreement providing for any of the foregoing;

     (i) Acquire an ownership or leasehold interest in any real property whether by foreclosure, deed in lieu of foreclosure or otherwise without making an appropriate environmental evaluation and without providing such evaluation and advance notice to SBHC at least 30 days in advance;

     (j) Make any payment in excess of $10,000 in settlement of any pending or threatened legal proceeding involving a claim against Pacific State;

     (k) Engage in any activity or transaction which is other than in the ordinary course of business including the sale of any properties, securities, servicing rights, loans or other assets except as specifically contemplated hereby, or which would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of Pacific State;

     (l) Acquire, open or close any office or branch;

     (m) Do any act which causes  Pacific  State not to remain in good  standing
with  all  regulatory   authorities   having   jurisdiction  over  its  business
operations;

                                      -19-
                                 Appendix A - 19

     (n) Make or commit to make any capital expenditures, capital additions or capital improvements involving an amount in excess of $10,000;

     (o) Make, renew, commit to make, or materially modify any loan over $100,000 or a series of loans or commitments over $100,000 to any person or related persons without furnishing a copy of the report provided to Pacific State's loan committee to SBHC within three (3) business days after such approval;

     (p) Enter into or modify any agreement or arrangement (except for renewals of previously disclosed indebtedness) which alone or together with all similar arrangements exceeds $25,000, with any director or officer of Pacific State, any person who owns more than five percent (5%) of the outstanding capital stock of Pacific State, or any business or entity in which such director, officer or beneficial owner has an ownership interest in excess of ten percent (10%);

     (q) Since March 31, 1997 has not and will not sell any investment securities at a gain except as necessary to provide liquidity, in accordance with past practices;

     (r) Since March 31, 1997 and through the date of closing has accrued for year end employee discretionary bonuses at the rate of six percent (6%) of compensation and the anticipated profit sharing contribution at the rate of fifteen percent (15%) of compensation.

     4.2 Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Pacific State shall duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the FDIC or Oregon Director and all required federal, state and local tax returns. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, Pacific State will promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.

     4.3 Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Pacific State shall use its best efforts to preserve intact its business organization; to preserve its relationships and goodwill with its customers, employees and other having business dealings with it; and to keep available the services of its present officers, agents and employees. Pacific State will not institute any novel, unusual or material change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.

     4.4 Best Efforts. Pacific State will use its best efforts to obtain and to assist SBHC in obtaining all necessary approvals, consents and orders, including but not limited to approval of the FDIC, FRB and the Oregon Director, to the transactions contemplated by this Agreement and the Plan of Merger, and to obtain the approval of the shareholders of Pacific State to the Agreement and to the Plan of Merger. Further, Pacific State will use its best efforts to cause the written assent at the end of this Agreement of the Directors of Pacific State.

     4.5 Continuing Accuracy of Representatives and Warranties. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Pacific State will not take any action which would cause or constitute a breach of any of the representations or warranties of Pacific State contained in this Agreement or which would cause any such representations or warranties,

                                      -20-
                                 Appendix A - 20
if made on and as the date of such event or the Effective Date, to be untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is permitted hereby or is expressly limited to a state of facts existing at a time prior to the occurrence of such event). In the event of, and promptly upon becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Pacific State will give detailed written notice thereof to SBHC and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.

     4.6 Updating Schedules. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Pacific
State will, from time to time and as appropriate to ensure that the schedules provided to SBHC remain at all times accurate and complete, to and including the Effective Date, promptly supplement the schedules. Notwithstanding anything to the contrary contained herein, supplementation of such schedules following the execution of this Agreement shall not be deemed a modification of Pacific State's representations or warranties contained herein.

     4.7 Rights of Access. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Pacific State agrees to permit SBHC, and its employees, agents and representatives full access to the premises of Pacific State on reasonable notice and to all books, files and records of Pacific State, including but not limited to loan files, litigation files and federal and state examination reports, and to furnish to SBHC such financial and operating data and other information with respect to the business and assets of Pacific State as SBHC shall reasonably request. Further, Pacific State agrees to provide such access, information and written assurances and representations as SBHC's certified public accountants may reasonably request in order to enable them to audit Pacific State's balance sheet at December 31, 1996 and March 31, 1997 and the results of operations for the year and three months, then ended, respectively.

     4.8 Delivery of Reports. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Pacific State will deliver to SBHC promptly upon preparation copies of:

     (a)  Minutes  of  meetings  of  Pacific  State's  shareholders,   Board  of
Directors, and management or director committees;

     (b) Pacific State loan committee reports and reports of loan delinquencies, foreclosures and other adverse developments regarding loans; and of developments regarding other real estate owned or other assets acquired through foreclosure or action in lieu thereof;

     (c) All regularly prepared internal financial statements of Pacific State, which shall be issued not less frequently than monthly; and

     (d) Quarterly statements of condition and income verified by Pacific State's chief financial officer and complying with either regulatory accounting principles or generally accepted accounting principles consistently applied, which present fairly the financial condition and results of operations of Pacific State on the dates and for the periods covered.

     4.9 Payment of Obligations. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, Pacific State will pay promptly upon receipt of billings all accounts payable, including professional fees for legal, financial and accounting services, and will maintain its assets in accordance with good business practices.


                                      -21-
                                 Appendix A - 21

     4.10 Shareholder Meeting. Upon effectiveness with the SEC of the Proxy Statement, Pacific State shall promptly call a meeting of its shareholders to consider and vote upon this Agreement, the Plan of Merger and the transactions contemplated thereby. Pacific State shall give notice of the meeting in accordance with Oregon law and all requirements of laws and regulations applicable to the merger transaction. Pacific State shall deliver to its shareholders a proxy statement complying with the representations and warranties of Section 2.28 hereof in connection with the shareholders meeting. Provided that the representations and warranties of SBHC contained herein continue to be accurate, the Board of Directors of Pacific State will recommend approval of all matters submitted to the shareholders unless, upon advise of counsel, their fiduciary duties otherwise requires and the shareholders of Pacific State signing this Agreement agree to vote all Pacific State shares held or controlled by them for the approval of all such matters.

     4.11 Other Actions. Pacific State covenants and agrees to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals to and to otherwise accomplish this Agreement and the Plan of Merger.

     4.12 Appointment to Pacific State Board. As of or immediately after the Effective Date, Pacific State will cause to be appointed two current members of SBHC's Board, designated by SBHC, to serve on the Pacific State Board of Directors until its next annual meeting of shareholders.

     5. COVENANTS OF SBHC

     5.1 Certain Actions. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, SBHC shall not, without first obtaining the written approval of Pacific State:

     (a) Amend its Articles of Incorporation or Bylaws;

     (b) Declare or pay any dividend; redeem, repurchase or otherwise acquire or agree to acquire any of SBHC's capital stock; or make or commit to make any other distribution to SBHC's stockholders except a regular cash dividend of not more than $0.12 per share;

     (c) Issue, sell, or deliver; agree to issue, sell or deliver; or grant or agree to grant any shares of any class of the stock of SBHC; any securities convertible into any of such shares; or any options, warrants, or other rights to purchase, at a price less than the prevailing market price for such SBHC securities except as may be permitted pursuant to existing stock option or other compensation plans identified in the SBHC Public Reports;

     (d) Except in the ordinary course of business, or to finance the transactions contemplated by the Agreement, borrow or agree to borrow any funds or voluntarily incur, assume or become subject to, whether directly or by way of guarantee or otherwise, any liability (absolute or contingent); or cancel or agree to cancel any debts or claims;

     (e) Except in the ordinary course of business or otherwise anticipated or permitted by the Agreement, lease, sell or transfer; agree to lease, sell or transfer; or grant or agree to grant any preferential rights to lease or acquire, any of its assets, property or rights; make or permit any amendment or termination of any contract, agreement, instrument or other right to which it is a party and which is material to its business, assets, earnings, operation or condition (financial or otherwise); mortgage, pledge or subject to a lien or any other encumbrance any of its assets, tangible or intangible

                                      -22-
                                 Appendix A - 22
or agree to acquire or be acquired by way of merger or otherwise, any other financial institution except for the creation of a subsidiary to operate Security Bank's Brookings branch;

     (f) Violate, or commit a breach of or default under any contract, agreement or instrument to which it is a party or to which any of its assets may be subject and which is material to its business, assets, earnings, operation or condition (financial or otherwise); or violate any applicable law, regulation, ordinance, order, injunction or decree or any other requirements of any governmental body or court, relating to its assets or business;

     (g) Acquire an ownership or leasehold interest in any real property whether by foreclosure, deed in lieu of foreclosure or otherwise without making an appropriate environmental evaluation;

     (h) Engage in any activity or transaction which would have a material adverse effect on the business, assets, earnings, operation or condition (financial or otherwise) of SBHC;

     (i) Do any act which causes SBHC not to remain in good standing with all regulatory authorities having jurisdiction over their business operations;

     5.2 Filing Reports and Returns, Payment of Taxes. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, SBHC shall duly and timely (by the due date or any duly granted extension thereof) file all reports and returns required to be filed with federal, state, local, foreign and other regulatory authorities, including, without limitation, reports required to be filed with the FRB, FDIC and the Oregon Director and all required federal, state and local tax returns. Unless it is contesting the same in good faith and, if appropriate, has established reasonable reserves therefore, SBHC will promptly pay all taxes and assessments indicated by tax returns as due or otherwise lawfully levied or assessed upon it or any of its properties and withhold or collect and pay to the proper governmental authorities or hold in separate bank accounts for such payment all taxes and other assessments which are required by law to be so withheld or collected.

     5.3 Preservation of Business. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, SBHC shall use its best efforts to preserve intact its business organization; to preserve its relationships and goodwill with its customers, employees and other having business dealings with it; and to keep available the services of its present officers, agents and employees. SBHC will not institute any novel, unusual or material change in its methods of management, lending policies, personnel policies, accounting, marketing, investments or operations.

     5.4 Best Efforts. SBHC will use its best efforts to obtain and to assist Pacific State in obtaining, all necessary approvals, consents and orders, including but not limited to approvals of the FRB, FDIC and the Oregon Director, to the transactions contemplated by this Agreement and the Plan of Merger, and to obtain the approval of the shareholders of SBHC to the Agreement and to the Plan of Merger.

     5.5 Continuing Accuracy of Representatives and Warranties. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, SBHC will not take any action which would cause or constitute a breach of any of the representations or warranties of SBHC contained in this Agreement or which would cause any such representations or warranties, if made on and as the date of such event or the Effective Date, to be untrue or inaccurate in any material respect (other than an event so affecting a representation or warranty which is permitted hereby or is expressly limited to a state of facts existing at a time prior to the occurrence of such event). In the event of, and

                                      -23-
                                 Appendix A - 23
promptly upon becoming aware of the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, SBHC will give detailed written notice thereof to Pacific State and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.

     5.6 Updating Schedules. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, SBHC will, from time to time and as appropriate to ensure that the Schedules provided to Pacific State remain at all times accurate and complete, to and including the Effective Date, promptly supplement the Schedules. Notwithstanding anything to the contrary contained herein, supplementation of such Schedules following the execution of this Agreement shall not be deemed a modification of SBHC's representations or warranties contained herein.

     5.7 Rights of Access. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, SBHC agrees to permit Pacific State and its employees, agents and representatives full access to the premises of SBHC on reasonable notice and to all books, files and records of SBHC, including but not limited to loan files, litigation files and federal and state examination reports, and to furnish to Pacific State such financial and operating data and other information with respect to the business and assets of SBHC as Pacific State shall reasonably request.

     5.8 Delivery of Reports. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, SBHC will deliver to Pacific State promptly upon preparation copies of:

     (a) All regularly prepared internal financial statements of SBHC, which shall be issued not less frequently than monthly; and

     (b) Quarterly statements of condition and income verified by SBHC's chief financial officer and complying with generally accepted accounting principles consistently applied, which present fairly the financial condition and results of operations of SBHC on the dates and for the periods covered.

     5.9 Payment of Obligations. During the period between the date hereof and the earlier of the Effective Date or the termination of this Agreement, SBHC will pay promptly upon receipt of billings all accounts payable, including professional fees for legal and accounting services, and will maintain its assets in accordance with good business practice.

     5.10 Shareholder Meeting. Upon the effectiveness with the SEC of the Proxy Statement, SBHC shall promptly call a meeting of its shareholders to consider and approve this Agreement, the Plan of Merger and the issuance of SBHC Stock contemplated thereby. SBHC shall give notice of the meeting in accordance with Oregon law and all requirements of laws and regulations applicable to the approval. SBHC shall deliver to its shareholders a proxy statement complying with the representations and warranties of Section 3.18 hereof in connection with the shareholders meeting. Provided that the representations and warranties of Pacific State contained herein continue to be accurate, the Board of Directors of SBHC will recommend approval of this Agreement and the transactions contemplated thereby to the SBHC shareholders.

     5.11 Organize Interim Bank and Approve Plan of Merger. Promptly following execution of this Agreement, SBHC will organize and file with the Oregon Director Articles of Incorporation for PSB Interim and will promptly seek approval from all regulatory bodies of the Plan of Merger and the transactions contemplated by this Agreement. Further, SBHC will cause the Board of Directors of PSB Interim to approve the Plan of Merger and will consent to such Plan of Merger as Interim's sole

                                      -24-
                                 Appendix A - 24
shareholder and provide the shares of SBHC Stock and other consideration required in order to consummate the Plan of Merger.

     5.12 Other Actions. SBHC covenant and agree to execute, file and record such documents and do such other acts and things as are necessary or appropriate to obtain required government and regulatory approvals to and to otherwise accomplish this Agreement and the Plan of Merger.

     5.13 Appointment to SBHC and Security Bank Boards. As of or immediately following the Effective Date, SBHC will cause to be appointed to its Board of Directors two current members of Pacific State's Board selected by such Board and acceptable to SBHC and to nominate such persons (or their replacements as selected by the Pacific State Board) to serve an ensuing term of at least two years, subject to a required shareholder vote at the 1998 Annual Shareholders Meeting. Further SBHC will cause to be appointed to Security Bank's Board of Directors a current member of Pacific State's Board of Directors for a term or terms to expire no sooner than March, 1999. SBHC agrees that it will not amend the Articles of Incorporation or Bylaws of PSB or take any other action which would materially diminish the right of indemnification currently afforded the Board of Directors of PSB.

     5.14 PSB and Employee Matters. The Board of Directors of Pacific State shall continue to have the authority to establish and determine PSB policies and practices and the compensation for Pacific State officers and employees, including the President's Deferred Compensation Plan consistent with corporate wide policies.

     Promptly after the Effective Date, SBHC's shall ensure that Pacific State employees are permitted to participate in the employee benefit programs then made available to Security Bank employees with credit for service with PSB deemed service with SBHC for eligibility and vesting purposes, provided, however, that employees of Pacific State as of the Effective Date shall be entitled to have health insurance premiums for themselves and their dependents paid by Pacific State so long as such dependents are eligible for coverage by the group health insurance provided and such payment does not violate ERISA or other applicable rules. Pacific State shall not pay for dependent coverage for employees whose employment commences after the Effective Date. It is the intent of SBHC to include PSB employees within its Employee Stock Ownership Plan and Trust in lieu of such employees receiving the full amount of PSB's 1997 profit sharing contribution to its 401(k) plan if such is legally permissible.

     6. CONDITIONS TO OBLIGATIONS OF SBHC

     The obligation of SBHC under this Agreement and the Plan of Merger to consummate the Merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by SBHC in writing and not required by law):

     6.1 Shareholders Approvals. Approval of this Agreement and the Plan of Merger by the stockholders of SBHC and Pacific State and holders of fewer than seven percent of Pacific State shall have voted against and otherwise taken steps to perfect their dissenter appraisal rights.

     6.2 No Litigation. Absence of any suit, action, or proceeding (made or threatened) against SBHC, Pacific State, PSB Interim, or any of their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Agreement or the Plan of Merger or the transactions contemplated thereby; seeking to restrict the rights of the parties or the operation of the business of Pacific State or SBHC after consummation of the Plan of Merger; or seeking to subject the parties to this Agreement or the Plan of Merger or any of their officers or directors to any liability, fine, forfeiture or penalty on the grounds that the parties hereto or their directors or officers have violated or will violate their fiduciary

                                      -25-
                                 Appendix A - 25
duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement and the Plan of Merger.

     6.3 No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new limitation on extension of credit by commercial banks in the United States.

     6.4 Regulatory Approvals. Procurement of all consents, orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to declaration by the SEC of effectiveness of the Registration Statement, and approvals by FRB, FDIC and the Oregon Director of the transaction contemplated by the Agreement and the Plan of Merger, without any conditions which SBHC determines to be materially disadvantageous or burdensome, and the expiration of all regulatory waiting periods.

     6.5 Other Consents. Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plan of Merger.

     6.6 Opinion of Counsel. Receipt by SBHC of a favorable opinion by Schwabe Williams & Wyatt, counsel to Pacific State, in form and substance satisfactory to SBHC and its counsel, to the effect that:

     (a) Pacific State is a state chartered bank, duly organized, validly existing and in good standing under the laws of the State of Oregon and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business in the manner being conducted on the Effective Date;

     (b) Pacific State has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and the Plan of Merger; the execution, delivery and performance of the Agreement and the Plan of Merger, and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of Pacific State; and the Agreement and the Plan of Merger has been duly executed and delivered by Pacific State and constitute the legal, valid, and binding obligation of Pacific State, enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles; and

     (c) The authorized capital stock of Pacific State consists of 406,875 shares of common stock, $1.00 par value per share, of which 406,875 shares have been duly issued and are validly outstanding, fully paid and nonassessable except as provided by the Oregon Bank Act. Such shares are the only shares of capital stock of Pacific State authorized, issued or outstanding; and to the best of counsel's knowledge, Pacific State is not a party to, and is not obligated by, any commitment, plan or arrangement to issue or to sell any shares of capital stock or any equity interest in Pacific State. None of the shares of common stock has been issued in violation of the pre-emptive rights of any stockholder.

     6.7 Corporate Documents. Receipt by SBHC of:

     (a) A copy certified by the appropriate state officer of the Articles of Incorporation of Pacific State;


                                      -26-
                                 Appendix A - 26

     (b) A current certificate of existence or good standing certificate for Pacific State issued by the Oregon Director as of a date immediately prior to the Effective Date; and

     (c) Copies certified by the Secretary of Pacific State of the Bylaws of Pacific State as amended to date and of resolutions adopted by the Board of Directors and shareholders of Pacific State approving this Agreement and the Plan of Merger.

     6.8 Continuing Accuracy of Representations and Warranties. Except as expressly contemplated hereby, the representations and warranties of Pacific State being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date.

     6.9 Compliance with Covenants and Conditions. Compliance by Pacific State with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with prior to or at the Effective Date.

     6.10 No Adverse Changes. Between March 31, 1997 and the Effective Date, the absence of any material adverse change in the business, assets, liabilities, income, or conditions, financial or otherwise, of Pacific State, except changes contemplated by this Agreement and such changes as may have been previously approved in writing by SBHC.

     6.11 Reserve for Loan Losses. As of the Effective Date, Pacific State' reserve for loan losses, after any required charge-offs, shall conform to the representations and warranties of Section 2.25.

     6.12 Certificate. Receipt by SBHC of a Certificate of the President and the Chief Financial Officer of Pacific State, dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 6.1, 6.2, 6.4, 6.5, 6.8. 6.9, 6.10 and 6.11 hereof, and such other matters with respect to the fulfillment by Pacific State of any of the conditions of this Agreement as SBHC may reasonably request.

     6.13 Satisfactory Compliance. Establishment to the satisfaction of SBHC, based upon a review of the records and assets of Pacific State pursuant to
Section 4.7 hereof, that the business and assets of Pacific State are substantially as represented by Pacific State and by the Pacific State Call Reports and Pacific State Financial Reports and that Pacific State has complied with all covenants of Pacific State hereunder and the foregoing conditions.

     6.14 Tax Opinion. Receipt of a favorable opinion of Foster Pepper & Shefelman PLLC, special counsel to SBHC, dated as of the Effective Date, in form and substance satisfactory to SBHC to the effect that the transaction contemplated by the Agreement and the Plan of Merger will be a reorganization within the meaning of Section 368 of the Code; that the parties to the Agreement and to the Plan of Merger will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and no taxable gain or loss will be recognized by the shareholders of Pacific State who will receive solely SBHC Stock (except for cash, if any, received in lieu of fractional shares); that the basis in the SBHC Stock to be received by the recipients will be the same as the basis in their stock in Pacific State exchanged (except for cash to be received for any fractional share interests); and that, provided the stock exchanged was held as a capital asset on the Effective Date, the holding period of the SBHC Stock to be received will include the holding period of the stock of Pacific State previously held, prior to the Effective Date.

     6.15 Fairness Opinion. Pacific State will have received from Columbia Financial Advisors, an opinion, dated as of the date the Board of Directors of Pacific State shall have approved this

                                      -27-
                                 Appendix A - 27

Agreement and updated immediately before Pacific State mails the Proxy Statement to its shareholders, to the effect that the financial terms of the Merger are financially fair to Pacific State's shareholders. SBHC will provide Pacific State's investment advisor with such information as it may reasonably request in order to render its opinion.

     6.16 Accounting Treatment. It will have been determined to the satisfaction of SBHC that the Merger will be treated for account purposes as a "pooling of interests" in accordance with APB Opinion No. 16, and SBHC will have received a letter to such effect from KPMG Peat Marwick LPP, certified public accountants.


     7 CONDITIONS TO OBLIGATIONS OF PACIFIC STATE

     The obligations of Pacific State under this Agreement and the Plan of Merger to consummate the merger, shall be subject to the satisfaction, on or before the Effective Date, of the following conditions (unless waived by Pacific State in writing and not required by law):

     7.1 Shareholder Approval. Approval of this Agreement and the respective Plan of Merger by the stockholders of Pacific State and SBHC.

     7.2 No Litigation. Absence of any suit, action, or proceeding (made or threatened) against SBHC, Pacific State, PSB Interim or their directors or officers, seeking to challenge, restrain, enjoin, or otherwise affect this Agreement or the Plan of Merger or the transactions contemplated thereby; or seeking to subject any of them or their officers or directors to any liability, fine, forfeiture or penalty on the grounds that such parties have violated or will violate their fiduciary duties to their respective shareholders or will violate any applicable law or regulation in connection with the transactions contemplated by this Agreement and the Plan of Merger.

     7.3 No Banking Moratorium. Absence of a banking moratorium or other suspension of payment by banks in the United States or any new limitation on extension of credit by commercial banks in the United States.

     7.4 Regulatory Approvals. Procurement of all consents, orders and approvals required by law, and the satisfaction of all other necessary or appropriate legal requirements, including but not limited to declaration by the SEC of effectiveness of the Registration Statement, and approvals by FRB, FDIC and the Oregon Director of the transaction contemplated by the Agreement and the Plan of Merger, without any conditions which PSB determines to be materially disadvantageous or burdensome, and the expiration of all regulatory waiting periods.

     7.5 Other Consents. Receipt of all other consents and approvals necessary for consummation of the transactions contemplated by this Agreement and the Plan of Merger.

     7.6 Opinions of Counsel. Receipt by Pacific State of a favorable opinion of Foster Pepper & Shefelman PLLC, special counsel to SBHC, dated as of the Effective Date, in form and substance satisfactory to Pacific State and its counsel to the effect that:

     (a) SBHC is a corporation, duly organized and validly existing under the laws of the state of Oregon, and has all requisite corporate power and authority to own, lease, and operate its properties and assets and carry on its business in the manner being conducted on the Effective Date;

                                      -28-
                                 Appendix A - 28

     (b) PSB Interim is a state banking corporation, duly organized, validly existing and in good standing under the laws of the State of Oregon, has all requisite corporate power and authority to own, lease, and operate its properties and assets but is not licensed or chartered to carry on a general banking business;

     (c) SBHC and PSB Interim each have all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and the Plan of Merger; the execution, delivery and performance of the Agreement and the Plan of Merger and the consummation of the transactions contemplated thereby, have been duly authorized by all requisite corporate action on the part of each; and the Agreement and the Plan of Merger have been duly executed and delivered by them and constitute the legal, valid and binding obligation of each, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or by equitable principles;

     (d) The authorized capital stock of SBHC consists of 10,000,000 shares of common stock, $5.00 par value per share, of which 3,169,700 shares are outstanding and are validly issued, fully paid and nonassessable, 5,000,000 shares of voting preferred stock ($5.00 par value), and 5,000,000 shares of non-voting preferred stock ($5.00 par value), none of the preferred stock of which is issued or outstanding. Such shares are the only shares of capital stock of SBHC authorized, issued or outstanding; and to the best of our knowledge, SBHC is not a party to, and is not obligated by, any commitment, plan or arrangement to issue or to sell any shares of capital stock or any other equity interest in SBHC, except as set forth in the SBHC Public Reports.

     (e) All of the issued and outstanding capital stock of PSB Interim is owned by SBHC.

     (f) The common stock to be issued by SBHC in accordance with the Plan of Merger, when delivered in exchange (or in partial exchange) for the shares of Pacific State Stock as contemplated by the Plan of Merger, will be authorized, validly issued, fully paid and nonassessable; and

     (g) The Registration Statement (Proxy Statement) registering the SBHC Stock to be issued to the Pacific State shareholders under the Securities Act of 1933 ("Act") has become effective and to the best of our knowledge no stop order suspending the effectiveness of the Registration Statement or any part thereof or the issuance of the shares in any jurisdiction has been issued and no proceeding for that purpose has been initiated or pending or are contemplated under the Act or any other securities laws.

     7.7 Corporate Documents. Receipt by Pacific State of:

     (a) Copy certified by the appropriate governmental officer of the Articles of Incorporation of SBHC and PSB Interim;

     (b) A current good standing certificate or certificate of existence for SBHC and PSB Interim issued by the appropriate governmental officer as of a date immediately prior to the Effective Date; and

     (c) Copy certified by each Secretary of the Bylaws of SBHC and PSB Interim as amended to date and of the resolutions adopted by the Board of Directors of each approving this Agreement and the Plan of Merger.


                                      -29-
                                 Appendix A - 29

     7.8 Continuing Accuracy with Representations and Warranties. Except as contemplated hereby, the representations and warranties of SBHC being true at and as of the Effective Date as though such representations and warranties were made at and as of the Effective Date.

     7.9 Compliance with Covenants and Conditions. SBHC having complied with all agreements, covenants and conditions on their part required by this Agreement to be performed or complied with prior to or at the Effective Date.

     7.10 No Adverse Changes. Between the date hereof and the Effective Date, the absence of any material adverse change in the business, assets, liabilities, income or condition, financial or otherwise, of SBHC and its Subsidiaries taken as a whole, except changes contemplated by this Agreement and such changes that may have been previously approved in writing by Pacific State.

     7.11 Tax Opinion. Receipt of a favorable opinion of Foster Pepper & Shefelman PLLC, special counsel to SBHC, dated as of the Effective Date, in form and substance satisfactory to Pacific State to the effect that the transaction contemplated by the Agreement and the Plan of Merger will be a reorganization within the meaning of Section 368 of the Code; that the parties to the Agreement and to the Plan of Merger will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code; and no taxable gain or loss will be recognized by the shareholders of Pacific State who will receive solely SBHC Stock (except for cash, if any, in lieu of fractional shares); that the basis in the SBHC Stock to be received by the recipients will be the same as the basis in their stock in Pacific State (except for cash to be received for any fractional share interests); and that, provided the stock exchanged was held as a capital asset on the Effective Date, the holding period of the SBHC Stock to be received will include the holding period of the stock of Pacific State previously held, prior to the Effective Date.

     7.12 Certificates. Receipt by Pacific State of a Certificate of the President and Chief Financial Officer of SBHC dated as of the Effective Date, certifying to the best of their knowledge the fulfillment of the conditions specified in Sections 7.1, 7.2, 7.4, 7.5, 7.8, 7.9 and 7.10 hereof and such other matters with respect to the fulfillment by SBHC of any of the conditions of this Agreement as Pacific State may reasonably request.

     7.13 Fairness Opinion. Pacific State will have received from Columbia Financial, an opinion, dated as of the date the Board of Directors of Pacific State shall have approved this Agreement and updated immediately before Pacific State mails the Proxy Statement to its shareholders, to the effect that the financial terms of the Merger are financially fair to Pacific State's shareholders.

     8. CLOSING

     The transactions contemplated by this Agreement and the Plan of Merger will close in the office of Foster Pepper & Shefelman PLLC at such time and on such date within seven (7) days following the satisfaction of all conditions prior to closing set forth in Sections 6 and 7 (not waived or to be satisfied by delivery of documents or opinions or a state of facts to exist at closing), as set by notice from SBHC to Pacific State or such other time and place as the parties may agree.

     9. TERMINATION

     9.1 Procedure for Termination. This Agreement may be terminated before the Effective Date:

     (a) By the mutual consent of the Boards of Directors of SBHC and Pacific State acknowledged in writing;

                                      -30-
                                 Appendix A - 30

     (b) By SBHC or Pacific State acting through their Boards of Directors upon written notice to the other parties, if (i) at the time of such notice the mergers shall not have become effective by March 31, 1998 (or such later date as shall have been agreed to in writing by SBHC and Pacific State acting through their respective Boards of Directors), (ii) shareholders of Pacific State Bank holding at least two-thirds of the Pacific State shares outstanding shall not have approved the Agreement, the Plan of Merger and the transaction as contemplated thereby prior to December 31, 1997, (iii) shareholders of SBHC shall not have approved the Agreement and the transactions contemplated thereby prior to December 31, 1997, or (iv) KPMG Peat Marwick, SBHC's auditors, advise that the transaction proposed by the Agreement and the Plan of Merger would not be accounted for as a pooling-of-interests;

     (c) By SBHC, acting through its Board of Directors upon written notice to Pacific State, if there has been a material misrepresentation or material breach on the part of Pacific State in its representations, warranties and covenants set forth herein or if there has been any material failure on the part of Pacific State to comply with its obligations hereunder which misrepresentation, breach or failure is not cured within thirty (30) days notice to Pacific State of such misrepresentation, breach or failure; or by Pacific State, acting through its Board of Directors upon written notice to SBHC, if there has been a material misrepresentation or material breach by SBHC in its representations, warranties and covenants set forth herein or if there has been a material failure on the part of SBHC to comply with its obligations hereunder which misrepresentation, breach or failure is not cured within thirty (30) days notice to SBHC of such misrepresentation, breach or failure;

     (d) By Pacific State upon advise of Schwabe Williamson & Wyatt that the fiduciary duties of the Directors so require;

     (e) By SBHC on written notice to Pacific State.

     9.2 Effect of Termination. In the event this Agreement is terminated pursuant to Section 9.1(a), 9.1(b)(i) or 9.1(b)(iv), it shall become wholly void and of no further force and effect and there shall be no liability on the part of any party or their respective Boards of Directors as a result of such termination or abandonment.

     If the Agreement is terminated by Pacific State pursuant to Section 9.1(c) or by Pacific State or SBHC pursuant to 9.1(b)(iii), SBHC shall pay to Pacific State its reasonable out-of-pocket costs to compensate it for the expenses and effort taken to enter into and attempt to consummate the transactions.

     If the Agreement is  terminated  by SBHC  pursuant to Section  9.1(c) or by
Pacific State or SBHC pursuant to Section 9.1(b)(ii) or by Pacific State pursuant to Section 9.1(d), then as an alternative to any specific performance available to SBHC, Pacific State agrees to pay to SBHC to compensate it for the reasonable expenses and efforts taken to enter into and attempt to consummate the transaction; however, if Pacific State enters into an Alternative Acquisition Transaction within one (1) year of such termination, Pacific State will immediately pay SBHC an additional $350,000.

     If the Agreement is terminated by SBHC pursuant to Section 9.1(e), in addition to reimbursement to Pacific State of its reasonable out-of-pocket costs and expenses, SBHC shall pay an additional sum of $175,000.

     9.3 Documents from Pacific State. In the event of termination of this Agreement, SBHC will promptly deliver to Pacific State all originals and copies of documents and work papers obtained by SBHC from Pacific State, whether so obtained before or after the execution hereof, and will not use any information so obtained, and will not disclose or divulge such information so obtained; provided,

                                      -31-
                                 Appendix A - 31
however, that any disclosure of such information may be made to the extent required by applicable law or regulation or judicial or regulatory process; and provided further that SBHC shall not be obligated to treat as confidential any such information which is publicly available or readily ascertainable from public sources, or which was known to SBHC at the time that such information was disclosed to it by Pacific State or which is rightfully received by SBHC from a third party. The obligations arising under this Section 9.3 shall survive any termination or abandonment of this Agreement.

     9.4 Documents from SBHC. In the event of termination of this Agreement, Pacific State will promptly deliver to SBHC all originals and copies of documents and work papers obtained by Pacific State from SBHC, whether so obtained before or after the execution hereof, and will not use, disclose or divulge any information so obtained; provided, however, that any disclosure of such information may be made to the extent required by applicable law, regulation or judicial or regulatory process; and provided further, Pacific State shall not be obligated to treat as confidential any information which is publicly available or readily ascertainable from public sources, or which was known to Pacific State at the time that such information was disclosed to it by SBHC or which is rightfully received by Pacific State from a third party. The obligations arising under this Section 9.4 shall survive any termination or abandonment of this Agreement.

     10. MISCELLANEOUS PROVISIONS

     10.1 Amendment or Modification. Prior to the Effective Date, this Agreement and the Plan of Merger may be amended or modified, either before or after approval by the shareholders of Pacific State and SBHC, only by an agreement in writing executed by the parties hereto upon approval of their respective boards of directors; provided, however, that no such amendment or modification shall increase the amount or modify the form of consideration to be received by the Pacific State shareholders pursuant to the Plan of Merger without the approval of the SBHC shareholders, or decrease the amount or modify the form of consideration to be received by the Pacific State shareholders pursuant to the Plan of Merger without the approval of the Pacific State shareholders.

     10.2 Public Statements. No party to this Agreement shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other parties hereto with a written copy of the text of such release or statement and obtaining the consent of the other parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section shall not be required if the delay would preclude the timely issuance of a press release or public statement required by law or any applicable regulations. The provisions of this Section shall not be construed as limiting the parties from communications consistent with the purposes of this Agreement, including but not limited to seeking regulatory and shareholder approvals necessary to complete the transactions contemplated by this Agreement and the Plan of Merger.

     10.3 Confidentiality. Each party shall use the non-public information that it obtains from the other parties to this Agreement solely for the effectuation of the transactions contemplated by this Agreement and the Plan of Merger or for other purposes consistent with the intent of this Agreement and the Plan of Merger and shall not use any such information for other purposes, including but not limited to the competitive detriment of the other parties. Each party shall maintain strictly confidential all non-public information it receives from the other parties and shall, upon termination of this Agreement prior to the Effective Date, return such information in accordance with Sections 9.3 and 9.4 hereof. The provisions of this Section shall not prohibit the use of information consistent with the provisions of those sections or to prohibit disclosure of information to the parties respective counsel, accountants, tax advisors, and consultants, provided that those parties also agree to maintain such information confidential in accordance with this Section and Sections 9.3 and 9.4 hereof.

                                      -32-
                                 Appendix A - 32

     10.4 Waivers and Extensions. Each of the parties hereto may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other parties hereto or waive compliance by the other parties hereto of any of the covenants or conditions contained herein or in the Plan of Merger, other than those required by law. No such waiver or extension of time shall constitute a waiver of any subsequent or other performance or compliance. No such waiver shall require the approval of the shareholders of any party.

     10.5 Expenses. Each of the parties hereto shall pay their respective expenses in connection with this Agreement and the Plan of Merger and the transactions contemplated thereby, except as otherwise may be specifically provided.

     10.6 Financial Advisors. Each party is solely responsible for the payment of their own financial advisor fees, and any fee owing or to be owing by Pacific State as a result of the consummation of the transactions shall be recorded as a liability in determining its book value and earnings pursuant to the Plan of Merger.

     10.7 Binding Effect, No Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by any of the parties hereto without the prior written consent of the other parties.

     10.8 Representations and Warranties. The respective representations and warranties of each party hereto contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other parties, and except for claims based upon fraud of the parties or their representatives, shall not survive the closing hereof.

     10.9 Remedies. Except for claims based upon fraud of the parties or their representatives, or as provided in Section 9.2, the only remedy available to any party hereunder is for specific performance.

     10.10 No Benefit to Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person or entity, other than the parties hereto, any right or remedy under or by reason hereof.

     10.11 Notices. Any notice, demand or other communication permitted or desired to be given hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes if personally delivered or mailed by registered or certified mail, return receipt requested, or sent via confirmed facsimile to the respective parties at their addresses or telephone numbers set forth below:

     If to SBHC:

                           Security Bank Holding Company
                           170 South Second Avenue, Suite 200
                           Coos Bay, Oregon 97420
                           Attn: Charles D. Brummel, President
                           Fax:  541-267-6068

                           Copies of Notices to SBHC to:

                           Kenneth E. Roberts, Esq.
                           Foster Pepper & Shefelman PLLC

                                                      -33-
                                 Appendix A - 33

                           One Main Place, 15th Floor
                           101 S.W. Main Street
                           Portland, OR 97204-3223
                           Fax: 1-800-601-9234

                  If to Pacific State:

                           Pacific State Bank
                           1975 Winchester Avenue
                           Reedsport, Oregon 97467
                           Attn: R.T. Green, President
                           Fax:  541-271-5020


                                                      -34-
                                 Appendix A - 34

                  Copies of Notices to Pacific State to:

                           Stephen J. Smith, Esq.
                           Schwabe Williamson & Wyatt
                           431 1st Avenue W.
                           P.O. Box 759
                           Kalispell, MT 59903
                           Fax:  406-752-5108

     Any party from time to time may change such address or facsimile telephone number by so notifying the other parties hereto of such change, which address or number shall thereupon become effective for purposes of this section.

     10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

     10.13 Entire Agreement. This Agreement, including all of the schedules and exhibits hereto and other documents or agreements referred to herein constitute the entire agreement between the parties with respect to the mergers and other transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such matters.

     10.14 Headings. The article and section headings in this Agreement are for the convenience of the parties and shall not affect the interpretation of this Agreement.

     10.15 Counterparts. At the convenience of the parties, this Agreement may be executed in counterparts, and each such executed counterpart shall be deemed to be an original instrument, but all such executed counterparts together shall constitute but one Agreement.

     10.16 Non-Competition Agreement. The members of the Board of Directors of Pacific State signing at the end of this Agreement agree that they will not, for a period of two years following their service on the Board of Directors of SBHC, Pacific State of Security Bank, be associated in any way with any financial institution other than Pacific State or SBHC (or any of their affiliates) with branches in Coos, Curry, Lincoln or Douglas Counties, Oregon, whether directly or indirectly, alone or as a member of a partnership, or as an officer, director, stockholder or employee. Ownership of less than one percent of the stock of a publicly held corporation shall not be deemed to be prohibited by this provision.

     10.17 Restrictions On Transfer. SBHC will not deliver any SBHC Stock into which the outstanding shares of Pacific State are to be converted pursuant to the provisions of the Plan of Merger to any shareholder who, in the opinion of counsel for SBHC, is or may be an "affiliate" (as defined in Rule 144 promulgated by the SEC pursuant to the Securities Act of 1933) of Pacific State, except upon receipt by SBHC of a letter or other written commitment from that shareholder to comply with Rule 145 as promulgated by the SEC, in a form acceptable to its counsel.

     The certificates representing shares to be issued to "affiliates" of Pacific State will bear the following legend until such time as SBHC shall have received an opinion of counsel satisfactory to SBHC to the effect that the shares may be transferred without restriction and that the legend is no longer needed:

                  "The shares represented by this certificate (i) were issued pursuant to a business combination and (ii) may be sold only in accordance with the provisions of Rule 145

                                                      -35-
                                             Appendix A - 35
         under the Securities Act of 1933, as amended (the "Act"), or pursuant to an effective registration statement under the Act or an exemption therefrom."

     10.18 Pooling Accounting Issues.

     (a) The parties hereto intend for the Merger to be treated as a pooling of interests for accounting purposes. From and after the date of this Agreement and until the Effective Date, neither SBHC nor Pacific State nor any of their affiliates (i) shall knowingly take any action, or shall knowingly fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; or (ii) shall enter into any contract, agreement, commitment or arrangement with respect to the foregoing; provided, however, that no action or omission by any party shall constitute a breach of this sentence if such action or omission is specifically permitted by the terms of this Agreement or is made with the written consent of the other parties hereto. The members of the Board of Directors of Pacific Bank may be deemed to be "affiliates" of Pacific State ("Pacific State Affiliates") for purposes of the SEC's Codification of Financial Reporting Policies Section 201.01 and the SEC's Staff Accounting Bulletin No. 65 (collectively "SAB 65"). SBHC will receive from each person so identified a written agreement in the form of
Schedule 10.18. Prior to the Effective Date, Pacific State agrees to use all reasonable efforts to cause any additional person who becomes or is identified as a "Pacific State Affiliate" to execute such a letter agreement.

     (b) SBHC shall have the right to place a restrictive legend on all shares of SBHC Stock to be received by a Pacific State Affiliate so as to preclude their transfer or disposition in violation of such letter agreement, to instruct its transfer agent not to permit the transfer of any such shares and/or to take any other steps reasonably necessary to ensure compliance with SAB 65. Prior to 30 days before the Effective Date, stock certificates evidencing ownership of all Pacific State Stock by Pacific State Affiliates shall be delivered to Pacific State and Pacific State (prior to the Effective Date) and SBHC (after the Effective Time) shall retain such certificates or the certificates of SBHC Stock into which they are exchanged until such time as financial results covering at least 30 days of combined operations of SBHC and Pacific State shall have been published, at which time such certificates shall be released. SBHC covenants and agrees to promptly return such certificates to the Pacific State Affiliates with such restrictive legends removed after the publication of such combined results.


                                      -36-
                                 Appendix A - 36

     IN WITNESS WHEREOF, the parties hereto, pursuant to the approval and authority duly given by resolutions adopted by a majority of their respective Boards of Directors, have each caused this Agreement to be executed by its duly authorized officers.


SECURITY BANK HOLDING COMPANY                        PACIFIC STATE BANK


By:       /s/ Charles D. Brummel                 By:       /s/ R. T. Green
         President                                         President


By:       /s/ Michael J. Delvin                      By:
         Secretary         (Assistant Secretary)           Secretary


The undersigned, Members of the Board of Directors and Shareholders of Pacific State execute this Agreement for the limited purpose of Sections 2.32, 4.10, 10.16, 10.17 and 10.18 hereof.


 /s/ R. T. Green                                        /s/ Thomas S. Tymchuk
R.T. GREEN                                                  THOMAS S. TYMCHUK


 /s/ David G. Morgan                                   /s/ Gretchen A. McNeff
DAVID G. MORGAN                                            GRETCHEN A. McNEFF


 /s/ Robert L. Fullhart                                /s/ Albert E. Lewis
ROBERT L. FULLHART                                         ALBERT E. LEWIS


 /s/ Gary L. Waggoner                                  /s/ Louis Lorenz
GARY L. WAGGONER                                           LOUIS LORENZ


                                      -37-
                                Appendix A - 37

                Exhibit A to Agreement and Plan of Reorganization


                                 PLAN OF MERGER

     This Plan of Merger (the "Plan of Merger") is dated this _____ day of __________, 1997, and is by and between Pacific State Bank ("Pacific State") and PSB Interim Bank ("Interim"), both Oregon state-chartered banks, joined by Security Bank Holding Company ("SBHC"), an Oregon corporation.

                                    RECITALS

     A. Pacific State and Interim are each banking institutions duly organized under the laws of the State of Oregon. Interim is not authorized to do a general banking business but is formed for the purpose of effectuating the merger contemplated by this Plan of Merger (the "Merger"). SBHC owns all of the capital stock of Interim.

     B. Pacific State has its administrative and main office at 1975 Winchester Avenue, Reedsport, Oregon 97467

     C. Interim has no banking offices but has its administrative office at 170 South Second Street, Suite 200, Coos Bay, Oregon 97420.

     D. The Board of Directors of each of Pacific State, Interim and SBHC has approved this Plan of Merger and authorized its execution and the performance of all of its obligations hereunder.

     E. This Plan of Merger is part of an Agreement and Plan of Reorganization, dated as of July ___, 1997 between SBHC and Pacific State (the "Reorganization Agreement"), which agreement sets forth certain conditions precedent to the effectiveness of this Plan of Merger and other matters relative to the Merger.

     F. At or prior to the date the Merger becomes effective, the parties shall have taken all such actions as may be necessary or appropriate in order to effectuate the Merger.

                                    AGREEMENT

     In consideration of the mutual covenants herein contained, the parties hereby adopt this Plan of Merger:

     1. The effective date of this Plan of Merger (the "Effective Date") shall be set forth in a Certificate of Merger issued with respect to this Plan of Merger by the Director of the Oregon Department of Consumer and Business Services (the "Oregon Director").

     2. On the Effective Date, Interim shall merge with and into Pacific State which will be the continuing resulting bank ("Resultant Bank"). The name of the Resultant Bank shall be Pacific State Bank.


                               Appendix A - Ex.A-1

     3. Until altered, amended or repealed, the Articles of Incorporation and Bylaws of Pacific State on the Effective Date shall be the Articles of Incorporation and Bylaws of Resultant Bank. Until their successors are elected or appointed and qualified, and subject to prior death, resignation or removal, the officers and directors of Pacific State on the Effective Date shall be the officers and directors of the Resultant Bank with the provision that Charles D. Brummel and a second director selected by SBHC shall become additional directors of the Resultant Bank.

     4. Until changed by the Board of Directors of Resultant Bank, the locations and name of the existing office of Pacific State shall remain the location and name of the office of the Resultant Bank after the Effective Date and, until thereafter changed, all corporate acts, plans, policies, contracts, approvals and authorizations of Pacific State and Interim, and their shareholders, officers, agents, Boards of Directors, and committees elected or appointed thereby, which were valid and effective immediately prior to the Effective Date shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Resultant Bank and shall be as effective and binding thereon as the same were with respect to Pacific State and Interim prior to the Effective Date.

     5. At the Effective Date, the corporate existence of Pacific State and Interim shall, as provided by Oregon law, be merged into and continued in Resultant Bank, and the separate existence of Pacific State and Interim shall terminate. All rights, franchises and interests of Pacific State and Interim, respectively, in and to every type of property (real, personal, and mixed) and chooses in action shall be transferred to and vested in Resultant Pacific State by virtue of such merger without any deed or other transfer, and Resultant Bank, without any order or action on the part of any court or otherwise, shall hold and enjoy all such rights and property, franchises, and interests, including appointments, designations and nominations, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Pacific State and Interim, respectively, on the Effective Date.

     6. On the Effective Date, Resultant Bank shall be liable for all liabilities of Pacific State and Interim; and all deposits, debts, liabilities, and contracts of Pacific State and Interim, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of accounts, or records of Pacific State and Interim, shall be those of Resultant Bank and shall not be released or impaired by the Merger; and all rights of creditors and other obligees and all liens on property shall be preserved unimpaired.

     7. The present authorized capital of Pacific State consists of 406,875 authorized shares of common stock ($1.00 par value), of which 406,875 are, issued, outstanding, and fully paid. No stock options, warrants or rights to purchase or receive Pacific Bank's securities are outstanding.

     8. The present authorized capital of Interim consists of 1,000 shares of common stock ($1.00 par value), all of which are issued, outstanding and fully paid. All of the outstanding shares of Interim are held by SBHC. No stock options, warrants or rights to purchase or receive Interim's securities are outstanding.

     9. Consummation of the transactions contemplated by this Agreement will not conflict with or result in the breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of Pacific State or the Articles of Incorporation or Bylaws of Interim, or of any statute, regulation or existing order, writ, injunction or decree of any court or governmental agency, or of any contract or agreement or instrument to which either is bound or a party.

     10. Upon the Effective Date:

                               Appendix A - Ex.A-2

                  a. Each share of common stock of Pacific State (except for Dissenting Shares) shall be converted into SBHC stock at an exchange ratio determined as follows:

                           two (2) times the Stockholders Equity under generally
                  accepted accounting principles (with the exception that any unrealized securities gains or losses will not be reflected and prior practices in reporting loan fees will be followed) of Pacific State at March 31, 1997, divided by the number of shares of Pacific State outstanding (406,875) and the resultant divided by $11.375, SBHC's approximate market value per share at March 31, 1997;

                           plus an  additional  per share amount  determined  by
                  dividing the increase, if any, in Pacific State's Stockholders Equity from April 1, 1997 to the day prior to the Effective Date, determined in accordance with generally accepted accounting principles (with the exception that any unrealized securities gains or losses will not be reflected) as may be modified by the terms of the Reorganization Agreement, by 406,875 and by dividing the resultant by $11.375.

                  SBHC shall not issue fractional shares. In lieu thereof, Pacific State Stockholders otherwise entitled to receive a fractional share shall receive a cash payment equal to $11.375 times the fraction, determined to the nearest cent.

                  b. The common stock of Interim will be converted into shares of Resultant Pacific State stock, the exact number of such shares being equal to the number of and having the same rights, preferences and par value per share as the currently authorized and issued shares of Pacific State's common stock.

                  c. The shareholders of record of Pacific State shall, upon the surrender by them to Resultant Bank or SBHC, of all certificates representing shares of common stock held by them of record, be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of common stock of SBHC (and cash for any fractional share) to which they are entitled.

                  Until so surrendered, each outstanding certificate which, prior to the Effective Date, represented shares of common stock of Pacific State shall be deemed for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of shares of common stock of the SBHC into which such shares shall have been so converted. Unless and until any such outstanding certificates shall be so surrendered, no dividends payable to the holders of common stock of the SBHC, as of any time subsequent to the Effective Date, shall be paid to the holders of such outstanding certificates.

                  Upon surrender and exchange of such outstanding certificates which, prior to the Effective Date, represented shares of stock of Pacific State, there shall be paid to the record holders of the certificates issued in exchange therefor, the amount, without interest thereon, of dividends and other distributions, if any, which theretofore were declared and became payable with respect to the number and class of shares of stock of the SBHC, together with cash for any fractional share.

     11. This Plan of Merger shall be submitted to the shareholders of Pacific State and Interim for ratification and approval at meetings to be called and held in accordance with the applicable provisions of law and their respective Articles of Incorporation and Bylaws. Each of

                               Appendix A - Ex.A-3

Pacific State and Interim shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions, and the satisfaction of all other requirements prescribed by law or otherwise, necessary for consummation of the Merger on the terms herein provided.

     12. SBHC, as the sole shareholder of Interim, has no right to dissent from this Plan of Merger. Notwithstanding Oregon Revised Statute 711.045(8)(a), shareholders of Pacific State are granted the right to elect to dissent from the Plan of Merger and receive the fair value for their shares (the "Dissenting Shares") as otherwise provided by certain provisions of the Oregon Bank Act attached hereto. Notwithstanding any other provision of this Plan of Merger, any Dissenting Shares shall not, after the Effective Date, be entitled to vote for any purpose or receive any dividends or other distributions and shall be entitled only to such rights as are afforded in respect of Dissenting Shares pursuant to the Oregon Bank Act.

     13. Effectiveness of this Plan of Merger is conditioned upon fulfillment or waiver of conditions precedent set forth in the Reorganization Agreement. The Reorganization Agreement also provides certain conditions for termination of this Plan of Merger prior to the Effective Date and terms that may not be defined herein.


                               Appendix A - Ex.A-4

     IN WITNESS WHEREOF, the parties hereto have caused this Plan of Merger to be executed by their duly authorized officers as of the date first above written.


                                                     Pacific State:

                                                     PACIFIC STATE BANK


                                       By:
                                                    R.T. Green, President


                                    Interim:

                                                     PSB INTERIM BANK


                                       By:
                                                  Charles D. Brummel, President


     SBHC hereby joins in the foregoing Plan of Merger and undertakes that it will be bound thereby and that it will do and perform all of the acts and things therein referred to or provided to be done by it.

     IN WITNESS WHEREOF, SBHC has caused this undertaking to be made by its duly authorized officer as of the date first above written.

                                      SBHC:

                                                 SECURITY BANK HOLDING COMPANY


                                       By:
                                                 Charles D. Brummel, President





                               Appendix A - Ex.A-5

                                   APPENDIX B

September 17, 1997




Board of Directors
Pacific State Bank
1975 Winchester Avenue
Reedsport, Oregon  97467


Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Pacific State Bank ("PSB" or the "Bank"), of the consideration to received by such shareholders pursuant to the terms of the Merger Agreement and Plan of Merger, dated July 9, 1997, (the "Agreement") between PSB and Security Bank Holding Company ("SBHC").

     In connection with the proposed merger transaction (the "Merger") whereby PSB will be merged into SBHC, each issued and outstanding share of the Bank common stock (along with its associated rights) at the effective time of the Merger (other than (I) shares of holders of which are exercising appraisal rights pursuant to applicable law) shall be converted into the right to receive
3.05 shares of SBHC common stock (the Merger "Consideration"), except for fractional shares which will receive a proportional amount of cash.

         Columbia Financial Advisors, Inc. ("CFAI") as a part of its investment banking services, is periodically engaged in the valuation of banks and advises the directors, offices and shareholders of both public and private banks and thrift institutions with respect to the fairness, from a financial point of view, of the consideration to be received in transactions such as that proposed by the Agreement. With particular regard to our qualifications for rendering an opinion as to the fairness, form a financial point of view, of the Consideration to be received by holders of the shares from SBHC pursuant to the Merger, CFAI has advised Oregon and Washington community banks regarding fairness of capital transactions. PSB has agreed to pay CFAI a fee for this opinion letter.


         In connection with rendering this opinion, we have, among other things:
(I) reviewed the Agreement; (ii) reviewed PSB's financial information for the twelve months ended December 31, 1996 and the three months ended March 31, 1997;
(iii) reviewed certain internal financial analyses and certain other forecasts for the Company prepared by and reviewed with the management of the Company;
(iv) conducted interviews with senior management of the company regarding the past and current business operations, results thereof, financial condition and future prospects of the Company; (v) reviewed the current market environment generally and the banking and thrift environment in particular; (vi) reviewed the prices paid in certain recent mergers and acquisitions in the banking and thrift industries on a regional basis; (vii) reviewed SBHC's audited financial information for the fiscal year ended December 31, 1996 and financial information for the 3 months ended March 31, 1997 including Form 10-KSB and the Form 10-QSB filed with the U.S. Securities Exchange Commission; (ix) reviewed the price ranges and dividend history for SBHC common stock; (x) and reviewed such

                                 Appendix B - 1

Board of Directors
Pacific State Bank
July 9, 1997



other information, studies and analyses and performed such other investigations and took into account such other matters as we deemed appropriate.

         In conducting our review and arriving at our opinion we have relied on the accuracy and completeness of all information supplied or otherwise made available to us, and we have not independently verified such information nor have we undertaken an independent appraisal of the assets or liabilities of the Bank or SBHC. With respect to the financial forecasts referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the senior management of the Bank. This opinion is necessarily based upon circumstances and conditions as they exist and can be evaluated as of the date of this letter. We have not been authorized to solicit and did not solicit other entities of purposes of a business combination with PSB.

         This opinion is based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof. We are not expressing any opinion herein as to the prices at which shares of SBHC Common Stock have traded or may trade at any future date.

         This opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the merger.

         In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the shareholders of PSB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of PSB.

         We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                                           Very truly yours,

                                           COLUMBIA FINANCIAL ADVISORS, INC.


                                  By: _______________________________________
                                           Robert J. Rogowski
                                           Principal


                                 Appendix B - 2

                                   APPENDIX C


                                DISSENTERS RIGHTS


         ORS 711.042 Right of stockholder to dissent from plan of merger; perfection of right; splitting vote prohibited. Any stockholder of a bank may dissent from a plan of merger to which the bank is a party. To perfect a stockholder's right to dissent, the stockholder must send or deliver a notice of the dissent to the bank prior to or at the meeting of the stockholders at which the plan of merger is submitted to a vote, or must vote against the proposed action. A stockholder shall not dissent as to less than all the shares registered in the name of the stockholder; except a stockholder holding, as a fiduciary, shares registered in the stockholder's name for the benefit of more than one beneficiary, may dissent as to less than all of the shares registered in the fiduciary's name if any dissent as to the shares held for a beneficiary is made as to all the shares held by the fiduciary for the beneficiary. The fiduciary's rights shall be determined as if the shares to which the fiduciary has dissented and the other shares are registered in the names of different stockholders.

         ORS 711.045 Rights of stockholder dissenting to merger; demand required; notice and offer by bank; costs of appraisal of shares; when rights not applicable. (1) Within 30 days after the stockholder's meeting at which a vote to approve a plan of merger was taken, any stockholder who dissented to the plan of merger and who desires to receive the value of cash of those shares shall make written demand upon the stockholder's bank or the resulting bank and accompany the demand with the surrender of the share certificates, properly indorsed. Any stockholder failing to make written demand within the 30-day period shall be bound by the terms of the proposed plan of merger.

         (2) Within 30 days after the plan of merger is effected, the resulting bank shall give written notice thereof to each dissenting stockholder who has made demand under this section at the address of the stockholder on the stock record books of the bank, and shall make,a written offer to each such stockholder to pay for the shares at a specified price in cash determined by the bank to be the fair value of the shares as of the effective date of the plan of merger. The notice and offer shall be accompanied by a statement of condition of the bank the shares of which the dissenting stockholder held, as of the latest available date and not more than four months prior to the consummation of the plan of merger, and a statement of income of the bank for a period ending on the date of the statement of condition.

         (3) Any stockholder who accepts the offer of the resulting bank within 30 days following the date on which notice of the offer was mailed or delivered to dissenting stockholders shall be paid the price per share, offered in cash, within 30 days following the date on which the stockholder communicates acceptance to the resulting bank. Upon payment, the dissenting stockholder shall cease to have any interest in the shares previously held by the stockholder.

         (4) If, within 30 days after notice of the offer, one or more dissenting stockholders do not accept the bank's offer or if no offer is made, then the value of the shares of the dissenting stockholders who have not accepted the offer of the bank shall be ascertained, as of the effective date of the plan of merger, by three appraisers. One appraiser shall be selected by a vote of the owners of two-thirds of the shares involved, at a meeting called by the director on 10 days' notice, one selected by the board of directors of the resulting bank and the third selected by the two so chosen. The valuation agreed upon by any two appraisers shall govern, and all the dissenting stockholders involved shall be bound by the amount so

                                 Appendix C - 1
fixed. If any necessary appraiser is not appointed within 90 days after the effective date of the plan of merger or if the appraisal is not completed within 120 days after the plan of merger becomes effective, the director shall cause an appraisal to be made.

         (5) The costs and expenses of the appraisal proceeding shall be apportioned and assessed by the appraiser as they deem equitable against the resulting bank or against any of the dissenting stockholders. The appraiser shall assess the costs and expenses to the dissenting stockholders if the appraisers find that the failure of the dissenting stockholders to accept the offer made by the resulting bank under subsection (2) of this section was arbitrary or vexatious or not in good faith. The expenses shall include reasonable compensation for and reasonable expenses of the appraisers, but shall exclude the fees and expenses of counsel for and experts employed by any party. However, if the fair value of the shares as determined by the appraisers materially exceeds the amount which the resulting bank offered to pay for them, or if no offer was made, the appraisers may award to any stockholder who was a party to the proceedings any sum that they determine to be reasonable compensation to any expert or experts employed by the stockholders in the proceeding.

         (6) The amount due under the appraisal shall constitute a debt of the resulting bank.

         (7) The director may require as a condition of approving the plan of merger the replacement of all or a portion of the capital of the resulting bank expended in payment to dissenting stockholders under this section.

         (8) A stockholder may not receive the fair value of the stockholder's shares under this section:

                  (a) If the plan of merger provides that all stockholders of the resulting bank receive common stock of a holding company pursuant to a merger with an interim bank chartered under ORS 707.025, and the stockholder's bank and the interim bank are the only parties to the merger; or

                  (b) If the shares held by the dissenting stockholder immediately before the effective date of the plan of merger are listed on any national securities exchange or are included on the list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System.

         ORS 711.047 Withdrawal by stockholders of demand for value of shares under ORS 711,045. A dissenting stockholder making a demand under ORS 711.045 may not withdraw the demand unless the merging bank consents to the withdrawal. When a dissenting stockholder withdraws the demand, the stockholder's right to be paid the value of the shares shall end and the stockholder's status as a stockholder shall be restored without prejudice to any corporate proceedings taking place in the interim:

         (1)  If the demand is withdrawn upon consent;

         (2) If the board of directors abandons or rescinds the proposed corporate action or the stockholders revoke the authority to take the action;

         (3) If no demand or petition for the determination of value by the parties is made or filed within the time provided in ORS 711.045(4); or

         (4) If a court of competent jurisdiction determines that the dissenting stockholder is not entitled to relief under ORS 711.045.

                                 Appendix C - 2